As filed with the Securities and Exchange Commission on August 11, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Function(x) Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	33-0637631
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
902 Broadway, 11th Floor
New York, New York 10010
(212) 231-0092
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert F. X. Sillerman
Chief Executive Officer
902 Broadway, 11th Floor
New York, New York 10010
(212) 231-0092
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Aron Izower
Reed Smith LLP
599 Lexington Avenue
New York, New York 10022-7650
(212) 521-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share, issuable upon conversion of 10% convertible debentures	48,888,906	$0.29	14,177,782.7	$1,427.70
Common Stock, $0.001 par value per share, issuable upon exercise of warrants	25,555,565	$0.29	7,411,113.9	$746.30
Total	74,444,471		21,588,896.6	$2,174.00

(1)
This registration statement covers the resale by selling stockholders of 48,888,906 shares of common stock issuable upon the conversion of convertible debentures and 25,555,565 shares of common stock issuable upon the exercise of warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the Registrant’s common stock on August 8, 2016, as quoted on the NASDAQ Capital Market.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED _________, 2016

PRELIMINARY PROSPECTUS
74,444,471 Shares

Common Stock
__________________________________________________________________
This prospectus relates to the offering by the selling stockholders of Function(x) Inc. of up to 74,444,471 shares of common stock, par value $0.001 per share. These shares include 48,888,906 shares of common stock issuable upon conversion of convertible debentures and 25,555,565 shares of common stock underlying warrants to purchase our common stock issued to certain of the selling stockholders in connection with a private placement of convertible debentures and warrants completed on July 12, 2016 (the “Financing”).

We are not selling any shares of common stock and will not receive any proceeds from the sale of the shares under this prospectus. Upon the exercise of the warrants for shares of our common stock by payment of cash, however, we will receive the exercise price of the warrants, which is $0.3264 per share.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” beginning on page 27. For a list of the selling stockholders, see the section entitled “Selling Stockholders” beginning on page 24.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is traded on the NASDAQ Capital Market under the symbol “FNCX”. On August 8, 2016, the closing price of our common stock was $0.28 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 12 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2016

About This Prospectus

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 12 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus. As used in this prospectus, unless the context requires otherwise, the “Company”, “we”, “us”, and “our” refer to Function(x) Inc., a Delaware corporation.

Our Company
Function(x) Inc. (the “Company”) was incorporated in Delaware in July 1994. We are a diversified media and entertainment company and conduct our three lines of business, including digital publishing through Wetpaint.com ("Wetpaint") and Rant Inc. ("Rant") , fantasy sports gaming through DraftDay Gaming Group, Inc. ("DDGG") , and digital content distribution through Choose Digital, Inc. ("Choose Digital").
We operate Wetpaint, an online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. With the recent acquisition of assets of Rant, a leading digital publisher in diversified areas, we expanded our reach in the digital publishing arena. We are also the largest shareholder of DraftDay.com, which is seeking to become a significant player in the fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. We also operate Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.
As described in the section entitled the “Perk.com Transaction” below, on December 13, 2015, we entered into an Asset Purchase Agreement (the “Perk Agreement”) with Perk.com, Inc. (“Perk”) to sell our rewards business, including the Viggle app, to Perk. This asset sale subsequently closed on February 8, 2016.
As the nature of our business has changed, we changed our name from DraftDay Fantasy Sports, Inc. to Function(x) Inc., and changed our ticker symbol from DDAY to FNCX.
We recently acquired assets of Rant for $2 million in assumed liabilities, a $3 million note, and 4,435 shares of Function(x) Inc. Series E Convertible Preferred Stock which, upon satisfaction of certain conditions including shareholder approval, will be convertible into shares of our common stock equal to 22% of the fully diluted shares outstanding, in a move to become a market leader in social publishing.
Digital Publishing
Our digital publishing businesses include Wetpaint and Rant. Wetpaint is a leading entertainment news destination for millennial women. Covering the latest in television, music, celebrities, entertainment news, fashion, and pop culture, Wetpaint reaches millions of unique users on a monthly basis. Through Wetpaint, we publish more than 55 new articles, videos, and galleries each day. Wetpaint is a social publisher whose target audience is millennial women, primarily 18- to 34-year-old women. With social packaging around original entertainment news content, we showcase exclusive interviews, breaking stories, and our fangirl spin on pop culture. We generate content through our team of in-house professional writers and editors who are experts in their fields. Each writer is immersed in pop culture and what is happening on-screen and behind the scenes of fans’ favorite TV shows and movies. They seek to deliver content to our readers in a fun, visual and informative way and to ensure that our fans are up to date on all the latest entertainment news and gossip.
Wetpaint is a leading-edge media platform that uses its proprietary state-of-the-art technologies and expertise in social media to build and monetize audiences. We are very focused on knowing our audience, which is made possible through our proprietary Social Distribution System ("SDS"), a patented technology-based social experimentation and publishing platform. Wetpaint’s competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content by getting it to the right audience at the right place and time on the internet.
To enhance our digital publishing business, we recently acquired assets of Rant. Rant is a leading digital publisher that publishes original content in 13 different verticals, most notably in sports, entertainment, pets, cars, and food. Adweek published that Rant’s flagship RantSports.com property was ranked #1 by Quantcast for target digital ad buying for the 2015 holiday season, indicating the power of reaching a targeted audience. Rant and its expanding internet property lineup has established itself as a leading innovator in online media consumption. Known for the well-established brand RantSports, Rant has since expanded its reach towards the areas of lifestyle, fitness, exercise, entertainment, technology, and celebrities. Rant was recently named both #18 overall on Inc 500’s Fastest Growing Companies - #1 in Media - and #31 on Forbes’ Most Promising Companies of 2015.
As a complement to our existing Wetpaint publishing business, Rant brings an expanded reach into sports, lifestyle, and entertainment publishing. The combined properties currently have approximately12.7 million fans on their Facebook pages and, for the quarter ended June 30, 2016, generated an average of 14.5 million unique visitors per month. With the acquisition of Rant, we gain a highly optimized digital media delivery technology which amplifies the speed of digital content publishing, getting information and relevant advertising to the end user more quickly than before. Rant’s platform is designed for desktop and mobile content at the billions-of-pageviews per year level. Because of its low cost of operation, the coupling of the Rant platform and the SDS technology creates powerful tools in digital content publishing.
Our digital publishing businesses are very focused on knowing their audience. This is made possible through our proprietary SDS, a patented technology-based social experimentation and publishing platform. Our competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content, getting it to the right audience at the right place at the right time primarily through social media. The technology is designed to generate fans on our pages on Facebook and other social media outlets. Our content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to our websites. Our technology contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience. Because we use this proprietary technology, a significant amount of our website traffic is generated through social media channels, particularly Facebook. Facebook and other social media outlets routinely update their algorithms to adjust what content is displayed in users’ feeds. The test and measurement feature of our technology help us to stay current in maximizing website traffic from social media channels as these algorithms change. We have seven issued patents related to the SDS technology.
Our digital publishing businesses generate revenue by displaying advertisements to our users as they view content on our websites. We source ads by working directly with advertisers, or their advertising agencies, and by working through several third party ad networks who are all bidding against each other for our advertising inventory in real time. Advertisements are typically priced as a base price per thousand views, also known as Cost-Per-Mille (CPM), but can also be priced as a base price per click, also known as Cost-Per-Click (CPC), or as a base price per intended action, also known as Cost-Per-Action (CPA). The vast majority of our revenues are derived from ads sourced from third party ad networks.
Acquisition of Rant, Inc.
On July 12, 2016, the Company and RACX Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“RACX”), completed an acquisition pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Rant, Inc., a Delaware corporation, pursuant to which RACX has acquired the assets of Rant (the “Asset Purchase”) used in the operation of Rant’s Rant.com independent media network and related businesses, including but not limited to the www.rantsports.com, www.rantlifestyle.com, www.rantchic.com, www.rantgirls.com, www.rant-inc.com, www.rantstore.com, www.rantcities.com, www.rantcars.com, www.rantfinance.com, www.ranthollywood.com , www.rantfood.com, www.rantgamer.com, www.rantgizmo.com, www.rantpets.com, www.rantplaces.com, www.rantpolitical.com, www.rantmn.com, www.rantbeats.com, www.rantgirls.com, www.rantstore.com, www.rantcities.com, www.rantranet.com, and www.rantmovies.com websites (the “Rant Assets”).
In consideration for the purchase of the Rant Assets, the Company (i) delivered a Secured Convertible Promissory Note to Rant in the amount of $3.0 million; (ii) assumed $2.0 million of liabilities of Rant and (iii) issued to Rant 4,435 shares of Company Series E Convertible Preferred Stock.
Rant is a digital publishing network that creates original content, most notably in sports, entertainment and pets - that reaches major diversified demographics.
The combined Wetpaint and Rant properties currently have approximately 12.7 million fans on their Facebook pages and, for the quarter ended June 30, 2016, generated an average of 14.5 million unique visitors per month.
DraftDay.com
The DraftDay.com business (“DraftDay Business” and/or “DraftDay”) conducts business as DDGG and operates a daily fantasy sports website at DraftDay, and other white-label websites on behalf of its business-to-business clients. DraftDay Business is focused on the business-to-business market allowing consumer brands entry into the fantasy sports market with turnkey solutions in the United States and Canada. DDGG’s model provides three unique benefits: (1) business-to-business white-label strategy that significantly reduces customer acquisition cost risks; (2) partner liquidity sharing that provides opportunities for large price pools via aggregation; and (3) a platform that has the latest in customer protections in the industry.
DraftDay’s technology is a Software-as-a-Service (“SaaS”) platform and powers the complete user experience, which can be linked to a new or existing website or integrated into an existing authentication process using a secure Application Program Interface (“API”). DraftDay manages all aspects of the website operation, including: taking the deposits, managing the tournaments, handling the withdrawals, and providing customer support on behalf of a client’s new or existing brand.
DDGG supplies a full white-label solution that allows businesses to participate in the fast growing skill-based game market. By using DDGG's white-label solution, a business can offer a fantasy sports product to its customers without incurring the ongoing technology costs and other capital expenditures. By focusing on offering white-label solutions to businesses, DDGG's strategy is to build a network of players through the established databases of DDGG's participating clients. This model is strategically focused to minimize costs of user acquisition. In addition, the aggregated network of users across DDGG's clients' databases creates larger prize pools to generate higher player engagement and retention. DDGG continues to develop its business plan by focusing on the regulated market of casinos as well as the entertainment and sports industries.
The DraftDay platform is web-based with enhanced mobile experiences, including Apps, that allow end users to engage in daily fantasy sports tournaments that span single or multiple days, creating rosters from all available players in a variety of tournament formats. Businesses working with DraftDay receive seamless integration, enterprise marketing support, and state-of-the-art monitoring and reporting for revenue optimization.
DraftDay employs industry-leading consumer protection protocols and technology, including geolocation services from GeoComply, identity verification (Know-Your-Customer) from IDology, and enhanced responsible play controls customized by locale.
The daily fantasy sports industry, including DDGG's business, is subject to an evolving legislative and regulatory landscape. Some states employ a “predominance” test or a “material factor” test to determine whether or not a game is one of skill. Others have specific laws prohibiting pay-to-play fantasy sports. Therefore, DDGG does not operate in Alabama, Arizona, Indiana, Iowa, Louisiana, Montana, Nevada, Tennessee, Texas, Vermont, Virginia, or Washington. Several state Attorneys General have issued opinions that daily fantasy sports either do or do not meet the states standards under their current laws. In those states with negative treatment, DDGG has suspended services until there is further clarity in those states through the legal, legislative, and regulatory processes. On November 10, 2015, the New York State Attorney General issued a letter to FanDuel and DraftKings, two of the largest competitors in the fantasy sports industry, stating that it believes that their activities constitute illegal gambling under New York law, and instructing them to cease their offerings to New York residents. As a result, DDGG has ceased its fantasy sports offerings to New York residents. However, on August 3, 2016, New York enacted a law that legalizes and regulates fantasy sports in New York. DDGG intends to seek that approval to operate from the New York state regulators.
Choose Digital
Choose Digital was founded in 2011 as a supply chain to the loyalty and incentive industry, allowing major programs (airline frequent flier, banks and hotel loyalty programs, etc.) to offer digital content as a reward redemption option. Choose Digital’s products and services allow any reward program to integrate our large digital media marketplace, giving their members the ability to browse, redeem, and download latest releases or classic favorites.
Choose Digital is a white-label digital marketplace featuring the latest and a wide range of digital content, including music, eBooks, and audiobooks. The content is sourced from leading record companies and book publishers. The marketplace can be fully branded and integrated seamlessly into clients' current online environments. Today, Choose Digital’s marketplace powers a number of loyalty programs in the U.S. and Canada, allowing customers and participants to enjoy the latest in digital content instantly.
Choose Digital generates revenues when participants in Choose Digital’s clients’ loyalty programs redeem loyalty credits for digital content provided by Choose Digital. For example, if a participant in a loyalty program redeems credits for a song download provided by Choose Digital, the client loyalty program pays Choose Digital for the download.
Choose Digital offers several custom and turnkey products for creating e-commerce web apps for selling digital music, eBooks, and audiobooks within small or large loyalty programs. The extensive digital media catalog consists of new releases and large back-catalogs of major music labels and book publishers. New catalog items are added daily.

Choose Digital’s technology and expertise provides the ability for client companies and organizations to quickly add digital media items to their loyalty reward programs. The digital media catalog can be fully customized to the client’s needs and can involve integrating the full-featured API, or employing our services to create a custom, seamless, standalone, and managed storefront accessible by their member base.
The Private Placement
On July 12, 2016, we closed a private placement (the “Private Placement”) of $4.4 million principal amount of convertible debentures (the “Debentures”) and common stock purchase warrants (the “Warrants”). The Debentures and Warrants were issued pursuant to a Securities Purchase Agreement, dated July 12, 2016 (the “Purchase Agreement”), by and among us and certain accredited investors within the meaning of the Securities Act of 1933, as amended (the “Purchasers”). Upon the closing of the Private Placement, we received gross proceeds of $4.0 million before placement agent fees and other expenses associated with the transaction. We will use the net proceeds from the transaction for general business and working capital purposes.
The Debentures mature on the one-year anniversary of the issuance date thereof. The Debentures are convertible at any time at the option of the holder into shares of the our common stock at an initial conversion price of $0.3133 per share (the “Conversion Price”). Based on such initial Conversion Price, the Debentures will be convertible into up to 15,604,504 shares of common stock. If we issue or sell shares of our common stock, rights to purchase shares of our common stock, or securities convertible into shares of our common stock for a price per share that is less than the Conversion Price then in effect, the Conversion Price then in effect will be decreased to equal such lower price. The adjustments to the Conversion Price will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans or for certain acquisitions. In addition, the Conversion Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. However, in no event will the Conversion Price be less than $0.10 per share. The Debentures are secured by a first priority lien on substantially all of our assets in accordance with a security agreement.
The Debentures bear interest at 10% per annum with interest payable upon maturity or on any earlier redemption date. At any time after the issuance date, we will have the right to redeem all or any portion of the outstanding principal balance of the Debentures, plus all accrued but unpaid interest at a price equal to 120% of such amount. The holders of Debentures shall have the right to convert any or all of the amount to be redeemed into common stock prior to redemption. Subject to certain exceptions, the Debentures contain customary covenants against incurring additional indebtedness and granting additional liens and contain customary events of default. Upon the occurrence of an event of default under the Debentures, a holder of Debentures may require us to pay the greater of (i) the outstanding principal amount, plus all accrued and unpaid interest, divided by the Conversion Price multiplied by the daily volume weighted average price or (ii) 115% of the outstanding principal amount plus 100% of accrued and unpaid interest. Pursuant to the Debentures, we are required to make amortizing payments of the aggregate principal amount, interest, and other amounts outstanding under the Debentures. Such payments must be made beginning three months from the issuance of the Debentures and on the monthly anniversary through and including the maturity date. The Amortization Amount is payable in cash or in shares of our common stock pursuant to the conversion mechanism contained in the Debentures.
On July 20, 2016, we and the Purchasers entered into an Amendment to Securities Purchase Agreement and Consent to Modify Debentures (the “Amendment and Consent”). The Amendment and Consent provides that, while the Debentures are outstanding, Mr. Sillerman will guarantee that we shall have $1.0 million available in our commercial bank account or otherwise available in liquid funds. At any time when our available funds fall below $1.0 million, Mr. Sillerman will provide (the “Sillerman Guaranty”) the amounts necessary to make-up the shortfall in an aggregate amount not to exceed $6.0 million; however, the first $5.0 million of the guaranty shall be provided by drawing down on our Line of Credit with Sillerman Investment Company IV, LLC (“SIC IV”). Any remaining amounts, up to a maximum aggregate of $1.0 million shall be provided by Mr. Sillerman.
The registration statement of which this prospectus forms a part is registering 48,888,906 shares of common stock that may become issuable if we are required to adjust the conversion price of the Debentures from the initial conversion price of $0.3133 to $0.10, the lowest possible conversion price. However, we may not be required to make any such adjustment to the conversion price, or any required adjustment may result in a conversion price between $0.10 and $0.3133. As a result, the additional shares may never become issuable by us.
As a part of the Private Placement, we issued Warrants to the Purchasers providing them with the right to purchase up to an aggregate of 7,092,957 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. Subject to certain limitations, the Warrants are exercisable on any date after the date of issuance and the exercise price for the Warrant is subject to adjustment for certain events, such as stock splits and stock dividends. If we issue or sell shares of our common stock, rights to purchase shares of our common stock, or securities convertible into shares of our common stock for a price per share that is less than the conversion price of the Debentures, the exercise price of the Warrants will be decreased to a lower price based on the amount by which the conversion price of the Debentures was reduced due to such transaction. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans or for certain acquisitions. In addition, the exercise price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The Warrants will expire 5 years from the initial issuance date.
In addition, we issued to Aegis Capital Corporation (“Aegis”), the placement agent in connection with the Private Placement, Warrants providing them with the right to purchase up to an aggregate of 1,063,944 shares of our common stock at initial exercise price of $0.3264 per share. The Warrants issued to Aegis contain substantially the same terms as the Warrants issued to the Purchasers. The shares of our common stock that underlie the Warrants held by Aegis are included in this registration statement.
The registration statement, of which this prospectus forms a part, is registering 25,555,565 shares of common stock that may become issuable if we are required to adjust the exercise price of the Warrants held by the Purchasers and Aegis from the initial exercise price of $0.3264 to $0.10. $0.10 is the lowest possible exercise price of the Warrants. However, we may not be required to make any such adjustment to the exercise price, or any required adjustment may result in an exercise price between $0.10 and $0.3264 for the Warrants. As a result, the additional shares may never become issuable by us.
The Purchasers shall not have the right to convert the Debentures or exercise the Warrants to the extent that such conversion or exercise would result in such Purchaser being the beneficial owner in excess of 4.99% of our common stock. In addition, the Purchasers have no right to convert the Debentures or exercise the Warrants if the issuance of the shares of common stock upon such conversion or exercise would exceed the aggregate number of shares of our common stock which we may issue upon conversion of the Note and exercise of the Warrant without breaching our obligations under NASDAQ listing rules. Such limitation does not apply if our shareholders approve such issuances. We intend to promptly seek shareholder approval for issuances of shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants.
In connection with the Private Placement, we and the Purchasers entered into a Registration Rights Agreement under which we are required, on or before 30 days after the closing of the Private Placement, to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of our common stock issuable pursuant to the Debentures and Warrants and to use commercially reasonable efforts to have the registration declared effective as soon as practicable, but in no event later than 90 days after the filing date. We will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale (subject to certain allowable grace periods) of the Registrable Securities, as such term is defined in the Registration Rights Agreement.
Also in connection with the Private Placement, certain stockholders of ours have executed Lock-Up Agreements, pursuant to which they have agreed not to sell any shares of our common stock until the later of (i) six months following the issuance of the Debentures or (ii) 90 days following the effectiveness of a resale registration statement filed pursuant to the requirements of the Registration Rights Agreement.
Going Concern
Our Consolidated Financial Statements as of June 30, 2015, and the auditor's report on those financial statements, include a disclosure paragraph regarding the uncertainty of our ability to continue as a going concern, which implies we will continue to realize our assets and discharge our liabilities in the normal course of business. We are unlikely to pay dividends or generate significant revenue or earnings in the immediate or foreseeable future. The continuation of our Company as a going concern is dependent upon the continued financial support from our stockholders and our ability to obtain necessary equity and/or debt financing to continue development of our business and to increase revenue. Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful or that development of the business will be successful, and therefore there is substantial doubt about our ability to continue as a going concern within one year after the financial statements are issued. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.
We have assessed the effectiveness of our internal control over disclosure controls and procedures as of March 31, 2016. As a result of this assessment, we concluded that, as of March 31, 2016, our internal controls over disclosure controls and procedures was not effective. Our management identified the following material weaknesses in our internal control over financial reporting and disclosure controls and procedures, which are the consequences of our limited financial resources and small staff: (i) inadequate segregation of duties and effective risk assessment; (ii) insufficient levels of supervision and review of the disclosure controls and procedures process; and (iii) failure to design, implement and maintain adequate operational and internal controls and processes to identify complex transactions requiring specialized accounting expertise.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Corporate Information
We were incorporated in Delaware in July 1994, and were formerly known as DraftDay Fantasy Sports, Inc., Viggle Inc., Function (X) Inc., and Gateway Industries, Inc.
Our principal executive offices are located at 902 Broadway, 11th Floor, New York, New York 10010. The telephone number at our principal executive office is (212) 231-0092. Our website address is www.functionxinc.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock outstanding prior to this offering	60,475,058

Common stock offered by the selling stockholders	74,444,471

Common stock outstanding after this offering	134,919,529

Use of Proceeds
We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. Further, we will not receive cash proceeds from the exercise of the Warrants by the selling stockholders to the extent such Warrants are exercised pursuant to certain cashless exercise provisions contained in the Warrants.

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

NASDAQ Capital Market Symbol	“FNCX”

The number of shares of our common stock outstanding prior to this offering is based on 60,475,058 shares of our common stock outstanding as of July 20, 2016 and excludes the following:

•	907,001 shares of common stock issuable upon the exercise of options outstanding as of July 20, 2016, with a weighted-average exercise price of $9.96 per share;

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5,281,414 shares of common stock reserved for future issuance under our 2011 Executive Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the plan;

•	15,604,504 shares of common stock issuable upon conversion of the Debentures (including accrued interest) held by the selling stockholders at an initial conversion price of $0.3133; and

•	8,156,901 shares of common stock issuable upon exercise of the Warrants held by the Purchasers and the Placement Agent at an initial exercise price of $0.3264 per share.

The common stock offered by the selling stockholders includes:

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48,888,906 shares of common stock offered by the selling stockholders issuable upon conversion of the Debentures (including accrued interest) issued in the Private Placement (such shares, the “Conversion Shares”). In relation to the conversion of the Debentures, 15,604,504 shares of common stock are currently issuable.

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33,284,402 shares of common stock may become issuable upon conversion of the Debentures if we are required to adjust the conversion price from their initial conversion price of $0.3133 to $0.10, the lowest possible conversion price. However, we may not be required to make any such adjustment to the conversion price, or the required adjustment may result in a conversion price between $0.10 and $0.3133. As a result, the additional shares may never become issuable by us.

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25,555,565 shares of common stock offered by the selling stockholders issuable upon exercise of the Warrants issued in the Financing (such shares, the “Warrant Shares”). 8,156,901 shares of common stock are currently issuable upon exercise of the Warrants held by the Purchasers and the Placement Agent at an initial exercise price of $0.3264 per share.

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17,398,664 shares of common stock may become issuable upon exercise of the Warrants if we are required to adjust the exercise price of the Warrants from the initial exercise price of $0.3264 to $0.10. $0.10 is the lowest possible exercise price. However, we may not be required to make any such adjustment to the exercise price, or the required adjustment may result in an exercise price between $0.10 and $0.3264 for the Warrants. As a result, the additional shares may never become issuable by us.

The common stock to be outstanding after this offering assumes the conversion of all Debentures at a conversion price $0.10 per share and full exercise of the Warrants at an exercise price of $0.10 per share.

 RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements. Our business, financial condition, results of operations and stock price could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business financial condition, results of operations and stock price.
We have been notified by NASDAQ that our stock will be delisted because we have failed to comply with the continuing listing requirements of NASDAQ. We appealed NASDAQ's decision, and NASDAQ has granted us an extension until August 22, 2016 to regain compliance with NASDAQ's continuing listing criteria. If we are unable to regain compliance by that date, our stock will be delisted. As a result, liquidity in our stock could be impaired, and our stock price will likely decline.

Our common stock has traded on the NASDAQ Capital Market under the symbol DDAY. NASDAQ recently informed us that we have failed to comply with certain of NASDAQ's continuing listing criteria, and that our stock will be delisted. We appealed the decision, and NASDAQ has granted us an extension until August 22, 2016 to regain compliance with its continuing listing criteria. If we are not able to regain compliance by that time, our stock will be delisted. In addition, we received a letter from NASDAQ that due to the resignation of Birame Sock as a director, we are no longer in compliance with NASDAQ rules relating to independent directors. We have six months to appoint another independent director in order to regain compliance. Delisting will impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which may be depressed by the relative illiquidity, but also through delays in the timing of transactions. As a result, an investor may find it more difficult to dispose of shares of our common stock. We believe that current and prospective investors will view an investment in our common stock less favorably after it is delisted from NASDAQ. This failure to meet the continuing NASDAQ listing requirements will likely have an adverse impact on the value of and trading activity in our common stock.

The sale of our Viggle rewards business to Perk.com, Inc. has changed our business model.

The sale of the Viggle rewards business to Perk.com, Inc. and the acquisition of assets of Rant, Inc. changed our business model. As a result of these transactions, we are a smaller business and are focused on the social publishing industry. Our revenue levels are likely to be different, and possibly lower, than those previously achieved. Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile.
Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell shares of our common stock for a positive return on your investment.

We have a history of losses, expect future losses and cannot assure you that we will achieve profitability.

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $57 million and $60 million for the nine months ended March 31, 2016 and March 31, 2015, respectively. We have an accumulated deficit of approximately $423 million as of March 31, 2016 and $367 million as of June 30, 2015. We have not achieved profitability since inception and cannot be certain that we will ever achieve profitability. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue in our remaining businesses throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured. If we achieve profitability, we may not be able to sustain it.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm contained in our annual report on Form 10-K for the fiscal year ended June 30, 2015 contained an explanatory paragraph expressing substantial doubt about our ability to remain a going concern because we have suffered recurring losses from operations and, at June 30, 2015, had a working capital deficiency. We are unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of our Company as a going concern is dependent upon the continued financial support from our largest stockholders and the ability of our Company to obtain necessary equity and debt financing to continue development of our business and to generate revenue. Management intends to raise additional funds through equity and debt offerings until sustainable revenues are developed. No assurance can be given that such equity and debt offerings will be successful or that development of our business will continue successfully.

The independent directors are exploring strategic alternatives. There can be no assurances that any transaction will occur, or if such a transaction does occur, the value of that transaction to our company or our stockholders.
The independent directors are exploring strategic alternatives to enhance value. These alternatives could include, among others, possible joint ventures, strategic partnerships, marketing alliances, acquisitions, sale of all or some of our assets or other possible transactions, including the possibility of reorganization. However, there can be no assurance that any such strategic transaction will occur or be successful. In addition, if such a transaction occurs, there can be no assurances as to the value of any such transaction to us or our stockholders. While continuing to explore strategic alternatives, we have approved: (i) recapitalization plan involving the conversion of $34.8 million of debt held by Sillerman Investment Company III, LLC, Sillerman Investment Company IV, LLC and Sillerman Investment Company VI, LLC, each an affiliate of our Chairman and Chief Executive Officer and the conversion of 3,000 shares of our Series C Preferred Stock into up to 396,000,000 shares of our common stock; (ii) a reverse stock split of the issued and outstanding shares of our common stock, whereby each twenty outstanding shares of common stock will be exchanged for one new share of common stock; (iii) the acquisition of substantially all of the assets of Rant. There is no assurance that such exchange or split will be consummated or will be successful in positioning our Company for other opportunities or that the acquisition of Rant will enhance such value.
Exercise of convertible instruments and conversion of preferred stock will dilute your percentage of ownership and could cause our stock price to fall.

As of March 31, 2016, we have outstanding stock options to purchase 1,057,633 shares of common stock and unvested restricted stock units for 226,176 shares of common stock. Exercise of any of these options or warrants, or conversion of any of the shares of preferred stock, would result in our issuing a significant number of additional shares of common stock. Additionally, we have more than 3 million shares available for issuance under the 2011 Executive Incentive Plan. In the future, we may further increase the number of shares available for issuance under that plan. In addition, we currently have 10,000 shares of Series C Convertible Preferred Stock outstanding, which are convertible into 2,500,000 shares of common stock. We have entered into an Exchange Agreement with affiliates of our Chief Executive Officer, Robert F.X. Sillerman, that provides for the conversion of the $34.8 million of debt held by Mr. Sillerman’s affiliates and 3,000 shares of Series C Preferred Stock into up to 396,000,000 shares of our common stock. In connection with the Private Placement, we have issued convertible debentures and warrants that are convertible and exercisable for up to 70,046,371 shares of common stock. The issuance of up to 189,693,831 shares of common stock upon the conversion of shares of our outstanding Series E Convertible Preferred stock and convertible notes issued to Rant.

and the issuance of up to 9,404,940 shares of common stock pursuant to an agreement with MGT Sports. to retire the debt owed by us to MGT Sports. would result in dilution of your percentage ownership of our Company.

We estimate that, if we issued all 665,533,795 (approximately 33,276,690 if the reverse split is effectuated) of the shares that the Majority Shareholders have approved for issuance as described in the Information Statement on Schedule PRE 14C filed July 27, 2016, existing Function(x) shareholders, other than Mr. Sillerman, would own approximately 3.1% of the shares of our common stock outstanding immediately after the offer is completed.
We may also grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.
We may also grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Our ability to use our net operating loss carryforwards may be limited.
As of March 31, 2016, we had net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes of approximately $182 million. We generally are able to carry NOLs forward to reduce taxable income in future years. These NOLs will begin to expire in 2030, if not utilized before that time. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code of 1986 (“Section 382”). Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the stockholders (or specified groups of stockholders) who own or have owned, directly or indirectly, five percent or more of our common stock or are otherwise treated as five percent stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income that we may offset with NOLs. This annual limitation is generally equal to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOLs.
The rules of Section 382 are complex and subject to varying interpretations. Because of our numerous capital raises, uncertainty exists as to whether we may have undergone an ownership change in the past or will undergo one as a result of the various transactions discussed herein. Accordingly, no assurance can be given that our NOLs will be fully available or utilizable.
If we are unable to successfully develop and market our products or features or our products or features do not perform as expected, our business and financial condition will be adversely affected.

With the release of any new product or any new features to an existing product, we are subject to the risks generally associated with new product or feature introductions and applications, including lack of market acceptance, delays in development and implementation, and failure of new products or features to perform as expected. In order to introduce and market new or enhanced products or features successfully with minimal disruption in customer purchasing patterns and user experiences, we must manage the transition from existing products in the market. There can be no assurance that we will successfully develop and market, on a timely basis, products, product enhancements or features that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, failure to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse effect on our results of operations and financial condition.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations and acquisitions and to develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common stock. The holders of any debt securities or instruments we may issue would likely have rights superior to the rights of our common stockholders.

Since a significant amount of our voting securities are controlled by our Chairman and Chief Executive Officer and his affiliates, you and our other non-management stockholders may not be able to affect the outcome in matters requiring stockholder approval.

As of July 20, 2016, approximately 41,461,599 shares of our common stock, not including warrants, options, preferred stock or rights to acquire common stock, are owned by Mr. Sillerman and his affiliates, representing a significant percentage of the total voting power. As a result, Mr. Sillerman and his affiliates essentially have the ability to elect all of our directors and to approve any action requiring stockholder action.  It is possible that the interests of Mr. Sillerman could conflict in certain circumstances with those of other stockholders.  Such concentrated ownership may also make it difficult for our stockholders to receive a premium for their shares of common stock in the event we merge with a third party or enter into other transactions that require stockholder approval.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

We rely on key members of management, and the loss of their services could adversely affect our success and development.

Our success depends on the expertise and continued service of Mr. Sillerman and certain other key executives and technical personnel. These individuals are a significant factor in our growth and ability to meet our business objectives. In particular, our success is highly dependent upon the efforts of our executive officers and our directors, particularly Mr. Sillerman. It may be difficult to find a sufficiently qualified individual to replace Mr. Sillerman or other key executives in the event of death, disability or resignation, resulting in our being unable to satisfactorily execute our business. The loss of one or more of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of an investor’s investment.

Compensation may be paid to our executive officers, directors and employees regardless of our profitability, which may limit our ability to finance our business and adversely affect our business.

Mr. Sillerman and other executive officers are receiving compensation, and other current and future employees of our company may be entitled to receive compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by Mr. Sillerman or any other senior executive in the future will be determined from time to time by our Board of Directors or our Compensation Committee. Such obligations may negatively affect our cash flow and our ability to finance our business, which could cause our business to fail.

Some of our executive officers and directors may have conflicts of interest in business opportunities that may be disadvantageous to us.

Mr. Sillerman and Mitchell J. Nelson, our Executive Vice President, Secretary and a director, are each engaged in other business endeavors, including Circle Entertainment Inc. (“Circle”), in which Mr. Nelson is an executive officer. Mr. Sillerman is also the Chairman of SFX, a company in the live entertainment business, which has filed in Chapter 11 of the Bankruptcy Code to reorganize its business. Under Mr. Sillerman’s employment agreement, he is obligated to devote his working time to our affairs, but may continue to perform his responsibilities as Chairman of SFX and as a director of Circle, and may be involved in other outside non-competitive businesses. Mr. Sillerman has agreed to present to us any business opportunities related to or appropriate for our business. Pursuant to Mr. Nelson’s employment agreement, he is obligated to devote such time and attention to the affairs of our company as is necessary for him to perform his duties as Executive Vice President. He is also entitled to perform similar functions for Circle, which is in liquidation. In addition, one of our directors, Michael Meyer, is a member of the board of directors and chair of the audit committee of Circle. Although Circle, SFX and our company have generally different business plans, interests and programs, it is conceivable there may be a conflict of interest in determining where a potential opportunity should be brought. Conflicts of interest are prohibited as a matter of corporate policy, except under guidelines approved by the Board of Directors, as set forth in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics also sets forth the procedures to follow in the event that a potential conflict of interest arises. In addition, not having the full time and attention of the executive officers could cause our business results to suffer.

Our business and growth may suffer if we are unable to attract and retain key officers or employees.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel.  However, competition for these types of employees is intense due to the limited number of qualified professionals.  Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business.  No assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

We are uncertain of our ability to manage our growth.

Our ability to grow our business is dependent upon a number of factors, including our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide such new products and services as our customers may require in the future, and our ability to adapt our own systems to accommodate expanded operations.

Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.

The social publishing business is highly fragmented, extremely competitive, and subject to rapid change. The market for customers is intensely competitive and such competition is expected to continue to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including the ability to generate content and attract readers. If we are successful, larger and more established media companies, with significantly greater resources, may try to enter the market with similar products, and may be in better competitive positions than we are. Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. Our principal competitors are in segments such as:

•	Digital publishing network providing original content in sports, entertainment and pets

•	Digital marketplace powering some of the largest loyalty programs

•	Digital content providers

•	Companies with daily fantasy sports offerings

Additionally, new competitors may be able to launch new businesses at relatively low cost. Either existing or new competitors may develop new technologies, and our existing and potential advertisers may shift their advertising expenditures to these new technologies. We cannot be sure that we will be able to successfully execute our business in the face of such competition.

Failure to successfully grow businesses of Wetpaint, Rant. DraftDay or Choose Digital in the expected time frame may adversely affect our future results.

The success of our acquisitions of Wetpaint, Rant, DraftDay, or Choose Digital will depend, in part, on our ability to realize the anticipated benefits from such businesses. Our management may face significant challenges in developing Wetpaint’s, Rant’s, DraftDay’s, or Choose Digital's businesses, and their respective technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at these companies, and retaining key personnel. If Wetpaint, Rant, DraftDay, or Choose Digital are not successfully developed, the anticipated benefits of our acquisitions of these companies may not be realized fully or at all or may take longer to realize than expected. Developing these businesses.   may also be complex and time consuming, and require substantial resources and effort.
We will still incur significant transaction and merger-related expenses in connection with our acquisition of Choose Digital.

In connection with our acquisition of Choose Digital, we were required to make a contingent payment, which was due within five business days after June 24, 2015, of $4.8 million, which we failed to make timely. As a result, we entered into a Forbearance Agreement with AmossyKlein Family Holdings, LLLP ("AmossyKlein"), as representative of the former shareholders of Choose Digital Inc. (the “Stockholders”). The Forbearance Agreement provided that we would make monthly installment payments to the Stockholders and we agreed to deliver an affidavit of confession of judgment to be held in escrow by AmossyKlein’s counsel in the event that we do not make such installment payments. We made the installment payments through December 2015, but failed to make the payment due on January 29, 2016. On May 12, 2016, we and AmossyKlein entered into an amendment to the Forbearance Agreement to provide for the payment of the remaining $1.8 million. The Forbearance Agreement provides that we would make a payment of approximately $0.3 million by May 18, 2016, and thereafter, we would make monthly payments of $0.1 million, plus interest, until the remaining amount is paid in full. In addition, we pledged 100,000 shares of common stock we hold in Perk.com, Inc. as collateral for these obligations. Finally, we agreed if we consummate a sale of a substantial part of our assets or a public equity offering, we will first apply the proceeds to remaining amounts due to AmossyKlein, except for payments to advisors or expenses necessary to close such transactions. We also agreed to amend the confession of judgment. These payments under the amended forbearance agreement will create additional strain on our limited cash resources. In addition, the requirement to accelerate payments on a sale of a substantial part of our assets or from a public equity offering may hinder our access to additional cash.

We will incur significant transaction and merger-related expenses in connection with our acquisition of our interest in DraftDay Gaming Group, Inc.

In connection with our acquisition of an interest in DraftDay Gaming Group, Inc., we were required to make payments pursuant to promissory note in the principal amount of $2.0 million on March 8, 2016. We negotiated with the holders of these notes to pay a portion of the outstanding amounts in our common stock. We were able to retire approximately $1.0 million of the amounts outstanding under the notes through the issuance of 2,956,240 shares of our common stock and 110 shares of our Series D preferred stock. The 110 shares of our common stock were convertible into 366,630 shares of our common stock. Approximately $1.0 million of the principal amount of these notes remains outstanding and will now be payable on July 31, 2016. We entered into a transaction with MGT Sports to similarly retire the remaining portion of the notes in equity. However, there is no assurance that will be able to do so. In addition, if we are successful, the issuance of additional equity in satisfaction of these notes would result in dilution to existing stockholders.

We will incur significant transaction and integration expenses in connection with our acquisition of the assets of Rant, Inc.
In connection with our acquisition of the assets of Rant, Inc., we were required to make payments pursuant to a secured convertible promissory note (the “Rant Note”) that bears interest at 12% per annum on principal amount of $3.0 million. The Rant Note matures on July 8, 2017. At the election of Rant, the secured convertible note is convertible into shares of our common stock at a price equal to the lower of (i) $0.26 per share, or (ii) such lower price as may have been set for conversion of any debt or securities into Common Stock held on or after the date hereof by Sillerman until the first to occur of March 31, 2017 or the date the Rant Note has been satisfied or converted. In connection with the Rant Note, we have entered into a Note Purchase Agreement and a Security Agreement with Rant, under which we have granted Rant a continuing security interest in substantially all of our assets    . In connection with the issuance of the secured convertible note, Robert F.X. Sillerman, his affiliates, and Rant entered into a subordination agreement subordinating repayment of the Rant Note to the Debentures and entered into an Intercreditor Agreement providing for the parties’ respective rights and remedies with respect to payments against the collateral held as security for both of them. The issuance of additional equity in conversion of the Rant Note would result in dilution to existing stockholders.

 If we do not continue to develop and offer compelling content, products and services and attract new consumers or maintain the engagement of our existing consumers, our revenues could be adversely affected.

In order to attract consumers and maintain or increase engagement on our Wetpaint, Rant. DraftDay and Choose Digital properties, we believe that we must offer compelling content, products and services. Acquiring, developing and offering new content, products and services, as well as new functionality, features and enhanced performance of our existing content, products and services, may require significant investment and time to develop. In addition, consumer tastes are difficult to predict and subject to rapid change. If we are unable to develop online content, products and services that are attractive and relevant to Wetpaint, Rant, DraftDay and Choose Digital users, we may not be able to maintain or increase our existing users’ engagement on or attract new consumers to Choose Digital, DraftDay and Wetpaint and as a result our search rankings, traffic and usage metrics, and advertising revenues may be adversely affected.

Wetpaint and Rant rely on social media posts to drive traffic to its websites. Changes in rules, algorithms, and display formats of social media sites could result in a reduction in such traffic.

Wetpaint and Rant rely on posts on various social media platforms, including Facebook and Twitter, to drive users to its websites. In the event that Facebook or Twitter changes their respective terms and conditions to prevent such activity by Wetpaint or Rant, their user numbers could decrease. Further, these platforms change their algorithms and application programming interfaces, or API’s, in the ordinary course of business, often without notice or explanation to publishers. Changes to these algorithms and API’s may reduce the effectiveness of Wetpaint’s and Rant's publishing capabilities, and result in temporary or permanent reductions to the net numbers of fans and followers added each month, as well as the rate at which Wetpaint or Rant content is displayed to users and clicked upon. In such cases, traffic to Wetpaint or Rant websites could be adversely affected.

Wetpaint and Rant rely upon traffic from search engines such as Google to bring an influx of website visitors each month. Search engine traffic is dynamic in nature, and is subject to an ever-changing mix of user-entered keywords, competitive offerings, and algorithmic fluctuations by the search engines themselves.

Search engines such as Google represent a significant source of Wetpaint and Rant traffic, and the originating source for many users who become Wetpaint or Rant fans and followers on the social networks. The ranking of Wetpaint and Rant content in the various search engines is always changing, and relates to algorithmic assessments by the search engines compared to offerings that compete with Wetpaint and Rant. The popular keywords for which Wetpaint or Rant rank highly could subside in their popularity, or Wetpaint or Rant may fail to maintain the rankings that it has had for such keywords. In addition, as new keywords become popular, Wetpaint or Rant content may fail to rank highly for those keywords.

If Wetpaint and Rant do not maintain talent, access, and reputation among sources for news stories, we would lose access to stories and our traffic and revenues could suffer.

Wetpaint and Rant are reliant upon an editorial organization and freelance talent that secures proprietary access to stories that interest our audience. Our ability to identify and create content that interests the audience is dependent on maintaining and growing our access to talent and sources. If we lose key editorial talent, or our reputation is not maintained, we could lose our ability to create the content that garners audience interests, and traffic and our revenues could be adversely affected.

Choose Digital previously generated a significant amount of its content sales through the Viggle App, which has now been sold to Perk. If Perk does not offer content provided by Choose Digital, or if it uses less content provided by Choose Digital than we used previously, Choose Digital's business could suffer.

The Viggle App, which provides rewards to its users, previously offered digital content provided through Choose Digital. The content provided through the Viggle App was a significant part of Choose Digital's sales. The Viggle App is now owned and operated by Perk. There can be no assurance that Perk will offer digital content provided through Choose Digital, or that Perk will offer digital content at the same levels that were offered historically. Therefore, Choose Digital's revenues may decline considerably.

Choose Digital is dependent on its business relationships with providers of digital content. If we are unable to maintain those relationships, Choose Digital's business could suffer. We are reviewing and evaluating the Choose Digital business currently.

Choose Digital's business model is to provide digital content to loyalty programs. Accordingly, Choose Digital maintains business relationships with various providers of digital content. We have been unable to make payments to maintain its business relationships with the providers of digital content and, as a result, Choose Digital is able to offer its clients the range of digital content it has historically been able to, which did cause Choose Digital's revenues to decline. Choose Digital is late in payments to providers of digital content, and as a result, its supply of digital content could be jeopardized. If the supply of digital content is jeopardized, Choose Digital could lose its clients and its revenue streams. We are reviewing and evaluating the Choose Digital business as part of our strategic plan.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products, or an increase in response time, could result in a loss of potential customers or content providers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, our products and services could be less attractive to our users and our business would be materially harmed.

The United States Securities and Exchange Commission ("SEC") opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. In addition, we have also received an informal request from the SEC for the voluntary production of documents and information concerning certain aspects of our business and technology. Although we have provided documents in response to the SEC's request, there is no assurance that the SEC will not take any action against us.

The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. We have also received an informal request from the staff of the SEC, dated June 11, 2012, for the voluntary production of documents and information concerning certain aspects of our business and technology. We initially provided documents in response to such request on July 2, 2012, and we have provided supplements and documents for additional questions, as requested. We intend to cooperate with the SEC regarding this matter and any other requests we may receive. However, there is no assurance that the SEC will not take any action against us. A determination by the SEC to take action against us could be costly and time consuming, could divert the efforts and attention of our directors, officers and employees from the operation of our business and could result in sanctions against us, any or all of which could have a material adverse effect on our business and operating results.

Changes to federal, state or international laws or regulations applicable to our business could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect to privacy, advertising generally, consumer protection, content regulation, intellectual property, defamation, child protection, advertising to and collecting information from children, taxation, employment classification and billing. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management's attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

There are many federal, state and international laws that may affect our business, including measures to regulate consumer privacy, the use of copyrighted material, the collection of certain data, network neutrality, patent protection, cyber security, child protection, subpoena and warrant processes, taxes and tax reporting (including issuing Internal Revenue Service 1099 forms to our users), gift cards, employee classification, employee health care, and others. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

In addition, most states have enacted legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

Many of our potential partners are subject to industry specific laws, regulations or licensing requirements, including in the following industries: pharmaceuticals, online gaming, alcohol, adult content, tobacco, firearms, insurance, securities brokerage, real estate, sweepstakes, free trial offers, automatic renewal services and legal services. If any of our advertising partners fail to comply with any of these licensing requirements or other applicable laws or regulations, or if such laws and regulations or licensing requirements become more stringent or are otherwise expanded, our business could be adversely affected. Furthermore, these laws may also limit the way we advertise our products and services or cause us to incur compliance costs, which could affect our revenues and could further adversely impact our business.

There are a number of significant matters under review and discussion with respect to government regulations which may affect the business we intend to enter and/or harm our customers, and thereby adversely affect our business, financial condition and results of operations.

Our business has substantial indebtedness and trade payables

We currently have, and will likely continue to have, a substantial amount of indebtedness and trade payables. These obligations could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations. As of March 31, 2016, we had total indebtedness of approximately $26.0 million and trade payables of approximately $8.5 million, in addition to the transaction and merger-related expenses relating to the acquisitions of Choose Digital and an interest in the DraftDay Business. The $26.0 million is subject to security agreements in favor of Robert F.X. Sillerman or his affiliates.

While we have attempted to settle with many of the vendors to which the trade payables are owed, there can be no assurances that we will be able to do so at all or be able to do so on favorable terms. Failure to settle these trade payables could result in litigation, which could lead to attachments and liens on our assets. In addition, vendors could potentially seek to file against us involuntary reorganization proceedings.

We expect to obtain the money to pay our expenses, to pay our trade payables and to pay the principal and interest on our indebtedness from cash flow from our operations and potentially from other debt and/or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forgo attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.

Our revenues and earnings may fluctuate significantly in the future. General economic or other political conditions may cause a downturn in the market for our products or services. Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterly and annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and publishers; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and publishers.  These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. We are required to establish and maintain appropriate internal controls over financial reporting and disclosure controls and procedures. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.

As discussed in this prospectus, we have noted material weaknesses in internal control over our financial reporting and disclosure controls and procedures. We intend to remediate these issues and have started efforts in that regard. There is no assurance that we will be able to do so.

We made an investment in DraftDay Gaming Group, Inc., which operates a daily fantasy sports website. Companies with daily fantasy sports offerings operate in an unclear and evolving regulatory environment. If a regulator, state attorney general or US Attorney takes the position that DDGG's business operates in violation of applicable laws, or if laws are changed, it could force DDGG to cease operating in certain states or to change its business models in ways that could materially and negatively impact its business. Current regulations require that the DraftDay Business operate in a manner that may result in financial risk.

At a U.S. federal level, Unlawful Internet Gambling Enforcement Act of 2006 ("UIGEA") prohibits online gambling practices, but exempts fantasy sports, as long as they operate within certain parameters. The UIGEA specifically exempts fantasy sports games, educational games, or any online contest that "has an outcome that reflects the relative knowledge of the participants, or their skill at physical reaction or physical manipulation (but not chance), and, in the case of a fantasy or simulation sports game, has an outcome that is determined predominantly by accumulated statistical results of sporting events, including any non-participant's individual performances in such sporting events..." However, all prizing must be determined and announced in advance of the competition and cannot be influenced by the fees or number of participants. This creates financial risk because we must determine prizes for games in advance, and if we do not have enough paying players in a game to cover the amount of the prize for the game, we could experience significant losses.

DDGG's business is subject to an evolving legislative and regulatory landscape. Some states employ a “predominance” test or a “material factor” test to determine whether or not a game is one of skill. Others have specific laws prohibiting pay-to-play fantasy sports. Therefore, DDGG does not operate in Alabama, Arizona, Indiana, Iowa, Louisiana, Montana, Nevada, Tennessee, Texas, Vermont, Virginia, or Washington. Several state Attorneys General have issued opinions that daily fantasy sports either does or does not meet the states standards under their current laws. In those states with negative treatment, DDGG has suspended services until there is further clarity in those states through the legal, legislative, and regulatory processes. On November 10, 2015, the New York State Attorney General issued a letter to FanDuel and DraftKings, two of the largest competitors in the fantasy sports industry, stating that it believes that their activities constitute illegal gambling under New York law, and instructing them to cease their offerings to New York residents. As a result, DDGG has ceased its fantasy sports offerings to New York residents. However, on August 3, 2016, New York enacted a law that legalizes and regulates fantasy sports in New York. DDGG intends to seek that approval to operate from the New York state regulators. Approximately 33 states have introduced legislation authorizing and regulating daily fantasy sports ranging from clarifying current state laws to adding new laws regarding daily fantasy sports. DDGG continues to monitor the changing landscape and advocates a favorable position for daily fantasy sports in each of these states. However, any such change could materially and adversely affect DraftDay's business.

DraftDay competes against well-established competitors in the fantasy sports industry. If DraftDay's products do not achieve market acceptance, it may be unable to generate revenues, may experience significant losses, and may require additional capital to continue operations.

DraftDay competes with FanDuel and DraftKings, two established companies in the fantasy sports industry, as well as other competitors. Those competitors have already achieved a higher degree of market acceptance and have a large amount of resources to continue to expand their brands and competitive positions. Competing directly with these more established companies would require significant capital resources. In order to compete, DraftDay intends to establish marketing and white label relationships with various third parties. However, there can be no assurance that this strategy will be successful, that DraftDay will be able to establish any such white label or marketing relationships or, even if it does, that such relationships will be successful in competing against other competitors in the industry.

We have suffered a loss of human capital as a result of the Perk Transaction. If we are unable to replace the employees lost, we may not be able to take advantage of opportunities in the marketplace.

As a result of the Perk Transaction and the resulting changes in our business, many of our employees have become Perk employees and others have left our Company. If we are unable to replace these employees, we may not have the manpower necessary to sell advertising, to market and publicize our businesses and to take advantage of changing market conditions.

We may be unable to compete with larger or more established companies.

We face a large and growing number of competitors across all our lines of business.  Wetpaint and Rant are content publishers, and they face many competitors with far greater resources. They face competition from traditional media sources, such as newspapers and magazines, many of which have their own digital properties, as well as competition from other digital and online publishers, such as Buzzfeed and Vox Media., and many others. Choose Digital competes with other digital content providers. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in these industries than do we. In addition, as described in greater detail above, DraftDay faces competition from DraftKings and FanDuel, each of which has far greater established customer bases, name recognition, marketing resources and financial resources than DraftDay. As a result, certain of these competitors may be in better positions to compete with us for customers and audiences. Further, our current and/or future competitors in the digital and mobile technology industry may develop or license technology that is similar to ours. We cannot be sure that we will be able to compete successfully with existing or new competitors.

If our products do not achieve market acceptance, we may not have sufficient financial resources to fund our operations or further development.

While we believe that a viable market exists for our products, there is no assurance that our technology will prove to be an attractive alternative to conventional or competitive products in the markets that we have identified. In the event that a viable market for our products cannot be created for our business or our products do not achieve market acceptance, we may need to commit greater resources than are currently available to develop a commercially viable and competitive product. There can be no assurance that we would have sufficient financial resources to fund such development or that such development would be successful. In addition, if our products do not generate sufficient revenues, or we are unable to raise additional capital, we may be unable to fund our operations.  Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. There can be no assurance that, when required, sufficient funds will be available to us on satisfactory terms.

We may be unable to protect our intellectual property rights from third-party claims and litigation, which could be expensive, divert management's attention, and harm our business.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us.   Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses, or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position.  We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements. Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include risks related to:

General economic and business conditions;

Our ability to continue as a going concern;

Our ability to obtain financing necessary to operate our business;

Our ability to recruit and retain qualified personnel;

Our ability to manage future growth;

Our ability to successfully complete potential acquisitions and collaborative arrangements; and

Other factors discussed under the section entitled “Risk Factors”.

Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

Up to 15,604,504 shares of our common stock currently issuable upon conversion of the Debentures (including accrued interest) sold to purchasers in the Private Placement, based on the initial conversion price of $0.3133 per share;

Up to an additional 33,284,402 shares of our common stock potentially issuable upon conversion of the Debentures, assuming adjustment of the conversion price to the lowest possible adjusted conversion price of $0.10 per share;

Up to 8,156,901 shares of our common stock currently issuable upon exercise of the Warrants held by the Purchasers and the Placement Agent, based on the initial exercise price of $0.3264 per share; and

Up to an additional 17,398,664 shares of our common stock potentially issuable upon exercise of the Warrants, assuming adjustment of the exercise price to the lowest possible adjusted exercise price of $0.10 per share.

Pursuant to the Registration Rights Agreement executed in connection with the Private Placement, we have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus forms a part, to register these resales of our common stock. We have also agreed to cause such registration statement to become effective, and to keep such registration statement effective. Our failure to satisfy the deadlines set forth in the Registration Rights Agreement may subject us to payment of certain monetary penalties pursuant to the terms of the Registration Rights Agreement.
The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below. The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.
We have been advised that each of these selling stockholders acquired our Debentures and Warrants in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.
The following table and disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
The registration statement of which this prospectus forms a part is registering (i) 48,888,906 shares of common stock that may become issuable if we are required to adjust the conversion price of the Debentures from the initial conversion price of $0.3133 to $0.10, the lowest possible conversion price, and (ii) 25,555,565 shares of common stock that may become issuable if we are required to adjust the exercise price of the Warrants from the initial exercise price of $0.3264 to $0.10. $0.10 is the lowest possible exercise price of the Warrants.

However, we may not be required to make any such adjustment to the conversion price of the Debentures or the exercise price of the Warrants, or any required adjustment may result in a conversion price or exercise price, as applicable, between $0.10 and $0.3133, with respect to the Debentures, and/or between $0.10 and $0.3264 with respect to the Warrants. As a result, the additional shares may never become issuable by us.
We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus, and because we may not be required to issue any or all of the additional shares of common stock upon the adjustment of the conversion price of the convertible debentures.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying Warrants Owned Before this Offering	Shares of Common Stock Underlying Debentures Owned Before this Offering	Shares of Common Stock Owned Upon Completion of this Offering(1)(2)	Percentage of Common Stock Outstanding Upon Completion of this Offering
Dominion Capital, LLC	0	3,989,787	8,777,530	-	*
L1 Capital Global Opportunities Master Fund	0	886,620	1,950,564	-	*
Puritan Partners, LLC	0	886,620	1,950,564	-	*
Pinz Capital International	0	443,310	975,282	-	*
Union Capital, LLC	0	443,310	975,282	-	*
Adar Bays LLC	0	443,310	975,282	-	*
Robert Eide(3)	0	186,191	0	-	*
Raffaele Gambardella(3)	0	93,095	0	-	*
Phillip Michals(3)	0	93,095	0	-	*
David Bocchi(3)	0	265,987	0	-	*
Joseph Haughton(3)	0	26,598	0	-	*
James Tang(3)	0	26,598	0	-	*
Scott Madison(3)	0	26,598	0	-	*
Harry Ioannou(3)	0	212,789	0	-	*
Zachary Grodko(3)	0	26,598	0	-	*
Zachary Hirsch(3)	0	106,395	0	-	*
* Less than 1%.

(1) Assumes that all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying the Debentures and Warrants held by the selling stockholders, are converted at a price of $0.3133 per share for shares underlying the Debentures and $0.3264 per share for shares underlying the Warrants and are sold in the offering, and the selling stockholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of the offering. An additional 50,683,066 shares of common stock would be issued if the exercise price for the Debentures and Warrants is adjusted to $0.10 per share.

(2) Pursuant to the terms of the Securities Purchase Agreement, the investors may not convert the debentures or exercise the warrants if it would result in such investor owning in excess of 4.99% of the Company’s common stock.

(3) Employed by Aegis Capital Corporation, the Company’s placement agent for the private placement of debentures and warrants in July 2016.

Other than as described in the above table and accompanying footnotes or as further described below, (a) we have not made, and are not required to make, any potential payments to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the Private Placement and (b) other than in connection with the Private Placement, the selling stockholders have not had, and do not have, any material relationship with us except for their ownership of our common stock.
The holders of the Debentures issued in the Private Placement have ongoing rights to convert the Debentures into shares of our common stock and the holders of the Warrants issued in the Private Placement have ongoing rights to exercise the Warrants. We have disclosed the material terms of the Debentures and the Warrants elsewhere in this prospectus. In addition, the purchasers in the Private Placement have ongoing registration rights related to the securities issued in the Private Placement pursuant to the terms of the Registration Rights Agreement.
Under certain circumstances, we may be required to make, pursuant to the terms of the Securities Purchase Agreement, certain payments to the purchasers, in the Private Placement, of the Debentures and the Warrants. These potential payments include: (a) potential liquidated damages for failure to register or maintain an effective registration statement for the common stock issued or issuable upon conversion of the Debentures or exercise of the Warrants (such liquidated damages not to exceed (i) 12% of the aggregate purchase price paid by each purchaser in the Financing and (ii) in any 30-day period, 1.5% of the aggregate purchase price paid by each purchaser) and (b) amounts payable if we fail to timely deliver certificates representing the required number of shares upon conversion of the Debentures or exercise of the Warrants. We intend to comply with the requirements of the Registration Rights Agreement, Debentures, and Warrants and do not currently expect to make any such payments; however, it is possible that such payments may be required.

The Securities Purchase Agreement grants to the purchasers, until the twelve month anniversary of the date of the closing of the Financing, the right to participate in any private offering of securities (“Offered Securities”), on the same terms and conditions offered in such private offering, up to an amount equal to such purchaser’s pro rata portion of $2.0 million of the Offered Securities, which will be (i) based on such purchaser’s pro rata portion of the aggregate principal amount of the Debentures purchased by all purchasers in the Financing (the “Basic Amount”) and (ii) with respect to each purchaser that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other purchasers as such purchaser may indicate it will purchase should the other purchasers subscribe for less than their Basic Amounts.

On July 20, 2016, the Company and the Purchasers entered into an Amendment to Securities Purchase Agreement and Consent to Modify Debentures (the “Amendment and Consent”). The Amendment and Consent permits the Company to repay up to $2.0 million of indebtedness owed to Sillerman Investment Company IV, LLC (“SIC IV”), an affiliate of Robert F.X. Sillerman and also permits the Company to revise its existing Line of Credit with SIC IV to provide a line of credit to the Company of up to $5.0 million. In addition, the Amendment and Consent provides that, while the Debentures are outstanding, Mr. Sillerman will guarantee that the Company shall have $1.0 million available in its commercial bank account or otherwise available in liquid funds. At any time when the Company’s available funds fall below $1.0 million, Mr. Sillerman will provide the amounts necessary to make-up the shortfall in an aggregate amount not to exceed $6.0 million; however, the first $5.0 million of the guaranty shall be provided by drawing down on the Company’s Line of Credit with SIC IV. Any remaining amounts, up to a maximum aggregate of $1.0 million shall be provided by Mr. Sillerman.

In connection with the Amendment and Consent, the Company also entered into a Subordination Agreement to permit the transactions contemplated by the Amendment and Consent and an amendment to the Exchange Agreement.

DETERMINATION OF OFFERING PRICE
The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

PLAN OF DISTRIBUTION
Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which all of the securities covered by this prospectus have been sold or (ii) the date on which the securities covered by this prospectus may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations pursuant to Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 or any other rule of similar effect. In certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We would, however, receive approximately $2,662,412.16 from the selling stockholders if they exercise their Warrants in full on a cash basis, which we will use primarily for working capital purposes. The Warrant holders may exercise their Warrants at any time in accordance with the terms thereof until their expiration, as further described under “Description of Securities.” If there is no effective registration statement registering the resale of the common stock underlying the Warrants as of certain time periods (as provided in the Warrants), the Warrant holders may choose to exercise their Warrants on a “cashless exercise” or “net exercise” basis. If they do so, we will not receive any proceeds from the exercise of the Warrants. Because the Warrant holders may exercise the Warrants largely in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to the purposes herein described. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DESCRIPTION OF SECURITIES
Recapitalization and Reverse Stock Split
On March 19, 2014, we effectuated a 1-for-80 reverse stock split (the “1-for-80 Reverse Split”). Under the terms of the 1-for-80 Reverse Split, each share of our common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-eightieth of one share of common stock, without any action by the stockholders. Fractional shares were cashed out. On April 30, 2014, we completed a recapitalization (the “Recapitalization”), pursuant to which all of our Series A preferred stock and Series B preferred stock outstanding at the time were converted into shares of our common stock.
Authorized Capital Stock
We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, including (i) 100,000 shares of Series A Convertible Redeemable Preferred Stock (with a stated value equal to $1,000 per share), (ii) 50,000 shares of Series B Convertible Preferred Stock (with a stated value equal to $1,000 per share), (iii) 100,000 shares of Series C Convertible Redeemable Preferred Stock (with a stated value equal to $1,000 per share), (iv) 150 shares of Series D Convertible Preferred Stock (with a stated value equal to $1,000 per share), and (v) 10,000 shares of Series E Convertible Preferred Stock (with a stated value equal to $1,000 per share).
Capital Stock Issued and Outstanding
As of July 20, 2016, there were issued and outstanding (i) 60,475,058 shares of common stock, (ii) zero shares of Series A Convertible Redeemable Preferred Stock; (iii) zero shares of Series B Convertible Preferred Stock; (iv) 3,000 shares of Series C Convertible Preferred Stock, which are convertible into shares of common stock based upon a stated value of $1,000 per share and a conversion price of $0.26 per share, subject to adjustment pursuant to the Exchange Agreement; (v) zero shares of Series D Convertible Preferred Stock; (vi) 4,335 shares of Series E Convertible Preferred Stock; (vii) warrants to purchase 10,115,276 shares of our common stock at exercise prices ranging from $0.01 to $400 per share (including the Warrants issued in the Private Placement), (viii) Debentures convertible into up to 15,604,504 shares of common stock, based on their initial conversion price of $0.3133 per share; and (viii) options to purchase 1,936,521 shares of our common stock at exercise prices ranging from $0.46 to $184 per share.
Description of Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. We have never paid any cash dividends with respect to our common stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders, subject to preferences that may be applicable to any then outstanding preferred stock.
Description of Series A Convertible Redeemable Preferred Stock
The designation, powers, preferences and rights of the shares of Series A Convertible Redeemable Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series A Convertible Redeemable Preferred Stock have an initial stated value of $1,000 per share.

•
The shares of Series A Convertible Redeemable Preferred Stock are entitled to receive quarterly cumulative dividends at a rate equal to 7% per annum of their stated value whenever funds are legally available and when and as declared by our board of directors. If we declare a dividend or the distribution of our assets, the holders of Series A Convertible Redeemable Preferred Stock will be entitled to participate in the distribution to the same extent as if they had converted each share of Series A Convertible Redeemable Preferred Stock held into our common stock.

•	Each share of Series A Convertible Redeemable Preferred Stock is convertible, at the option of the holders, into shares of our common stock at a conversion price of $1.15.

•
We may redeem any or all of the outstanding Series A Convertible Redeemable Preferred Stock at any time at their then current stated value, subject to a redemption premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date. However, no premium was due on the use of up to 33% of proceeds of a public offering of common shares at a price of $80.00 or more per share.

•	We are required to redeem the Series A Convertible Redeemable Preferred Stock on the fifth anniversary of its issuance.

•
Upon a change of control of the Company, the holders of Series A Convertible Redeemable Preferred Stock will be entitled to a change of control premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date.

•	The shares of Series A Convertible Redeemable Preferred Stock are senior in liquidation preference to the shares of our common stock.

•	The shares of Series A Convertible Redeemable Preferred Stock have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series A Convertible Redeemable Preferred Stock will be necessary for the Company to: (i) create or issue any capital stock (or any securities convertible into any of our capital stock) having rights, preferences or privileges senior to or on parity with the Series A Convertible Redeemable Preferred Stock; or (ii) amend the Series A Convertible Redeemable Preferred Stock.

Description of Series B Convertible Preferred Stock
The designation, powers, preferences and rights of the shares of Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series B Convertible Preferred Stock have an initial stated value of $1,000 per share.

•
The shares of Series B Convertible Preferred Stock are convertible, at the option of the holders, into shares of our common stock at a conversion price of $1.15. The shares of Series B Convertible Preferred Stock may only be converted from and after the earlier of either of: (x) the first trading day immediately following (i) the closing sale price of our common stock being equal to or greater than $1.67 per share (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to our common stock from and after the initial issuance date) for a period of five consecutive trading days following the initial issuance date and (ii) the average daily trading volume of our common stock (as reported on Bloomberg) on the principal securities exchange or trading market where our common stock is listed or traded during the measuring period equaling or exceeding 25,000 shares of our common stock per trading day (the conditions set forth in the immediately preceding clauses (i) and (ii) are referred to as the “Trading Price Conditions”) or (y) immediately prior to the consummation of a “fundamental transaction”, regardless of whether the Trading Price Conditions have been satisfied prior to such time. A “fundamental transaction” is defined as (i) a sale of all or substantially all of our assets, (ii) a sale of at least 90% of the shares of our capital stock or (iii) a merger, consolidation or other business combination as a result of which the holders of our capital stock prior to such merger, consolidation or other business combination (as the case may be) hold in the aggregate less than 50% of the voting stock of the surviving entity immediately following the consummation of such merger, consolidation or other business combination (as the case may be), in each case of clauses (i), (ii) and (iii), our board of directors has determined that the aggregate implied value of the Company's capital stock in such transaction is equal to or greater than $125,000.

•	The shares of Series B Convertible Preferred Stock are not redeemable by either us or the holders thereof.

•
The shares of Series B Convertible Preferred Stock are on parity in dividends and liquidation preference with the shares of our common stock, which are payable only if then convertible into common stock.

•	The shares of Series B Convertible Preferred Stock have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series B Convertible Preferred Stock are necessary for us to alter, amend or change any of the terms of the Series B Convertible Preferred Stock.

Description of Series C Convertible Preferred Stock
The designation, powers, preferences and rights of the shares of Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series C Convertible Redeemable Preferred Stock have an initial stated value of $1,000 per share.

•
Each holder of a share of Series C Convertible Redeemable Preferred Stock is entitled to receive dividends on such share equal to twelve percent (12%) per annum (the “Dividend Rate”) of the stated value before any dividends may be declared, set apart for or paid upon any junior stock or parity stock. Dividends on a share of Series C Convertible Redeemable Preferred Stock will accrue daily at the Dividend Rate, commence accruing on the issuance date thereof, compound annually, be computed on the basis of a 360-day year consisting of twelve 30-day months and be convertible into common stock in connection with the conversion of such share of Series C Convertible Redeemable Preferred Stock.

•
Each share of Series C Convertible Redeemable Preferred Stock is convertible, at the option of the holder, on the basis of its stated value and accrued, but unpaid dividends, into shares of our common stock at a conversion price of $4.00 per common share.

•
We may redeem any or all of the outstanding Series C Convertible Redeemable Preferred Stock at any time at the then current stated value plus accrued dividends thereon plus a redemption premium equal to the stated value multiplied by 6%. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $5.00 or more per share.

•
We are required to redeem each share of Series C Convertible Redeemable Preferred Stock on the tenth business day immediately following the fifth anniversary of its issuance. However, we will have no obligation to mandatorily redeem any shares of Series C Convertible Redeemable Preferred Stock at any time that (x) we do not have surplus under Section 154 of the Delaware General Corporation Law (the “DGCL”) or funds legally available to redeem all shares of Series C Convertible Redeemable Preferred Stock, (y) our capital is impaired under Section 160 of the DGCL, or (z) the redemption of any shares of Series C Convertible Redeemable Preferred Stock would result in an impairment of our capital under Section 160 of the DGCL; provided, that if we are prohibited from redeeming the shares due to those limitations, we will redeem the shares as soon as possible after such restrictions are no longer applicable.

•
Upon a change of control of the Company, each holder of Series C Convertible Redeemable Preferred Stock will be entitled to require us to redeem from such holder all of such holder's shares of Series C Convertible Redeemable Preferred Stock so long as such holder requests such redemption in writing at least one business day prior to the consummation of such change of control. The redemption amount per share equals the stated value thereof plus accrued dividends plus a change of control premium equal to the stated value multiplied 6%.

•
The shares of Series C Convertible Redeemable Preferred Stock are senior in liquidation preference to all shares of our capital stock unless otherwise consented to by a majority of the holders of shares of Series C Convertible Redeemable Preferred Stock.

•	The shares of Series C Convertible Redeemable Preferred Stock have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series C Convertible Redeemable Preferred Stock is necessary for us to amend the Series C certificate of designation.

Description of Series D Convertible Preferred Stock
The designation, powers, preferences and rights of the shares of Series D Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series D Convertible Preferred Stock have an initial stated value of $1,000 per share.

•	The holder of a share of Series D Convertible Preferred Stock will not be entitled to a liquidation preference or any dividends on such share.

•	The shares of Series D Convertible Preferred Stock have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series D Convertible Preferred Stock is necessary for us to amend the Series D certificate of designation.

•
Each share of Series D Convertible Preferred Stock is convertible, at the option of the holder, into shares of our common stock at a ratio of 3,333.33 shares of our common stock for each share of Series D Convertible Preferred Stock. The conversion price is not subject to antidilutive protection.

•	We may redeem any or all of the outstanding Series D Convertible Preferred Stock at any time at the then current stated value plus a redemption premium equal to the stated value multiplied by 10%.

Description of Series E Convertible Preferred Stock
The designation, powers, preferences and rights of the shares of Series E Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series E Convertible Preferred Stock have an initial stated value of $1,000 per share.

•
Subject to the satisfaction of certain conditions set forth in the certificate of designation related to the Series E Convertible Preferred Stock (the “Series E Certificate of Designation”), each share of Series E Convertible Preferred Stock is convertible, at the option of the holder, on the basis of its then stated value and accrued, but unpaid dividends, into shares of our common stock at a conversion price equal to the lesser of $0.26 or the Exchange Price (as such term is defined in the Series E Certificate of Designation).

•	The shares of Series E Convertible Preferred Stock have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series E Convertible Preferred Stock is necessary for us to amend the Series E Certificate of Designation.

Description of Debentures
As a part of the Private Placement, the Company issued $4.4 million principal amount of Debentures. The Debentures mature on the one-year anniversary of the issuance date thereof. The Debentures are convertible at any time at the option of the holder into shares of the Company’s common stock at an initial conversion price of $0.3133 per share (the “Conversion Price”).

Based on such initial Conversion Price, the Debentures will be convertible into up to 33,284,402 shares of common stock (including accrued interest). If the Company issues or sells shares of its common stock, rights to purchase shares of its common stock, or securities convertible into shares of its common stock for a price per share that is less than the Conversion Price then in effect, the Conversion Price then in effect will be decreased to equal such lower price. The foregoing adjustments to the Conversion Price will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the Conversion Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. However, in no event will the Conversion Price be less than $0.10 per share. The Debentures are secured by a first priority lien on substantially all of the Company assets in accordance with a security agreement (the “Security Agreement”).
The Debentures bear interest at 10% per annum with interest payable upon maturity or on any earlier redemption date. At any time after the issuance date, the Company will have the right to redeem all or any portion of the outstanding principal balance of the Debentures, plus all accrued but unpaid interest at a price equal to 120% of such amount. The holders of Debentures shall have the right to convert any or all of the amount to be redeemed into common stock prior to redemption. Subject to certain exceptions, the Debentures contain customary covenants against incurring additional indebtedness and granting additional liens and contain customary events of default. Upon the occurrence of an event of default under the Debentures, a holder of Debentures may require the Company to pay the greater of (i) the outstanding principal amount, plus all accrued and unpaid interest, divided by the Conversion Price multiplied by the daily volume weighted average price or (ii) 115% of the outstanding principal amount of plus 100% of accrued and unpaid interest.
On July 20, 2016, the Company and the Purchasers entered into an Amendment to Securities Purchase Agreement and Consent to Modify Debentures (the “Amendment and Consent”). The Amendment and Consent provides that, while the Debentures are outstanding, Mr. Sillerman will guarantee that the Company shall have $1.0 million available in its commercial bank account or otherwise available in liquid funds. At any time when the Company’s available funds fall below $1.0 million, Mr. Sillerman will provide (the “Sillerman Guaranty”) the amounts necessary to make-up the shortfall in an aggregate amount not to exceed $6.0 million; however, the first $5.0 million of the guaranty shall be provided by drawing down on the Company’s Line of Credit with SIC IV. Any remaining amounts, up to a maximum aggregate of $1.0 million shall be provided by Mr. Sillerman.
Description of Warrants issued in Private Placement
As a part of the Private Placement, the Company issued Warrants to the Purchasers providing them with the right to purchase up to an aggregate of 7,092,957 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. Subject to certain limitations, the Warrants are exercisable on any date after the date of issuance and the exercise price for the Warrant is subject to adjustment for certain events, such as stock splits and stock dividends. If the Company issues or sells shares of its common stock, rights to purchase shares of its common stock, or securities convertible into shares of its common stock for a price per share that is less than the conversion price of the Debentures, the exercise price of the Warrants will be decreased to a lower price based on the amount by which the conversion price of the Debentures was reduced due to such transaction. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the exercise price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The Warrants will expire 5 years from the initial issuance date.
In addition, the Company issued to Aegis Capital Corporation, the placement agent in connection with the Private Placement, warrants providing them with the right to purchase up to an aggregate of 1,063,944 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. The warrants issued to Aegis Capital Corporation contain substantially the same terms as the warrants issued to the Purchasers.
Description of Other Warrants
In addition to the Warrants issued in the Financing, we have issued and outstanding warrants to purchase 1,958,375 shares of our common stock, as described below:

Name	Exercise Price	Number of Shares	Expiration
DGI Warrants	$ 0.01	80,000	Indefinite
SIC III Warrants for Line of Credit(1)	3.51	225,000	Oct 2019
SIC III Warrants for Line of Credit(1)	2.98	150,000	Nov 2019
SIC III Warrant for Line of Credit(1)	3.63	775,000	Dec 2019
SIC III Warrant for Line of Credit(1)	1.78	350,000	Mar 2020
RFXS LoC Commitment Warrants(1)	56.00	62,500	Jun 2018
RFXS DB Guarantee Warrants(1)	80.00	125,000	Mar 2018
RFXS Prior Line of Credit Warrants(1)	80.00	175,563	Apr 2018
Other Investors Prior Line of Credit Warrants	80.00	11,937	Apr 2018
Tejas Warrants	400.00	3,375	Aug 2016

(1)	Warrants held by affiliate entity of Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer.
Transfer Agent and Registrar
Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC. Its mailing address is 6201 15th Avenue, Brooklyn, New York 11219, and its phone number is (718) 921-8206.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws
The provisions of Delaware law and our certificate of incorporation and bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.
Delaware Statutory Business Combinations Provision.  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.
Election and Removal of Directors.  Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the holders of a majority of the shares then entitled to vote at an election of directors, provided a quorum is present. Vacancies on our board of directors resulting from the removal of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our certificate of incorporation and bylaws will not provide for cumulative voting in the election of directors.
Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.  Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 30 days or more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice, to be considered timely, must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
Special Meetings of Stockholders.  Special meetings of the stockholders may be called at any time only by the President or by a majority of the directors then in office or by stockholders of record holding not less than 10% of the issued and outstanding shares entitled to vote at such meeting, subject to the rights of the holders of any series of preferred stock then outstanding.
Blank-Check Preferred Stock.  Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.
Liability and Indemnification of Directors and Officers
Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of a Delaware corporate law or obtained an improper personal benefit.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the Delaware General Corporation Law, our bylaws and certificate of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of us, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of us; provided that, (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of us, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful. Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to us, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
We do not believe that such indemnification affects the capacity of such person acting as our officer, director or control person.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS
Market Information

As of June 13, 2016, our common stock has traded on the NASDAQ Stock Market under the symbol “FNCX.” From January 28, 2016 to June 13, 2016, our common stock traded on the NASDAQ Stock Market under the symbol “DDAY.” From April 25, 2014 to January 28, 2016, our common stock traded on the NASDAQ Stock Market under the symbol “VGGL.” Prior to April 25, 2014, our common stock was traded in the over the counter market and was quoted on the OTC QB Electronic Quotation Service.

The following table sets forth the high and low bid prices of our common stock during the fiscal years ended June 30, 2016 and 2015 and for a portion of the first quarter of the fiscal year ending June 30, 2017. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	High	Low

Fiscal 2015
First Quarter	$5.70	$1.95
Second Quarter	$4.88	$1.27
Third Quarter	$3.66	$1.31
Fourth Quarter	$4.24	$1.37

Fiscal 2016
First Quarter	$2.17	$0.80
Second Quarter	$1.07	$0.35
Third Quarter	$0.82	$0.20
Fourth Quarter	$0.58	$0.24

Fiscal 2017
First Quarter (through August 8, 2016)	$0.40	$0.24

 Transfer Agent and Registrar
Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC. Its mailing address is 6201 15th Avenue, Brooklyn, New York 11219, and its phone number is (718) 921-8206.
Holders of Common Stock
As of August 10, 2016, there were 244 holders of record of our common stock, not including an indeterminable number of stockholders whose shares are held in street or “nominee” name. As of such date, 60,475,058 shares of common stock were issued and outstanding.
Dividends
We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans
The table below shows information with respect to our equity compensation plans and individual compensation arrangements as of June 30, 2015.

Plan Category		Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
		(a)	(b)	(c)
Equity compensation plans approved by security holders	(1)	1,648,075(1)	$11.19	296,773(3)
Equity compensation plans not approved by security holders		0	$0	0

Total		1,648,075	$11.19	296,773

(1) This includes 466,257 restricted stock units and options to purchase 1,181,818 shares. 1,794,841 restricted stock units were granted to directors, officers, and employees during the fiscal year. 610,335 options were granted to employees during the fiscal year at a range of $1.89 to $4.54.

(2) The weighted average exercise price of $11.19 reflects the weighted average exercise price of all options outstanding as of June 30, 2015. The restricted stock units referred to in Footnote 1 above do not have an exercise price and such units are not included in this weighted average.

(3) After the end of the fiscal year, an amendment to the Company's 2011 Executive Equity Incentive Plan became effective, and thus an additional 2,500,000 shares are available for issuance under that plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the historical audited consolidated financial statements and footnotes of the Company's historical audited consolidated financial statements and notes thereto included elsewhere in this Prospectus. Our historical results of operations reflected in our consolidated financial statements are not necessarily indicative of our future results of operations. All financial numbers in this section are in thousands of dollars ($'000) except share and per share data and unless otherwise noted.

Function(x) Inc. (the "Company", "we", "us" and/or "our") was incorporated in Delaware in July 1994, and was formerly known as DraftDay Fantasy Sports, Inc., Viggle Inc., Function (X) Inc. and Gateway Industries, Inc.

Overview

Function(x) Inc. (the “Company” and/or “Function(x)”) was incorporated in Delaware in July 1994. We are a diversified media and entertainment company and conduct our three lines of business, including digital publishing through Wetpaint.com, Inc. (“Wetpaint”) and Rant, Inc. (“Rant”), fantasy sports gaming through DraftDay Gaming Group, Inc. (“DDGG”), and digital content distribution through Choose Digital, Inc. (“Choose Digital”).

We operate Wetpaint, a leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. With the recent acquisition of assets of Rant, a leading digital publisher in diversified areas, Function(x) expanded its reach in the digital publishing arena. We are also the largest shareholder of DraftDay.com, which is positioned to become a significant player in the fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. We also operate Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.

As described in the section entitled the “Perk.com Transaction” below, on December 13, 2015, we entered into an Asset Purchase Agreement (the “Perk Agreement”) with Perk.com, Inc. (“Perk”) to sell our rewards business, including the Viggle app, to Perk. This asset sale subsequently closed on February 8, 2016.

As the nature of our business has changed, we changed our name from DraftDay Fantasy Sports, Inc. to Function(x) Inc., and changed our ticker symbol from DDAY to FNCX.

We recently acquired assets of Rant for $2,000 in assumed liabilities, a $3,000 note, and 4,435 shares of Function(x) Inc. Series E Convertible Preferred Stock which, upon satisfaction of certain conditions including shareholder approval, will be convertible into shares of our common stock equal to 22% of the fully diluted shares outstanding, in a move to become a market leader in social publishing.

Our Strategy

We aspire to be become the #1 Interactive Media Platform by leveraging and building on our existing platform and current user base. Our three pronged strategy include, (a) further developing our platform connecting content owners with their audience through live or on-demand video channels, (b) enhance our comprehensive built-in monetization model for content contributors and distribution partners, and (c) focus on building a technology driven ultimate user engagement platform supporting video, blogs, mobile, social, e-commerce and analytics. We intend to grow our business organically by integrating our recently acquired businesses and by pursuing acquisitions of assets or businesses that would enhance our presence as a media platform.

Our immediate objective is to successfully integrate Wetpaint and Rant assets and lay the foundation as well as refine processes that can serve as a blueprint for future acquisitions and growth. As part of the integration process we plan to develop a solid and predictable revenue model for our Social Publishing business aiming for profitability in near-term, implement scalable but lean operational processes and staffing within product development and ad revenue divisions and finalize a long-term plan that embraces product innovation with the sole purpose of defining us as the leading player in Interactive Media Publishing with a focus on video, social, mobile, e-commerce and predictive analytics.
Digital Publishing

Our digital publishing businesses include Wetpaint.com and Rant Inc. Wetpaint is a leading entertainment news destination for millennial women. Covering the latest in television, music, celebrities, entertainment news, fashion, and pop culture, Wetpaint reaches millions of unique users on a monthly basis. Through Wetpaint, we publish more than 55 new articles, videos, and galleries each day. Wetpaint is a social publisher whose target audience is millennial women, primarily 18- to 34-year-old women. With social packaging around original entertainment news content, we showcase exclusive interviews, breaking stories, and our fangirl spin on pop culture. We generate content through our team of in-house professional writers and editors who are experts in their fields. Each writer is immersed in pop culture and what is happening on-screen and behind the scenes of fans’ favorite TV shows and movies. They seek to deliver content to our readers in a fun, visual and informative way and to ensure that our fans are up to date on all the latest entertainment news and gossip.

Wetpaint is a leading-edge media platform that uses its proprietary state-of-the-art technologies and expertise in social media to build and monetize audiences. We are very focused on knowing our audience, which is made possible through our proprietary Social Distribution System ("SDS"), a patented technology-based social experimentation and publishing platform. Wetpaint’s competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content by getting it to the right audience at the right place and time on the internet.

To enhance our digital publishing business, we recently acquired assets of Rant Inc. (“Rant”). Rant is a leading digital publisher that publishes original content in 13 different verticals, most notably in sports, entertainment, pets, cars, and food. Adweek published that Rant’s flagship RantSports.com property was ranked #1 by Quantcast for target digital ad buying for the 2015 holiday season, indicating the power of reaching a targeted audience. Rant and its expanding internet property lineup has established itself as a leading innovator in online media consumption. Known for the well-established brand RantSports, Rant has since expanded its reach towards the areas of lifestyle, fitness, exercise, entertainment, technology, and celebrities. Rant was recently named both #18 overall on Inc 500’s Fastest Growing Companies - #1 in Media - and #31 on Forbes’ Most Promising Companies of 2015.

As a complement to our existing Wetpaint publishing business, Rant brings an expanded reach into sports, lifestyle, and entertainment publishing. The combined properties currently have approximately12.7 million fans on their Facebook pages and, for the quarter ended June 30, 2016, generated an average of 14.5 million unique visitors per month. With the acquisition of Rant, we gain a highly optimized digital media delivery technology which amplifies the speed of digital content publishing, getting information and relevant advertising to the end user more quickly than before. Rant’s platform is designed for desktop and mobile content at the billions-of-pageviews per year level. Because of its low cost of operation, the coupling of the Rant platform and the SDS technology creates powerful tools in digital content publishing.

Our digital publishing businesses are very focused on knowing their audience. This is made possible through our proprietary SDS, a patented technology-based social experimentation and publishing platform. Our competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content, getting it to the right audience at the right place at the right time primarily through social media. The technology is designed to generate fans on our pages on Facebook and other social media outlets. Our content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to our websites. Our technology contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience. Because we use this proprietary technology, a significant amount of our website traffic is generated through social media channels, particularly Facebook. Facebook and other social media outlets routinely update their algorithms to adjust what content is displayed in users’ feeds. The test and measurement feature of our technology help us to stay current in maximizing website traffic from social media channels as these algorithms change. We have seven issued patents related to the SDS technology.

Our digital publishing businesses generate revenue by displaying advertisements to our users as they view content on our websites. We source ads by working directly with advertisers, or their advertising agencies, and by working through several third party ad networks who are all bidding against each other for our advertising inventory in real time. Advertisements are typically priced as a base price per thousand views, also known as Cost-Per-Mille (CPM), but can also be priced as a base price per click, also known as Cost-Per-Click (CPC), or as a base price per intended action, also known as Cost-Per-Action (CPA). The vast majority of our revenues are derived from ads sourced from third party ad networks.

DraftDay.com

The DraftDay.com business (“DraftDay Business”and/or “DraftDay”) conducts business as DDGG and operates a daily fantasy sports website at DraftDay.com, and other white-label websites on behalf of its business-to-business clients. The DraftDay business is focused on the business-to-business market allowing consumer brands entry into the fantasy sports market with turnkey solutions in the United States and Canada. Outside of the U.S., Draft Day Gaming Group launched the DraftStars daily fantasy platform for CrownBet, the leading sports betting operation in Australia. However, within the U.S., by October of 2015 the regulatory landscape adversely shifted and all DFS companies including DDGG were faced with regulatory uncertainty. The DraftDay Business has paid out more than $30 million in prize winnings since its inception. DDGG’s model provides three unique benefits to white label customers: (1) business-to-business white label strategy that significantly reduces customer acquisition cost risks, (2) partner liquidity sharing that provides opportunity for large prize pools via aggregation, and (3) our platform has the latest in consumer protections in the industry.

DDGG supplies a full white-label solution that allows businesses to participate in the fast growing skill-based game market. By using DDGG's white label solution, a business can offer a fantasy sports product to its customers without incurring the ongoing technology costs and other capital expenditures. By focusing on offering white-label solutions to businesses, DDGG's strategy is to build a network of players through the established databases of DDGG's participating clients. This model is strategically focused to minimize costs of user acquisition. In addition, the aggregated network of users across DDGG's clients' databases creates larger prize pools to generate higher player engagement and retention. DDGG continues to develop its business plan by focusing on the regulated market of casinos as well as the entertainment and sports industries.

Outside of the U.S., DDGG launched the DraftStars daily fantasy platform for CrownBet, the leading sports betting operation in Australia. However, within the U.S., by October of 2015 the regulatory landscape adversely shifted and all DFS companies including DDGG were faced with regulatory uncertainty.

On September 8, 2015, we and our subsidiary DDGG entered into an Asset Purchase Agreement (the “DraftDay Asset Purchase Agreement”) with MGT Capital Investments, Inc. (“MGT Capital”) and MGT Sports, Inc. (“MGT Sports”), pursuant to which we acquired all of the assets of the DraftDay Business from MGT Capital and MGT Sports. The DraftDay Business operates a daily fantasy sports website at DraftDay.com. The DraftDay Business is focused on the business-to-business market allowing consumer brands entry into the fantasy sports market with turnkey solutions. The DraftDay Business has paid out more than $30 million in prize winnings since its inception.

In exchange for the acquisition of the DraftDay Business, the Company paid MGT Sports the following: (a) 1,269,342 shares of our Common Stock, par value $0.001 per share (“Common Stock”), (b) a promissory note in the amount of $234, which will be due September 29, 2015, (c) a promissory note in the amount of $1,875 due March 8, 2016, and (d) 2,550,000 shares of common stock of DDGG.  In addition, in exchange for providing certain transitional services, DDGG will issue to MGT Sports a warrant to purchase 1,500,000 shares of DDGG common stock at an exercise price of $0.40 per share. In addition, in exchange for the release of various liens and encumbrances, we also agreed to issue to third parties: (a) 84,633 shares of our Common Stock, (b) a promissory note in the amount of $15 due September 29, 2015 and (c) a promissory note in the amount of $125 due March 8, 2016, and DDGG issued: (i) 150,000 shares of our common stock and (ii) a warrant to purchase 350,000 shares of DDGG common stock at $0.40 per share. Accordingly, we issued a total of 1,353,975 shares of Common Stock in connection with the acquisition of the DraftDay Business. We contributed the assets of the DraftDay Business to DDGG, such that we now own a total of 11,250,000 shares of DDGG common stock.

In the aggregate, we issued promissory notes in the principal amount of $250 due and paid on September 29, 2015 and in the aggregate principal amount of $2,000 due March 8, 2016. We were not able to make the payment at the due date and, on March 24, 2016, converted $824 of the promissory notes to common stock and $110 of the promissory notes to a Series D Preferred Stock. On April 13, 2016, MGT Sports converted all 110 shares of our Series D Preferred Stock into shares of our common stock. Accordingly, we issued 366,630 shares of common stock to MGT Sports and, thereafter, there are no shares of our Series D Preferred Stock outstanding.

In addition, on September 8, 2015, DDGG entered into an agreement with Sportech Racing, LLC (“Sportech”) pursuant to which Sportech agreed to provide certain management services to DDGG in exchange for 9,000,000 shares of DDGG common stock. As a result of the transactions described above, the Company owns a total of 11,250,000 shares of DDGG common stock, Sportech Inc., an affiliate of Sportech, owns 9,000,000 shares of DDGG common stock, MGT Sports owns 2,550,000 shares of DDGG common stock and an additional third party owns 150,000 shares of DDGG common stock.  In addition, MGT Sports holds a warrant to purchase 1,500,000 shares of DDGG common stock at an exercise price of $0.40 and an additional third party holds a warrant to purchase 350,000 shares of DDGG common stock at $0.40 per share.

Choose Digital

Choose Digital was founded in 2011 as a supply chain to the loyalty and incentive industry, allowing major programs (airline frequent flier, banks and hotel loyalty programs, etc.) to offer digital content as a reward redemption option. Choose Digital’s products and services allow any reward program to integrate our large digital media marketplace, giving their members the ability to browse, redeem, and download latest releases or classic favorites.

Choose Digital is a white-label digital marketplace featuring a recent and wide range of digital content, including music, eBooks and audiobooks. The content is sourced from leading record companies and book publishers. The marketplace can be fully branded and integrated seamlessly into clients' current online environments. Today Choose Digital’s marketplace powers a number of loyalty programs in the U.S. and Canada allowing customers and participants to enjoy the latest in digital content instantly.

Choose Digital generates revenues when participants in Choose Digital’s clients’ loyalty programs redeem loyalty credits for digital content provided by Choose Digital. For example, if a participant in a loyalty program redeems credits for a song download provided by Choose Digital, the client loyalty program pays Choose Digital for the download.

Choose Digital offers several custom and turnkey products for creating e-commerce web apps for selling digital music, eBooks, and audiobooks within small or large loyalty programs. The digital media catalog consists of the new releases and large back-catalogs of major music labels and book publishers. New catalog items are added daily.

Choose Digital’s technology and expertise provides the ability for client companies and organizations to quickly add digital media items to their loyalty reward programs. The digital media catalog can be fully customized to the client’s needs and can involve integrating our full-featured API, or employing our services to create a custom, seamless, standalone, and managed storefront accessible by their member base.

Technology

Our digital publishing, gaming and digital content distribution businesses are enabled by multiple technology platforms primarily developed internally including proprietary and patented software some of which are briefly described below.

Our digital content distribution businesses are very focused on knowing their audience. This is made possible through our proprietary SDS technology. Our competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content - getting it to the right audience at the right place at the right time primarily through social media. The technology is designed to generate fans on our pages on Facebook and other social media outlets. Our content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to our websites. Our technology contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience. Because we use this proprietary technology, a significant amount of our website traffic is generated through social media channels, particularly Facebook. Facebook and other social media outlets routinely update their algorithms for what content is displayed in users’ feeds. The test and measurement features of our technology help us to stay current in maximizing website traffic from social media channels as these algorithms change. We have seven issued patents related to the SDS technology.

With the acquisition of Rant, we gain a highly optimized digital media delivery technology which amplifies the speed of digital content publishing, getting information and relevant advertising to the end user more quickly than before. Rant’s platform is designed for desktop and mobile content at the billions-of-page views per year level. Because of its low cost of operation, the coupling of the Rant platform and our SDS technology creates the extremely powerful tools in digital content publishing.

Choose Digital’s technology platform and expertise provides the ability for any client companies and organizations to quickly add digital media items to their loyalty reward programs. The digital media catalog can be fully customized to the client’s needs and can involve integrating our full-featured API, or employing our services to create a custom, seamless, standalone, and managed storefront accessible by their member base. The platform is highly scalable and has multiple e-commerce capabilities.

DraftDay has built a sophisticated platform that allows for each operator to have their own portal to drive their customers to, own the data and feed into a pool with other operators. The state of the art technology platform enables us to offer multiple gaming products covering all major sports. Our technology platform is highly scalable and also has proven business-to-business white-label capabilities. In addition, the platform is complemented by a highly responsive design / HTML5 mobile webapp capabilities.

We protect our technology through seeking intellectual property registration and filings. We register certain domain names, trademarks and service marks in the United States and in certain locations outside the United States. Circumstances outside of our control could pose a threat to our intellectual property rights. Effective intellectual property protection may not be available in the United States or other countries in which we provide our solution. In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Any impairment of our intellectual property rights could harm our business, our ability to compete and our operating results.

Viggle Rewards Business - Discontinued Operations

Viggle is a mobile and web-based entertainment marketing platform that uses incentives to make content consumption and discovery more rewarding for media companies, brands and consumers. Viggle helps guide consumers towards various forms of media consumption with television enhancement, music discovery, entertainment content publishing and distributed viewing reminders. Viggle helps consumers decide what to watch and when, broadens the viewing experience with real time games and additional content, and rewards viewers for being loyal to their favorite shows throughout a season, allowing them to earn points. For brands, Viggle provides advertising clients with targeted interactive ads to amplify their TV messaging to verified audiences. For media companies, Viggle delivers promotional benefits by driving viewers to specific shows, engaging them in a richer content experience, and increasing awareness of promoted shows through web, mobile and social channels. We sold this business to Perk in a transaction that closed on February 8, 2016.

Perk.com Transaction

Perk Agreement

On December 13, 2015, we entered into an Asset Purchase Agreement with Perk (the “Perk Agreement”). Perk’s shares are currently traded on the Toronto Stock Exchange. In connection with the Perk Agreement, we agreed to sell to Perk certain assets relating to the Viggle rewards business, including the Viggle App. We retained our interest in DraftDay Gaming Group,

Inc., Wetpaint.com, Inc., Choose Digital, Inc. and the assets relating to our MyGuy game. The closing of this transaction subsequently occurred on February 8, 2016.
Purchase Price and Adjustments
As consideration for the assets sold, we received the following consideration:

•
1,500,000 shares of Perk common shares free and clear of all liens, less the number of shares of Perk common shares applied to the repayment of principal and interest of the credit facility described below (the “Initial Perk Shares”);

•
2,000,000 shares of Perk common shares if Perk’s combined revenue, as calculated pursuant to the Perk Agreement, is at least $130,000 for the calendar year commencing on January 1, 2016 or January 1, 2017 (the “Earn-Out”);

•
A warrant (“Warrant 1”) entitling us to purchase 1,000,000 shares of Perk common shares at a strike price of CDN $6.25 per share in the event the volume weighted average price (“VWAP”) of shares of Perk common shares is greater than or equal to CDN $12.50 per share for 20 consecutive trading days in the two year period following the closing of the Perk.com Transaction;

•
A warrant (“Warrant 2”, and together with Warrant 1, the “Perk Warrants”) entitling the us purchase 1,000,000 shares of Perk common shares at a strike price of CDN $6.25 per share in the event that the VWAP of Perk common shares is greater than or equal to CDN $18.75 per share for 20 consecutive trading days in the two year period following the closing of the Perk.com Transaction; and

•	Perk also assumed certain of our liabilities, including points liability.

At the time we entered into the Perk Agreement, Perk provided us with a $1,000 secured line of credit, which we fully drew down. We had the option of repaying amounts outstanding under that line of credit by reducing the number of Initial Perk Shares by 130,000. We exercised this option, so we received 1,370,000 shares of Perk common stock at closing, and the amounts outstanding under the Line of Credit were deemed paid in full.

Escrow

At the closing, 37.5% (562,600) of the Initial Perk Shares were issued and delivered to an escrow agent to be used exclusively for the purpose of securing our indemnification obligations under the Perk Agreement. The escrow agent will hold such shares for one year from the closing in accordance with the terms of an escrow agreement.

Additionally, after the closing, we delivered 357,032 shares to satisfy an obligation to a prior trade creditor.

Going Concern

Our Consolidated Financial Statements as of June 30, 2015, and the auditor's report on those financial statements, include a disclosure paragraph regarding the uncertainty of our ability to remain a going concern, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business. We are unlikely to pay dividends or generate significant revenue or earnings in the immediate or foreseeable future. The continuation of us as a going concern is dependent upon the continued financial support from its stockholders and our ability to obtain necessary equity and/or debt financing to continue development of our business and to increase revenue. Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful or that development of the business will be successful, and therefore there is substantial doubt about our ability to continue as a going concern within one year after the financial statements are issued. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Assessment of Internal Controls

We have assessed the effectiveness of our internal control over disclosure controls and procedures as of March 31, 2016. As a result of this assessment, we concluded that, as of March 31, 2016, our internal controls over disclosure controls and procedures was not effective. Our management identified the following material weaknesses in our internal control over financial reporting and disclosure controls and procedures, which are the consequences of our limited financial resources and small staff: (i) inadequate segregation of duties and effective risk assessment; (ii) insufficient levels of supervision and review of the disclosure controls and procedures process; and (iii) failure to design, implement and maintain adequate operational and internal controls and processes to identify complex transactions requiring specialized accounting expertise.

Results of Continuing Operations

Results for the three and nine months ended March 31, 2016 and 2015 (amounts in thousands)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2016	2015	Variance	2016	2015	Variance
Revenues	$678	$1,404	$(726)	$3,933	$4,294	$(361)
Selling, general and administrative expenses	(5,634)	(10,904)	5,270	(25,043)	(35,922)	10,879
Impairment loss	—	—	—	(26,171)	—	(26,171)
Operating loss	(4,956)	(9,500)	4,544	(47,281)	(31,628)	(15,653)
Other income (expense):
Other income, net	31	1	30	34	6	28
Interest expense, net	(1,083)	(935)	(148)	(2,866)	(1,415)	(1,451)
Total other expense	(1,052)	(934)	(118)	(2,832)	(1,409)	(1,423)
Net loss before provision for income taxes	(6,008)	(10,434)	4,426	(50,113)	(33,037)	(17,076)
Income tax expense	—	—	—	—	—	—
Net loss from continuing operations	$(6,008)	$(10,434)	$4,426	$(50,113)	$(33,037)	$(17,076)

Revenues

	Three Months Ended March 31,			Nine Months Ended March 31,
	2016	2015	Variance	2016	2015	Variance
Revenues by segment:
Wetpaint	$228	$707	$(479)	$1,274	$2,788	$(1,514)
Choose Digital	227	572	(345)	1,861	1,124	737
DDGG	98	—	98	424	—	424
Other income	125	125	—	374	382	(8)
Total	$678	$1,404	$(726)	$3,933	$4,294	$(361)

Revenue in the three months ended March 31, 2016 was $678, a decrease of $726 from the three months ended March 31, 2015. The decrease was driven by the sale of the Viggle business to Perk, which led to a temporary cessation in Viggle user redemption of digital media on the Choose Digital platform and thus lower revenues in the amount of $345 for Choose Digital. Additionally, due to the Viggle business sale, Wetpaint's sales force was transferred to Perk, leading to a loss of direct sales advertising revenues for Wetpaint in the amount of $479. DDGG earned $98 in revenues in the period, offsetting the revenue decreases experienced by Wetpaint and Choose Digital.

Revenue in the nine months ended March 31, 2016 was $3,933, a decrease of $361 from the nine months ended March 31, 2015. The decrease was primarily driven by the loss of Wetpaint's sales force which resulted in lower revenues for this business unit. The Wetpaint revenue decrease was offset by an increase in Choose Digital revenues and DDGG's revenues from a recent investment in the Draftday.com platform. Choose Digital revenues increased over this period due to a spike in Viggle points redemption for digital media rewards.

Selling, General and Administrative Expenses

	Three Months Ended March 31,			Nine Months Ended March 31,
	2016	2015	Variance	2016	2015	Variance
Selling, general and administrative expenses by segment:
Wetpaint	$(1,067)	$(2,694)	$1,627	$(5,474)	$(9,861)	$4,387
Choose Digital	(628)	(1,577)	949	(2,956)	(5,046)	2,090
DDGG	(1,299)	—	(1,299)	(3,132)	—	(3,132)
Other	(2,640)	(6,633)	3,993	(13,481)	(21,015)	7,534
Total	$(5,634)	$(10,904)	$5,270	$(25,043)	$(35,922)	$10,879

Selling, general and administrative expenses were $5,634 for the three months ended March 31, 2016, a net decrease of $5,270 from the three months ended March 31, 2015.

•
Stock based compensation decreased by $4,178 across the segments due to expiration of un-vested options and restricted stock units: $939 on the Wetpaint segment, $318 on the Choose Digital segment, and $2,921 on the Other segment, which represents expense on instruments issued for corporate financing activities.

•	Choose Digital's content expense decreased by $242 due to lower Viggle user redemption of digital media on the digital rewards platform following the sale of the Viggle App to Perk.

•
Professional fees expense increased by a net $34 across the segments. Professional fees expense decreased by $410 on the Wetpaint segment, $131on the Choose Digital segment, and $109 on Other segment, as part of a company-wide cost reduction effort. DDGG's professional fees amounted to $684, and offset decreases in fees in other segments.

•
Personnel costs decreased by a net $77 across the segments: $69 on the Wetpaint segment, $45 on the Choose Digital segment, and $211 on the Other segment. DDGG's personnel costs amounted to $248, and offset the decreases in personnel costs in other segments.

•
Depreciation and amortization expense decreased by a net $232 across the segments due to impairment of intangible assets in the prior quarter: $175 on the Wetpaint segment, $96 on the Choose Digital segment, and $41 on the Other segment. DDGG's depreciation and amortization expense was $80, and offset the decreases reported in other segments.

•	DDGG's cost of sales expense totaled $72.

Selling, general and administrative expenses were $25,043 for the nine months ended March 31, 2016, a decrease of $10,879 from the nine months ended March 31, 2015.

•
Stock based compensation decreased by $9,240 across the segments due to expiration of un-vested options and restricted stock units: $2,525 on the Wetpaint segment, $722 on the Choose Digital segment, and $5,993 on the Other segment, which represents expense on instruments issued for corporate financing activities.

•	Choose Digital's content expense increased by $880 due to increased Viggle user redemption of digital media on the digital rewards platform in the first six months of the current period.

•
Personnel costs decreased by a net $1,904 across the segments: $1,152 on the Wetpaint segment, $943 on the Choose Digital segment, and $327 on the Other segment. DDGG's personnel costs for the first nine months of operation amounted to $518, and offset the decreases in personnel costs in other segments.

•
Professional fees expense increased by a net $545 across the segments: $619 decrease on the Wetpaint segment, $191decrease on the Choose Digital segment, and $219 decrease on the Other segment, as part of a company-wide cost reduction effort. DDGG's professional fees for the first nine months of operation amounted to $1,574, and offset decreases in fees in other segments.

•
Technology related costs increased on the Wetpaint segment by $258 due to an increased focus on development of the Wetpaint.com business. Technology related costs decreased on the Choose Digital segment by $63, as part of a company-wide cost reduction effort.

•
Depreciation and amortization expense decreased by a net $373 across the segments due to impairment of intangible assets in the prior quarter: $152 on the Wetpaint segment, $346 on the Choose Digital segment, and $26 on the Other segment. DDGG's depreciation and amortization expense for the first nine months of operation was $151, and offset the decreases reported in other segments.

•	DDGG's cost of sales expense for the first nine months of operation totaled $339.

Impairment Loss

	Three Months Ended March 31,			Nine Months Ended March 31,
	2016	2015	Variance	2016	2015	Variance
Impairment loss by Segment:
Wetpaint	$—	$—	$—	$(21,718)	$—	$(21,718)
Choose Digital	—	—	—	(4,453)	—	(4,453)
Total	$—	$—	$—	$(26,171)	$—	$(26,171)

Impairment loss in the nine months ended March 31, 2016 was $26,171, and is due to the goodwill impairment loss the Company recorded of $3,122 related to the Choose Digital reporting unit and $10,249 related to the Wetpaint reporting unit, and losses of $1,331 and $11,469 on intangible assets related to Choose Digital's software and licenses and Wetpaint's technology, trademark, customer relationships and non-competition agreements, respectively.

Interest Expense, Net

Interest expense, net was $1,083 for the three months ended March 31, 2016, an increase of $148 from the three months ended March 31, 2015. The increase was due to higher levels of debt during the three months ended March 31, 2016.

Interest expense, net was $2,866 for the nine months ended March 31, 2016, an increase of $1,451 from the nine months ended March 31, 2015. The increase was due to higher levels of debt during the nine months ended March 31, 2016.

Income Taxes

We account for income taxes in accordance with the liability method of accounting as set forth in Accounting Standards Codification ("ASC") 740, "Income Taxes".  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. At March 31, 2016 and June 30, 2015, we provided a full valuation allowance on our deferred tax assets and thus recognized no tax benefit.

Results of Operations for the Years Ended June 30, 2015 and 2014 (amounts in thousands)

	Year Ended June 30, 2015	Year Ended June 30, 2014	Variance

Revenues	$5,674	$2,151	$3,523
Selling, general and administrative expenses	(49,157)	(38,804)	(10,353)
Operating loss	(43,483)	(36,653)	(6,830)

Other expense, net:
Other income, net	6	348	(342)
Interest expense, net	(2,050)	(2,805)	755
Total other expense, net	(2,044)	(2,457)	413

Net loss before provision for income taxes	(45,527)	(39,110)	(6,417)

Income tax expense	—	(6)	6

Net loss from continuing operations	$(45,527)	$(39,116)	$(6,411)

Revenues

	Year Ended June 30, 2015	Year Ended June 30, 2014	Variance
Revenues by segment:
Wetpaint	$3,454	$1,259	$2,195
Choose Digital	1,703	22	1,681
Other	517	870	(353)
Total	$5,674	$2,151	$3,523

Revenue for the year ended June 30, 2015 was $5,674, an increase of $3,523 from the year ended June 30, 2014. The increase was driven by a $2,195 increase in Wetpaint revenues and a $1,681 increase in Choose Digital revenues. The increase in Wetpaint revenues is primarily due to the fact that Wetpaint was purchased mid-fiscal year in December 2013. The increase in Choose Digital revenues is primarily due to the fact that Choose Digital was purchased at the end of the fiscal year in June 2014.

Selling, General and Administrative Expenses

	Year Ended June 30, 2015	Year Ended June 30, 2014	Variance
Selling, general and administrative expenses by segment:
Wetpaint	$12,201	$7,401	$4,800
Choose Digital	8,447	417	8,030
Other	28,509	30,986	(2,477)
	$49,157	$38,804	$10,353

Selling, general and administrative expenses were $49,157 for the year ended June 30, 2015, an increase of $10,353 from the prior year. The increase was attributable to increases in Wetpaint of $4,800 and Choose Digital of $8,030; offset by a decrease in Other of $2,477. Wetpaint was purchased mid-fiscal year in December 2013 and the expenses presented for the year ended June 30, 2014 include only partial year expense totals. The increase in Wetpaint selling, general and administrative expenses was primarily due to personnel costs of $2,469 and stock compensation expense of $1,460. Choose Digital was purchased at the end of the fiscal year in June 2014 and the expenses presented for the year ended June 30, 2014 include partial month expense totals.

The increase in Choose Digital expenses also include a write off of certain intangible assets recorded at the acquisition of Choose Digital of $2,085. The decrease in the Other segment was primarily due to an increase in loss on contingent consideration related to the Wetpaint acquisition of $4,286 offset by a decrease in stock compensation allocated to corporate departments of $5,927.

Interest Expense, Net

Interest expense, net was $2,050 for the year ended June 30, 2015, a decrease of $755 from the year ended June 30, 2014. The decrease was due to the timing of proceeds and payments of loans along with the associated interest rates.

Income Taxes

We use the liability method of accounting for income taxes as set forth in Accounting Standards Codification ("ASC") 740, "Income Taxes".  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. At June 30, 2015 and 2014, we provided a full valuation allowance on its deferred tax assets and thus recognized no tax benefit.

Liquidity and Capital Resources (amounts in thousands)

Cash

At March 31, 2016 and June 30, 2015, we had cash balances of $623 and $4,217, respectively.

Available Line of Credit

As of March 31, 2016 and June 30, 2015, we had approximately $1,737 and $7,000 available under our lines of credits, respectively.

The Company's 12-Month Plan for its Business (amounts in thousands)

Our capital requirements to fund our operating segments are variable based on a few key factors. With respect to Wetpaint, the key factors include quality content creation, monthly unique visitors and our ability to procure advertising inventory to properly monetize our user base. With respect to Choose Digital, the key factors are our ability to launch new clients and the cost and our ability to purchase digital content at an attractive price. These factors combine to determine our cash needs for calendar 2016. As we increase Wetpaint's number of monthly unique users and number of advertising partners, we would expect to generate increased revenue from the sale of digital media on the Wetpaint website and expect these sales to be a source of liquidity within such period for this operating segment. If we can increase Choose Digital's client base, we would expect to generate increased revenue from the provision of digital content to the clients. However, there is no guarantee that revenues will exceed business fixed and variable costs in calendar 2016 or ever. With respect to our operating costs, employee salaries, cost of content expenditures, leases of office space, and costs of cloud computing and hosting services constitute the majority of our monthly operating expenses. With the exception of leased office space, our operating costs across the operating segments are expected to increase as we add users and clients, work to create more content to entice users, and create new features and functionality on the Choose Digital platform. The overall level of expenses will be reflective of management’s view of the current opportunities for the operating segments within their respective marketplaces and our strategic decisions. We utilize significant computing resources across our business to run and develop our website and platforms and purchase certain server hardware; however, we lease the majority of needed computing hardware, bandwidth, and co-location facilities. Accordingly, we can limit the cost of these servers to be in line with business growth. We plan to carefully manage our growth and costs to attempt to meet the goals of our business plan for such period.

We have projected the plan for our business for the next 12 months which is subject to change resulting from both internal and external circumstances. Our 12-month plan has not been reviewed for consistency with U.S. GAAP, and has been prepared on a modified accrual basis. Our 12-month plan is based on assumptions and is subject to risks and uncertainties. Our 12-month plan represents our estimates and assumptions only as of the date of this filing on Form S-1, and our actual future results may be materially different from what we set forth below.

There is no assurance that the plan set forth herein will be successful. If implemented, actual results may vary significantly from the plan described in this filing on future Form S-1. We do not warrant or guarantee the foregoing. Our June 30, 2015 financial statements contain a going concern emphasis in our audit opinion.

Our current plan will require capital of approximately $7 million over the next 12-month period to cover the fixed expenses and capital needs of our Company, including employee payroll, server capacity, research and development, office space and capital expenditures. As of the date of this filing on Form S-1, we have $4.4 million available to draw on our credit lines to fund our operations. In order to meet our capital requirements for the next 12 months, we anticipate that we will need approximately $2.6 million in new capital. We believe revenue will continue to improve over the next 12 months as we continue to optimize our monetization strategy, resulting in increased advertising on our websites. Although the increase in revenue suggests that we should be able to reduce our cash funding requirements over the next 12 months, there is no guarantee that we will be successful. Additionally, incremental cash funding may be necessary in the event of an identified acquisition, which is cash flowing in the near term.

The sale of our reward's business to Perk reduced our cash burn and our rewards points liabilities. With the conclusion of the Perk Transaction, we are in the process of reviewing our remaining three business segments and the cash needs for the 2016 calendar year to cover fixed expenses and capital, including employee payroll, content expenditures, server capacity, office space and capital expenditures. The amount of capital required will depend on strategic decisions to be made with those business segments. We intend to increase revenue over the next 12 months as we focus on selling more advertising on the Wetpaint website and, depending on our strategic decisions, working to improve the Choose Digital platform. We also intend to reduce our expenses. There is no guarantee that we will be successful. Our ability to sell increasing amounts of advertising is dependent on the amount of monthly unique users and the activity of those users on the Wetpaint website. Our ability to generate digital content sales for Choose Digital is dependent on our ability to launch digital rewards programs for new clients and maintain our digital content licenses, which are currently in arrears. Our DraftDay needs will depend, among other things, on changes in the regulatory environment and our success in expanding our product reach to third party operators.

The actual amount of funds required for the next 12 months may vary depending upon number of users and clients, the content, rewards, and related expenses, the development costs for the launch of new features and product enhancements, and the speed with which the legal and regulatory issues within the fantasy sports market are resolved. In the event that the required cash is not funded from revenue, we will need to raise additional capital through either debt or equity financing. Alternatively, we would need to revise our business plan based on the amount of capital available until additional capital is raised.

Cash Flows for the nine months ended March 31, 2016 (amounts in thousands)

	Nine Months Ended March 31,
	2016	2015

Net cash used in operating activities	$(6,982)	$(17,627)
Net cash provided by (used in) investing activities	$—	$(455)
Net cash provided by financing activities	$3,388	$18,790

Operating Activities

In the nine months ended March 31, 2016, net cash used in operating activities was $6,982, including our net loss of $56,512, impairment loss of $26,171, gain on sale of a business of $2,941, non cash, stock based compensation charges of $12,332, and depreciation and amortization of $2,898. In addition, net cash inflows from changes in operating assets and liabilities were $10,833, primarily due to an increase in accounts payable of $5,901 and decreases in accounts receivable and prepaid expenses of $2,896 and $1,589, respectively.

In the nine months ended March 31, 2015, net cash used in operating activities was $17,627, including our net loss of $60,444, non cash, stock based compensation charges of $27,093 and depreciation and amortization of $4,558. In addition, net cash inflows from changes in operating assets and liabilities was $10,897, primarily as a result from increases in restricted cash of $5,005, and accounts payable and accrued expenses of $2,722, and rewards points payable of $3,029, and increases in accounts receivable of $1,087.

Investing Activities

Cash provided by investing activities in the nine months ended March 31, 2016 was $0.

Cash used in investing activities in the nine months ended March 31, 2015 was $455 consisting of capitalized portion of software development costs and investments in computer related equipment.

Financing Activities

Cash provided by financing activities in the nine months ended March 31, 2016 of $3,388 consisted of net borrowings on our lines of credit of $5,688, the Perk loan of $1,000, and repayment of the contingent consideration due of $3,050.

Cash used in financing activities in the nine months ended March 31, 2015 of $18,790 consisted of net borrowings on the our lines of credit of $6,400 and the sale of Series C Convertible Preferred Stock of $10,000.

Cash Flows for the Years Ended June 30, 2015 and 2014 (amounts in thousands)

Description	Year Ended June 30, 2015	Year Ended June 30, 2014
Net cash used in operating activities	(30,695)	(33,563)
Net cash (used in) provided by investing activities	(1,164)	864
Net cash provided by financing activities	36,069	31,347

Operating Activities

Cash used in operating activities was $30,695 for the year ended June 30, 2015. This included a net loss of $78,539, partially offset by non-cash, share based compensation of $32,439, $4,600 of net changes in operating assets and liabilities, $6,040 of depreciation and amortization, $2,222 million of a loss from contingent consideration related to acquisitions, and $2,086 related to the write-off of certain intangible assets related to Choose Digital.

Cash used in operating activities was $33,563 for the year ended June 30, 2014. This included a net loss of $68,436, partially offset by non-cash, share based compensation of $26,636, $(6,383) of net changes in operating assets and liabilities, $3,810 stock compensation in connection with our line of credit borrowing, $6,259 compensation charge in connection with the issuance of preferred stock.

Investing Activities

Cash used in investing activities was $1,164 for the year ended June 30, 2015 and consisted primarily of $1,051 used for capitalized software costs.

Cash provided by investing activities was $864 for the year ended June 30, 2014. The primary components consisted of $3,646 received from an executive officer as repayment of a recapitalization note, $1,433 used for acquisitions, $225 used for the purchase of property and equipment and $1,124 used for capitalized software costs.

Financing Activities

Cash provided by financing activities was $36,069 for the year ended June 30, 2015. This amount consisted primarily of $12,459 of net proceeds from offerings of our common stock and warrants, $8,975 of net proceeds from loans, and $10,000 from the sale of Class C Convertible Redeemable Preferred Stock and $4,995 from release of restricted cash.

Cash provided by financing activities was $31,347 for the year ended June 30, 2014. This amount consisted primarily of $31,812 of net proceeds from the offering of our common stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material impact on our business.

Commitments and Contingencies

As a smaller reporting company, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are not required to provide the information required by this item.

Application of Critical Accounting Policies and Estimates

The following accounting policies require significant management judgments and estimates:

Revenue Recognition

We recognize revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, we consider a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

Advertising Revenue: we generate advertising revenue primarily from display and video advertising, which is typically sold on a cost-per-thousand impressions, or CPM basis, and completed engagements on a cost per engagement, or CPE basis. Advertising campaigns typically range from 1 to 12 months, and advertisers generally pay us based on a minimum of delivered impressions or the satisfaction of other criteria, such as click‑throughs.

Deferred Revenue:  deferred revenue consists principally of both prepaid but unrecognized revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services. Deferred revenue is recognized as revenue when the services are provided and all other revenue recognition criteria have been met.

Barter Revenue: barter transactions represent the exchange of advertising or programming for advertising, merchandise or services. Barter transactions which exchange advertising for advertising are accounted for in accordance with EITF Issue No. 99-17 “Accounting for Advertising Barter Transactions” (ASC Topic 605-20-25). Such transactions are recorded at the fair value of the advertising provided based on our historical practice of receiving cash for similar advertising from buyers unrelated to the counter party in the barter transactions. Barter transactions which exchange advertising or programming for merchandise or services are recorded at the monetary value of the revenue expected to be realized from the ultimate disposition of merchandise or services.

We recognized barter revenue and barter expense for the year ended June 30, 2015 of $437 and $437, respectively. We recognized barter revenue and barter expense for the year ended June 30, 2014 of $75 and $75, respectively. We recognized barter revenue and barter expense in the amount of $4 and $428 for the three and nine months ended March 31, 2016, respectively, and $28 and $390 for the three and nine months ended March 31, 2015, respectively.
License Revenue: in addition to generating revenue from display and video advertising, from time to time, we may also generate revenue from licensing our proprietary audio recognition software and related loyalty platform. Generally, revenue from such agreements is recognized ratably over the term of the agreement.

Goodwill and Certain Other Long-Lived Assets

As required by ASC 350, “Goodwill and Other Intangible Assets”, we test goodwill for impairment during the fourth quarter of our fiscal year. Goodwill is not amortized, but instead tested for impairment at the reporting unit level at least annually and more frequently upon occurrence of certain events. We have three reporting units: Wetpaint, DDGG, and Choose Digital. The annual goodwill impairment test is a two-step process. First, we determine if the carrying value of any reporting unit exceeds its fair value, which would indicate that goodwill may be impaired. If we then determine that goodwill may be impaired, we compare the implied fair value of the goodwill to its carrying amount to determine if there is an impairment loss.

Historically we have operated as one reporting unit; however, in connection with the sale of our rewards business, we divided our remaining operations into 3 reporting units. In conjunction with this movement, we engaged a third-party valuation firm to test the Choose Digital and Wetpaint reporting units for goodwill impairment. The DDGG reporting unit was not tested for impairment at December 31, 2015 as the acquisition of this entity occurred in September 2015. We determined that the fair value of both of the Wetpaint and Choose Digital reporting units were significantly below their respective carrying values, indicating that goodwill related to these reporting units may be impaired. We determined the fair value of all long-lived assets other than goodwill related to each reporting unit and calculated the residual goodwill value for each. Upon comparing the residual goodwill values to the respective carrying values, we determined that there was an impairment loss on both the Choose Digital and Wetpaint reporting units.

We recorded an impairment loss of $3,122 related to the Choose Digital reporting unit and $10,249 related to the Wetpaint reporting unit during the three months ended December 31, 2015. There were no impairments recorded during the three months ended March 31, 2016 or the year ended June 30, 2015.

We account for the impairment of long-lived assets other than goodwill in accordance with ASC 360, “Property, Plant, and Equipment” (“ASC 360”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

At June 30, 2015, we determined that certain intangible assets related to the acquisition of Choose Digital (see Note 4, Acquisitions in the accompanying Consolidated Financial Statements for further detail regarding the Choose Digital acquisition) were impaired. Due to a shift in our business operations and utilization of our resources, during the fourth quarter of fiscal 2015, we determined that intangible assets related to customer relationships and trade name no longer had value. Therefore, such assets were written off as of June 30, 2015. The total amount of the write off was $2,086 and is included in selling, general and administrative costs in the accompanying Consolidated Statements of Operations. There were no other impairments of long-lived assets during the year ended June 30, 2015 or 2014.

At December 31, 2015, we determined that the fair value of the Choose Digital and Wetpaint reporting units tested was significantly below the respective carrying values and assessed the fair values of the long-lived assets other than goodwill for each reporting unit. Upon comparing the fair values of the long-lived assets to their respective carrying values, we recorded a loss of $1,331 on intangible assets related to Choose Digital's software and licenses, and a loss of $11,469 on intangible assets related to Wetpaint's technology, trademark, customer relationships and non-competition agreements, during the three months ended December 31, 2015. No impairments were recorded during the three months ended March 31, 2016.

Capitalized Software

We record amortization of acquired software on a straight-line basis over the estimated useful life of the software.

In addition, we record and capitalize internally generated computer software and, appropriately, certain internal costs have been capitalized in the amounts of $1,610, $5,006 and $5,244, as of March 31, 2016, June 30, 2015 and June 30, 2014, respectively, in accordance with ASC 350-40, “Internal-use Software”. At the time software is placed into service, we record amortization on a straight-line basis over the estimated useful life of the software.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, “Income Taxes”. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period. We use the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued. Stock-based awards issued to date are comprised of both restricted stock awards (RSUs) and employee stock options.

Recently Issued Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2016-09, Compensation —Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"). This update is intended to improve the accounting for employee share-based payments and affects all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including:(a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. ASU 2016-09 is effective for financial statements issued for annual periods beginning after December 15, 2016. We currently in the process of evaluating the impact of adoption of ASU 2016-09 on our consolidated financial statements.

In February 2016, FASB issued Accounting Standards Update No. 2016-02, "Leases" ("ASU 2016-02"). ASU 2016-02
requires lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. ASU 2016-02 is effective for financial statements issued for annual periods beginning after December 15, 2018. We are currently in the process of evaluating the impact of adoption of ASU 2016-02 on our consolidated financial statements.

In January 2016, FASB issued Accounting Standards Update No. 2016-01, “Financial Instruments- Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). Additionally, it requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. Lastly, the standard eliminates the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. ASU 2016-01 is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within those annual periods. We do not expect the standard to have a material impact on our consolidated financial statements.

In November 2015, FASB issued Accounting Standards Update No. 2015-17, “Income taxes: Balance Sheet Classification of Deferred Taxes Business” (“ASU 2015-17”). Topic 740, Income Taxes, requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting. Deferred tax liabilities and assets that are not related to an asset or liability for financial reporting are classified according to the expected reversal date of the temporary difference. To simplify the presentation of deferred income taxes, ASU 2015-17 requires that deferred income tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We do not expect the standard to have a material impact on our consolidated financial statements.

In September 2015, the FASB issued Accounting Standard Update No. 2015-16, Business Combinations - Simplifying the Accounting for Measurement-Period Adjustments ("ASU 2015-16"). This standard requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the ASU 2015-16 require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.  In addition an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017 (July 1, 2017 for the Company). We do not believe that the adoption of ASU 2015-16 will have a material impact on our consolidated financial statements.

BUSINESS
Our Company
Function(x) Inc. (the “Company”, “we”, “us” our “our”) was incorporated in Delaware in July 1994. We are a diversified media and entertainment company and conduct our three lines of business, including digital publishing through Wetpaint, Inc. (“Wetpaint”) and Rant, Inc. (“Rant”), fantasy sports gaming through DraftDay Gaming Group, Inc. (“DDGG”), and digital content distribution through Choose Digital, Inc. (“Choose Digital”).

We are a diversified media and entertainment company comprised of digital publishing, gaming and digital content distribution businesses. We operate Wetpaint.com, a leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. With the recent acquisition of assets of Rant, a leading digital publisher in diversified areas, we greatly expanded our reach in the digital publishing arena. We are also the largest shareholder of DraftDay.com, which is positioned to become a significant player in the fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. We also operate Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.

As described in the section entitled the “Perk.com Transaction”, on December 13, 2015, we entered into an Asset Purchase Agreement (the “Perk Agreement”) with Perk.com, Inc. (“Perk”) to sell our rewards business, including the Viggle app, to Perk. This asset sale subsequently closed on February 8, 2016.

As the nature of our business has changed, we changed our name from DraftDay Fantasy Sports, Inc. to Function(x) Inc., and changed our ticker symbol from DDAY to FNCX.

We recently acquired assets of Rant for $2 million in assumed liabilities, a $3 million note, and 4,435 shares of Function(x) Inc. Series E Convertible Preferred Stock which, upon satisfaction of certain conditions including shareholder approval, will be convertible into shares of our common stock equal to 22% of the fully diluted shares outstanding, in a move to become a market leader in social publishing.

Digital Publishing

Our digital publishing businesses include Wetpaint and Rant. Wetpaint is a leading entertainment news destination for millennial women. Covering the latest in television, music, celebrities, entertainment news, fashion, and pop culture, Wetpaint reaches millions of unique users on a monthly basis. Through Wetpaint, we publish more than 55 new articles, videos, and galleries each day. Wetpaint is a social publisher whose target audience is millennial women, primarily 18- to 34-year-old women. With social packaging around original entertainment news content, we showcase exclusive interviews, breaking stories, and our fangirl spin on pop culture. We generate content through our team of in-house professional writers and editors who are experts in their fields. Each writer is immersed in pop culture and what is happening on-screen and behind the scenes of fans’ favorite TV shows and movies. They seek to deliver content to our readers in a fun, visual and informative way and to ensure that our fans are up to date on all the latest entertainment news and gossip.

Wetpaint is a leading-edge media platform that uses its proprietary state-of-the-art technologies and expertise in social media to build and monetize audiences. We are very focused on knowing our audience, which is made possible through our proprietary Social Distribution System ("SDS"), a patented technology-based social experimentation and publishing platform. Wetpaint’s competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content by getting it to the right audience at the right place and time on the internet.

To enhance our digital publishing business, we recently acquired assets of Rant. Rant is a leading digital publisher that publishes original content in 13 different verticals, most notably in sports, entertainment, pets, cars, and food. Adweek published that Rant’s flagship RantSports.com property was ranked #1 by Quantcast for target digital ad buying for the 2015 holiday season, indicating the power of reaching a targeted audience. Rant and its expanding internet property lineup has established itself as a leading innovator in online media consumption. Known for the well-established brand RantSports, Rant has since expanded its reach towards the areas of lifestyle, fitness, exercise, entertainment, technology, and celebrities. Rant was recently named both #18 overall on Inc 500’s Fastest Growing Companies - #1 in Media - and #31 on Forbes’ Most Promising Companies of 2015.

As a complement to our existing Wetpaint publishing business, Rant brings an expanded reach into sports, lifestyle, and entertainment publishing. The combined properties currently have approximately 12.7 million fans on their Facebook pages and, for the quarter ended June 30, 2016, generated an average of 14.5 million unique visitors per month. With the acquisition of Rant, we gain a highly optimized digital media delivery technology which amplifies the speed of digital content publishing, getting information and relevant advertising to the end user more quickly than before. Rant’s platform is designed for desktop and mobile content at the billions-of-pageviews per year level. Because of its low cost of operation, the coupling of the Rant platform and the SDS technology creates powerful tools in digital content publishing.

Our digital publishing businesses are very focused on knowing their audience. This is made possible through our proprietary SDS, a patented technology-based social experimentation and publishing platform. Our competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content, getting it to the right audience at the right place at the right time primarily through social media. The technology is designed to generate fans on our pages on Facebook and other social media outlets. Our content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to our websites. Our technology contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience. Because we use this proprietary technology, a significant amount of our website traffic is generated through social media channels, particularly Facebook. Facebook and other social media outlets routinely update their algorithms to adjust what content is displayed in users’ feeds. The test and measurement feature of our technology help us to stay current in maximizing website traffic from social media channels as these algorithms change. We have seven issued patents related to the SDS technology.

Our digital publishing businesses generate revenue by displaying advertisements to our users as they view content on our websites. We source ads by working directly with advertisers, or their advertising agencies, and by working through several third party ad networks who are all bidding against each other for our advertising inventory in real time. Advertisements are typically priced as a base price per thousand views, also known as Cost-Per-Mille (CPM), but can also be priced as a base price per click, also known as Cost-Per-Click (CPC), or as a base price per intended action, also known as Cost-Per-Action (CPA). The vast majority of our revenues are derived from ads sourced from third party ad networks.

DraftDay.com

The DraftDay.com business (“DraftDay Business” and/or “DraftDay”) conducts business as DDGG and operates a daily fantasy sports website at DraftDay.com, and other white-label websites on behalf of its business-to-business clients. The DraftDay business is focused on the business-to-business market allowing consumer brands entry into the fantasy sports market with turnkey solutions in the United States and Canada. Outside of the U.S., Draft Day Gaming Group launched the DraftStars daily fantasy platform for CrownBet, the leading sports betting operation in Australia. However, within the U.S., by October of 2015 the regulatory landscape adversely shifted and all DFS companies including DDGG were faced with regulatory uncertainty. The DraftDay Business has paid out more than $30 million in prize winnings since its inception. DDGG’s model provides three unique benefits to white label customers: (1) business-to-business white label strategy that significantly that reduces customer acquisition cost risks, (2) partner liquidity sharing provides opportunity for large prize pools via aggregation, and (3) our platform has the latest in consumer protections in the industry.

DraftDay’s technology is a Software-as-a-Service (“SaaS”) platform and powers the complete user experience, which can be linked to a new or existing website or integrated into an existing authentication process using a secure Application Program Interface (“API”). DraftDay manages all aspects of the website operation, including: taking the deposits, managing the tournaments, handling the withdrawals, and providing customer support on behalf of a client’s new or existing brand. Using its proprietary technology, DraftDay provides turnkey white-label solutions to organizations looking for ways to expand and monetize their existing user database.

DDGG supplies a full white-label solution that allows businesses to participate in the fast growing skill-based game market. By using DDGG's white label solution, a business can offer a fantasy sports product to its customers without incurring the ongoing technology costs and other capital expenditures. By focusing on offering white-label solutions to businesses, DDGG's strategy is to build a network of players through the established databases of DDGG's participating clients. This model is strategically focused to minimize costs of user acquisition. In addition, the aggregated network of users across DDGG's clients' databases creates larger prize pools to generate higher player engagement and retention. DDGG continues to develop its business plan by focusing on the regulated market of casinos as well as the entertainment and sports industries.

The DraftDay platform is web-based with enhanced mobile experiences, including Apps, that allow end users to engage in daily fantasy sports tournaments that span single or multiple days, creating rosters from all available players in a variety of tournament formats. Businesses working with DDGG receive seamless integration, enterprise marketing support, and state-of-the-art monitoring and reporting for revenue optimization.

DDGG employs industry-leading consumer protection protocols and technology, including geolocation services from GeoComply, identity verification (Know-Your-Customer) from IDology, and enhanced responsible play controls customized by locale.

The daily fantasy sports industry, including DDGG's business, is subject to an evolving legislative and regulatory landscape. Some states employ a “predominance” test or a “material factor” test to determine whether or not a game is one of skill. Others have specific laws prohibiting pay-to-play fantasy sports. Therefore, DDGG does not operate in Alabama, Arizona, Indiana, Iowa, Louisiana, Montana, Nevada, Tennessee, Texas, Vermont, Virginia, or Washington. Several state Attorneys General have issued opinions that daily fantasy sports either do or do not meet the states standards under their current laws. In those states with negative treatment, DDGG has suspended services until there is further clarity in those states through the legal, legislative, and regulatory processes. On November 10, 2015, the New York State Attorney General issued a letter to FanDuel and DraftKings, two of the largest competitors in the fantasy sports industry, stating that it believes that their activities constitute illegal gambling under New York law, and instructing them to cease their offerings to New York residents. As a result, DDGG has ceased its fantasy sports offerings to New York residents. However, on August 3, 2016, New York enacted a law that legalizes and regulates fantasy sports in New York. DDGG intends to seek that approval to operate from the New York state regulators.

Choose Digital

Choose Digital was founded in 2011 as a supply chain to the loyalty and incentive industry, allowing major programs (airline frequent flier, banks and hotel loyalty programs, etc.) to offer digital content as a reward redemption option. Choose Digital’s products and services allow any reward program to integrate our large digital media marketplace, giving their members the ability to browse, redeem, and download latest releases or classic favorites.

Choose Digital is a white-label digital marketplace featuring the latest and a wide range of digital content, including music, eBooks, and audiobooks. The content is sourced from leading record companies and book publishers. The marketplace can be fully branded and integrated seamlessly into clients' current online environments. Today Choose Digital’s marketplace powers a number of loyalty programs in the U.S. and Canada allowing customers and participants to enjoy the latest in digital content instantly.

Choose Digital generates revenues when participants in Choose Digital’s clients’ loyalty programs redeem loyalty credits for digital content provided by Choose Digital. For example, if a participant in a loyalty program redeems credits for a song download provided by Choose Digital, the client loyalty program pays Choose Digital for the download.

Choose Digital offers several custom and turnkey products for creating e-commerce web apps for selling digital music, eBooks, and audiobooks within small or large loyalty programs. The digital media catalog consists of new releases and large back-catalogs of major music labels and book publishers. New catalog items are added daily.

Choose Digital’s technology and expertise provides the ability for client companies and organizations to quickly add digital media items to their loyalty reward programs. The digital media catalog can be fully customized to the client’s needs and can involve integrating our full-featured API, or employing our services to create a custom, seamless, standalone, and managed storefront accessible by their member base.

Competitive Position

The market for digital and social media applications is intensely competitive and subject to rapid change. New competitors may be able to launch new businesses at relatively low cost. Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. There are numerous websites offering news and video related to entertainment, sports, fashion, and general news. For many, such as BuzzFeed and Vox, publishing digital content online is their principal business. Many other major media companies offer news and video related to entertainment, sports, fashion, and general news content online in addition to their television or radio distribution.

Wetpaint and Rant seek to compete by being very focused on knowing their audiences. This is made possible through our proprietary SDS technology. Our competitive advantage is this complete audience-development engine, which optimizes the packaging and distribution of content, getting it to the right audience at the right place at the right time on the social web.

DDGG competes with FanDuel and DraftKings, two established companies in the fantasy sports industry, as well as other competitors. In order to compete in the fantasy sports marketplace, DDGG intends to establish marketing and white-label relationships with various third parties. DDGG concentrates on the business-to-business market, allowing consumer brands entry into the fantasy sports market with turnkey solutions.

Choose Digital competes with other vendors who provide rewards and technology solutions to loyalty programs. These vendors differentiate themselves not only on their reward offering, but on their technology, advanced analytics, expertise, range of goods and services and execution. Increasingly, providers of rewards to loyalty programs position themselves as strategic partners of their clients.

Intellectual Property

We have filed trademarks and patents to protect our technology, some of which have been granted, and some of which are currently pending. The majority of our patent filings have been with respect to various aspects of the Social Distribution System. We anticipate that there will be patent and other filings in the future. We intend to protect any intellectual property rights we may acquire in the future through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and third party nondisclosure and assignment agreements. We generally do not register the copyrights associated with our content with the United States Copyright Office due to the relatively high cost we would incur to register all of our copyrights. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

Strategic Alternatives

Our independent directors continue to explore strategic alternatives to enhance value, including, among others, possible joint ventures, strategic partnerships, marketing alliances, acquisitions, sale of all or some of our business, or other possible transactions, including reorganization.

Employees

As of August 4, 2016, the Company had a total of 40 full-time employees. Management considers its relationship with its employees to be good.

Principal Executive Offices

The principal executive offices of our business are located at 902 Broadway, 11th Floor, New York, New York 10010 and our telephone number is (212) 231-0092.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position

Robert F. X. Sillerman	68	Director, Executive Chairman, Chief Executive Officer
Mitchell J. Nelson	68	Director, Executive Vice President, Secretary
Peter Horan	61	Director
Michael J. Meyer	51	Director
Birame Sock	40	President and Chief Operating Officer
Michelle Lanken	37	Chief Financial Officer

The following is a brief account of the education and business experience of our current directors and executive officers:

Robert F.X. Sillerman was elected a Director of the Company and Executive Chairman of the Board of Directors effective as of the closing of the recapitalization in February 2011 and Chief Executive Officer, effective June 19, 2012. He is also Chairman of

SFX, a company in the Electronic Dance Music area, which has filed for reorganization under Chapter 11 of the Bankruptcy Code. Between January 10, 2008 and December 31, 2012, Mr. Sillerman served as Chairman and Chief Executive Officer of Circle Entertainment Inc., where he remains as a director. Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of the former SFX Entertainment, Inc., from its formation in December 1997 through its sale to Clear Channel Communications in August 2000. The Board of Directors selected Mr. Sillerman as a director because it believes he possesses significant entertainment and financial expertise, which will benefit the Company.
Peter C. Horan was appointed as a Non-Executive Board Member of the Company on February 15, 2011. On August 4, 2015, Mr. Horan was appointed as the Lead Independent Director or the Company's Board. Mr. Horan is currently the Executive Chairman of Halogen Network, a next generation digital media company, a position he has held since February 2010. Mr. Horan currently serves on the Board of Directors of Tree.com, Inc. Mr. Horan has served as CEO of many internet companies, including Goodmail Systems, Inc. from 2008 to 2010. Previously, Mr. Horan was CEO of IAC's Media and Advertising group from 2007 to 2008. He was CEO of AllBusiness.com from 2005 to 2007. As CEO of About.com from 2003 to 2005, Mr. Horan led the sale of the company to the New York Times Company. Mr. Horan was CEO of DevX.com from 2000 to 2003. Previously at International Data Group, he served as Senior Vice President from 1991 until 2000, where he was also the publisher of their flagship publication Computerworld. He held senior account management roles at leading advertising agencies including BBD&O and Ogilvy & Mather. Mr. Horan was selected as a director because the Board of Directors believes that his technology, internet and advertising experience will benefit the Company.
Michael Meyer was appointed as a Non-Executive Board Member of the Company on June 1, 2013. Mr. Meyer is the founding partner of 17 Broad LLC, a diversified investment vehicle and securities consulting firm. Prior to founding 17 Broad, from 2002 to 2007, he served as Managing Director and Head of Credit Sales and Trading for Bank of America. Prior to that, Mr. Meyer spent four years as the Head of High Grade Credit Sales and Trading for UBS. Mr. Meyer is a member of the Board of Directors and Chair of the Audit Committee of Circle Entertainment Inc. Robert F.X. Sillerman, the Company's Executive Chairman, is a member of the Board of Directors and a principal shareholder in Circle. Mitchell J. Nelson, the Company's Executive Vice President and Secretary, serves as Executive Vice President, General Counsel, and Secretary of Circle. Mr. Meyer is also a member of the Board of Directors, Chair of the Compensation Committee, and a member of the Audit Committee of SFX, a company of which the Chairman is Mr. Sillerman. The Board of Directors selected Mr. Meyer to serve as a director because the Board of Directors believes his experience in financial planning and debt issues will benefit the Company.
Mitchell J. Nelson was appointed Director, Executive Vice President, General Counsel, and Secretary effective as of the closing of the Recapitalization. He stepped down as General Counsel effective April 16, 2013, but remains a Director and the Company's Executive Vice President and Secretary. Mr. Nelson also serves as Executive Vice President, General Counsel and Secretary of Circle Entertainment, Inc., having served in such capacity since January 2008, and served as President of its wholly-owned subsidiary, FX Luxury Las Vegas I, LLC which was reorganized in bankruptcy in 2010. He was a Senior Legal Advisor to SFX from January 1, 2012 until July 7, 2016. He also served as President of Atlas Real Estate Funds, Inc., a private investment fund which invested in United States-based real estate securities, from 1994 to 2008, as Senior Vice President, Corporate Affairs for Flag Luxury Properties, LLC from 2003. Prior to 2008, Mr. Nelson served as counsel to various law firms, having started his career in 1973 at the firm of Wien, Malkin & Bettex. At Wien, Malkin & Bettex, which he left in 1992, he became a senior partner with supervisory responsibility for various commercial real estate properties. Mr. Nelson is an Adjunct Assistant Professor of Real Estate Development at Columbia University. He was a director of The Merchants Bank of New York and its holding company until its merger with Valley National Bank. Additionally, he has served on the boards of various not-for-profit organizations, including as a director of the 92nd Street YMHA and a trustee of Collegiate School, both in New York City. The Board has selected Mr. Nelson as a director because it believes his legal and business experience will benefit the Company.
Birame Sock was appointed as a Non-Executive Board Member of the Company on February 12, 2013, and resigned as a director on August 1, 2016. Ms. Sock was appointed President and Chief Operating Officer of the Company pursuant to an employment agreement entered into on August 1, 2016. Prior to joining the Company, Ms. Sock founded Flyscan, a real-time interactive mobile marketing platform. She was the founder and CEO of Third Solutions, Inc., a leading digital receipts company, which she founded in 2007. In 2002, Ms. Sock founded Musicphone, a wireless entertainment company, which she led until its acquisition by Gracenote, Inc. in 2007. Ms. Sock was a member of the Company’s Board of Directors since 2013, and served on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. She served as a member of the Board of Directors of CKX Inc. from 2005 until 2006, when she became a consultant for CKX Inc. and affiliated companies. Ms. Sock attended the University of Miami, where she studied computer science and broadcasting. The Board of Directors selected Ms.

Sock as a director and as President and Chief Operating Officer because it believes her experience in technology and consumer marketing will benefit the Company.
Michelle Lanken was appointed as the Company’s Chief Financial Officer on July 5, 2016. Ms. Lanken previously worked as a consultant for The Siegfried Group, LLC. Prior to that, she worked at Saba Software, Inc., as Accounting Manager from May 2011 until September 2013, and as a finance consultant from March 2014 until March 2015. Between September 2013 and March 2014, she was the Assistant Controller at Dome Construction Corporation and from January 2010 to May 2011, she provided finance and accounting consulting services to Cisco Systems, The Gap, and Wells Fargo Corporation. Ms. Lanken served as Senior Manager, Accounting Policy at Charles Schwab from September 2008 to November 2009, as Assistant Controller at bebe Stores, Inc. from March 2007 to September 2008, and at various positions at KPMG LLP from August 2001 to March 2007. Ms. Lanken is a Certified Public Accountant in the State of California and holds a B.S. in Business Administration with a Concentration in Accounting from California Polytechnic State University. Ms. Lanken was selected as Chief Financial Officer due to her extensive experience in the preparation of SEC filings, financial statements, accounting and audit management, budgeting, payroll and benefits management, and implementation and monitoring of accounting standards.

Corporate Governance
Election of Directors
The Company's directors are elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Company's bylaws provide that all elections for the Board of Directors will be decided by a plurality of the votes cast by the holders of shares entitled to vote.
Wetpaint Nomination Agreement
Pursuant to the merger agreement with Wetpaint, the Company entered into a nomination agreement, effective at the closing of the Wetpaint Acquisition, with certain former shareholders of Wetpaint. pursuant to which such holders were granted certain rights with respect to nominating a member of our Board of Directors or selecting a representative to attend all meetings of our Board of Directors in a nonvoting observer capacity. The former shareholders of Wetpaint.com, Inc. have not exercised these rights.

Director Independence
The Company's Board of Directors determined that Peter C. Horan and Michael Meyer satisfy the criteria for independence under applicable Nasdaq rules and SEC rules for independence of directors and committee members. We received a letter from NASDAQ that due to the resignation of Birame Sock as a director, we are no longer in compliance with NASDAQ rules relating to independent directors. We have six months to appoint another independent director in order to regain compliance.

Board Committees
The following chart sets forth the membership of each Board of Directors committee as of June 30, 2015:

Committee	Members
Audit Committee	Michael Meyer (Chair) Peter C. Horan
Compensation Committee	Peter C. Horan Michael Meyer
Nominating and Corporate Governance Committee	Michael Meyer Peter C. Horan
Audit Committee
The Audit Committee has adopted a written charter, a copy of which is available on our website, www.functionxinc.com. The Audit Committee is comprised of Messrs. Meyer and Horan. Mr. Meyer is the Chairman of the Audit Committee. The Audit Committee assists our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including the selection of our outside auditors, review of the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls and the annual independent audit of our financial statements.
All members of the Audit Committee are independent within the meaning of the rules and regulations of the SEC, the criteria for independence of audit committee members under applicable Nasdaq rules and our Corporate Governance Guidelines. All members of the Audit Committee also are “financially literate” as defined under Nasdaq rules. In addition, Mr. Meyer is qualified as an audit committee financial expert under the regulations of the SEC, and has the accounting and related financial management expertise required thereby, and is financially sophisticated as required under Nasdaq rules.
Compensation Committee
The Compensation Committee has adopted a written charter, a copy of which is available on our website, www.functionxinc.com. The current members of the Compensation Committee are Messrs. Horan and Meyer.
The purpose of the Compensation Committee is as follows:

•	to discharge the responsibilities of the Board of Directors relating to our company’s compensation programs and compensation of our executives; and

•
to produce an annual report on executive compensation for inclusion in our company’s annual proxy statement, if and when required, in accordance with applicable rules and regulations of the Nasdaq Stock Market, SEC and other regulatory bodies.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available at our website, www.functionxinc.com. The current members of the Nominating and Corporate Governance Committee are Messrs. Horan and Meyer.
The purpose of the Nominating and Corporate Governance Committee is as follows:

•	to identify individuals qualified to become board members and to select, or to recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders;

•	to develop and recommend to our Board of Directors a set of corporate governance principles applicable to our company; and

•	to oversee the selection and composition of committees of the Board of Directors and, as applicable, oversee management continuity planning processes.

Lead Independent Director
On August 4, 2015, the Company’s Board determined that it was in the best interest of the Company and its shareholders to designate an independent director to serve in a lead capacity. The Board appointed Peter Horan as Lead Director. The Lead Director’s responsibilities shall include, but are not limited to: (i) reviewing Board meeting agendas to ensure that topics deemed important by the independent directors are included in Board discussions; (ii) calling meetings of the independent directors; (iii) serving as chairman of the executive sessions of the Board’s independent directors; (iv) serving as principal liaison between the independent directors and the Company’s Executive Chairman and/or Company management on sensitive issues; and (v) performing such other duties as the Board may determine.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics, which is applicable to all of the Company's employees and directors, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is posted on our website located at http://www.functionxinc.com.
The Company intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website at http://www.functionxinc.com.
Corporate Governance Guidelines
The Company has Corporate Governance Guidelines which provide, among other things, that a majority of our Board of Directors must meet the criteria for independence required by The Nasdaq Stock Market® and that we will at all times have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which committees will be made up entirely of independent directors. The Corporate Governance Guidelines also outline director responsibilities, provide that the Board of Directors will have full and free access to our officers and employees and require the Board of Directors to conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines and the charters for these committees can be found on our website at http://www.functionxinc.com.
Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during the past fiscal year an officer or employee of our company, was formerly an officer of our company or any of our subsidiaries or has an immediate family member that was an officer or employee of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K.
During the last fiscal year, none of our executive officers served as:

•
a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our compensation committee;

•	a director of another entity, one of whose executive officers served on our compensation committee; and

•
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

Section 16(a) Beneficial Ownership Reporting Compliance
On March 16 2016, SIC III acquired shares of Series C Preferred Stock and warrants to acquire shares of common stock in a transaction exempt from the provisions of Section 16(b) pursuant to Rule 16b-3 promulgated thereunder. Both Mr. Sillerman and SIC III report that acquisition, but reported it one day late due to a technical issue with filing.

EXECUTIVE COMPENSATION

The table below summarizes the compensation earned for services rendered to the Company for the fiscal years ended June 30, 2015 and June 30, 2014 by our Chief Executive Officer, and the other two most highly compensated executive officers of the Company (the “named executive officers”) who served in such capacities at the end of the fiscal year ended June 30, 2015. All financial numbers contained in this section are in thousands of dollars ($‘000) except share and per share data and unless otherwise noted.
Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Robert F.X. Sillerman(1) Executive Chairman and Chief Executive Officer	2015 2014	(4) 208	250 -	622(5) -	—	872 208(1)

Gregory Consiglio(6) President and Chief Operating Officer	2015 2014	(4) 333	—	1,479(7) -	—	1,479 333

John Small(8) Chief Financial Officer	2015 2014	(4) 250	210 -	984(9) -	—	1,194 250

Kevin Arrix(10) Chief Revenue Officer	2015 2014	(4) 292	(0.167)	1,171(11) -	—	1,171 459
________________________

(1)
Because Mr. Sillerman is our Chairman and Chief Executive Officer, the Company books a compensation charge for certain financing-related activities undertaken by Mr. Sillerman. These amounts are excluded because they do not constitute compensation to Mr. Sillerman for his service as an officer or director of the Company, but instead solely relate to certain financing arrangements. Specifically, the table excludes the following:  (a) a $5,000 compensation charge related to the receipt by Sillerman Investment Company II, LLC (“SIC II”), an affiliate of Mr. Sillerman's, of 62,500 shares of the Company's Common Stock as an inducement for SIC II to enter into a $25,000 Line of Credit (the “$25 Million Line of Credit”) with the Company on February 11, 2013, (b) a compensation charge of $5,551 relating to Mr. Sillerman's receipt of warrants to purchase 125,000 shares of the Company's common stock on March 11, 2013, as an inducement to Mr. Sillerman to guarantee a term loan that the Company entered with Deutsche Bank Trust Companies America, (c) a $7,481 compensation charge relating to 103,909 shares of the Company's common stock received by Sillerman Investment Company, LLC (“SIC”) on March 11, 2013, as an inducement to convert a $20,000 line of credit that had previously been fully drawn into new 8% notes, (d) a compensation charge of $1,532 relating to warrants received by SIC II for a draw of $4,000 on the $25 Million Line of Credit on May 21, 2013, (e) compensation charges of $3,810 relating to warrants received by SIC II for draws under the $25 Million Line of Credit in the 2014 fiscal year, (f) a compensation charge of $6,259 relating to shares of the Company's Preferred Stock that SIC received in exchange for a promissory note, shares of the Company's Common Stock and warrants on September 16, 2013, and (g) compensation charges in fiscal year 2015 of $4,141, consisting of: (i) $2,049 relating to warrants issued to Sillerman Investment Company III LLC (“SIC III”) in connection with draws under a Securities Purchase Agreement with the Company entered into on October 24, 2014 (the “SPA”) and (ii) compensation charges of $2,091 relating to Series C Preferred Stock issued to SIC III under the SPA.

(2)	These stock awards represent grants of RSUs. The per share fair value of RSUs granted was determined on the date of grant using the fair market value of the shares on that date.

(3)
The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in Note 10, Share-Based Payments, to our financial statements. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value.

(4)
Each of Mr. Sillerman, Mr. Consiglio, Mr. Small and Mr. Arrix entered into amended and restated employment agreements effective as of May 1, 2014. These amendments are described in the section entitled “Employment Agreements” below.

(5)
The Company and Mr. Sillerman entered into an amendment to his employment agreement effective as of May 1, 2014. Pursuant to the revised terms, Mr. Sillerman was to receive a base salary of One Dollar per year, was to receive a guaranteed bonus of $250 per year, payable in stock or in cash, and was to receive a grant of 155,090 RSUs, vesting in equal installments on each of May 1, 2015, May 1, 2016, May 1, 2017, May 1, 2018 and May 1, 2019. The grant of 155,090 RSUs occurred on September 29, 2014, and based on a closing price of $4.01 on that date, such grant has a fair value of $622. The Company has not yet paid Mr. Sillerman the guaranteed bonus of $250.

(6)
Mr. Consiglio was appointed as the Company's President and Chief Operating Officer as of November 1, 2012. Previously, he has served as the Company's Head of Business Development. Mr. Consiglio resigned from his position with the Company effective as of June 30, 2015.

(7)
The Company and Mr. Consiglio entered into an amendment to his employment agreement effective as of May 1, 2014. Pursuant to the revised terms, Mr. Consiglio was to receive a base salary of One Dollar per year, was to receive a guaranteed bonus of $250 per year, payable in stock or in cash, and was to receive a grant of 155,090 RSUs, vesting in equal installments on each of May 1, 2015, May 1, 2016, May 1, 2017, May 1, 2018 and May 1, 2019. The grant of 155,090 RSUs occurred on September 29, 2014, and based on a closing price of $4.01 on that date, such grant has a fair value of $622. In addition, as part of a grant to employees generally, Mr. Consiglio received a grant of 100,000 RSUs on September 29, 2014, which grant vested as to 50,000 shares on December 4, 2014, as to 25,000 shares on March 5, 2015 and as to 25,000 shares on June 4, 2015. Based on a closing price of $4.01 on that grant date, this grant has a fair value of $401. Finally, on January 22, 2015, the Company entered into a further amendment to Mr. Consiglio's employment agreement. Pursuant to this amendment, Mr. Consiglio received a grant of 200,000 RSUs, which vested as to 100,000 shares on January 22, 2015 and as to 100,000 shares on May 5, 2015, and he agreed that he would not receive a guaranteed bonus of $250. Based on a closing price of $2.28 on that grant date, this grant has a fair value of $456. The amount in this column represents the aggregate sum of the fair value of these three grants.

(8)
Mr. Small was appointed the Company's Chief Financial Officer on September 10, 2012. Previously, he had served as the Company's Head of Corporate Development and Strategy. Mr. Small resigned from his position with the Company effective as of October 15, 2015.

(9)
The Company and Mr. Small entered into an amendment to his employment agreement effective as of May 1, 2014. Pursuant to the revised terms, Mr. Small was to receive a base salary of One Dollar per year, was to receive a guaranteed bonus of $250 per year, payable in stock or in cash, and was to receive a grant of 155,090 RSUs, vesting in equal installments on each of May 1, 2015, May 1, 2016, May 1, 2017, May 1, 2018 and May 1, 2019. The grant of 155,090

RSUs occurred on September 29, 2014, and based on a closing price of $4.01 on that date, such grant has a fair value of $622. In addition, as part of a grant to employees generally, Mr. Small received a grant of 80,000 RSUs on September 29, 2014, which grant vested as to 40,000 shares on December 4, 2014, as to 20,000 shares on March 5, 2015 and as to 20,000 shares on June 4, 2015. Based on a closing price of $4.01 on that grant date, this grant has a fair value of $321. To satisfy the guaranteed bonus of $250, Mr. Small received a cash payment of $210 in May of 2015 and received a grant of 17,250 RSUs on May 8, 2015, which immediately vested. Based on a closing price of $2.37 on that grant date, this grant has a fair value of $41. The amount in this column represents the aggregate sum of the fair value of these three grants.

(10)
Mr. Arrix is a named executive officer for fiscal years 2015 and 2014, but was not a named executive officer in fiscal year 2013. Mr. Arrix resigned from his position with the Company effective as of September 30, 2015.

(11)
The Company and Mr. Arrix entered into an amendment to his employment agreement effective as of May 1, 2014. Pursuant to the revised terms, Mr. Arrix was to receive a base salary of One Dollar per year, was to receive a guaranteed bonus of $250 per year, payable in stock or in cash, and was to receive a grant of 155,090 RSUs, vesting in equal installments on each of May 1, 2015, May 1, 2016, May 1, 2017, May 1, 2018 and May 1, 2019. The grant of 155,090 RSUs occurred on September 29, 2014, and based on a closing price of $4.01 on that date, such grant has a fair value of $622. In addition, as part of a grant to employees generally, Mr. Arrix received a grant of 80,000 RSUs on September 29, 2014, which grant vested as to 40,000 shares on December 4, 2014, as to 20,000 shares on March 5, 2015 and as to 20,000 shares on June 4, 2015. Based on a closing price of $4.01 on that grant date, this grant has a fair value of $321. Finally, on January 22, 2015, the Company entered into a further amendment to Mr. Arrix's employment agreement. Pursuant to this amendment, Mr. Arrix received a grant of 100,000 RSUs, which vested as to 50,000 shares on February 15, 2015 and as to 50,000 shares on May 15, 2015, and he agreed that he would not receive a guaranteed bonus of $250. Based on a closing price of $2.28 on that grant date, this grant has a fair value of $228. The amount in this column represents the aggregate sum of the fair value of these three grants.

Outstanding Equity Awards at June 30, 2015

Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert F.X. Sillerman	124,072(5)	254(3)
	6,250(2)	13(3)

Gregory Consiglio(4)	0	0
	0	0

John Small	124,072(5)	254(3)
	0	0

Kevin Arrix	124,072(5)	254(3)
	312(6)	1(3)
________________________

(1)	For information regarding restricted stock units, see also Note 10 to our audited Consolidated Financial Statements, Share-Based Payments.

(2)
The original grant was for 31,250 shares, and Mr. Sillerman forfeited 18,750 shares of such grant and received no value for the forfeiture. 6,250 of such shares vested on February 24, 2015 and an additional 6,250 of such shares remain unvested and will vest on February 24, 2016.

(3)	The value is computed based on a per share price of $2.05, which was the closing price of the Company's common stock on June 30, 2015, which was the last trading day of the Company's fiscal year.

(4)
Mr. Consiglio resigned from the Company effective as of June 30, 2015. At the time of his resignation, Mr. Consiglio had 124,176 restricted stock units that had not yet vested. As a result of his termination, he forfeited those restricted stock units.

(5)	The original grant was for 155,090 RSUs, 31,018 of these shares vested on May 1, 2015, future vesting in equal installments on each of May 1, 2016, May 1, 2017, May 1, 2018 and May 1, 2019.

(6)
The original grant was for 1,563 shares, and Mr. Arrix forfeited 730 shares of such grant and received no value for the forfeiture. 521 of these shares vested on December 31, 2014, 208 of these shares will vest on December 31, 2015 and 104 of these shares will vest on December 16, 2016.

Employment Agreements
On February 16, 2011 we entered into an employment agreement with Robert F.X. Sillerman for his services as Executive Chairman of the board of directors and Director. The term of the agreement is for five years. Mr. Sillerman's base salary was originally $1,000 (payable in cash or shares of common stock) to be increased annually by the greater of: (i) five percent or (ii) the current base salary multiplied by the percentage increase in the Consumer Price Index published by the Federal Bureau of Labor Statistics for the New York, New York metropolitan area during the previous twelve calendar months. He is to receive additional compensation at the sole discretion of the board of directors in the form of additional cash bonus and/or grant of restricted stock, stock options or other equity award.  The agreement also provided for Mr. Sillerman to receive a minimum grant of restricted stock in the amount of 31,250 shares, subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events), of the Company's common stock at the beginning of the first year of employment. On June 19, 2012, Mr. Sillerman was appointed Chief Executive Officer of the Company by the Board of Directors. The terms of his employment agreement with the Company did not change as a result of this appointment. On April 1, 2013, Mr. Sillerman and the Company signed an amendment to his employment agreement, changing his annual salary to $500 and providing for him to receive a grant of options to purchase 31,250 shares of the Company's common stock at a price of $80.00 per share, but making no other changes in Mr. Sillerman's employment agreement.
On March 17, 2014, the Company entered into an amended and restated employment agreement with Mr. Sillerman, which was effective as of May 1, 2014. Under the amended and restated agreement, Mr. Sillerman's base salary was reduced to $0.001 per year. Mr. Sillerman will be entitled to receive a guaranteed amount of $250, less the total value of all fringe benefits, perquisites or other amounts that the Company and Mr. Sillerman agree at the beginning of each year will be provided to Mr. Sillerman for such year. If the total of the guaranteed amount plus perquisites received by Mr. Sillerman in any year exceeds the guaranteed amount, an amount equal to the excess received by Mr. Sillerman for such year will be deducted on a pro-rata basis from Mr. Sillerman's guaranteed amount during the following year. The guaranteed amount may be paid in cash, except that either Mr. Sillerman or the Company's compensation committee can instead elect to have the guaranteed amount paid in shares of the Company's common stock at the weighted average daily closing price of the Company's common stock for the twelve month period ending on the last day of the month preceding payment. Mr. Sillerman will also be eligible for an additional bonus at the discretion of the Company's Board. In addition, the amended and restated agreement provides that Mr. Sillerman will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock, including common shares underlying in- or at-the-money options and warrants and common shares issued in the Recapitalization, as measured immediately prior to the public offering that closed on April 30, 2014. The grant will vest in equal annual installments over five years. This grant, which equaled 155,090 shares, was issued on September 29, 2014. The Company has not yet paid Mr. Sillerman the guaranteed payment of $250 for fiscal year 2015.
On May 11, 2011, the Company entered into an employment agreement with Gregory Consiglio for his services as Head of Business Development. The agreement has no fixed term. Mr. Consiglio's salary under this agreement was $300. The agreement also provided for Mr. Consiglio to receive a minimum grant of restricted stock in the amount of 938 shares of the Company's common stock at the beginning of the first year of employment, 313 shares of the Company's common stock at the beginning of the second year of employment, and 313 shares of the Company's common stock at the beginning of the third year of employment (in each case subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events). On October 31, 2012, Mr. Consiglio and the Company signed an amendment to his employment agreement, changing his title to President and Chief Operating Officer and his annual salary to $400, but making no other changes in Mr. Consiglio's employment agreement. On August 30, 2012, Mr. Consiglio received a grant of options to purchase 11,094 shares of the Company's common stock at a price of $67.20, which was the fair market value of the stock on the date of grant. 25% of such options were vested immediately upon grant, and the remaining options vest in equal amounts annually over three years. On October 31, 2012, Mr. Consiglio received an additional grant of options to purchase 1,250 shares of the Company's common stock at a price of $184.00, which was greater than the fair market value of the stock on the date of grant. 25% of such options were vested immediately upon grant, and the remaining options vest in equal amounts annually over three years.
On March 17, 2014, the Company entered into an amended and restated employment agreement with Mr. Consiglio, which was effective as of May 1, 2014. Under the amended and restated agreement, Mr. Consiglio's base salary was reduced to $0.001 per year. Mr. Consiglio will be entitled to receive a guaranteed amount of $250, which will be payable on or before March 15 of each year. The guaranteed amount may be paid in cash, except that either Mr. Consiglio or the Company's compensation committee can instead elect to have the guaranteed amount paid in shares of the Company's common stock at the weighted average daily closing price of the Company's common stock for the twelve month period ending on the last day of the month preceding payment. Mr. Consiglio will also be eligible for an additional bonus at the discretion of the Company's Board. In addition, the amended and restated agreement provides that Mr. Consiglio will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock, including common shares underlying in- or at-the-money options and warrants and common shares issued in the Recapitalization, as measured immediately prior to the public offering that closed on April 30, 2014. The grant will vest in equal annual installments over five years. This grant, which equaled 155,090 shares, was issued on September 29, 2014. In addition, as part of a grant to employees generally, Mr. Consiglio received a grant of 100,000 restricted stock units on September 29, 2014, which grant vested as to 50,000 shares on December 4, 2014, as to 25,000 shares on March 5, 2015 and as to 25,000 shares on June 4, 2015. Based on a closing price of $4.01 on that grant date, this grant has a fair value of $401.
On January 22, 2015, Greg Consiglio, the Company’s President and Chief Operating Officer, entered into an agreement with SFX to serve as its President and Chief Operating Officer. Mr. Consiglio remained President and Chief Operating Officer of the Company. At that time, Mr. Consiglio’s employment agreement with the Company was amended to provide that he would be able to serve in both such roles. The agreement provided that Mr. Consiglio will devote his full-time best efforts and business time and attention to the Company, subject to his also fulfilling his responsibilities as President and Chief Operating Officer of SFX. The terms of the sharing of Mr. Consiglio's are subject to monitoring by the respective Boards of Directors or a committee of disinterested members of the respective Boards of Directors. Mr. Consiglio also agreed that he would report conflicts of interest and corporate opportunities to the Boards of both the Company and SFX Entertainment. The amendment to Mr. Consiglio’s employment agreement further provided that, in lieu of payment of a $250 guaranteed amount currently contemplated in his employment agreement, Mr. Consiglio received a grant of 200,000 restricted shares of Company common stock, half of which vested on the date of grant and the other half of which vested on May 5, 2015.
Mr. Consiglio resigned from his position with the Company effective as of June 30, 2015.
On August 16, 2011, the Company entered into an employment agreement with John C. Small for his services as Head of Strategy and Corporate Development. The agreement had no fixed term. Mr. Small's annual base salary was $300. Mr. Small received grants of options to purchase a total of 9,375 shares of the Company's common stock at a price of $800.00 per share. On September 10, 2012, Mr. Small was appointed Chief Financial Officer of the Company by the Board of Directors. The terms of his employment agreement with the Company did not change as a result of this appointment. On April 4, 2013, Mr. Small and the Company signed an amendment to his employment agreement, providing for changes to the vesting of granted options upon a change-in-control (as more fully described herein), but making no other changes in his employment agreement. On August 30, 2012, Mr. Small received a grant of options to purchase 15,625 shares of the Company's common stock at a price of $67.20, which was the fair market value of the stock on the date of grant. 25% of such options were vested immediately upon grant, and the remaining options vest in equal amounts annually over three years.
On March 17, 2014, the Company entered into an amended and restated employment agreement with Mr. Small, which was effective as of May 1, 2014. Under the amended and restated agreement, Mr. Small's base salary was reduced to $0.001 per year. Mr. Small will be entitled to receive a guaranteed amount of $250, which will be payable on or before March 15 of each year. The guaranteed amount may be paid in cash, except that either Mr. Small or the Company's compensation committee can instead elect to have the guaranteed amount paid in shares of the Company's common stock at the weighted average daily closing price of the Company's common stock for the twelve month period ending on the last day of the month preceding payment. Mr. Small will also be eligible for an additional bonus at the discretion of the Company's Board. In addition, the amended and restated agreement provides that Mr. Small will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock, including common shares underlying in- or at-the-money options and warrants and common shares issued in the Recapitalization, as measured immediately prior to this offering. The grant will vest in equal annual installments over five years. This grant, which equaled 155,090 shares, was issued on September 29, 2014. In addition, as part of a grant to employees generally, Mr. Small received a grant of 80,000 RSUs on September 29, 2014, which grant vested as to 40,000 shares on December 4, 2014, as to 20,000 shares on March 5, 2015 and as to 20,000 shares on June 4, 2015. To satisfy the guaranteed bonus of $250 that was due in May of 2015, Mr. Small received a cash payment of $210 in May of 2015 and received a grant of 17,250 restricted stock units on May 8, 2015, which immediately vested. In addition, Mr. Small's base salary was increased to $300 per annum retroactively to July 13, 2015. Mr. Small resigned from his position as Chief Financial Officer and his employment agreement was terminated as of October 15, 2015
On March 1, 2012, the Company entered into an employment agreement with Kevin Arrix for his services as Chief Revenue Officer. The agreement had no fixed term. Mr. Arrix's annual base salary was $350, and he was eligible for discretionary bonuses of up to 100% of his base salary. The agreement also provided for Mr. Arrix to receive a minimum grant of restricted stock in the amount of 938 shares of the Company's common stock at the beginning of his employment, 313 shares of restricted stock at the beginning of his second year of employment and 313 shares of restricted stock at the beginning of his third year of employment (in each case subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events and in each case subject to a three year vesting schedule). The agreement also provided for a grant of 1,406 stock options to vest over a period of four years. These options were issued with an exercise price of $400 per share. On August 30, 2012, Mr. Arrix received a grant of options to purchase 10,156 shares of the Company's common stock at a price of $67.20, which was the fair market value of the stock on the date of grant. 25% of such options were vested immediately upon grant, and the remaining options vest in equal amounts annually over three years.
On March 17, 2014, the Company entered into an amended and restated employment agreement with Mr. Arrix, which was effective as of May 1, 2014. Under the amended and restated agreement, Mr. Arrix's base salary was reduced to $0.001 per year. Mr. Arrix will be entitled to receive a guaranteed amount of $250, which will be payable on or before March 15 of each year. The guaranteed amount may be paid in cash, except that either Mr. Arrix or the Company's compensation committee can instead elect to have the guaranteed amount paid in shares of the Company's common stock at the weighted average daily closing price of the Company's common stock for the twelve month period ending on the last day of the month preceding payment. Mr. Arrix will also be eligible for an additional bonus at the discretion of the Company's Board. In addition, the amended and restated agreement provides that Mr. Arrix will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock, including common shares underlying in- or at-the-money options and warrants and common shares issued in the Recapitalization, as measured immediately prior to this offering. The grant will vest in equal annual installments over five years. This grant, which equaled 155,090 shares, was issued on September 29, 2014. In addition, as part of a grant to employees generally, Mr. Arrix received a grant of 80,000 RSUs on September 29, 2014, which grant vested as to 40,000 shares on December 4, 2014, as to 20,000 shares on March 5, 2015 and as to 20,000 shares on June 4, 2015.
On January 22, 2015, Kevin Arrix, the Company’s Chief Revenue Officer, entered into an agreement with SFX to serve as its Executive Vice President, Global Brand Partnerships. In connection therewith, his employment agreement with the Company was amended to provide that he will be able to serve in both such roles. The agreement provides that Mr. Arrix will devote his full-time best efforts and business time and attention to the Company, subject to his also fulfilling his responsibilities to SFX Entertainment. The terms of the sharing of Mr. Arrix's full time will be subject to monitoring by the respective Boards of Directors or a committee of disinterested members of the respective Boards of Directors. Mr. Arrix also agrees that he will report conflicts of interest and corporate opportunities to the Boards of both the Company and SFX Entertainment. Additionally, the amendment to Mr. Arrix’s employment agreement provided that, in lieu of payment of a $250 guaranteed amount currently contemplated in his employment agreement, he received a grant of 100,000 restricted shares of Company common stock, half of which shall vest immediately and the other half of which vested on May 15, 2015. Effective September 30, 2015, the Compensation Committee of the Board of Directors approved a separation agreement with Mr. Arrix. Pursuant to this agreement, Mr. Arrix ceased to be an officer of the Company, effective October 1, 2015 . Further, the agreement provided that Mr. Arrix was to provide certain transition services until December 31, 2015 in exchange for being entitled to retain 15,500 restricted stock units that were to vest on May 1, 2016. The remainder of the restricted stock units held by Mr. Arrix was forfeited.
On July 5, 2016, the Company entered into an employment agreement with Michelle Lanken. Ms. Lanken’s employment agreement calls for a base salary of $250 and an annual bonus of $50, payable in restricted shares of Company common stock, and Ms. Lanken is eligible to participate in the Company’s Employee Stock Plan. The employment agreement establishes an “at will” employment relationship and either the Company or Ms. Lanken can terminate the agreement at any time for any reason. Pursuant to the agreement, if Ms. Lanken is terminated by the Company without Cause or if she dies or becomes permanently disabled during the term, she is entitled to a lump sum payment equal to three months’ base salary paid in cash or, at the election of the Compensation Committee or Ms. Lanken, in shares of the Company’s common stock, and all options to purchase common stock and any restricted stock unites that have not previously vested, will vest. This payment is contingent upon a fully executed general release of claims in favor of the Company. Ms. Lanken agreed to restrictive covenants during the term of the agreement and for a period of one year after termination of her employment.
On August 1, 2016, the Company entered into an employment agreement with Birame Sock. Ms. Sock’s employment agreement calls for a base salary of $200, a “sign-on bonus” of $50, and an annual bonus payable in either cash or restricted shares of Company common stock. It is anticipated that Ms. Sock’s first annual bonus will be $100. The Company’s Compensation Committee has approved a grant to Ms. Sock of 1,000,000 restricted units of Company common stock, which will vest 1/6 at the end of every six-month period during the three-year term of her agreement. Ms. Sock is eligible to participate in the Company’s Employee Stock Plan. The employment agreement commences on the Effective Date, which is contingent upon Ms. Sock satisfying visa requirements to enable her to be employed by the Company, and has a term of three years. The employment agreement may be terminated by the Company or Ms. Sock at any time for any reason. Pursuant to the agreement, if Ms. Sock is terminated by the Company without Cause, if she terminates the agreement for Good Reason, or if she dies or becomes permanently disabled during the term, she is entitled to a lump sum payment equal to three months’ base salary paid in cash or, at the election of Ms. Sock, in shares of the Company’s common stock, and all options to purchase common stock and any restricted stock unites that have not previously vested, will vest. This payment is contingent upon a fully executed general release of claims in favor of the Company. Ms. Sock agreed to restrictive covenants during the term of the agreement and for a period of one year after termination of her employment.
Simultaneously with Ms. Sock’s employment with the company, Ms. Sock has resigned as a director. Under Nasdaq rules, she is no longer considered an independent director. In accordance with Nasdaq rules, the Company will have up to six months to appoint at least one other independent director so that the majority of the members of the Board of Directors will be comprised of independent directors.
Potential Payments upon Termination without Cause or Change-in-Control
Robert F.X. Sillerman
Mr. Sillerman's employment agreement, which was in effect until April 30, 2014, provided that upon a (i) termination by the Company without “cause” or (ii) a “constructive termination without cause,” Mr. Sillerman was entitiled to receive the following benefits: (a) payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100 per year for each year a cash bonus was not paid and $100 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. Additionally, upon termination by the Company for a “change of control”, Mr. Sillerman would have received the benefits set forth in (a), (b), and (c) above, plus all options to purchase the Company's capital stock would remain exercisable for the full maximum term of the original option grant or ten years from the closing of the change of control transaction, whichever is greater. In addition, in the event that the aggregate of such payments would constitute a “parachute payment” under the rules set forth in Section 280G of the Code, then the Company would have also paid Mr. Sillerman a gross-up payment such that after the imposition of Federal, State and local income taxes, Mr. Sillerman would be entitled to retain the foregoing amount.
On March 17, 2014, the Company and Mr. Sillerman entered into an amendment to his employment agreement, which was effective as of May 1, 2014. The amended employment agreement provides that if the Company terminates Mr. Sillerman's employment without cause, if Mr. Sillerman terminates his employment for good reason, or if there is a change of control and Mr. Sillerman voluntarily terminates his employment for any reason within one year after the change of control, then Mr. Sillerman would be entitled to the following benefits: (a) payment of one year's guaranteed amount, (b) all options to purchase the Company's common stock issued to Mr. Sillerman will immediately vest, and (c) all restricted shares issued to Mr. Sillerman would immediately vest. However, in the event that any amount payable to Mr. Sillerman upon a “change of control” would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments to Mr. Sillerman will be reduced to an amount such that the payments to Mr. Sillerman would not be subject to such excise tax.
Gregory Consiglio
Mr. Consiglio's employment agreement, which was effective until April 30, 2014, provided that upon a termination by the Company without “cause,” Mr. Consiglio would be entitled to receive the following benefits: (a) payments equal to the cash equivalent of three months’ base salary at the rate in effect on the date of termination (which payment shall increase by one week for each year worked prior to termination, to a limit of six months), and (b) accelerated vesting of any stock options, restricted stock or other equity-based instruments previously issued to him prior to his termination. In addition, on April 4, 2013, the Company and Mr. Consiglio entered into an amendment to Mr. Consiglio’s employment agreement providing that upon a “change of control” of the Company, all stock options previously granted to Mr. Consiglio would vest, and all restricted shares issued to Mr. Consiglio pursuant to his employment agreement would vest.
On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Consiglio, which was effective as of May 1, 2014. The amended and restated employment agreement provides that if the Company terminates Mr. Consiglio's employment without cause, if Mr. Consiglio terminates his employment for good reason, or if there is a change of control and Mr. Consiglio voluntarily terminates his employment for any reason within one year after the change of control, then Mr. Consiglio would be entitled to the following benefits: (a) payment of one year's guaranteed amount, (b) all options to purchase the Company's common stock issued to Mr. Consiglio would immediately vest, and (c) all restricted shares issued to Mr. Consiglio would immediately vest. However, in the event that any amount payable to Mr. Consiglio upon a “change of control” would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments to Mr. Consiglio will be reduced to an amount such that the payments to Mr. Consiglio would not be subject to such excise tax.
Because Mr. Consiglio resigned from his position with the Company, the Company will not pay Mr. Consiglio any amounts in respect of a termination without cause or a change in control.
John Small
Mr. Small's employment agreement, which was in effect until April 30, 2014, provided that upon a (i) termination by the Company without “cause” or (ii) a “change of control”, Mr. Small would be entitled to receive the following benefits: (a) payments equal to (x) the cash equivalent of three months’ base salary at the rate in effect on the date of termination and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to Mr. Small for the immediately preceding employment year, (b) accelerated vesting of any stock options granted pursuant to Mr. Small’s employment agreement that are issued to Mr. Small at least one full year prior to his termination. However, in the event that any amount payable to Mr. Small upon a “change of control” would be nondeductible by us under the rules set forth in Section 280G of the Code, then the amount payable to Mr. Small shall be reduced to the maximum amount that would be payable but which would remain deductible under Section 280G of the IRC. In addition, on April 4, 2013, the Company and Mr. Small entered into an amendment to Mr. Small’s employment agreement providing that upon a “change of control” of the Company, all stock options previously granted to Mr. Small, and not just those options that were granted pursuant to Mr. Small’s employment agreement, would vest.
On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Small, which was effective as of May 1, 2014. The amended and restated employment agreement provides that if the Company terminates Mr. Small's employment without cause, if Mr. Small terminates his employment for good reason, or if there is a change of control and Mr. Small voluntarily terminates his employment for any reason within one year after the change of control, then Mr. Small would be entitled to the following benefits: (a) payment of one year's guaranteed amount, (b) all options to purchase the Company's common stock issued to Mr. Small would immediately vest, and (c) all restricted shares issued to Mr. Small would immediately vest. However, in the event that any amount payable to Mr. Small upon a “change of control” would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments to Mr. Small will be reduced to an amount such that the payments to Mr. Small would not be subject to such excise tax.
Mr. Small resigned from his position as the Company’s Chief Financial Officer as of October 15, 2015.
Kevin Arrix
Mr. Arrix's employment agreement, which was in effect until April 30, 2014, provided that upon a (i) termination by the Company without “cause” or (ii) a “change of control”, Mr. Arrix would be entitled to receive the following benefits: (a) payments equal to (x) the cash equivalent of three months’ base salary at the rate in effect on the date of termination (which amount would be increased by one week's salary for each additional year of employment after the first year) and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to Mr. Arrix for the immediately preceding employment year, and (b) accelerated vesting of any stock options granted pursuant to Mr. Arrix's employment agreement. However, in the event that any amount payable to Mr. Arrix upon a “change of control” would be nondeductible by us under the rules set forth in Section 280G of the Code, then the amount payable to Mr. Arrix shall be reduced to the maximum amount that would be payable but which would remain deductible under Section 280G of the IRC. In addition, on April 4, 2013, the Company and Mr. Small entered into an amendment to Mr. Small’s employment agreement providing that upon a “change of control” of the Company, all stock options previously granted to Mr. Small, and not just those options that were granted pursuant to Mr. Small’s employment agreement, would vest.
On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Arrix, which was effective as of May 1, 2014. The amended and restated employment agreement provides that if the Company terminates Mr. Arrix's employment without cause, if Mr. Arrix terminates his employment for good reason, or if there is a change of control and Mr. Arrix voluntarily terminates his employment for any reason within one year after the change of control, then Mr. Arrix would be entitled to the following benefits: (a) payment of one year's guaranteed amount, (b) all options to purchase the Company's common stock issued to Mr. Arrix would immediately vest, and (c) all restricted shares issued to Mr. Arrix would immediately vest. However, in the event that any amount payable to Mr. Arrix upon a “change of control” would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments to Mr. Arrix will be reduced to an amount such that the payments to Mr. Arrix would not be subject to such excise tax.

Mr. Arrix resigned from his position with the Company effective as of September 30, 2015. The Compensation Committee of the Board of Directors of the Company has approved a separation agreement, effective September 30, 2015, with Mr. Arrix. Pursuant to this agreement, Mr. Arrix ceased to be an officer of the Company, effective October 1, 2015 . Further, the agreement provided that Mr. Arrix was to provide certain transition services until December 31, 2015 in exchange for being entitled to retain 15,500 restricted stock units that were to vest on May 1, 2016. The remainder of the restricted stock units held by Mr. Arrix was forfeited.
Michelle Lanken
Ms. Lanken’s employment agreement, which is effective as of July 5, 2016, provided that upon a termination by the Company without “cause”, Ms. Lanken would be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to three (3) months’ Base Salary (which payment may be made in cash, or, if either Ms. Lanken or the Compensation Committee elects, in shares of the Company’s common stock, the value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made). Additionally, all options to purchase Company stock or any restricted stock units granted under the employment agreement or any other agreement that have not previously vested shall vest.
Birame Sock
Ms. Sock’s employment agreement, which was entered into on August 1, 2016, provided that upon a termination by the Company without “cause”, Ms. Sock would be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to three (3) months’ Base Salary (which payment may be made in cash, or, if Ms. Sock elects, in shares of the Company’s common stock, the value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made). Additionally, all options to purchase Company stock or any restricted stock units granted under the employment agreement or any other agreement that have not previously vested shall vest.
Potential Payments upon Death or Disability
Robert F.X. Sillerman
Mr. Sillerman's employment agreement, which was in effect until April 30, 2014, provided for the following benefits in the event of his death: (a) payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100 per year for each year a cash bonus was not paid and $100 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to him.
On March 17, 2014, the Company entered into an amendment to Mr. Sillerman's employment agreement, which was effective as of May 1, 2014. The amended employment agreement provides that in the event of Mr. Sillerman's death or permanent disability, then Mr. Sillerman would be entitled to the following benefits: (a) a lump sum payment equal to $250 payable in cash (or at either the Company's compensation committee's or Mr. Sillerman's option, in shares of the Company's common stock), (b) all options to purchase the Company's common stock issued to Mr. Sillerman will immediately vest, and (c) all restricted shares issued to Mr. Sillerman would immediately vest.
Gregory Consiglio
Mr. Consiglio's employment agreement, which was in effect until April 30, 2014, provided for the following benefits in the event of his death: (a) payments equal to the cash equivalent of one year’s base salary at the rate in effect on the date of termination, and (b) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to him.
On March 17, 2014, the Company entered into an amended and restated employment agreement with Mr. Consiglio, which was effective as of May 1, 2014. The amended and restated employment agreement provides that in the event of Mr. Consiglio's death or permanent disability, then Mr. Consiglio would be entitled to the following benefits: (a) a lump sum payment equal to $250 payable in cash (or at either the Company's compensation committee's or Mr. Consiglio's option, in shares of the Company's common stock), (b) all options to purchase the Company's common stock issued to Mr. Consiglio will immediately vest, and (c) all restricted shares issued to Mr. Consiglio would immediately vest.

Because Mr. Consiglio resigned from his positions with the Company, the Company will not pay Mr. Consiglio any amounts upon his death or disability.
John Small
Mr. Small's employment agreement, which was in effect until April 30, 2014, provided for (a) payments equal to (x) the cash equivalent of three months’ base salary at the rate in effect on the date of termination and (y) a pro-rated annual cash bonus paid to the executive officer for the immediately preceding employment year, continued eligibility to participate in any benefit plans of our company for two months, plus (c) accelerated vesting of any stock options previously issued to the executive officer more than one year prior to his death or disability.
On March 17, 2014, the Company entered into an amended and restated employment agreement with Mr. Small, which was effective as of May 1, 2014. The amended and restated employment agreement provides that in the event of Mr. Small's death or permanent disability, then Mr. Small would be entitled to the following benefits: (a) a lump sum payment equal to $250 payable in cash (or at either the Company's compensation committee's or Mr. Small's option, in shares of the Company's common stock), (b) all options to purchase the Company's common stock issued to Mr. Small will immediately vest, and (c) all restricted shares issued to Mr. Small would immediately vest.
Because Mr. Small resigned from his positions with the Company, the Company will not pay Mr. Small any amounts upon his death or disability.
Kevin Arrix
Mr. Arrix's employment agreement, which was in effect until April 30, 2014, provided for (a) payments equal to (x) the cash equivalent of three months’ base salary at the rate in effect on the date of termination (which amount would increase by one week of base salary for each year of employment after the first year) and (y) a pro-rated annual cash bonus paid to the executive officer for the immediately preceding employment year, continued eligibility to participate in any benefit plans of our company for two months, plus (c) accelerated vesting of any stock options previously issued to the executive officer more than one year prior to his death or disability.
On March 17, 2014, the Company entered into an amended and restated employment agreement with Mr. Arrix, which was effective as of May 1, 2014. The amended and restated employment agreement provides that in the event of Mr. Arrix's death or permanent disability, then Mr. Arrix would be entitled to the following benefits: (a) a lump sum payment equal to $250 payable in cash (or at either the Company's compensation committee's or Mr. Arrix's option, in shares of the Company's common stock), (b) all options to purchase the Company's common stock issued to Mr. Arrix will immediately vest, and (c) all restricted shares issued to Mr. Arrix would immediately vest.
Because Mr. Arrix resigned from his positions with the Company, the Company will not pay Mr. Arrix any amounts upon his death or disability.
Michelle Lanken
Ms. Lanken’s employment agreement, which is effective as of July 5, 2016, provided that upon death or permanent disability during the term of the agreement, Ms. Lanken would be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to three (3) months’ Base Salary (which payment may be made in cash, or, if either Ms. Lanken or the Compensation Committee elects, in shares of the Company’s common stock, the value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made). Additionally, all options to purchase Company stock or any restricted stock units granted under the employment agreement or any other agreement that have not previously vested shall vest.
Birame Sock
Ms. Sock’s employment agreement, which was entered into on August 1, 2016, provided that upon death or permanent disability during the term of the agreement, Ms. Sock would be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to three (3) months’ Base Salary (which payment may be made in cash, or, if Ms. Sock elects, in shares of the Company’s common stock, the value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made). Additionally, all options to purchase Company stock or any restricted stock units granted under the employment agreement or any other agreement that have not previously vested shall vest.
Compensation of Non-Employee Directors
Employee directors do not receive any separate compensation for their board service. Non-employee directors receive the compensation described below.
Each of our non-employee directors receives an annual fee of $80, which includes attendance fees for four meetings a year. Each non-employee director will also receive an additional $0.75 for attendance at additional Board Meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15 per annum and the chairpersons of each other committee will receive an additional fee of $5 per annum. Each of the other members of the Audit Committee will receive $3 per annum and the other members of each of the other committees will receive a fee of $1 per annum.
The Company pays non-employee directors for all compensation in either stock options or restricted stock units in lieu of cash, and prices all grants of options and restricted stock units on the date granted. During fiscal year 2015, directors' fees were paid through the issuance of RSUs and options to purchase the Company's common stock (priced as of the date of grant). For 2015, the Company granted options in respect of the first quarter on September 11, 2014. In addition, the Company granted the non-employee directors restricted stock units in respect of the second quarter on January 29, 2015. The Company anticipates paying the non-employee directors in respect of the third and fourth quarters in equity in fiscal year 2016. In addition, in fiscal 2015, the non-employee directors received two additional grants. On September 29, 2014, the non-employee directors received a special grant of restricted stock units. On that date, Mr. Horan and Mr. Miller received grants of 18,000 restricted stock units each, Mr. Meyer received a grant of 16,000 restricted stock units and Ms. Sock and Ms. Seitler each received a grant of 14,000 restricted stock units. In addition, the non-employee directors received a special grant of options on April 27, 2015. On that date, Mr. Horan and Mr. Miller each received a grant to purchase 100,000 options, and Mr. Meyer and Ms. Sock each received a grant to purchase 50,000 options. The exercise price of this special grant of options was $2.33 per share. All grants to non-employee directors are immediately vested.
The total compensation received by our non-employee directors during the fiscal year ended June 30, 2015 is shown in the following table:

Name	Stock Awards(1) ($)	Option Awards(2)(3) ($)	Total ($)
Peter Horan	101	406	507
Michael J. Meyer	95	312	407
John D. Miller	104	425	529
Harriet Seitler(4)	83	167	250
Birame Sock	83	281	364

________________________
(1) These stock awards represent grants of RSUs. The per share fair value of RSUs granted was determined on the date of grant using the fair market value of the shares on that date.

(2) The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in Note 10 to the notes to our financial statements, Shared-Based Payments. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value.

(3) As of June 30, 2015, each non-employee director held the following number of outstanding vested and unvested stock options: Mr. Horan: 143,122 vested stock options and 0 unvested stock options, Mr. Meyer: 94,747 vested stock options and 0 unvested stock options, Mr. Miller: 147,184 vested stock options and 0 unvested stock options, Ms. Seitler: 41,572 vested stock options and 0 unvested stock options, and Ms. Sock: 53,748 vested stock options and 0 unvested stock options.

(4) Ms. Seitler resigned from the Board effective as of March 5, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
There are a number of conflicts of interest of which stockholders should be aware regarding our ownership and operations. Set forth below are summaries of certain transactions engaged in between the Company and certain related parties. All financial numbers contained in this section are in thousands of dollars ($‘000) except share and per share data and unless otherwise noted.

Related Parties
Shared Services Agreement
In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, the Company's Executive Vice President and Secretary and General Counsel to Circle.
The shared services agreement provides, in general, for sharing of the applicable support provided by either company to Mr. Nelson in connection with his capacity of providing legal services, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies. The Company is responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The agreement provides for the Chief Executive Officer or President of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair. The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.
Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company's Board of Directors have approved the shared services agreement. This is deemed to be an affiliate transaction because Mr. Sillerman is a Board member, the former Chairman, and a greater than 10% stockholder of Circle and Mr. Nelson is Executive Vice President and General Counsel of Circle.
For the years ended June 30, 2015 and June 30, 2014, the Company billed Circle $27 and $73, respectively. Such billings primarily relate to support consisting of legal and administrative services. These services are to be reviewed and, if appropriate, approved by Circle's Audit Committee and the Company's Audit Committee. The balance due from Circle as of June 30, 2015 and June 30, 2014 was $113 and $86, respectively.
The Company also entered into a shared services agreement with SFX, a company affiliated with Mr. Sillerman, pursuant to which it shares costs for legal and administrative services in support of Mr. Nelson, and several other of the Company's employees. The shared services agreement provides, in general, for sharing generally based on the services provided by Mr. Nelson and such other employees. Mr. Nelson and such other employees will continue to be paid by the Company, and SFX will either reimburse Circle (which will reimburse the Company, if applicable) or reimburse the Company directly for its portion of such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The agreement provides for the Chief Executive Officer or President of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair. The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances. The Company entered into an amendment (the “Amendment”) to the shared services agreement on January 22, 2015, pursuant to which the Company may provide additional services to SFX, and SFX may provide certain services to the Company. In particular, the shared services agreement provides that, in addition to services already provided, certain employees of the Company may provide human resources, content and programming, and facilities services to SFX, subject to reimbursement based on salary and benefits for the employees providing the services, plus 20% for miscellaneous overhead, based on a reasonable estimate of time spent. In addition, the Amendment provides that SFX may provide certain tax services to the Company, subject to reimbursement based on salary and benefits for the employees providing the services, plus 20% for miscellaneous overhead, based on a reasonable estimate of time spent.
Because this transaction is subject to certain rules regarding “affiliate” transactions, the Company's Audit Committee and a majority of the independent members of the Company's Board of Directors have approved this shared services agreement and the amendment thereto.
For the years ended June 30, 2015 and June 30, 2014, the Company billed SFX $978 and $398, net of amounts billed by SFX to the Company, respectively. The net balance due from SFX, including amounts related to the Sales Agency Agreement, which is discussed below, as of June 30, 2015 and June 30, 2014 was $146 and $0, respectively.

Certain Company accounting personnel may provide personal accounting services to Mr. Sillerman. To the extent that such services are rendered, Mr. Sillerman shall reimburse the Company theretofore. The reimbursement for any such services shall be reviewed by the Company's Audit Committee. For the years ended June 30, 2015 and June 30, 2014, the Company billed Mr. Sillerman $0 and $7, respectively. The balance due from Mr. Sillerman as of June 30, 2015 and June 30, 2014 was $0 and $6, respectively. No such services were provided during the year ended June 30, 2015.
Private Placements
On July 12, 2016, the Company closed a private placement of $4,444 principal amount of Convertible Debentures (the “Debentures”) and Common Stock Purchase Warrants (the “Warrants”). The Debentures and Warrants were issued pursuant to a Securities Purchase Agreement, dated July 12, 2016, (the “Purchase Agreement”) between the Company and certain accredited investors within the meaning of the Securities Act of 1933, as amended (the “Purchasers”). Upon the closing of the July 2016 private placement, the Company received gross proceeds of $4,000 before placement agent fees and other expenses associated with the transaction.
As a part of the July 2016 private placement, the Company issued Warrants to the Purchasers. The number of shares for which the warrants are exercisable was reported incorrectly. The Purchasers have received warrants providing them with the right to purchase up to an aggregate of 7,092,957 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. In addition, the Company issued to Aegis Capital Corporation, the placement agent in connection with the private placement, warrants providing them with the right to purchase up to an aggregate of 1,063,944 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. The warrants issued to Aegis Capital Corporation contain substantially the same terms as the warrants issued to the Purchasers.
On July 20, 2016, the Company and the Purchasers entered into an Amendment to Securities Purchase Agreement and Consent to Modify Debentures (the “Amendment and Consent”). The Amendment and Consent permits the Company to repay up to $2,000 of indebtedness owed to Sillerman Investment Company IV, LLC (“SIC IV”), an affiliate of Robert F.X. Sillerman and also permits the Company to revise its existing Line of Credit with SIC IV to provide a line of credit to the Company of up to $5,000. In addition, the Amendment and Consent provides that, while the Debentures are outstanding, Mr. Sillerman will guarantee that the Company shall have $1,000 available in its commercial bank account or otherwise available in liquid funds. At any time when the Company’s available funds fall below $1,000, Mr. Sillerman will provide the amounts necessary to make-up the shortfall in an aggregate amount not to exceed $6,000; however, the first $5,000 of the guaranty shall be provided by drawing down on the Company’s Line of Credit with SIC IV. Any remaining amounts, up to a maximum aggregate of $1,000 shall be provided by Mr. Sillerman. In connection with the Amendment and Consent, the Company also entered into a Subordination Agreement to permit the transactions contemplated by the Amendment and Consent and an amendment to the Exchange Agreement.
Director Compensation
Each of our non-employee directors will receive an annual fee of $80, which includes attendance fees for four meetings a year. Each non-employee director will also receive an additional $7.50 for attendance at additional Board Meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15 per annum and the chairpersons of each other committee will receive an additional fee of $5 per annum. Each of the other members of the Audit Committee will receive $3 per annum and the other members of each of the other committees will receive a fee of $1 per annum. In 2014 and 2015, all director fees were paid through the issuance of options or priced as of the date of grant or restricted stock units. For additional information regarding the payment of fees to non-employee directors, see “Compensation of Non-Employee Directors” in Item 11 of this Annual Report on Form 10-K.
Amended and Restated $25 Million Line of Credit and Payoff
On February 13, 2014, the Company entered into an amendment (the “February Amendment”) to its Term Loan Facility. Pursuant to the February Amendment, the maturity date of the Term Loan Facility was extended to December 31, 2014, and the mandatory prepayment provision was amended to provide that only the first $10,000 in net cash proceeds from an equity offering shall be required to be used to prepay amounts outstanding under the Term Loan Facility.
On March 11, 2014, the Company entered into a further amendment (the “March Amendment”) to the Term Loan Facility. Pursuant to the March Amendment, the line of credit was increased from $30,000 to $35,000. Concurrently with the March Amendment, on March 11, 2014, the Company entered into a Pledge and Security Agreement with Deutsche Bank pursuant to which the Company agreed to provide Deutsche Bank a security interest in $5,000 in cash, as well as a pledge to secure the prompt and timely payment of all obligations under the DB Line (as hereinafter defined). Upon the closing of the public offering on April

30, 2014, the Company repaid $10,000 of amounts outstanding under the DB Line pursuant to the prepayment provisions in the DB Line.
The Term Loan Facility does not contain any financial covenants.
Repayment of the Term Loan Facility is guaranteed by Mr. Sillerman, and the transactions were approved by the independent members of the Company's Board.
In addition, on January 31, 2014, the Company entered into a Revolving Loan Agreement (the “Revolving Line”) with Deutsche Bank under which Deutsche Bank agreed to loan us up to $2,500. Amounts outstanding under the Revolving Line could not exceed 85% of the Company's eligible accounts receivable at any time. The Revolving Line provided that the Company may, from time to time, request advances from the Revolving Line in amounts of no less than $500. Interest on the outstanding balance may, at the Company's election, be charged at a rate per annum equal to the LIBOR Rate plus 4.00% or (ii) the Prime Rate plus 1.75%.  Interest is payable monthly in arrears. We paid a $50 facility fee from the initial draw of $1,000 made at closing. The Revolving Line had a maturity date of April 30, 2014. The Company was permitted to make prepayments, in whole or in part, under the Revolving Line at any time, as long as all accrued and unpaid interest thereon was paid through the prepayment date. The Revolving Line was secured by a lien on all of our assets. Repayment of the Revolving Line was guaranteed by Mr. Sillerman. The Revolving Line does not contain any financial covenants. The Revolving Line was repaid and retired using a portion of the net proceeds of the public offering that closed on April 30, 2014, and the security interest was terminated.
Recapitalization
On January 7, 2014, a Special Committee of the Company's Board of Directors approved, and on January 8, 2014, upon the recommendation of the Special Committee, the Company's Board of Directors approved, a recapitalization (the “Recapitalization”) pursuant to which SIC and the other holders of our Series A preferred stock and Series B preferred stock exchanged their Series A preferred stock and Series B preferred stock for shares of the Company's common stock. There were 34,275 shares of Series A preferred stock outstanding, each of which had a stated value of $1,000 and accrues dividends at 7% per share. Pursuant to the Recapitalization, the Company agreed to exchange each share of Series A preferred for a number of shares of the Company's common stock equal to the stated value of the share, plus all accrued and unpaid dividends thereon, multiplied by 16 (and further divided by 80 to give effect to the 1-for-80 reverse stock split). For example, if a share of Series A preferred stock had $20 in accrued and unpaid dividends, then the stated value of such share plus accrued and unpaid dividends on the share would equal $1,020, and the share would be exchanged for 16,320 shares of common stock, which amount would be further adjusted to 204 shares to give effect to the 1-for-80 reverse stock split. In addition, there were 21,804.2 shares of Series B preferred stock outstanding. The Company agreed to exchange each share of Series B preferred for one share of common stock, which was then further adjusted to 0.0125 shares after for the reverse stock split. Consummation of the Recapitalization was contingent upon the completion of the public offering that closed on April 30, 2014. Affiliates of Mr. Sillerman held 33,320 shares of Series A preferred and 21,364.2 shares of Series B preferred stock which were exchanged in the Recapitalization on these terms.
The Company entered into an Exchange Agreement on July 8, 2016, as amended July 20, 2016, with three of the affiliates of Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, to allow for the exchange for shares of Common Stock of the Company of: (i) 3,000 shares of the Company’s Series C Convertible Redeemable Preferred Stock and a Line of Credit Promissory Note, dated October 24, 2014, in the amount of $20,000 plus accrued interest held by SIC III; (ii) a Line of Credit Grid Promissory Note, dated June 12, 2015, as amended July 20, 2016 in the amount of $3,401 plus accrued interest held by SIC IV as of the date hereof; (iii) a Revolving Secured Promissory Note, dated January 27, 2016, in the amount of $1,500 plus accrued interest, a Revolving Secured Promissory Note, dated March 29, 2016, in the amount of $500 plus accrued interest, a Revolving Secured Promissory Note, dated April 25, 2016 in the amount of $500 plus accrued interest, a Revolving Secured Promissory Note, dated May 16, 2016, in the amount of $500 plus accrued interest and a Revolving Secured Promissory Note, dated June 27, 2016, in the amount of $1,200 plus accrued interest held by SIC VI; and (iv) up to an additional $5,000 under the Line of Credit Grid Promissory Note dated June 12, 2015 and amended July 20, 2016 held by SIC IV.
The Majority Holders and the independent members of the Board of Directors have approved the Recapitalization Plan. Upon completion of the exchange (and all the other transactions described in this Information Statement at the lowest conversion price), Mr. Sillerman and his affiliates will own approximately 61% of the Company’s outstanding common stock.

Related Approvals
Because each of the transactions (other than the DB Line) referred to in the foregoing sections involved related parties of the Company. As such, each was approved by a Special Committee of the Board of Directors or a majority of the independent members of the Board of Directors of the Company.
Securities Purchase Agreement
On October 24, 2014, the Company and SIC III, a company affiliated with Mr. Sillerman entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which SIC III agreed to purchase certain securities issued by the Company for a total of $30,000. Pursuant to the Securities Purchase Agreement, the Company agreed to issue up to 10,000 shares of Series C Convertible Redeemable Preferred Stock, and the Company issued a Line of Credit Promissory Note (the “Note”), which provides for a $20,000 line of credit to the Company. The Company also agreed to issue to SIC III warrants to purchase 50,000 shares of the Company’s common stock for every $1,000 advanced under the Securities Purchase Agreement. The Securities Purchase Agreement provided that the warrants will be issued in proportion to the amounts the Company draws under the Securities Purchase Agreement, and that the exercise price of the warrants will be 10% above the closing price of the Company’s shares on the date prior to the issuance of the warrants. Exercise of the warrants was subject to approval of the Company’s stockholders, which occurred on January 13, 2015.
The Note provides a right for the Company to request advances under the Note from time to time. The Note bears interest at a rate of 12% per annum, payable in cash on a quarterly basis. The Note matures on October 24, 2017. On October 24, 2014, SIC III made an initial advance under the Note in the principal amount of $4,500. On December 15, 2014, SIC III made an additional advance in the principal amount of $15,500 pursuant to the terms of the Note (the proceeds of which were used to repay amounts outstanding under the DB Line, as discussed above). As of June 30, 2015, the total outstanding principal amount of the Note was $20,000. The Note provides for a 3% discount, such that the amount advanced by SIC III was 3% less than the associated principal amount of the advances. Therefore, the net amount actually outstanding under the Note at June 30, 2015, was $19,500, which includes accretion of the discount of $116 (the 3% discount of $600 is being accreted to the principal balance over the life of the Note). From and after the occurrence and during the continuance of any event of default under the Note, the interest rate is automatically increased to 17% per annum.
In connection with the first drawdown of $4,500 under the Note, the Company issued SIC III warrants to purchase 225,000 shares of the Company’s common stock. These warrants have an exercise price of $3.51, representing a price equal to 10% above the closing price of the Company’s common stock on the day prior to issuance. In connection with the additional drawdown of $15,500 under the Note, the Company issued SIC III warrants to purchase 775,000 shares of the Company's common stock. These warrants have an exercise price of $3.63, representing a price equal to 10% above the closing price of the Company’s common stock on the day prior to issuance. The Warrants are exercisable for a period of five years from issuance.
The Note is not convertible into equity securities of the Company.
The Note also contains certain covenants and restrictions, including, among others, that, for so long as the Note is outstanding, the Company will not, without the consent of the holder of the Note, (i) make any loan or advance in excess of $500 to any officer, director, employee of affiliate of the Company (except advances and similar expenditures : (a) under the terms of employee stock or option plans approved by the Board of Directors, (b) in the ordinary course of business, consistent with past practice or (c) to its subsidiaries), (ii) incur any indebtedness that exceeds $1,000 in the aggregate other than indebtedness outstanding under the Note, (iii) guaranty any indebtedness of any unaffiliated third party, (iv) change the principal business of the Company or exit the Company's current business, provided that the foregoing is subject to the Board's compliance with its fiduciary duties, (v) sell, assign, or license material technology or intellectual property of the Company except (a) in the ordinary course of business, consistent with past practice, (b) sales and assignments thereof in any 12 month period that do not have a fair market value in excess of $500 or (c) in connection with a change of control transaction, (vi) enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company of its assets that have a fair market value in excess of $1,000 or (vii) liquidate or dissolve the Company or wind up the business of the Company, except in connection with changes of control or merger, acquisition or similar transactions or as approved by the Company’s Board in compliance with their fiduciary duties.
Interest expense on the Note was $1,390 for the year ended June 30, 2015.
Pursuant to the Securities Purchase Agreement, SIC III acquired a total of 10,000 Shares of Series C Convertible Redeemable Preferred Stock for $10,000. As described above, the Company also agreed to issue to SIC III warrants to purchase 50,000 shares of the Company’s common stock for every $1,000 of purchase price paid for the shares. The exercise price of the warrants was 10% above the closing price of the Company’s shares on the date prior to the issuance of the warrants. Exercise of the warrants was subject to approval of the Company’s stockholders, which occurred on January 13, 2015.
On November 25, 2014, SIC III purchased 3,000 shares of Series C Convertible Redeemable Preferred Stock for $3,000. In addition, in accordance with the Securities Purchase Agreement, the Company also issued SIC III warrants to purchase 150,000 shares of the Company's common stock at an exercise price of $2.98, which was 10% above the closing price of the Company's shares on the date prior to issuance.
On March 16, 2015, SIC III purchased 7,000 additional shares of Series C Convertible Redeemable Preferred Stock for $7,000. In addition, in accordance with the Securities Purchase Agreement, the Company also issued SIC III warrants to purchase 350,000 shares of the Company’s common stock at an exercise price of $1.78, which was 10% above the closing price of the Company's shares on the date prior to issuance.
Unsecured Demand Loans
During the year ended June 30, 2015, Mr. Sillerman made a number of demand loans (the “Loans”) to the Company. The Loans included a loan of $2,000 on December 19, 2014, of $2,000 on January 14, 2015, of $2,000 on January 30, 2015, of $750 on February 13, 2015, of $1,000 on February 26, 2015, of $1,000 on March 2, 2015, of $3,000 on March 16, 2015, of $1,000 on April 20, 2015, of $500 on May 5, 2015 and of $325 on May 14, 2015.
Each of the Loans bear interest at the rate of 12% per annum. Principal and interest due under the Loans shall be due and payable upon demand. The principal amount of the Loans may be prepaid at any time and from time to time, in whole or in part, without premium or penalty. The Company used the proceeds from the Loans to fund working capital requirements and for general corporate purposes.
As discussed above, on March 16, 2015, SIC III purchased 7,000 shares of Series C Convertible Preferred Stock pursuant to the Securities Purchase Agreement, for a purchase price of $7,000. The Company used the $7,000 proceeds from the sale of 7,000 shares of Series C Convertible Stock to repay $7,000 in principal amount of the Loans. In addition, the Company used $798 of the proceeds of the Loan on March 16, 2015 to pay all accrued and unpaid interest on the Loans. On June 1, 2015, the Company repaid an additional $5,000 in principal amount of the Loans. Accordingly, after the transactions described herein, the total outstanding principal amount of the Loans at June 30, 2015 is $1,575.
Because the Loans were transactions between the Company and Mr. Sillerman, a majority of the Company's independent directors approved each of the Loans.
Line of Credit Grid Note
On June 11, 2015, the Company and SIC IV entered into a Line of Credit Grid Note (the “Grid Note”). The Grid Note provides a right for the Company to request advances under the Grid Note from time to time in an aggregate amount of up to $10,000. The Grid Note bears interest at a rate of 12% per annum, payable in cash on the maturity of the Grid Note. From and after the occurrence and during the continuance of any event of default under the Grid Note, the interest rate is automatically increased to 14% per annum.
The Grid Note is not convertible into equity securities of the Company.
In order for the Company to make requests for advances under the Grid Note, the Company must have an interest coverage ratio equal to or greater than 1, unless SIC IV waives this requirement. The interest coverage ratio is calculated by dividing: (a) the Company’s net income for the measurement period, plus the Company’s interest expense for the measurement period, plus the Company’s tax expense for the measurement period, by (b) the Company’s interest expense for the measurement period, plus the amount of interest expense that would be payable on the amount of the requested draw for the twelve months following the request for the advance. The measurement period is the twelve months ended as of the last day of the last completed fiscal quarter prior to the request for the advance. The Company currently does not have an interest coverage ratio equal to or greater than 1, so advances would require the SIC IV to waive this requirement. In addition, in order to make requests for advances under the Grid Note, there can be no event of default under the Note at the time of the request for an advance, including that there has been no material adverse change in the business plan or prospects of the Company in the reasonable opinion of SIC IV.
Between the end of the fiscal year ended June 30, 2015 and December 3, 2015, the Company made several requests for advances under the Grid Note. In response to these requests, SIC IV made the following advances: $1,000 on June 11, 2015,

$2,000 on June 24, 2015, $1,000 on July 31, 2015, $2,000 on August 31, 2015, $1,000 on September 15, 2015, $1,000 on September 29, 2015, $500 on October 14, 2015, $600 on October 30, 2015, $1,000 on November 25, 2015.
As of December 3, 2015, there was $8,675 in principal amount outstanding under the Line of Credit. On December 3, 2015, the Company and SIC IV entered into a Subscription Agreement pursuant to which SIC IV subscribed for 8,750,000 shares of the Company’s common stock at a price of $0.47 per share. Accordingly, the aggregate purchase price for such shares was $4,113. The Company and SIC IV agreed that SIC IV would pay the purchase price for such shares by reducing the amounts outstanding under the Line of Credit. Accordingly, the principal amount of the Line of Credit was reduced to $4,563. The shares of the Company’s common stock issued to SIC IV were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.
The Grid Note matures on the first to occur of: (a) 12/31/2016 or (b) upon a “Change of Control Transaction.” A “Change of Control Transaction” includes (i) a sale of all or substantially all of the assets of the Company or (ii) the issuance by the Company of common stock that results in any “person” or “group” becoming the “beneficial owner” of a majority of the aggregate ordinary voting power represented by the Company’s issued and outstanding common stock (other than as a result of, or in connection with, any merger, acquisition, consolidation or other business combination in which the Company is the surviving entity following the consummation thereof), excluding transactions with affiliates of the Company.
If an event of default occurs under the Grid Note, SIC IV has the right to require the Company to repay all or any portion of the Grid Note. An event of default is deemed to have occurred on: (i) the non-payment of any of the amounts due under the Grid Note within five (5) Business Days after the date such payment is due and payable; (ii) dissolution or liquidation, as applicable, of the Company; (iii) various bankruptcy or insolvency events shall have occurred, (iv) the inaccuracy in any material respect of any warranty, representation, statement, report or certificate the Company makes to Lender under the Note hereto; (v) the Company contests, disputes or challenges in any manner, whether in a judicial proceeding or otherwise, the validity or enforceability of any material provision in the Grid Note; or (vi) a material adverse change in the business plan or prospects of the Company in the reasonable opinion of SIC IV.
Interest expense on the Grid Note for the year ended June 30, 2015 was $10.
Because the Grid Note was a transaction between the Company and an affiliate of Mr. Sillerman, the Company’s independent directors unanimously approved the transactions contemplated by the Grid Note.
On July 20, 2016, the Company entered into an amendment to that Line of Credit Grid Promissory Note with SIC IV, pursuant to which SIC IV will provide an additional line of credit to the Company of up to $5,000 (the “Line of Credit Amendment”). Pursuant to the Amendment to Securities Purchase Agreement and Consent to Modify Debentures entered into July 20, 2016, the Company intends to repay up to $2,000 of indebtedness owed to Sillerman Investment Company VI LLC (“SIC VI”), an affiliate of Robert F.X. Sillerman, our Executive Chairman and Chief Executive Officer, and the Amendment and Consent also permits the Company to revise its existing Line of Credit with SIC IV to provide a line of credit to the Company of up to $5,000.
January 2016 Secured Revolving Loan
On January 27, 2016, SIC VI entered into a secured revolving loan agreement (the “January 2016 Secured Revolving Loan”) with the Company and its subsidiaries, wetpaint.com, Inc. and Choose Digital Inc. (collectively, the “Subsidiaries”), pursuant to which the Company can borrow up to $1,500. The January 2016 Secured Revolving Loan bears interest at the rate of 12% per annum. In connection with the January 2016 Secured Revolving Loan, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc. The Company intends to use the proceeds from the January 2016 Secured Revolving Loan to fund working capital requirements and for general corporate purposes in accordance with a budget to be agreed upon by SIC VI and the Company. As of January 27, 2016, $450 has been advanced thereunder.
Since then, the Company borrowed: $350 on February 5, 2016, $230 on February 11, 2016, $60 on February 12, 2016, $160 on February 18, 2016, and $112 on March 29, 2016, under the Secured Revolving Loan. As of March 29, 2016, the Company had borrowed the entire $1,500 under the January 2016 Secured Revolving Loan.
Secured Revolving Line of Credit
On March 29, 2016, SIC VI entered into a secured revolving line of credit agreement (the “Secured Revolving Line of Credit”) with the Company and its subsidiaries, wetpaint.com, Inc. and Choose Digital Inc. (collectively, the “Subsidiaries”), pursuant to which the Company can borrow up to $500. The Secured Revolving Line of Credit bears interest at the rate of 12% per annum. In connection with the Secured Revolving Line of Credit, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc. The Company intends to use the proceeds from the Secured Revolving Line of Credit to fund working capital requirements and for general corporate purposes in accordance with a budget to be agreed upon by SIC VI and the Company. Initially, $88 was advanced thereunder.
Since March 29, 2016, the Company borrowed: $200 on April 18, 2016, $25 on April 20, 2016, $25 on April 25, 2016, $162 on April 28, 2016 under the Secured Revolving Line of Credit.
April 2016 Secured Revolving Loan
On April 29, 2016, SIC VI entered into a secured revolving loan agreement (the “April 2016 Secured Revolving Loan”) with the Company and its subsidiaries, wetpaint.com, Inc. and Choose Digital Inc. (collectively, the “Subsidiaries”), pursuant to which the Company can borrow up to $500. The April 2016 Secured Revolving Loan bears interest at the rate of 12% per annum and matures on December 31, 2016, barring any events of default or a change of control of the Company. In connection with the April 2016 Secured Revolving Loan, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc. The Company intends to use the proceeds from the April 2016 Secured Revolving Loan to fund working capital requirements and for general corporate purposes.
Since April 29, 2016, the Company borrowed: $125 on April 29, 2016, $130 on May 12, 2016, $25 on May 16, 2016, $195 on April 28, 2016 under the April 2016 Secured Revolving Loan.
May 2016 Secured Revolving Loan
On May 16, 2016, SIC VI entered into a secured revolving loan agreement (the “May 2016 Secured Revolving Loan”) with the Company and its subsidiaries, wetpaint.com, Inc. and Choose Digital Inc. (collectively, the “Subsidiaries”), pursuant to which the Company can borrow up to $500. The May 2016 Secured Revolving Loan bears interest at the rate of 12% per annum and matures on December 31, 2016, barring any events of default or a change of control of the Company. In connection with the May 2016 Secured Revolving Loan, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc. The Company intends to use the proceeds from the May 2016 Secured Revolving Loan to fund working capital requirements and for general corporate purposes.
Since May 16, 2016, the Company borrowed: $161 on May 16, 2016, $50 on May 27, 2016, $145 (Reported on the June 27, 2016 Form 8-K) under the May 2016 Secured Revolving Loan.
June 2016 Secured Revolving Loan
On June 27, 2016, SIC VI entered into a secured revolving loan agreement (the “June 2106 Secured Revolving Loan”) with the Company and its subsidiaries, wetpaint.com, Inc. and Choose Digital Inc. (collectively, the “Subsidiaries”), pursuant to which the Company can borrow up to $1,200. The June 2016 Secured Revolving Loan bears interest at the rate of 12% per annum and matures on December 31, 2016, barring any events of default or a change of control of the Company. In connection with the June 2016 Secured Revolving Loan, the Company and the Subsidiaries have entered into a Security Agreement (the “SIC VI Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc. The Company intends to use the proceeds from the June 2016 Secured Revolving Loan to fund working capital requirements and for general corporate purposes. The Company initially borrowed $135 under the June 2016 Secured Revolving Loan and later borrowed an additional $255.
Convertible Promissory Note
On June 27, 2016, the Company’s Board approved the Company entering into a Convertible Promissory Note with Reaz Islam (“Mr. Islam”), an advisor to Robert F.X. Sillerman, the Company’s Executive Chairman and Chief Executive Officer, pursuant to which Mr. Islam loaned the Company $300 (the “RI Convertible Note”). The RI Convertible Note bears interest at a rate of

12% and matures on December 31, 2016. Mr. Islam shall have the right to convert the RI Convertible Note into shares of the common stock of the Company at such time, on such terms, and in accordance with such procedures as Mr. Sillerman shall have the right to convert debt held by Mr. Sillerman into shares of the Company’s common stock. The RI Convertible Note is subordinate to any note held by Mr. Sillerman and Mr. Islam has agreed to execute any agreement reasonably required in connection therewith.
The Company intends to use the proceeds from the RI Convertible Note to fund working capital requirements and for general corporate purposes. The Company borrowed $300 under the RI Convertible Note.
Wetpaint Stockholders Agreement
Pursuant to the merger agreement (the “Merger Agreement”) pursuant to which the Company acquired wetpaint.com, inc. (the “Wetpaint Acquisition”), the Company entered into the Stockholders Agreement, effective at the closing of the Wetpaint Acquisition, with Mr. Sillerman and certain of the former shareholders of wetpaint.com, inc. who received shares of the Company's common stock pursuant to the Wetpaint Acquisition (the “Wetpaint/Viggle Holders”). Pursuant to the terms of the Stockholders Agreement, the Wetpaint/Viggle Holders party to the Stockholders Agreement appointed as their proxy, and granted a power of attorney to, Mr. Sillerman with respect to any proposal submitted for Viggle stockholder approval, and authorized Mr. Sillerman to represent and vote all of such Wetpaint/Viggle Holders’ shares of the Company's capital stock entitled to vote on such matters in his sole discretion. Additionally, pursuant to the Stockholders Agreement, certain Wetpaint/Viggle Holders were granted certain “pre-emptive” rights which allow them to purchase a pro rata portion of any equity securities or debt securities convertible into equity securities that we propose to offer or sell for the purposes of raising new capital (subject to certain exceptions) during the period following the closing of the Wetpaint Acquisition until the first to occur of the time immediately prior to our completing a recapitalization and December 31, 2015. These provisions expired upon our completion of the Recapitalization.
Wetpaint Nomination Agreement
Pursuant to the Merger Agreement, the Company entered into a nomination agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders pursuant to which the Wetpaint/Viggle Holders party thereto were granted certain rights with respect to nominating a member of our Board of Directors or selecting a representative to attend all meetings of our Board of Directors in a nonvoting observer capacity.
Wetpaint Registration Rights Agreement
Pursuant to the Merger Agreement, the Company also entered into a registration rights agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders, pursuant to which the Company granted piggy-back registration rights to the Wetpaint/Viggle Holders party thereto for a specified period following the date on which Viggle completes a subsequent offering. The registration rights agreement expires when the shares subject to the agreement are able to be sold pursuant to the Securities Act Rule 144.
Wetpaint Lockup Agreement
Pursuant to the Merger Agreement, the Company entered into a lockup agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders, pursuant to which the Wetpaint/Viggle Holders party thereto are prohibited from selling shares of our common stock until the date that was six months following the date on which we completed a subsequent offering.
Wetpaint Employment Agreements
Pursuant to the Merger Agreement, the Company also entered into the employment agreements, effective at the closing of the Wetpaint Acquisition, with each of L. Benjamin Elowitz and Robert Grady. The employment agreements provide that Messrs. Elowitz and Grady will serve for a three year term and also set forth their respective titles, duties and compensation. In addition, the employment agreements contain provisions relating to termination, confidentiality, non-solicitation and non-competition.
Software License and Services Agreement
On March 10, 2014, the Company entered into a Software License and Services Agreement with SFX Entertainment, Inc. (“SFX”). Pursuant to the terms of the license agreement, SFX paid the Company $5,000 to license the Company's audio recognition software and related loyalty platform for a term of ten years. SFX may use the software for its own internal business purposes and may sublicense the software only to its affiliates or to its co-promoters. The agreement provides that SFX may not use the software for any business that directly competes with the Company in the field of entertainment rewards. The Company believes SFX will use the technology to enable mobile commerce within its festivals or shows. Therefore, the Company does not believe that SFX will use the software in a business that will be competitive with the Company's business. SFX paid the Company $5,000 as a license fee for the software. In addition, the Company will provide support and professional services. Rates for support and development services will be charged at $150 per hour, which we may increase after the first year to the Company's average hourly rate for the services. SFX will also receive 50% of the Company's net revenues from the license of the software to any third party. If SFX elects to renew the agreement after the initial ten year term for an additional ten year term, it will make an additional $5,000 payment to the Company upon the renewal. The Company agreed that during the term of the agreement the Company may not license the software to any third party that directly competes with SFX in the promotion of dance music. To the extent that the Company offers terms and conditions to a third-party licensing the software that are, when taken as a whole, more favorable than the terms and conditions provided to SFX, the Company agrees to provide SFX with the same terms and conditions as the third party on a prospective basis. For the years ended June 30, 2015 and 2014, the Company recognized $500 and $146, respectively, of revenue related to this agreement.
Mr. Sillerman is Chairman and Chief Executive Officer of SFX, and Mr. Nelson, who serves as one of the members of the Company's Board of Directors, also provides legal services to SFX. In addition, two additional members of the Company's Board, Mr. Meyer and Mr. Miller, also serve on the Board of SFX. Therefore, an independent committee of our Board, comprised of Mr. Horan, Ms. Seitler and Ms. Sock, approved the transaction.
Sales Agency Agreement
On January 22, 2015, the Company entered into a sales agency agreement (the “Sales Agreement”) with SFX-94 LLC (“SFX-94”), a subsidiary of SFX, pursuant to which the Company appoints SFX-94 as its exclusive sales agent for the sale of advertising and sponsorships. Pursuant to the Sales Agreement, the Company consented to SFX-94’s hiring of 25 members of the Company’s sales team, and SFX-94 agreed that it will sell advertising and sponsorships on behalf of the Company during the term of the Sales Agreement. SFX-94 also agreed that it will maintain adequate staffing levels, generally consistent with staffing levels currently maintained by the Company, for the Company’s sale of advertising and sponsorships. The Company will pay SFX-94 a 25% commission on sales made by SFX-94. For barter transactions, the Company will reimburse SFX-94 for any out of pocket and direct costs incurred by SFX-94 with respect to such barter sales (rather than the commission set forth above), and third party ad networks will be excluded from the Sales Agreement. For the year ended June 30, 2015, the Company was billed $471 in connection with the Sales Agreement. The Sales Agreement has a three-year term, and can be terminated by the Company on 90 days’ notice. The parties terminated the Sales Agreement, effective as of September 22, 2015, and the Company plans to hire eight members of the SFX sales team as of that date.
Because the Sales Agreement was between the Company and SFX, a company controlled by Mr. Sillerman, the Company's Executive Chairman and Chief Executive Officer, the Company formed a Special Committee of independent directors to review the proposed transaction. The Special Committee reviewed and unanimously approved entering into the Sales Agreement.
Advertising Revenue and Marketing Expense
During the year ended June 30, 2015, the Company provided certain advertising and related services to SFX and its subsidiaries. The total amount of net revenue was $487 and such amount was due from SFX at June 30, 2015. During the year ended June 30, 2015, SFX, and certain subsidiaries of SFX, provided certain marketing and related services to the Company. The total amount of marketing expense was $490 and such amount was due to SFX at June 30, 2015.
Board Decisions and Certain Conflicts of Interest
Past and future decisions by our board regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Nevertheless, our board will be responsible for making decisions on our behalf. In appropriate circumstances, we expect to submit transactions with any related party for approval or negotiation by our independent directors or a Special Committee thereof.
Independent Directors
The Company has Corporate Governance Guidelines which provide, among other things, that a majority of the Company's Board must meet the criteria for independence required by The NASDAQ Capital Market and that the Company shall at all times have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which committees will be made up entirely of independent directors.

Peter Horan and Michael Meyer, whose biographical information is included above under the heading “Directors, Executive Officers and Corporate Governance”, have been appointed to our Board as independent directors and qualify as such under the applicable rules of The NASDAQ Capital Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of July 20, 2016 by:

•	each person or entity known by us to beneficially own more than 5% of the outstanding shares of common stock:

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers, named as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to warrants or stock options held by that person that are exercisable as of July 20, 2016 or will become exercisable within 60 days thereafter are deemed to be outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
As of July 20, 2016, there were 60,475,058 shares of our common stock outstanding.

	Common Stock		Preferred Stock
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Common Stock	Shares Beneficially Owned	Percentage of Class C Preferred Stock
Beneficial Owners of 5% or More
Robert F.X. Sillerman (2)(3)	41,461,599	65.9%	3,000	100.0%

Directors and Named Executive Officers (not otherwise included above):
Olga Bashkatova (4)	5,250	*
Peter C. Horan (5)	258,170	*
Michael J. Meyer (6)	217,111	*
Mitchell J. Nelson (7)	32,442	*
Birame Sock (8)	108,065	*
All directors and named executive officers as a group (6 people)	42,082,637	66.9%	3,000	100.0%
_________________________
*    Represents less than 1%.

(1)
Except as otherwise set forth below, the business address and telephone number of each of the persons listed above is c/o Function(x) Inc., 902 Broadway, New York, New York 10010, telephone (212) 231-0092.

(2)
Mr. Sillerman beneficially owns 41,461,599 shares of common stock, including: (i) directly 162,268 shares of common stock owned by Mr. Sillerman (consisting of (A) 37,268 shares of common stock owned by Mr. Sillerman; and (B) 125,000 shares of common stock issuable upon the exercise of warrants held by Mr. Sillerman which are exercisable at $80.00 per share); and (ii) indirectly 41,299,331 shares of common stock (consisting of (A) 62,500 shares of common stock issuable upon the exercise of warrants held by Sillerman Investment Company II LLC (“SIC II”) that are exercisable at $55.20 per share, (B) 175,563 shares of common stock issuable upon the exercise of warrants held by SIC II which are exercisable at $80.00 per share; (C) 350,000 shares of common stock issuable upon the exercise of warrants held by Sillerman Investment Company III LLC (“SIC III”) that are exercisable at $1.78 per share, (D) 225,000 shares of common stock issuable upon the exercise of warrants held by SIC III that are exercisable at $3.51 per share, (E) 150,000 shares of common stock that are issuable upon the exercise of warrants held by SIC III that are exercisable at $2.98 per share, (F) 775,000 shares of common stock that are issuable upon the exercise of warrants held by SIC III that are exercisable at $3.63 per share, (G) 30,811,268 shares of common stock held by SIC III and (H) 8,750,000 shares of common stock held by Sillerman Investment Company IV LLC.

(3)
SIC III holds 3,000 shares of Series C Preferred Stock, which, if converted into common stock, would be converted into 750,000 shares of common stock. Together with the amounts set forth in footnote 2 above, Mr. Sillerman therefore beneficially owns a total of 42,211,599 shares of common stock. The foregoing computation is prior to the Exchange Agreement consummation to be effectuated if approved in accordance with this Information Statement (if the conversion of these 3,000 shares is concluded into common shares at the exchange price of $0.26 a share then 11,538,461 common shares would be issued).

(4)	Ms. Bashkatova beneficially owns 5,250 shares of common stock.

(5)
Mr. Horan beneficially owns (i) 1,563 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $400.00 per share; (ii) 630 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $100.00 per share; (iii) 388 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $60.00 per share; (iv) 282 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $154.40 per share; (v) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $98.40 per share, (vi) 430 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $48.80 per share, (vii) 404 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $52.00 per share, (viii) 38,799 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $4.46 per share, (ix) 100,000 shares of common stock issuable upon the exercise of options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $2.33 per share, (x) 56,000 shares of common stock issuable upon the exercise of options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $0.46 per share and (xi) 59,049 shares of common stock.

(6)
Mr. Meyer beneficially owns (i) 410 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $48.80 per share, (ii) 457 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $52.00 per share, (iii) 43,880 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $4.46 per share, (iv) 50,000 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $2.33 per share, (v) 63,333 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $2.33 per share and (vi) 59,031 shares of common stock.

(7)	Mr. Nelson beneficially owns 32,442 shares of common stock.

(8)
Ms. Sock beneficially owns (i) 371 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $60.00 per share; (ii) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $98.40 per share, (iii) 410 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $48.80 per share, (iv) 385 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $52.00 per share, (v) 36,952 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of July 20, 2016 at $4.46 per share, (vi) 15,000 shares of common stock issuable upon the exercise of stock options that are exercisable or that are exercisable within 60 days of July 20, 2016 at $2.33 per share, (vii) 54,000 shares of common stock issuable upon the exercise of stock options that are exercisable or that are exercisable within 60 days of July 20, 2016 at $0.46 per share, and (viii) 322 shares of common stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS
The validity of the common stock being offered hereby will be passed upon for us by Reed Smith LLP, New York, New York.

EXPERTS
The consolidated financial statements as of June 30, 2015 and 2014 and for each of the years then ended included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, which are available free of charge. The address of the website is http://www.sec.gov.
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

INFORMATION INCORPORATED BY REFERENCE
All documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the registration statement of which this prospectus forms a part and prior to the termination of this offering (unless we specifically provide otherwise in each case, and excluding any information furnished and not filed with the SEC) will be deemed to be incorporated by reference into this prospectus. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: Function(x) Inc., 902 Broadway, 11th Floor, New York, New York 10010 or by calling (212) 231-0092.
You also may access the incorporated reports and other documents referenced above on our website at www.functionxinc.com The information contained on, or that can be accessed through, our website is not part of this prospectus.
Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of March 31, 2016 and June 30, 2015 (Unaudited) (Revised)
Consolidated Statements of Operations for the Three and Nine Months Ended March 31, 2016 and 2015 (Unaudited) (Revised)
Consolidated Statements of Comprehensive Loss for the Three and Nine Months Ended March 31, 2016 and 2015 (Unaudited) (Revised)
Consolidated Statement of Stockholders' Equity/(Deficit) as of March 31, 2016 (Unaudited)
Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2016 and 2015 (Unaudited) (Revised)
Notes to Consolidated Financial Statements (Unaudited) (Revised)
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of June 30, 2015 and 2014 (Revised)
Consolidated Statements of Operations for the years ended June 30, 2015 and 2014 (Revised)
Consolidated Statements of Stockholders’ Equity for the years ended June 30, 2015 and 2014
Consolidated Statements of Cash Flows for the years ended June 30, 2015 and 2014 (Revised)
Notes to Consolidated Financial Statements (Revised)

As used in this report:

•	"Function(x)" refers to Function(x) Inc., a Delaware corporation formerly known as DraftDay Fantasy Sports Inc. and Viggle Inc. (also herein referred to as "the Company")

•	"App" refers to the free Viggle application (also herein referred to as the "Viggle App")

•	"We", "us" and "our" refer to Function(x) and its subsidiaries, individually, or in any combination

•	"SFX" refers to SFX Entertainment Inc., a company affiliated with Robert F.X. Sillerman, the Company's Executive Chairman, Chief Executive Officer, and a Director (hereinafter, "Mr. Sillerman")

•	"SIC" refers to Sillerman Investment Company, LLC, a company affiliated with Mr. Sillerman

•	"SIC II" refers to Sillerman Investment Company II, LLC, a company affiliated with Mr. Sillerman

•	"SIC III" refers to Sillerman Investment Company III, LLC, a company affiliated with Mr. Sillerman

•	"SIC IV" refers to Sillerman Investment Company IV, LLC, a company affiliated with Mr. Sillerman

•	"SIC VI" refers to Sillerman Investment Company VI, LLC, a company affiliated with Mr. Sillerman

All dollar amounts in this report, except per share amounts, unless indicated otherwise, are in thousands.

FINANCIAL STATEMENTS

Function(x) Inc.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	March 31, 2016	June 30, 2015 (Revised)*
Assets
Current assets:
Cash and cash equivalents	$623	$4,217
Marketable securities	3,145	—
Accounts receivable (net of allowance for doubtful accounts of $20 at March 31, 2016 and June 30, 2015)	311	838
Prepaid expenses	2,519	483
Other receivables	30	661
Current assets of discontinued operations	450	3,431
Total current assets	7,078	9,630
Restricted cash	440	695
Property & equipment, net	1,829	2,334
Intangible assets, net	6,160	18,683
Goodwill	15,652	26,401
Other assets	1,269	270
Non-current assets of discontinued operations	—	12,216
Total assets	$32,428	$70,229

Liabilities, convertible redeemable preferred stock and stockholders' equity/(deficit)
Current liabilities:
Accounts payable and accrued expenses	$10,204	$5,248
Contingent consideration liability	1,742	4,792
Common stock warrant liability	10	10
Deferred revenue	653	593
Current portion of loan payable	7,216	1,575
Current liabilities of discontinued operations	4,174	13,278
Total current liabilities	23,999	25,496
Loans payable, less current portion	19,666	22,516
Deferred revenue	3,479	3,854
Other long-term liabilities	1,410	1,678
Noncurrent liabilities of discontinued operations	—	538
Total liabilities	48,554	54,082
Series A Convertible Redeemable Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding -0- shares as of March 31, 2016 and June 30, 2015, respectively	—	—
Series C Convertible Redeemable Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding of 10,000 shares as of March 31, 2016 and June 30, 2015, respectively	12,509	11,815
Commitments and contingencies
Stockholders' (deficit)/equity:
Series B Convertible Preferred Stock, $1,000 stated value, authorized 50,000 shares, issued and outstanding -0- shares as of March 31, 2016 and June 30, 2015, respectively	—	—
Series D Preferred Stock, $1,000 stated value, authorized 150 shares, issued and outstanding 110 and -0- shares as of March 31, 2016 and June 30, 2015, respectively	110	—
Common stock, $0.001 par value: authorized 300,000,000 shares, issued and outstanding 36,639,383 and 23,383,125 shares as of March 31, 2016 and June 30, 2015, respectively	35	23
Additional paid-in-capital	401,904	383,585
Treasury stock, 215,164 shares at March 31, 2016 and June 30, 2015	(11,916)	(11,916)

Function(x) Inc.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	March 31, 2016	June 30, 2015 (Revised)*
Accumulated deficit	(422,626)	(367,360)
Accumulated other comprehensive income	437	—
Noncontrolling interest	3,421	—
Total stockholders' (deficit)/equity	(28,635)	4,332
Total liabilities and stockholders' equity	$32,428	$70,229

* Certain amounts shown here do not correspond to the consolidated financial statements filed for the three and nine months ended March 31, 2016 and reflect adjustments made (see Note 1).

See accompanying Notes to Consolidated Financial Statements
Function(x) Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31, 2016 (Revised)*	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2016 (Revised)*	Nine Months Ended March 31, 2015
Revenues	$678	$1,404	$3,933	$4,294
Selling, general and administrative expenses	(5,634)	(10,904)	(25,043)	(35,922)
Impairment loss (see Note 3)	—	—	(26,171)	—
Operating loss	(4,956)	(9,500)	(47,281)	(31,628)

Other (expense) income:
Other income, net	31	1	34	6
Interest expense, net	(1,083)	(935)	(2,866)	(1,415)
Total other expense	(1,052)	(934)	(2,832)	(1,409)

Net loss before provision for income taxes	(6,008)	(10,434)	(50,113)	(33,037)

Income tax expense	—	—	—	—

Net loss from continuing operations	$(6,008)	$(10,434)	$(50,113)	$(33,037)

Net income (loss) from discontinued operations	3,374	(10,177)	(6,399)	(27,407)

Net loss	(2,634)	(20,611)	(56,512)	(60,444)

Accretion of Convertible Redeemable Preferred Stock	74	45	222	16

Undeclared Series C Convertible Redeemable Preferred Stock Dividend	(303)	(127)	(916)	(37)

Less: Net loss attributable to non-controlling interest	557	—	1,246	—

Net income (loss) attributable to Function(x) Inc. common stockholders	$(2,306)	$(20,693)	$(55,960)	$(60,465)

Net income (loss) per common share - basic and diluted:
Continuing operations	$(0.17)	$(0.63)	$(1.73)	$(2.05)
Discontinued operations	$0.10	$(0.61)	$(0.22)	$(1.70)
Net income (loss) per share attributable to Function(x) Inc. common stockholders - basic and diluted	$(0.07)	$(1.24)	$(1.96)	$(3.75)

Weighted average common shares outstanding - basic and diluted	34,132,643	16,628,988	28,595,321	16,133,970

* Certain amounts shown here do not correspond to the consolidated financial statements filed for the three and nine months ended March 31, 2016 and reflect adjustments made (see Note 1).

See accompanying Notes to Consolidated Financial Statements

Function(x) Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)
(amounts in thousands)
(Unaudited)

	Three Months Ended March 31, 2016 (Revised)*	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2016	Nine Months Ended March 31, 2015
Net (loss)	$(2,634)	$(20,611)	$(56,512)	$(60,444)
Other comprehensive income, net of tax:
Unrealized gain on available for sale securities	437	—	437	—
Other comprehensive income	437	—	437	—
Comprehensive (loss)	$(2,197)	$(20,611)	$(56,075)	$(60,444)

* Certain amounts shown here do not correspond to the consolidated financial statements filed for the three and nine months ended March 31, 2016 and reflect adjustments made (see Note 1).

See accompanying Notes to Consolidated Financial Statements

Function(x) Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY/(DEFICIT)
(amounts in thousands)
(Unaudited)

	Common Stock	Series D Preferred Stock	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-controlling Interest	Total
Balance July 1, 2015	$23	$—	$383,585	$(11,916)	$—	$(367,360)	$—	$4,332
Net loss						(56,512)		(56,512)
Other comprehensive income					437			437
Net loss attributable to non-controlling interest						1,246	(1,246)	—
Common shares issued for the DraftDay Business acquisition	2		1,755				1,024	2,781
Common shares and warrants of DDGG issued for management service contracts							3,475	3,475
Common stock issued to settle notes related to the DraftDay Business acquisition	1		823					824
Conversion of debt to common stock	9		4,103					4,112
Series A investment in DDGG							168	168
Accretion of Series C Convertible Redeemable Preferred Stock			222					222
Undeclared Series C Preferred Stock Dividend			(916)					(916)
Series D Preferred Stock issued to settle notes related to the DraftDay Business acquisition		110						110
Restricted stock - share based compensation			11,952					11,952
Employee stock options - share based compensation			380					380
Balance March 31, 2016 (unaudited)	$35	$110	$401,904	$(11,916)	$437	$(422,626)	$3,421	$(28,635)

See accompanying Notes to Consolidated Financial Statements

Function(x) Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Nine Months Ended March 31, 2016 (Revised)*	Nine Months Ended March 31, 2015
Operating activities:
Net loss	$(56,512)	$(60,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Restricted stock - share based compensation	11,952	19,252
Employee stock options - share based compensation	380	3,700
Shares issued for services	—	208
Share based compensation in connection with Securities Purchase Agreement	—	4,141
Decrease in fair value of common stock warrants	—	(5)
Gain on sale of a business	(2,941)	—
Fair value gain in financial assets	(68)	—
Gain on settlement of accounts payable	(555)	—
Loss on abandonment of assets	173	—
Loss on settlement of receivables	537	—
Depreciation and amortization	2,898	4,558
Impairment loss	26,171	—
Accretion of note discount	150	66
Changes in operating assets and liabilities:
Accounts receivable, net	2,896	1,087
Other receivables	631	(400)
Prepaid expenses	1,589	74
Restricted cash	255	5,005
Other assets	97	42
Deferred revenue	(315)	(677)
Accounts payable and accrued expenses	5,901	2,722
Reward points liability	(64)	3,029
Other liabilities	(108)	—
Other	(49)	15
Net cash used in operating activities	(6,982)	(17,627)

Investing activities:
Purchase of property and equipment	—	(113)
Capitalized software costs	—	(342)
Net cash used in investing activities	—	(455)

Financing activities:
Proceeds from loans	9,688	31,150
Repayments on loans	(3,000)	(22,000)
Sale of Class C Convertible Redeemable Preferred Stock	—	10,000
Payments related to contingent consideration	(3,050)	—
Repayment on notes payable	(250)	—
Purchase of common shares from former officer	—	(360)
Net cash provided by financing activities	3,388	18,790

Net (decrease) increase in cash	(3,594)	708
Cash at beginning of period	4,217	7
Cash at end of period	$623	$715

Supplemental cash flow information:
Cash paid during the period for interest	$209	$999

Non-Cash investing activities:
Landlord lease incentive build-out allowance	$—	$449
Common stock and warrants issued for DraftDay acquisition	$1,757	$—
DDGG common stock and warrants issued for DraftDay acquisition	$1,025	$—
Notes issued for DraftDay acquisition	$2,250	$—
Common stock and warrants issued for management service contract	$3,475	$—

Non-Cash financing activities:
Common stock issued to partially settle notes related to DraftDay acquisition	$824	$—
Preferred Series D shares issued to partially settle notes related to DraftDay acquisition	$110	$—
Loans converted to common stock	$4,112	$—

* Certain amounts shown here do not correspond to the consolidated financial statements filed for nine months ended March 31, 2016 and reflect adjustments made (see Note 1).

See accompanying Notes to Consolidated Financial Statements

Function(x) Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)
(Unaudited)

1.  Basis of Presentation and Consolidation

Overview

On January 27, 2016, Function(x) Inc. ("Company", "Function(x)" and "we") changed its name from Viggle Inc. to DraftDay Fantasy Sports, Inc. ("DraftDay"), and changed its ticker symbol from VGGL to DDAY. On June 10, 2016, the Company changed its name from DraftDay Fantasy Sports, Inc. to Function(x) Inc., and changed its ticker symbol from DDAY to FNCX. It now conducts business under the name Function(x) Inc.

The Consolidated Financial Statements include the accounts of DraftDay, its wholly-owned subsidiaries, and DraftDay Gaming Group, Inc. ("DDGG").  The Company has nine wholly-owned subsidiaries, Function(x) Inc., Project Oda, Inc., Sports Hero Inc., Loyalize Inc., Viggle Media Inc., VX Acquisition Corp., Nextguide Inc., Wetpaint.com, Inc. ("Wetpaint"), and Choose Digital, Inc. ("Choose Digital"), each a Delaware corporation. DraftDay owns approximately 49% of the issued and outstanding common stock of DDGG, and also appoints a majority of the members of its Board of Directors.

On February 8, 2016, the Company completed the sale of assets related to the Company’s rewards business, including the Viggle App, in accordance with the Asset Purchase Agreement (the "Perk Agreement") with Perk.com, Inc. ("Perk") entered into on December 13, 2015. Management entered into this binding sales agreement following a strategic decision to divest the operations related to the Viggle App and place greater focus on its remaining businesses. The assets, liabilities and operations related to Loyalize Inc., and Nextguide Inc. (as well as the portion of the assets relating to our discontinued rewards business within the Company) have been classified as discontinued operations on the accompanying consolidated financial statements for all periods presented. In accordance with Accounting Standards Codification ("ASC") No. 205, Presentation of Financial Statements, the inter-segment revenues and expenses related to services provided by Choose Digital to the Viggle rewards business (discontinued operations) are presented at cost in the Consolidated Statements of Operations.

Correction of an Error

Upon further review of the Consolidated Financial Statements for the period ended March 31, 2016, the Company identified errors in its accounting for goodwill allocation in connection with its movement from historically having one reporting unit to three reporting units as a result of the sale of the Viggle rewards business (discontinued operations) in the third quarter of fiscal 2016.
The Company allocated the assets, liabilities, revenues and expenses that it determined were specifically identifiable to each segment, as well as direct and indirect costs that were attributable to the operations of each segment. Goodwill was originally incorrectly allocated based on historical carrying values but should have been allocated using the relative fair value of each segment and the discontinued operations in accordance with ASC 350, Intangibles - Goodwill and Other. As a result, excess goodwill was allocated to the Wetpaint segment and insufficient goodwill was allocated to the Choose Digital segment and the discontinued operations.
At December 31, 2015, the Company performed goodwill impairment testing for each segment. Wetpaint and Choose Digital goodwill were deemed to be impaired. As a result goodwill impairment expense was recorded in the Consolidated Statement of Operations for the period ended December 31, 2015. As a result of the incorrect goodwill allocation (as noted above), the goodwill impairment expense recorded for the Wetpaint segment was overstated and the goodwill impairment expense for the Choose Digital segment was understated. The net effect on the Consolidated Statement of Operations was an overstatement of $4,231 in operating loss from continuing operations and net loss from continuing operations for the three and six months ended December 31, 2015.
During the three months ended March 31, 2016, the Company completed the sale of the Viggle rewards business and reported a gain on the sale within net income from discontinued operations in the Consolidated Statement of Operations. The gain reported was overstated by $4,231 as a result of the Company insufficiently allocating goodwill to discontinued operations (as noted above) in the prior quarter.
In accordance with ASC 250, Accounting Changes and Error Corrections and SEC Staff Accounting Bulletin No. 99, Materiality, management assessed the materiality of these errors on prior period reported results and concluded that the errors were not material to the Company's prior period consolidated financial statements. Accordingly, the error has been corrected in this filing via a revision of each of the affected financial statement line items for the prior and current periods.
Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company's ability to continue to realize its assets and discharge its liabilities in the normal course of business. The Company is unlikely to generate significant revenue or earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity or debt financing to continue development of its business and to generate revenue. Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful and therefore there is substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  Lines of Business

The Company's Lines of Business

The Company conducts business through 3 operating segments:Wetpaint, Choose Digital, and DDGG. These operating segments are described below.
Through Wetpaint, the Company reports original news stories and publishes information content covering top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 55 new articles, videos and galleries each day. The Company generates revenues through wetpaint.com by displaying advertisements to wetpaint.com users as they view its content.

Choose Digital is a white-label digital marketplace featuring a recent and wide range of digital content, including music, movies, TV shows, eBooks and audiobooks. The content is sourced from the world’s leading record companies and book publishers and an aggregator of movie and TV content. Choose Digital generates revenues when participants in Choose Digital's clients' loyalty programs redeem loyalty credits for digital content provided by Choose Digital. For example, if a participant in a loyalty program redeems credits for a song download provided by Choose Digital, the client loyalty program pays Choose Digital for the download.

The Company's wholly owned subsidiary, DDGG, made a recent investment in the DraftDay.com platform. Through DraftDay.com, users can draft a fantasy sports team within a salary cap, follow game action and reap rewards.  DraftDay.com will continue to offer high-quality entertainment to consumers as well as to businesses desiring turnkey solutions to new revenue streams. See Note 6, Acquisitions, for further details on this acquisition.

3.  Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending June 30, 2016.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities purchased with original maturities of 90 days or less to be cash equivalents.  Cash equivalents are stated at cost which approximates market value and primarily consists of money market funds that are readily convertible into cash.  Restricted cash comprises amounts held in deposit that were required as collateral under leases of office space.

Marketable Securities

In February 2016, the Company received 1,370,000 shares of Perk's stock, which is publicly traded on the Toronto Stock Exchange, as part of the consideration in the sale of assets described in the Perk Agreement. These securities are short-term marketable securities, and have been classified as “available-for-sale” securities. Pursuant to ASC 320-10, “Investments - Debt and Equity Securities” the Company's marketable securities are marked to market on a quarterly basis, with unrealized gains and losses recorded in equity as Other Comprehensive Income/Loss.

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. The Company's allowance for doubtful accounts is based upon historical loss patterns, the number of days that the billings are past due and an evaluation of the potential risk associated with delinquent accounts. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of its receivables in the determination of its allowance for doubtful accounts. The Company's allowance for doubtful accounts as of March 31, 2016 and June 30, 2015 was $20.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with domestic financial institutions of high credit quality. The Company performs periodic evaluations of the relative credit standing of all of such institutions.
The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company generally does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Actual credit losses during the three months ended March 31, 2016 and March 31, 2015 were $127 and $0.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount of Perk marketable securities held is marked-to-market on a quarterly basis using the closing day share price of the last business day of the quarter. The changes to fair value are recorded in Other Comprehensive Income/Loss.  The carrying amount of Perk warrants held is marked-to-market on a quarterly basis using the Monte Carlo valuation model. The changes to fair value are recorded in the Consolidated Statement of Operations. The carrying amount of loans payable approximates fair value as current borrowing rates for the same, or similar issues, are the same as those that were given to the Company at the issuance of these loans.

Property and Equipment

Property and equipment (consisting primarily of computers, software, furniture and fixtures, and leasehold improvements) is recorded at historical cost and is depreciated using the straight-line method over their estimated useful lives.  The useful life and depreciation method are reviewed periodically to ensure that they are consistent with the anticipated pattern of future economic benefits.  Expenditures for maintenance and repairs are charged to operations as incurred, while betterments are capitalized. Gains and losses on disposals are included in the results of operations.  The estimated useful lives of the Company's property and equipment is as follows: computer equipment and software: 3 years; furniture and fixtures: 4 years; and leasehold improvements: the lesser of the lease term or life of the asset.

Business Combinations and Goodwill

Business combinations are accounted for using the acquisition method of accounting. The Company allocates the purchase price of acquired companies to the identifiable assets acquired, liabilities assumed and any non-controlling interest based on their acquisition date estimated fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed.  Any contingent consideration to be transferred to the acquiree is recognized at fair value at the acquisition date.

Determining the fair value of assets acquired and liabilities assumed requires the Company to make significant estimates and assumptions, including assumptions related to future cash flows, discount rates, asset lives and the probability of future cash pay-outs related to contingent consideration. The estimates of fair value are based upon assumptions believed to be reasonable by management, but are inherently uncertain and unpredictable and, therefore, actual results may differ from estimates. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Consolidated Statements of Operations.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company's reporting units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.Where goodwill has been allocated to a reporting unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative fair values of the disposed operation and the portion of the reporting units retained.

As required by ASC 350, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment during the fourth quarter of its fiscal year. Goodwill is not amortized, but instead tested for impairment at the reporting unit level at least annually and more frequently upon occurrence of certain events. The annual goodwill impairment test is a two step process. First, the Company determines if the carrying value of its reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If the Company then determines that goodwill may be impaired, it compares the implied fair value of the goodwill to its carry amount to determine if there is an impairment loss.

Historically, the Company had one reporting unit. However, in connection with the sale of a significant portion of the Company's assets (see Note 1, Basis of Presentation and Consolidation), the remaining operations were divided into 3 reporting units (see Note 4, Segments). The Company engaged a third-party valuation firm to test the Choose Digital and Wetpaint reporting units for goodwill impairment. The DDGG reporting unit was not tested for impairment at December 31, 2015 as the acquisition of this entity occurred in September 2015. The Company determined that the fair value of both of the Wetpaint and Choose Digital reporting units were significantly below their respective carrying values, indicating that goodwill related to these reporting units may be impaired. The Company determined the fair value of all long-lived assets other than goodwill related to each reporting unit and calculated the residual goodwill value for each. Upon comparing the residual goodwill values to the respective carrying values, the Company determined that there was an impairment loss on both the Choose Digital and Wetpaint reporting units.

The Company recorded an impairment loss of $3,122 related to the Choose Digital reporting unit and $10,249 related to the Wetpaint reporting unit during the three months ended December 31, 2015. There were no impairments recorded during the three months ended March 31, 2016.

Other Long-Lived Assets

The Company accounts for the impairment of long-lived assets other than goodwill in accordance with ASC 360, “Property, Plant, and Equipment” ("ASC 360"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets (fair value) are less than the assets' carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

At June 30, 2015, the Company determined that certain intangible assets related to the acquisition of Choose Digital (see Note 6, Acquisitions for further detail regarding the Choose Digital acquisition) were impaired. Due to a shift in the Company's business operations and utilization of its resources, during the fourth quarter of fiscal 2015 the Company determined that intangible assets related to customer relationships and trade name no longer had value. Therefore, such assets were written off as of June 30, 2015. The total amount of the write-off was $2,086.

At December 31, 2015, as described above, the Company determined that the fair value of the Choose Digital and Wetpaint reporting units tested was significantly below the respective carrying values and assessed the fair values of the long-lived assets other than goodwill for each reporting unit. Upon comparing the fair values of the long-lived assets to their respective carrying values, the Company recorded a loss of $1,331 on intangible assets related to Choose Digital's software and licenses, and a loss of $11,469 on intangible assets related to Wetpaint's technology, trademark, customer relationships and non-competition agreements, during the three months ended December 31, 2015. No impairments were recorded during the three months ended March 31, 2016.

Capitalized Software

The Company records amortization of acquired software on a straight-line basis over the estimated useful life of the software.

In addition, the Company records and capitalizes internally generated computer software and, appropriately, certain internal costs have been capitalized in the amounts of $0 and $1,610 as of March 31, 2016 and June 30, 2015, respectively, in accordance with ASC 350-40 "Internal-use Software".  At the time software is placed into service, the Company records amortization on a straight-line basis over the estimated useful life of the software. The change in capitalized software is due to impairment of long-term assets related to the Choose Digital and Wetpaint businesses described earlier, as well as the abandonment of certain technology as of January 1, 2016, and internal development costs.

Deferred Rent

The Company leases its corporate office, and as part of the lease agreement the landlord provided a rent abatement for the first 10 months of the lease. In 2014, the Company entered into two lease agreements for its satellite offices which provided for tenant improvement work sponsored by the landlords. The abatement and landlord sponsored improvements have been accounted for as a reduction of rental expense over the life of the lease. The Company accounts for rental expense on a straight-line basis over the entire term of the lease. Deferred rent is equal to the cumulative timing difference between actual rent payments and recognized rental expense. On November 20, 2015, the Company terminated one of the lease agreements which provided for tenant improvement. The Company wrote off the remaining leasehold improvement and deferred rent balances during the three months ended March 31, 2016, and the write-off of $2 was recorded in the Consolidated Statements of Operations.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, the Company considers a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

Advertising Revenue:  the Company generates advertising revenue primarily from display and video advertising, which is typically sold on a cost-per-thousand impressions, or CPM basis, and completed engagements on a cost per engagement, or CPE basis.  Advertising campaigns typically range from 1 to 12 months, and advertisers generally pay the Company based on a minimum of delivered impressions or the satisfaction of other criteria, such as click-throughs.

Deferred Revenue:  deferred revenue consists principally of both prepaid but unrecognized revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services.  Deferred revenue is recognized as revenue when the services are provided and all other revenue recognition criteria have been met.

Barter Revenue: barter transactions represent the exchange of advertising or programming for advertising, merchandise or services. Barter transactions which exchange advertising for advertising are accounted for in accordance with Emerging Issues Task Force Issue No. 99-17 "Accounting for Advertising Barter Transactions" (ASC Topic 605-20-25). Such transactions are recorded at the fair value of the advertising provided based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counter party in the barter transactions. Barter transactions which exchange advertising or programming for merchandise or services are recorded at the monetary value of the revenue expected to be realized from the ultimate disposition of merchandise or services.

The Company recognized barter revenue and barter expense in the amount of $4 and $428 for the three and nine months ended March 31, 2016, respectively, and $28 and $390 for the three and nine months ended March 31, 2015, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation - Stock Compensation" ("ASC 718").  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised of both restricted stock awards (RSUs) and employee stock options.

Marketing

Marketing costs are expensed as incurred.  Marketing expense for the Company for the three and nine months ended March 31, 2016 was $76 and $556, respectively, including barter expense. Marketing expense for the Company for the three and nine months ended March 31, 2015 was $118 and $657, respectively, including barter expense.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company's policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Comprehensive Loss

In accordance with ASC 220, "Comprehensive Income", the Company reports by major components and as a single total, the change in its net assets during the period from non-owner sources. Comprehensive income consists of net income (loss), accumulated other comprehensive income (loss), which includes certain changes in equity that are excluded from net income (loss). The Company’s comprehensive loss for all periods presented is related to the effect of unrealized gain on available for sale marketable securities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  These estimates include, among others, fair value of financial assets and liabilities, net realizable values on long-lived assets, certain accrued expense accounts, and estimates related to stock-based compensation.  Actual results could differ from those estimates.

During the nine months ended March 31, 2016, there have been no significant changes related to the Company's critical accounting policies and estimates as disclosed in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

Recently Issued Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2016-09,
Compensation —Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" ("ASU
2016-09"). This update is intended to improve the accounting for employee share-based payments and affects all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including:(a)income tax consequences;(b)classification of awards as either equity or liabilities; and(c) classification on the statement of cash flows. ASU 2016-09 is effective for financial statements issued for annual periods beginning after December 15, 2016. The Company is currently in the process of evaluating the impact of adoption of ASU 2016-09 on its financial statements.

In February 2016, FASB issued Accounting Standards Update No. 2016-02, "Leases" ("ASU 2016-02"). ASU 2016-02
requires lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: a lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. ASU 2016-02 is effective for financial statements issued for annual periods beginning after December 15,

2018. The Company is currently in the process of evaluating the impact of adoption of ASU 2016-02 on its financial statements.

In January 2016, FASB issued Accounting Standards Update No. 2016-01, “Financial Instruments- Overall: Recognition
and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). Additionally, it requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. Lastly, the standard eliminates the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. ASU 2016-01 is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within those annual periods. The Company does not expect the standard to have a material impact on its consolidated financial statements.

In November 2015, FASB issued Accounting Standards Update No. 2015-17, “Income taxes: Balance Sheet Classification of Deferred Taxes Business” (“ASU 2015-17”). Topic 740, Income Taxes, requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting. Deferred tax liabilities and assets that are not related to an asset or liability for financial reporting are classified according to the expected reversal date of the temporary difference. To simplify the presentation of deferred income taxes, ASU 2015-17 requires that deferred income tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company does not expect the standard to have a material impact on its consolidated financial statements.

In September 2015, the FASB issued Accounting Standard Update No. 2015-16, Business Combinations - Simplifying the Accounting for Measurement-Period Adjustments ("ASU 2015-16"). This standard requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the ASU 2015-16 require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.  In addition an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017 (July 1, 2017 for the Company). The Company does not believe that the adoption of ASU 2015-16 will have a material impact on its consolidated financial statements.

4. Segments

Historically, the Company had one operating segment. However, in connection with the sale of the Viggle rewards business (discontinued operations) to Perk in February 2016, which represents a significant portion of the Company's assets and revenues, the Company's remaining operations were divided into 3 operating segments, as described below. These segments offer different products and services and are currently presented separately in internal management reports, and managed separately.

•	Wetpaint: a media channel reporting original news stories and publishing information content covering top television shows, music, celebrities, entertainment news and fashion.

•	Choose Digital: a business-to-business platform for delivering digital content.

•	DDGG: a business-to-business operator of daily fantasy sports.

The accounting policies followed by the segments are described in Note 3, Summary of Significant Accounting Policies. The operating segments of the Company include the assets, liabilities, revenues and expenses that management has determined are specifically or primarily identifiable to each segment, as well as direct and indirect costs that are attributable to the operations of each segment. These direct costs are the operational costs that are administered by the Company following the shared services concept. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by the Company, which include, but are not limited to, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance and other professional services and general commercial support functions.
Central support costs have been allocated to each operating segment based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method (primarily based on net sales or direct payroll costs), depending on the nature of the services received. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if the operating segments had been operated on a stand-alone basis for the periods presented.
Information regarding the results of each reportable segment is included below. Performance is measured based on unit profit after tax, as included in the internal management reports that are reviewed by the Chief Operating Decision Maker, who is the Company's CEO. Business unit profit is used to measure performance as management believes that such information is the most relevant in evaluating the success of each business and determining the going forward strategy for the Company as a whole.
Information about reportable segments:

	For The Three Months Ended March 31,
	Wetpaint		Choose Digital		DDGG		Total
In thousands of U.S. dollars	2016	2015	2016	2015	2016	2015	2016	2015
External revenues	228	707	161	222	98	—	487	929
Inter-segment revenues (1)	—	—	66	350	—	—	66	350

Net loss, net of income taxes (2)	(839)	(1,987)	(401)	(1,005)	(1,201)	—	(2,441)	(2,992)

	For The Nine Months Ended March 31,
	Wetpaint (Revised)		Choose Digital (Revised)		DDGG		Total
In thousands of U.S. dollars	2016	2015	2016	2015	2016	2015	2016	2015
External revenues	1,274	2,788	576	676	424	—	2,274	3,464
Inter-segment revenues (1)	—	—	1,285	448	—	—	1,285	448

Net loss, net of income taxes (2)	(25,919)	(7,074)	(5,548)	(3,922)	(2,708)	—	(34,175)	(10,996)

Notes:
(1) The Choose Digital business provides digital content to the Viggle business. These inter-segment revenues are presented at Choose Digital's cost in this schedule and in the consolidated statements of operations.

(2) The net loss figures presented exclude certain corporate expenses detailed in the reconciliation to the consolidated net loss below.
(3) Assets and liabilities are not presented as they are reviewed at the consolidated level by management and not accounted for by segment.

Reconciliation of net loss for reportable segments, net of income taxes to consolidated net loss from continuing operations, net of income taxes:

In thousands of U.S. dollars	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2016	Nine Months Ended March 31, 2015
Net loss for reportable segments, net of income taxes	(2,441)	(2,992)	(34,175)	(10,996)
Other net gain (loss)	157	(176)	(140)	(629)
	(2,284)	(3,168)	(34,315)	(11,625)

Stock compensation related to corporate financing activities (1)	(2,517)	(5,437)	(11,017)	(16,976)
Corporate expenses allocated to discontinued operations (2)	(124)	(894)	(1,915)	(3,021)
Interest expense (3)	(1,083)	(935)	(2,866)	(1,415)
Consolidated net loss from continuing operations, net of income taxes	(6,008)	(10,434)	(50,113)	(33,037)

Notes:
(1) Stock compensation expense related to RSUs, options and warrants issues in connection with financing activities. Expenses related to financing activities are considered to be corporate expenses and are not allocated to reportable segments.

(2) Certain corporate expenses were allocated to the Viggle segment, however such expenses are not classified as discontinued operations because they are fixed and are not affected by the sales transaction.

(3) Interest expense related to corporate debt instruments is not allocated to reportable segments.

The Company continues to support the cash needs and operations of DDGG. As of March 31, 2016 the Company has transferred $736 to the DDGG subsidiary. A portion of these transfers, or $500, was funded as part of the purchase price commitment. The remaining transfers are part of the subscription agreement entered into with DDGG on May 12, 2016 (see Note 16, Subsequent Events).

5. Discontinued Operations

On February 8, 2016, the Company completed the sale of assets related to the Company’s rewards business, including the Viggle App, in accordance with the Asset Purchase Agreement with Perk.com, Inc. entered into on December 13, 2015. Management entered into this binding sales agreement following a strategic decision to divest the operations related to the Viggle App and place greater focus on its remaining businesses. The Company has classified the Viggle assets, liabilities and operations as discontinued operations in the accompanying consolidated financial statements for all periods presented. In accordance with ASC No. 205, Presentation of Financial Statements, the inter-segment revenues and expenses related to services provided by Choose Digital to the Viggle rewards business (discontinued operations) are presented at cost in the Consolidated Statements of Operations.

On December 13, 2015, the Parent entered into an Asset Purchase Agreement with Perk.com, Inc. Perk’s shares are currently traded on the Toronto Stock Exchange. On February 8, 2016, pursuant to the Asset Purchase Agreement, the Company completed the sale of the assets related to the Company’s rewards business, including Viggle’s application, to Perk. The total consideration received net of transaction fees was approximately $5,110, and consisted of the following:

•	1,370,000 shares of Perk common stock, a portion of which was placed in escrow to satisfy any potential indemnification claims;

•	2,000,000 shares of Perk common stock if Perk’s total revenues exceed USD $130,000 for the year ended December 31, 2016 or December 31, 2017;

•
a warrant entitling the Company to purchase 1,000,000 shares of Perk common stock at a strike price of CDN $6.25 per share in the event the volume weighted average price (“VWAP”) of shares of Perk common stock is greater than or equal to CDN $12.50 for 20 consecutive trading days in the two year period following the closing of the transaction;

•
a warrant entitling the Company to purchase 1,000,000 shares of Perk common stock at a strike price of CDN $6.25 per share in the event that the VWAP of Perk common stock is greater than or equal to CDN $18.75 for 20 consecutive trading days in the two year period following the closing of the transaction, and

•	Perk assumed certain liabilities of the Company, consisting of the Viggle points liability.
The Company recognized a gain of $2,738 on this transactions, net of transaction fees.

Results of operations classified as discontinued operations:

In thousands of U.S. dollars	Three Months Ended March 31, 2016 (Revised)	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2016 (Revised)	Nine Months Ended March 31, 2015
Revenues	$376	$3,617	$6,285	$14,387
Cost of watchpoints and engagement points	(203)	(2,758)	(3,434)	(6,948)
Selling, general and administrative expenses	(1,307)	(11,014)	(13,715)	(34,766)
Other income	4,508	—	4,508	—
Income (loss) before income taxes	3,374	(10,155)	(6,356)	(27,327)

Income taxes (see Note 13, Income Taxes)	—	(22)	(43)	(80)
Net income (loss)	$3,374	$(10,177)	$(6,399)	$(27,407)

Cash flows used in discontinued operations:

In thousands of U.S. dollars	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2016	Nine Months Ended March 31, 2015
Net cash used in operating activities	$(1,322)	$(4,502)	$(5,716)	$(13,130)
Net cash used in investing activities	—	(151)	—	(422)
Net cash used in discontinued operations	$(1,322)	$(4,653)	$(5,716)	$(13,552)

Assets and liabilities of discontinued operations:

In thousands of U.S. dollars	March 31, 2016	June 30, 2015
Assets
Accounts receivable	$450	$3,281
Prepaid expenses	—	150
Property & equipment, net	—	114
Intangibles assets, net	—	2,630
Goodwill	—	9,432
Other assets	—	40
	450	15,647
Liabilities
Accounts payable and accrued expenses	4,174	4,249
Reward points payable	—	9,029
Deferred tax liabilities	—	538
	$4,174	$13,816

6.  Acquisitions

Acquisition of Choose Digital

On June 24, 2014, the Company acquired Choose Digital, a Miami, Florida based, digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.

In connection with the Company's acquisition of Choose Digital, the Company was required to make a contingent payment, which was due within five business days after June 24, 2015, of $4,792. Such amount was accrued in the accompanying Consolidated Balance Sheets as of June 30, 2015. On July 31, 2015, the Company entered into a Forbearance Agreement with AmossyKlein Family Holdings, LLP ("AmossyKlein"), as representative of the former shareholders of Choose Digital Inc. (the “Stockholders”). The Forbearance Agreement provides that the Company will make monthly installment payments to the Stockholders, beginning on July 31, 2015 and ending on January 29, 2016. Specifically, the Company agreed to pay $668 on July 31, 2015; $532 on August 31, 2015; $528 on September 30, 2015; $524 on October 31, 2015; $521 on November 30, 2015; $517 on December 31, 2015; and $1,754 on January 29, 2016. The scheduled payments include $170 of interest and $82 of legal fee charges. The Company agreed to deliver an affidavit of confession of judgment to be held in escrow by AmossyKlein’s counsel in the event the Company does not make such installment payments. The Company made the installment payments through December 2015, but failed to make the payment due on January 29, 2016. On May 12, 2016. the Company and AmossyKlein entered into an amendment to the Forbearance Agreement to provide for the payment of the remaining $1,754 (see Note 16, Subsequent Events). The balance of the contingent payment at March 31, 2016 was $1,754, including interest of $12. Since January 1, 2016 and through March 31, 2016, the Company has recorded additional interest of $26.

Acquisition of DraftDay.com

On September 8, 2015, the Company and its newly created subsidiary DDGG entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with MGT Capital Investments, Inc. (“MGT Capital”) and MGT Sports, Inc. (“MGT Sports”), pursuant to which the Company acquired all of the assets of the DraftDay.com business (the “DraftDay Business”) from MGT Capital and MGT Sports.  In exchange for the acquisition of the DraftDay Business, the Company paid MGT Sports the following: (a) 1,269,342 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), (b) a promissory note in the amount of $234 due September 29, 2015, (c) a promissory note in the amount of $1,875 due March 8, 2016 (the "MGT Note"), and (d) 2,550,000 shares of common stock of DDGG.  In addition, in exchange for providing certain transitional services, DDGG will issue to MGT Sports a warrant to purchase 1,500,000 shares of DDGG common stock at an exercise price of $0.40 per share.

In addition, in exchange for the release of various liens and encumbrances, the Company also agreed to issue to third parties: (a) 84,633 shares of its Common Stock, (b) a promissory note in the amount of $16 due September 29, 2015 and (c) a promissory note in the amount of $125 due March 8, 2016, and DDGG issued: (i) 150,000 shares of its common stock and (ii) a warrant to purchase 350,000 shares of DDGG common stock at $0.40 per share.

Accordingly, the Company issued a total of 1,353,975 shares of Common Stock in connection with the acquisition of the DraftDay Business.

The Company contributed the assets of the DraftDay Business to DDGG, such that the Company now owns a total of 11,250,000 shares of DDGG common stock.

The Asset Purchase Agreement contains customary representations, warranties and covenants of MGT Capital and MGT Sports. In addition, on September 8, 2015, DDGG entered into an agreement with Sportech Racing, LLC (“Sportech”) pursuant to which Sportech agreed to provide certain management services to DDGG in exchange for 9,000,000 shares of DDGG common stock.
As a result of the transactions described above, the Company owns a total of 11,250,000 shares of DDGG common stock, Sportech Inc., an affiliate of Sportech, owns 9,000,000 shares of DDGG common stock, MGT Sports owns 2,550,000 shares of DDGG common stock and an additional third party owns 150,000 shares of DDGG common stock. On September 8, 2015, the various stockholders of DDGG entered into a Stockholders Agreement (the “Stockholders Agreement”).  The Stockholders Agreement provides that all stockholders will vote their shares of DDGG common stock for a Board comprised of three members, two of which will be designated by the Company and one of which will be designated by Sportech.  As such, the operations of the DraftDay business will be consolidated with the Company's operations from the acquisition date of September 8, 2015 (see Note 11, Stockholders' Equity, for a discussion on non-controlling interest related to the portion of the DraftDay Business that the Company does not own). Mr. Sillerman will serve as the Chairman of DDGG. The Stockholders Agreement also provides customary rights of first refusal for the various stockholders, as well as customary co-sale, drag along and preemptive rights.

In the aggregate, as a result of the transactions described herein, the Company issued promissory notes in the principal amount of $250 due and paid on September 29, 2015 and in the aggregate principal amount of $2,000 due March 8, 2016.  The Company was not able to make the payment at the due date and on March 24, 2016 converted $824 of the promissory notes to common stock and $110 of the promissory notes to a Series D Preferred Stock (see Note 11, Stockholders' Equity (Deficit)). All such notes bear interest at a rate of 5% per annum.

This acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the consideration transferred is measured at the acquisition closing date. The assets of the DraftDay Business have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results. The Company has performed a preliminary allocation of the purchase price to the underlying net assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess of the purchase price allocated to goodwill. The Company has not completed the analysis of certain acquired assets and assumed liabilities, including, but not limited to, other identifiable intangible assets such as customer lists and technology. However, the Company is continuing its review of these items during the measurement period, and further changes to the preliminary allocation will be recognized as the valuations are finalized. Such valuations are being conducted using Level 3 inputs as described in ASC 820, Fair Value Measurements and Disclosures, that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

A preliminary summary of the fair value of consideration transferred for this acquisition and the fair value of the assets and liabilities at the date of acquisition is as follows (amounts in thousands):

Consideration transferred:
Shares of Viggle common stock on closing market price at issuance	$1,760
Shares of DDGG common stock	963
Notes issued to sellers	2,250
DDGG warrants	62
Total consideration transferred	5,035

Preliminary allocation:
Goodwill	2,622
Intangible assets	2,396
Other Assets	803
Total liabilities	(786)
$5,035

The operations of this acquisition are not material, and thus, pro forma disclosure are not presented. Goodwill related to the acquisition is expected to be deductible for income tax purposes.

7.  Property and Equipment

Property and Equipment consists of the following:

	March 31, 2016	June 30, 2015

Leasehold Improvements	$2,710	$2,886
Furniture and Fixtures	588	588
Computer Equipment	456	458
Software	163	5
Total	3,917	3,937
Accumulated Depreciation and Amortization	(2,088)	(1,603)
Property and Equipment, net	$1,829	$2,334

Depreciation and amortization charged to selling, general and administrative expenses for the three and nine months ended March 31, 2016 amounted to $124 and $403, respectively. Depreciation and amortization charged to selling, general and administrative expenses for the three and nine months ended March 31, 2015 amounted to $75 and $233, respectively.

8.  Intangible Assets and Goodwill

		March 31, 2016			June 30, 2015
Description	Amortization Period	Amount	Accumulated Amortization	Carrying Value	Amount	Accumulated Amortization	Carrying Value

Wetpaint technology	60 months	$4,932	$(3,184)	$1,748	$10,600	$(2,336)	$8,264
Wetpaint trademarks	276 months	1,423	(404)	1,019	5,800	(296)	5,504
Wetpaint customer relationships	60 months	917	(822)	95	2,000	(617)	1,383
Wetpaint non-compete agreements	36 months	—	—	—	609	(313)	296
Choose Digital licenses	60 months	829	(544)	285	1,740	(355)	1,385
Choose Digital software	60 months	627	(190)	437	550	(112)	438
DraftDay technology	120 months	2,396	(130)	2,266	—	—	—
Internally generated capitalized software	36 months	—	—	—	1,610	(515)	1,095
Other	various	326	(16)	310	326	(8)	318

Total		$11,450	$(5,290)	$6,160	$23,235	$(4,552)	$18,683

See Note 3, Summary of Significant Accounting Policies, for a discussion of the write-downs recorded with respect to intangible assets related to the Wetpaint and Choose Digital businesses in the quarter ended December 31, 2015. The changes in the gross amounts and useful lives of intangibles related to the Wetpaint and Choose Digital businesses, and to internally generated capitalized software, are a result of these write-downs during the three months ended December 31, 2015, as well as the abandonment of certain technology as of January 1, 2016, and internal development costs.

Amortization of intangible assets included in selling, general and administrative expenses for the three and nine months ended March 31, 2016 amounted to $219 and $487, respectively.  Amortization of intangible assets included in selling, general and administrative expenses for the three and nine months ended March 31, 2015 amounted to $498 and $718, respectively. Future annual amortization expense expected is as follows:

Years ending June 30,

2016	$208
2017	$831
2018	$834
2019	$834
2020	$834

Goodwill consists of the following:

Description	Amount
Balance at July 1, 2015	$26,401
DraftDay preliminary purchase price allocation	2,622
Wetpaint impairment loss	(10,249)
Choose Digital impairment loss	(3,122)
Balance at March 31, 2016	$15,652

See Note 1, Basis of Presentation and Consolidation, and Note 3, Summary of Significant Accounting Policies, for a discussion of the goodwill impairment losses recorded in relation to Wetpaint and Choose Digital businesses during the three months ended December 31, 2015. There were no impairments recorded during the three months ended March 31, 2016.

9. Loans Payable

			Outstanding Balances
Facility Name	Maturity Date	Total Facility Amount	March 31, 2016	June 30, 2015

Line of Credit Promissory Note (the "Note")	10/24/17	$20,000	$19,666	$19,516
Unsecured Demand Loans (the "Loans")	On Demand	—	—	1,575
Line of Credit Grid Note (the "Grid Note")	12/31/16	10,000	4,563	3,000
Secured Line of Credit (the "Secured Revolving Loan")	12/31/16	1,500	1,500	—
Secured Line of Credit (the "Secured Revolving Line of Credit")	12/31/16	500	88	—
MGT Promissory Notes (the "MGT Promissory Notes")	07/31/16	2,109	941	$—
Kuusamo Promissory Notes (the Kuusamo Promissory Notes")	03/08/16	141	124	$—
Total Loans Payable			$26,882	$24,091

Line of Credit Promissory Note

On October 24, 2014, the Company and SIC III, a company affiliated with Mr. Sillerman, entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") pursuant to which SIC III agreed to purchase certain securities issued by the Company for a total of $30,000. Pursuant to the Securities Purchase Agreement, the Company issued a Line of Credit Promissory Note (the “Note”), which provides for a $20,000 line of credit to the Company (see Note 11, Stockholders' Equity, for a discussion of the remaining $10,000 of the Securities Purchase Agreement). The Company also agreed to issue to SIC III warrants to purchase 1,000,000 shares of the Company’s common stock. The Company issued warrants to purchase 50,000 shares of the Company’s common stock for every $1,000 advanced under the Note. The warrants will be issued in proportion to the amounts the Company draws under the Note. The exercise price of the warrants will be 10% above the closing price of the Company’s shares on the date prior to the issuance of the warrants. Exercise of the warrants was subject to approval of the Company’s stockholders, which occurred on January 13, 2015.

The Note provides a right for the Company to request advances under the Note from time to time. The Note bears interest at a rate of 12% per annum, payable in cash on a quarterly basis. The Note matures on October 24, 2017. On October 24, 2014, SIC III made an initial advance under the Note in the principal amount of $4,500. On December 15, 2014, SIC III made an additional advance in the principal amount of $15,500 pursuant to the terms of the Note (the proceeds of which were used to repay amounts outstanding under the DB Line, as discussed above). As of March 31, 2016, the total outstanding principal amount of the Note was $20,000. The Note provides for a 3% discount, such that the amount advanced by SIC III was 3% less than the associated principal amount of the advances. Therefore, the net amount actually outstanding under the Note at March 31, 2016, was $19,666, which includes accretion of the discount of $266 (the 3% discount of $600 is being accreted to the principal balance over the life of the Note). From and after the occurrence and during the continuance of any event of default under the Note, the interest rate is automatically increased to 17% per annum.

In connection with the first drawdown of $4,500 under the Note, the Company issued SIC III warrants to purchase 225,000 shares of the Company’s common stock. These warrants have an exercise price of $3.51, representing a price equal to 10% above the closing price of the Company’s common stock on the day prior to issuance. In connection with the additional drawdown of $15,500 under the Note, the Company issued SIC III warrants to purchase 775,000 shares of the Company's common stock. These warrants have an exercise price of $3.63, representing a price equal to 10% above the closing price of the Company's common stock on the day prior to issuance. The warrants are exercisable for a period of five years from issuance. Stock compensation expense related to the issuances of warrants to SIC III was $2,049 during the year ended June 30, 2015.

The Note is not convertible into equity securities of the Company.

The Note also contains certain covenants and restrictions, including, among others, that, for so long as the Note is outstanding, the Company will not, without the consent of the holder of the Note, (i) make any loan or advance in excess of $500 to any officer, director, employee of affiliate of the Company (except advances and similar expenditures : (a) under the terms of employee stock or option plans approved by the Board of Directors, (b) in the ordinary course of business, consistent with past practice or (c) to its subsidiaries), (ii) incur any indebtedness that exceeds $1,000 in the aggregate other than indebtedness outstanding under the Note, (iii) guaranty any indebtedness of any unaffiliated third party, (iv) change the principal business of the Company or exit the Company's current business, provided that the foregoing is subject to the Board's compliance with its fiduciary duties, (v) sell, assign, or license material technology or intellectual property of the Company except (a) in the ordinary course of business, consistent with past practice, (b) sales and assignments thereof in any 12 month period that do not have a fair market value in excess of $500 or (c) in connection with a change of control transaction, (vi) enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company of its assets that have a fair market value in excess of $1,000 or (vii) liquidate or dissolve the Company or wind up the business of the Company, except in connection with changes of control or merger, acquisition or similar transactions or as approved by the Company’s Board in compliance with their fiduciary duties.

Interest expense on the Note was $607 and $1,834 for the three and nine months ended March 31, 2016, respectively, and $593 and $785 for the three and nine months ended March 31, 2015, respectively.

In connection with the Company's entering into the Perk Credit Agreement (as defined below), SIC III agreed to subordinate payment of the Note to amounts owed to Perk under the Perk Credit Agreement. SIC III also consented to the consummation of the Asset Purchase Agreement with Perk, which required SIC III's consent. In exchange for such consent and such agreement to subordinate, the Company agreed to provide SIC III a security interest in the assets of the Company in connection with amounts outstanding under the Note.

The Company entered into a Security Agreement with SIC III, pursuant to which the Company pledged its assets in connection with such security interest. The foregoing descriptions of the Security Agreement is qualified in its entirety by reference to the full text of the form of Security Agreement.

Unsecured Demand Loans

During the year ended June 30, 2015, Mr. Sillerman made the following demand loans (the "Loans") to the Company:

Date	Amount

12/19/2014	$2,000
1/14/2015	2,000
1/30/2015	2,000
2/13/2015	750
2/26/2015	1,000
3/2/2015	1,000
3/16/2015	3,000
4/20/2015	1,000
5/5/2015	500
5/14/2015	325

Total	$13,575

Each of the Loans bear interest at the rate of 12% per annum. Principal and interest due under the Loans shall be due and payable upon demand. The principal amount of the Loans may be prepaid at any time and from time to time, in whole or in part, without premium or penalty. The Company used the proceeds from the Loans to fund working capital requirements and for general corporate purposes.

As discussed in Note 11, Stockholders' Equity, on March 16, 2015, SIC III purchased 7,000 shares of Series C Convertible Preferred Stock pursuant to the Securities Purchase Agreement, for a purchase price of $7,000. The Company used the $7,000 proceeds from the sale of 7,000 shares of Series C Convertible Stock to repay $7,000 in principal amount of the Loans. In addition, the

Company used $798 of the proceeds of the Loan on March 16, 2015 to pay all accrued and unpaid interest on the Loans. On June 1, 2015, the Company repaid an additional $5,000 in principal amount of the Loans. On July 1, 2015, the Company repaid the remaining $1,575 in principal amount of the Loans. Accordingly, after the transactions described herein, the total outstanding principal amount of the Loans at March 31, 2016 and June 30, 2015 was $0 and $1,575, respectively.

Interest expense on the Loans was $0 and $1 for the three and nine months ended March 31, 2016, respectively, and $171 and $179 for the three and nine months ended March 31, 2015, respectively.

Line of Credit Grid Note

On June 11, 2015, the Company and Sillerman Investment Company IV, LLC ("SIC IV") entered into a Line of Credit Grid Note (the "Grid Note"). The Grid Note provides a right for the Company to request advances under the Grid Note from time to time in an aggregate amount of up to $10,000. The Grid Note bears interest at a rate of 12% per annum, payable in cash on the maturity of the Grid Note. From and after the occurrence and during the continuance of any event of default under the Grid Note, the interest rate is automatically increased to 14% per annum.

The Grid Note is not convertible into equity securities of the Company.

In order for the Company to make requests for advances under the Grid Note, the Company must have an interest coverage ratio equal to or greater than 1, unless SIC IV waives this requirement. The interest coverage ratio is calculated by dividing: (a) the Company’s net income for the measurement period, plus the Company’s interest expense for the measurement period, plus the Company’s tax expense for the measurement period, by (b) the Company’s interest expense for the measurement period, plus the amount of interest expense that would be payable on the amount of the requested draw for the twelve months following the request for the advance. The measurement period is the twelve months ended as of the last day of the last completed fiscal quarter prior to the request for the advance. The Company currently does not have an interest coverage ratio equal to or greater than 1, so advances would require the SIC IV to waive this requirement. In addition, in order to make requests for advances under the Grid Note, there can be no event of default under the Note at the time of the request for an advance, including that there has been no material adverse change in the business plan or prospects of the Company in the reasonable opinion of SIC IV.

The Company made requests for advances under the Grid Note, and SIC IV made advances to the Company as follows:

Date	Amount

6/11/2015	$1,000
6/24/2015	2,000
7/31/2015	1,000
8/31/2015	2,000
9/15/2015	1,000
9/29/2015	1,000
10/13/2015	500
10/30/2015	600
11/25/2015	1,000

Total	$10,100

On July 1, 2015, the Company repaid $1,425 of the Grid Note.

On December 3, 2015, the Company and SIC IV entered into a Subscription Agreement pursuant to which SIC IV subscribed for 8,750,000 shares of the Company’s common stock at a price of $0.47 per share. Accordingly, the aggregate purchase price for such shares was $4,112.

The Company and SIC IV agreed that SIC IV would pay the purchase price for such shares by reducing the amounts outstanding under the Line of Credit. As of December 3, 2015, there was $8,675 in outstanding principal amount under the Line of Credit.
Accordingly, the principal amount of the Line of Credit was therefore reduced to $4,563.

Therefore, the outstanding balance of the Grid Note at March 31, 2016 was $4,563.

The Grid Note matures on the first to occur of: (a) 12/31/2016 or (b) upon a “Change of Control Transaction.” A “Change of Control Transaction” includes (i) a sale of all or substantially all of the assets of the Company or (ii) the issuance by the Company of common stock that results in any “person” or “group” becoming the “beneficial owner” of a majority of the aggregate ordinary voting power represented by the Company’s issued and outstanding common stock (other than as a result of, or in connection with, any merger, acquisition, consolidation or other business combination in which the Company is the surviving entity following the consummation thereof), excluding transactions with affiliates of the Company.

If an event of default occurs under the Grid Note, SIC IV has the right to require the Company to repay all or any portion of the Grid Note.  An event of default is deemed to have occurred on: (i) the non-payment of any of the amounts due under the Grid Note within five (5) Business Days after the date such payment is due and payable; (ii) dissolution or liquidation, as applicable, of the Company; (iii) various bankruptcy or insolvency events shall have occurred, (iv) the inaccuracy in any material respect of any warranty, representation, statement, report or certificate the Company makes to Lender under the Note hereto; (v) the Company contests, disputes or challenges in any manner, whether in a judicial proceeding or otherwise, the validity or enforceability of any material provision in the Grid Note; or (vi) a material adverse change in the business plan or prospects of the Company in the reasonable opinion of SIC IV.

Interest expense on the Grid Note for the three and nine months ended March 31, 2016 was $138 and $435, respectively.

In connection with the Company's entering into the Perk Credit Agreement (as defined below), SIC IV agreed to subordinate payment of the Grid Note to amounts owed to Perk under the Perk Credit Agreement. SIC IV also consented to the consummation of the Asset Purchase Agreement with Perk. In exchange for such consent and such agreement to subordinate, the Company agreed to provide SIC IV a security interest in the assets of the Company in connection with amounts outstanding under the Grid Note.

The Company entered into a Security Agreement with SIC IV , pursuant to which the Company pledged its assets in connection with such security interest. The foregoing descriptions of the Security Agreement is qualified in its entirety by reference to the full text of the form of Security Agreement.

Secured Line of Credit

On January 27, 2016, Sillerman Investment Company VI LLC (“SIC VI”), an affiliate of Robert F.X. Sillerman, the Executive Chairman and Chief Executive Officer of the Company, entered into a Secured Revolving Loan agreement (the “Secured Revolving Loan”) with the Company and its subsidiaries, wetpaint.com, Inc. and Choose Digital Inc. (collectively, the “Subsidiaries”), pursuant to which the Company can borrow up to $1,500.  The Secured Revolving Loan bears interest at the rate of 12% per annum. In connection with the Secured Revolving Loan, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc. The Company intends to use the proceeds from the Secured Revolving Loan to fund working capital requirements and for general corporate purposes in accordance with a budget to be agreed upon by SIC VI and the Company.  As of March 31, 2016, $1,500 has been advanced thereunder.

$500 Line of Credit

The Company and its subsidiaries wetpaint.com, inc., and Choose Digital, Inc. (the "Subsidiaries") entered into a secured, revolving Line of Credit on March 29, 2016 with SIC VI (the “Secured Revolving Line of Credit”), pursuant to which the Company can borrow up to $500.  The Secured Revolving Line of Credit bears interest at the rate of 12% per annum.
In connection with the Secured Revolving Line of Credit, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc.  The Company intends to use the proceeds from the Secured Revolving Line of Credit to fund working capital requirements and for general corporate purposes in accordance with a budget to be agreed upon by SIC VI and the Company.  At March 31, 2016, $88 had been advanced thereunder.

Related Approvals

Because each of the transactions referred to in the foregoing sections involved Mr. Sillerman, or an affiliate of his, the transactions were subject to certain rules regarding "affiliate" transactions. As such, each was approved by a Special Committee of the Board of Directors and a majority of the independent members of the Board of Directors of the Company.

Loan from Perk

During the three months ended December 31, 2015, Perk made two advances to the Company as follows:

Date	Amount

12/14/2015	$667
12/23/2015	333

Total	$1,000

On December 13, 2015, the Company entered into a Credit Agreement with Perk pursuant to which Perk provided a $1,000 line of credit to the Company (the “Perk Credit Agreement”). The Perk Credit Agreement provided for drawdowns pursuant to which Perk made advances to the Company, which totaled $1,000. The first advance in the amount of $667 was made on December 14, 2015. The final drawdown of $333 was made when the Information Statement relating to the transaction was filed with the SEC, which occurred on December 23, 2015. Amounts outstanding under the Perk Credit Agreement bore interest at 12% per annum, with an additional 12% if the Company was in default of its obligations under the Perk Credit Agreement.  Amounts outstanding under the Perk Credit Agreement were repaid on February 8, 2016 upon the closing of the sale of the Viggle assets to Perk.  The Company was entitled to elect to repay all amounts outstanding pursuant to the Perk Credit Agreement by reducing the number of the shares of Perk common stock payable upon closing of the sale of the Viggle assets to Perk by 130,000 shares. The Company elected to so reduce the number of shares issuable to the Company at the closing of the asset sale transaction. Therefore, Perk agreed to deliver to the Company at closing 1,370,000 shares of Perk common stock, rather than 1,500,000 shares, and in return the amounts outstanding under the Perk Credit Agreement were deemed repaid in full.

Therefore, the outstanding balance of the loan from Perk was $0 at March 31, 2016. No interest expense was recorded by the Company for the three and nine months ended March 31, 2016.

In connection with the Perk Credit Agreement, the Company also entered into a Security Agreement, pursuant to which the Company provided Perk with a security interest in its assets to secure repayment of amounts outstanding under the Perk Credit Agreement. As the amounts payable under the Perk Credit Agreement have now been settled in full, the Security Agreement has been terminated.

Promissory Notes

In accordance with the Assets Purchase Agreement to purchase the DraftDay Business (see Note 6, Acquisitions), the Company issued promissory notes to MGT Capital ("MGT Promissory Notes") in the principal amount of $234 due and paid on September 29, 2015 and in the aggregate principal amount of $1,875 due March 8, 2016.  The Company was not able to make the payment at the due date and on March 24, 2016 converted $824 of the promissory notes to common stock and $110 of the promissory notes to a Series D Preferred Stock (see Note 11, Stockholders' Equity (Deficit)). All such notes bear interest at a rate of 5% per annum.

The outstanding balance of the MGT Promissory Notes was $941 at March 31, 2016. The company recorded interest expense of $51 for the three and nine months ended March 31, 2016.

In exchange for releasing certain liens and encumbrances with respect to the DraftDay Business(see Note 6, Acquisitions), the Company issued promissory notes to Kuusamo Capital Ltd. ("Kuusamo Promissory Notes") in the principal amount of $16 due and paid on September 29, 2015 and in the aggregate principal amount of $125 due March 8, 2016.  The Company was not able to make the payment at the due date. All such notes bear interest at a rate of 5% per annum.

The outstanding balance of the Kuusamo Promissory Notes was $124 at March 31, 2016. No interest expense was recorded by the company for the three and nine months ended March 31, 2016.

10. Commitments and Contingencies

Litigation

On November 4, 2015, Virtual Gaming Technologies, Inc. filed suit against DraftDay Gaming Group, Inc. The Company believes that it does not infringe the patents at issue. A settlement agreement was signed on January 14, 2016, and this matter is now concluded. The Company recorded a legal expense of $5 for the three and nine months ended March 31, 2016.

On December 22, 2015, Global Interactive Media, Inc. ("Global") served the Company with a lawsuit alleging infringement of certain of Global's patents. The Company entered into a settlement agreement in May 2016 and the matter is now closed. There was no impact on the financial statements for the three and nine months ended March 31, 2016.

On March 2, 2016, the Company was served with a Notice of Petition of Non-Payment (the “Notice”) by 902 Associates, its landlord at 902 Broadway, New York. The Notice refers to unpaid rent in the amount of $226 and calls for eviction of the Company from the premises at 902 Broadway. The Company settled with 902 Associates on April 19, 2016 and has agreed to pay 902 Associates $50 a month for the arrears and make all rent payments as they come due. There was no impact on the consolidated financial statements for the three and nine months ended March 31, 2016.

Pandera Systems, LLC (“Pandera”), which formerly provided analytics development services to the Company, filed suit on March 11, 2016 against the Company to demand collection of amounts due for such services. The Company settled this matter on April 12, 2016. There was no impact on the consolidated financial statements for the three and nine months ended March 31, 2016.

North America Photon Infotech Ltd. (“Photon”), a company based in Mauritius that had provided development services to the Company, filed suit in California on March 28, 2016 to collect approximately $218 owed by the company to Photon. The Company settled this matter on May 12, 2016. There was no impact on the consolidated financial statements for the three and nine months ended March 31, 2016.

Pandora Media, Inc., (“Pandora”) a prior marketing provider for the Company, filed suit in California on March 29, 2016 to collect approximately $125 owed by the Company to Pandora. The Company is in settlement discussions with Pandora.

On April 25, 2016, Carpathia Hosting, LLC (“Carpathia”), which formerly provided hosting services to the Company, filed suit in the Eastern District of Virginia to demand collection of $658 due. The Company is in settlement discussions with Carpathia.

Coda Search LLC, a former vendor of the Company, served the Company with a lawsuit on May 9, 2016 to collect $27 owed to it. The Company settled this matter on May 13, 2016.  There was no impact on the consolidated financial statements for the three and nine months ended March 31, 2016.

The Company is subject to litigation and other claims that arise in the ordinary course of business. While the ultimate result of our outstanding legal matters cannot presently be determined, the Company does not expect that the ultimate disposition will have a material adverse effect on its results of operations or financial condition. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. As such, there can be no assurance that the final outcome will not have a material adverse effect on the Company's financial condition and results of operations.

11. Stockholders’ Equity

Common Stock

As of March 31, 2016 and June 30, 2015, there were 300,000,000 shares of authorized common stock, and 36,639,383 and 23,383,125 shares of common stock issued and outstanding, respectively. Except as otherwise provided by Delaware law, the holders of the Company's common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Preferred Stock

The Company has authorized four series of preferred stock, including classes of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock. At this time, there is no Series A or Series B preferred stock outstanding. Only Series C and Series D Preferred Stock are outstanding, as described below.

Series A Convertible Redeemable Preferred Stock
Prior to September 16, 2013, the Company had authorized a class of series A preferred shares, but none of those shares were issued or outstanding. On September 16, 2013, the Company eliminated the prior class of series A preferred shares and created a new class of Series A Convertible Redeemable Preferred Stock (the “Series A Convertible Redeemable Preferred Stock”). The Company authorized the issuance of up to 100,000 shares of the Series A Convertible Redeemable Preferred Stock. The designation, powers, preferences and rights of the shares of Series A Convertible Redeemable Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series A Convertible Redeemable Preferred Stock have an initial stated value of 1,000 per share (the "Stated Value").

•
The shares of Series A Convertible Redeemable Preferred Stock are entitled to receive quarterly cumulative dividends at a rate equal to 7% per annum of the Stated Value whenever funds are legally available and when and as declared by the Company's board of directors. If the Company declares a dividend or the distribution of its assets, the holders of Series A Convertible Redeemable Preferred Stock shall be entitled to participate in the distribution to the same extent as if they had converted each share of Series A Convertible Redeemable Preferred Stock held into Company common stock.

•	Each share of Series A Convertible Redeemable Preferred Stock is convertible, at the option of the holders, into shares of Company common stock at a conversion price of $1.15.

•
The Company may redeem any or all of the outstanding Series A Convertible Redeemable Preferred Stock at any time at the then current Stated Value, subject to a redemption premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $1.00 or more per share.

•	The Company is required to redeem the Series A Convertible Redeemable Preferred Stock on the fifth anniversary of its issuance.

•
Upon a change of control of the Company, the holders of Series A Convertible Redeemable Preferred Stock shall be entitled to a change of control premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date.

•	The shares of Series A Convertible Redeemable Preferred Stock are senior in liquidation preference to the shares of Company common stock.

•	The shares of Series A Convertible Redeemable Preferred Stock shall have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series A Convertible Redeemable Preferred Stock shall be necessary for the Company to: (i) create or issue any Company capital stock (or any securities convertible into any Company capital stock) having rights, preferences or privileges senior to or on parity with the Series A Convertible Redeemable Preferred Stock; or (ii) amend the Series A Convertible Redeemable Preferred Stock.

Series B Convertible Preferred Stock
On September 16, 2013, the Company created 50,000 shares of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The designation, powers, preferences and rights of the shares of Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series B Convertible Preferred Stock have an initial stated value of $1,000 per share.

•
The shares of Series B Convertible Preferred Stock are convertible, at the option of the holders, into shares of Company common stock at a conversion price of $1.15. The shares of Series B Convertible Preferred Stock may only be converted from and after the earlier of either of: (x) the first trading day immediately following (i) the closing sale price of the Company's common stock being equal to or greater than $1.67 per share (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to the Company's common stock from and after the initial issuance date) for a period of five consecutive trading days following the initial issuance date and (ii) the average daily trading volume of the Company's common stock (as reported on Bloomberg) on the principal securities exchange or trading market where the Company's common stock is listed or traded during the measuring period equaling or exceeding 25,000 shares of Company's common stock per trading day (the conditions set forth in the immediately preceding clauses (i) and (ii) are referred to herein as the “Trading Price Conditions”) or (y) immediately prior to the consummation of a “fundamental transaction”, regardless of whether the Trading Price Conditions have been satisfied prior to such time. A “fundamental transaction” is defined as (i) a sale of all or substantially all of the assets of the Company, (ii) a sale of at least 90% of the shares of capital stock of the Company or (iii) a merger, consolidation or other business combination as a result of which the holders of capital stock of the Company prior to such merger, consolidation or other business combination (as the case may be) hold in the aggregate less than 50% of the Voting Stock of the surviving entity immediately following the consummation of such merger, consolidation or other business combination (as the case may be), in each case of clauses (i), (ii) and (iii), the Board has determined that the aggregate implied value of the Company's capital stock in such transaction is equal to or greater than $125,000.

•	The shares of Series B Convertible Preferred Stock are not redeemable by either the Company or the holders thereof.

•
The shares of Series B Convertible Preferred Stock are on parity in dividends and liquidation preference with the shares of Company common stock, which shall be payable only if then convertible into common stock.

•	The shares of Series B Convertible Preferred Stock shall have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series B Convertible Preferred Stock shall be necessary for the Company to alter, amend or change any of the terms of the Series B Convertible Preferred Stock.

At March 31, 2016 and June 30, 2015, there were no shares of Series A Convertible Redeemable Preferred Stock and Series B Convertible Preferred Stock outstanding.

Series C Convertible Redeemable Preferred Stock

On October 24, 2014, the Company created a new class of Series C Convertible Redeemable Preferred Stock (the “Series C Convertible Redeemable Preferred Stock”). The Company authorized the issuance of up to 100,000 shares of the Series C Convertible Redeemable Preferred Stock. The rights, preferences, privileges and restrictions of the shares of Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series C Convertible Redeemable Preferred Stock have a stated value of $1,000 per share.

•
Each holder of a share of Series C Convertible Redeemable Preferred Stock shall be entitled to receive dividends (“Dividends”) on such share equal to twelve percent (12%) per annum (the “Dividend Rate”) of the Stated Value before any Dividends shall be declared, set apart for or paid upon any junior stock or parity stock. Dividends on a share of Series C Convertible Redeemable Preferred Stock shall accrue daily at the Dividend Rate, commence accruing on the issuance date thereof, compound annually, be computed on the basis of a 360-day year consisting of twelve 30-day months and be convertible into common stock in connection with the conversion of such share of Series C Convertible Redeemable Preferred Stock.

•
Each share of Series C Convertible Redeemable Preferred Stock is convertible, at the option of the holders, on the basis of its stated value and accrued, but unpaid dividends, into shares of Company common stock at a conversion price of $4.00 per common share.

•
The Company may redeem any or all of the outstanding Series C Convertible Redeemable Preferred Stock at any time at the then current Stated Value plus accrued Dividends thereon plus a redemption premium equal to the Stated Value multiplied by 6%. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $5.00 or more per share.

•
The Company is required to redeem each Series C Convertible Redeemable Preferred Stock on the tenth business day immediately following the fifth anniversary of its issuance. However, the Company shall have no obligation to mandatorily redeem any shares of Series C Convertible Redeemable Preferred Stock at any time that (x) the Company does not have surplus under Section 154 of the Delaware General Corporation Law (the “DGCL”) or funds legally available to redeem all shares of Series C Convertible Redeemable Preferred Stock, (y) the Company's capital is impaired under Section 160 of the DGCL or (z) the redemption of any shares of Series C Convertible Redeemable Preferred Stock would result in an impairment of the Company's capital under Section 160 of the DGCL; provided, that if the Company is prohibited from redeeming the shares due to those limitations, the Company will redeem the Shares as soon as possible after such restrictions are no longer applicable.

•
Upon a change of control of the Company, each holder of Series C Convertible Redeemable Preferred Stock shall be entitled to require the Company to redeem from such holder all of such holder's shares of Series C Convertible Redeemable Preferred Stock so long as such holder requests such redemption in writing at least one business day prior to the consummation of such change of control. The redemption amount per share equals the Stated Value thereof plus accrued Dividends plus a change of control premium equal to the stated value multiplied 6%.

•
The shares of Series C Convertible Redeemable Preferred Stock are senior in liquidation preference to all shares of capital stock of the Company unless otherwise consented to by a majority of the holders of shares of Series C Convertible Redeemable Preferred Stock.

•	The shares of Series C Convertible Redeemable Preferred Stock shall have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series C Convertible Redeemable Preferred Stock is necessary for the Company to amend the Series C certificate of designation.

The Series C Convertible Redeemable Preferred Stock is not classified as a component of stockholders' equity in the accompanying consolidated balance sheets. Likewise, the undeclared dividends related to Series C Convertible Redeemable Preferred Stock have been recorded as an addition within the Series C Convertible Preferred Stock account in the amount of $303 and $916 for the three and nine months ended March 31, 2016, and $99 and $164 for the three and nine months ended March 31, 2015.

Series D Convertible Preferred Stock

On March 24, 2016, the Company created a new class of Series D Convertible Redeemable Preferred Stock (the “Series D Convertible Preferred Stock”). The Company authorized the issuance of up to 110 shares of the Series D Convertible Preferred Stock. The rights, preferences, privileges and restrictions of the shares of Series D Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series D Convertible Preferred Stock have a stated value of $1,000 per share.

•
Each share of Series D Convertible Preferred Stock is convertible, at the option of the holders, at a rate of 3,333 shares of common stock for one share of converted Series D Convertible Preferred Stock.

•	Shares of Series D Convertible Preferred Stock are not entitled to a liquidation preference.

•
Conversions of the Series D Convertible Preferred Stock shall be limited such that any given conversion shall not cause the holder's aggregate beneficial ownership of the shares of common stock to exceed 9.99% of the Company’s outstanding common stock.

•	The shares of Series D Convertible Preferred Stock shall have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series D Convertible Preferred Stock is necessary for the Company to amend the Series D certificate of designation.

The Series D Convertible Preferred Stock is classified as a component of stockholders' equity in the accompanying consolidated balance sheets. At March 31, 2016, there were 110 shares of Series D Convertible Preferred Stock outstanding.

Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement discussed in Note 9, Loans Payable, SIC III acquired a total of 10,000 Shares of Series C Convertible Redeemable Preferred Stock for $10,000. The Company also agreed to issue to SIC III warrants to purchase a total of 500,000 shares of the Company’s common stock. The Company issued warrants to purchase 50,000 shares of the Company’s common stock for every $1,000 of purchase price paid for the shares. The exercise price of the warrants was 10% above the closing price of the Company’s shares on the date prior to the issuance of the warrants. Exercise of the warrants was subject to approval of the Company’s stockholders, which occurred on January 13, 2015.

On November 25, 2014, SIC III purchased 3,000 shares of Series C Convertible Redeemable Preferred Stock for $3,000. The shares of Series C Convertible Redeemable Preferred Stock were recorded in the accompanying consolidated balance sheet at its fair value as of the date of the purchase of November 25, 2014. In addition, in accordance with the Securities Purchase Agreement, the Company also issued SIC III warrants to purchase 150,000 shares of the Company's common stock at an exercise price of $2.98, which was 10% above the closing price of the Company's shares on the date prior to issuance.

On March 16, 2015, SIC III purchased 7,000 additional shares of Series C Convertible Redeemable Preferred Stock for $7,000. The shares of Series C Convertible Redeemable Preferred Stock were recorded in the accompanying consolidated balance sheet at its fair value as of the date of the purchase of March 16, 2015. In addition, in accordance with the Securities Purchase Agreement, the Company also issued SIC III warrants to purchase 350,000 shares of the Company’s common stock at an exercise price of $1.78, which was 10% above the closing price of the Company's shares on the date prior to issuance.

In connection with the Securities Purchase Agreement, the Company recorded total stock compensation expense based on the fair value of the Series C Convertible Redeemable Preferred Stock and warrants of $2,091 during the year ended June 30, 2015.

Subscription Agreement

On December 3, 2015, the Company and SIC IV entered into a Subscription Agreement pursuant to which SIC IV subscribed for 8,750,000 shares of the Company’s common stock at a price of $0.47 per share. Accordingly, the aggregate purchase price for such shares was $4,112.

Non-controlling Interest

As discussed in Note 6, Acquisitions, on September 8, 2015, the Company acquired the assets of the DraftDay Business and its operations have been consolidated with the Company's operations as of that date. The Company has recorded non-controlling interest in its Consolidated Balance Sheets and Consolidated Statements of Operations for the portion of the DraftDay Business that the Company does not own. In the quarter ended March 31, 2016, Sportech invested an additional $93 into the DraftDay Business in exchange for shares of Series A Preferred Stock of DDGG for $1 per share.

12. Share-Based Payments

Equity Incentive Plan

The 2011 Executive Incentive Plan (the "Plan") of the Company was approved on February 21, 2011 by the written consent of the holder of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines. The Plan provides for the issuance of a maximum of 6,250,000 shares of common stock.  Pursuant to the Executive Incentive Plan and the employment agreements, between February 15, 2011 and March 31, 2016, the Compensation Committee of the Company's Board of Directors authorized the grants of restricted stock and stock options described below.

Restricted Stock

The per share fair value of RSUs granted with service conditions was determined on the date of grant using the fair market value of the shares on that date and is recognized as an expense over the requisite service period.

The following table summarizes the Company's RSU activity for nine months ended March 31, 2016:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at July 1, 2015	466,257	$52.23
Granted	351,427	1.63
Vested	(330,489)	54.10
Forfeited and canceled	(261,019)	3.65
Nonvested at March 31, 2016	226,176	$4.71

Compensation expense related to restricted stock was $11,673 and $19,252 for the nine months ended March 31, 2016 and 2015, respectively.  As of March 31, 2016, there was $479 in total unrecognized share-based compensation costs related to restricted stock.

Stock Options

The following table summarizes the Company's stock option activity for nine months ended March 31, 2016:

	Number of Options	Weighted average exercise price
Outstanding at July 1, 2015	1,181,818	$11.19
Granted	235,333	0.46
Exercised	—	—
Forfeited and canceled	(359,518)	6.01
Outstanding at March 31, 2016	1,057,633	$10.63
Exercisable at March 31, 2016	959,561	$11.20

The Company accounts for these options at fair market value of the options on the date of grant, with the value being recognized over the requisite service period. The fair value of each option award is estimated using a Black-Scholes option valuation model.  Expected volatility is based on the historical volatility of the price of comparable companies' stock.  The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option.  The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates.  Options generally have an expiration  of 10 years and vest over a period of 3 or 4 years.  There were 235,333 and 310,335 options granted during the nine months ended March 31, 2016 and 2015, respectively. The fair value of the options granted during the nine months ended March 31, 2016 and March 31, 2015 were estimated based on the following weighted average assumptions:

	Nine Months Ended March 31, 2016	Nine Months Ended March 31, 2015
Expected volatility	80%	80%
Risk-free interest rate	1.94%	2.04%
Expected dividend yield	—	—
Expected life (in years)	6.50	6.50
Estimated fair value per option granted	$0.33	$2.55

Compensation expense related to stock options of $139 and $3,700 is included in the accompanying Consolidated Statements of Operations in selling, general and administrative expenses for the nine months ended March 31, 2016 and 2015, respectively. As of March 31, 2016, there was approximately $185 of total unrecognized stock-based compensation cost which will generally be recognized over a four year period.

13.  Income Taxes

For the nine months ended March 31, 2016 and 2015, the Company did not record an income tax benefit because it has incurred taxable losses and has no history of generating taxable income and therefore the Company cannot presently anticipate the realization of a tax benefit on its Net Operating Loss carryforward. At March 31, 2016 the Company has a Net Operating Loss carryforward of approximately $182,000, which will begin to expire in 2030.
The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

14.  Related Party Transactions

Shared Services Agreements

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its then-General Counsel and General Counsel to Circle.  The shared services agreement provides, in general, for sharing of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel. The Company is responsible for advancing the salary to legal and administrative personnel supporting Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company's Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is the former Chairman, a Board member, and a greater than 10% stockholder of Circle and Mr. Nelson is Executive Vice President and General Counsel of Circle.  For the nine months ended March 31, 2016 and 2015, the Company billed Circle $14 and $20, respectively. Such billings primarily relate to support consisting of legal and administrative services. These services are to be reviewed and, if appropriate, approved by Circle's Audit Committee and the Company's Audit Committee. The balance due from Circle as of March 31, 2016 and June 30, 2015 was $0 and $113, respectively. The Company wrote-off the accounts receivable balance of $127 in the quarter ended March 31, 2016, the write-off appears as a bad debt expense on the consolidated statements of operation.

The parties terminated the Circle Shared Services Agreement effective as of January 1, 2016. Circle is in the process of liquidation and any claim to be made under the Circle Shared Services Agreement will survive the termination of the Circle Shared Services Agreement.
The Company also entered into a shared services agreement ("SFX Shared Services Agreement") with SFX Entertainment Inc. ("SFX) , pursuant to which it shares costs for services provided by several of the Company's and/or SFX's employees. Such employees will continue to be paid by their current employers, and SFX will reimburse the Company directly for its portion of such salary and benefits and Company will reimburse SFX directly for its portion of such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The Audit Committee of each company's Board of Directors reviews and, if appropriate, approves the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances. The Company entered into an amendment (the “Amendment”) to the shared services agreement on January 22, 2015, pursuant to which the Company may provide additional services to SFX, and SFX may provide certain services to the Company. In particular, the shared services agreement provides that, in addition to services already provided, certain employees of the Company may provide human resources, content and programming, and facilities services to SFX, subject to reimbursement based on salary and benefits for the employees providing the services, plus 20% for miscellaneous overhead, based on a reasonable estimate of time spent. In addition, the Amendment provides that SFX may provide certain tax services to the Company, subject to reimbursement based on salary and benefits for the employees providing the services, plus 20% for miscellaneous overhead, based on a reasonable estimate of time spent.

The parties terminated the SFX Shared Services Agreement effective as of January 1, 2016. We continue to try to settle amounts remaining outstanding.
For the three and nine months ended March 31, 2016, the Company was billed by SFX $42 and $167, net of amounts billed by the Company to SFX, respectively.  The net balance due (to)/from SFX, including amounts related to the Sales Agency Agreement, discussed below, as of March 31, 2016 and June 30, 2015 was $(139) and $135, respectively.

Sales Agency Agreement

On January 22, 2015, the Company entered into a sales agency agreement (the “Sales Agreement”) with SFX-94 LLC (“SFX-94”), a subsidiary of SFX, pursuant to which the Company appoints SFX-94 as its exclusive sales agent for the sale of advertising and sponsorships. Pursuant to the Sales Agreement, the Company consented to SFX-94’s hiring of 25 members of the Company’s sales team, and SFX-94 agreed that it will sell advertising and sponsorships on behalf of the Company during the term of the Sales Agreement. SFX-94 also agreed that it will maintain adequate staffing levels, generally consistent with staffing levels currently maintained by the Company, for the Company’s sale of advertising and sponsorships. The Company will pay SFX-94 a 25% commission on sales made by SFX-94. For barter transactions, the Company will reimburse SFX-94 for any out of pocket and direct costs incurred by SFX-94 with respect to such barter sales (rather than the commission set forth above), and third party ad networks will be excluded from the Sales Agreement. For the nine months ended March 31, 2016, the Company was billed

$424 in connection with the Sales Agreement. On September 22, 2015, the parties terminated the Sales Agreement, and the Company subsequently hired 8 members of the SFX sales team as of that date.

Advertising Revenue

For the nine months ended March 31, 2016, the Company provided credits on certain advertising and related services provided to SFX and its subsidiaries during the prior year. The total amount of such credits $37 and such amount increased the payable due to SFX at March 31, 2016.
Marketing Expense

During the year ended June 30, 2015, SFX, and certain subsidiaries of SFX, provided certain marketing and related services to the Company. The total amount of marketing expense was $450 and such amount was due to SFX at June 30, 2015.

DraftDay

In October 2015 the Company entered into an agreement with DDGG to expand its rewards catalog and offer to its users the opportunity to redeem Viggle points for entry to DDGG’s fantasy sports contests. The Company agreed to pay DDGG the value of the entry fees for which points were redeemed. For the nine months ended March 31, 2016, $39 worth of Viggle points were redeemed for DDGG contest entry fees.
License Agreement

On March 10, 2014, the Company entered into an audio recognition and related loyalty program software license and services agreement with SFX. Pursuant to the terms of the license agreement, SFX paid the Company $5,000 to license its audio recognition software and related loyalty platform for a term of 10 years. The amount was deferred and is being amortized over the ten years period. For the three months ended March 31, 2016 and 2015, the Company recognized $125 and $125, respectively, of revenue related to this agreement. For the nine months ended March 31, 2016 and 2015, the Company recognized $375 and $375, respectively, of revenue related to this agreement.

Lines of Credit

See Note 9, Loans Payable, for a description of certain loans which have been provided by related parties. In addition, see Note 16, Subsequent Events, for additional discussion of certain related party transactions.

As described in Note 9, Loans Payable, on December 3, 2015, the Company and SIC IV entered into a Subscription Agreement pursuant to which SIC IV subscribed for 8,750,000 shares of the Company’s common stock at a price of $0.47 per share. Accordingly, the aggregate purchase price for such shares was $4,112. The Company and SIC IV agreed that SIC IV would pay the purchase price for such shares by reducing the amounts outstanding under the Line of Credit. As of December 3, 2015, there was $8,675 in outstanding principal amount under the Line of Credit. Accordingly, the principal amount of the Line of Credit was therefore reduced to $4,563.

Secured Line of Credit

On January 27, 2016, Sillerman Investment Company VI LLC (“SIC VI”), an affiliate of Robert F.X. Sillerman, the Executive Chairman and Chief Executive Officer of the Company, entered into a secured revolving loan agreement (the “Secured Revolving Loan”) with the Company and its subsidiaries, Wetpaint and Choose Digital (collectively, the “Subsidiaries”), pursuant to which the Company can borrow up to $1,500.  The Secured Revolving Loan bears interest at the rate of 12% per annum. In connection with the Secured Revolving Loan, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc. The Company intends to use the proceeds from the Secured Revolving Loan to fund working capital requirements and for general corporate purposes in accordance with a budget to be agreed upon by SIC VI and the Company.  As of March 31, 2016, $1,500 has been advanced thereunder.  Because Mr. Sillerman is a director, executive officer and greater than 10% stockholder of the Company, a majority of the Company’s independent directors approved the transaction.

$500 Line of Credit

The Company and its subsidiaries entered into a secured, revolving Line of Credit on March 29, 2016 with SIC VI (the “Secured Revolving Line of Credit”), pursuant to which the Company can borrow up to $500.  The Secured Revolving Line of Credit bears interest at the rate of 12% per annum. In connection with the Secured Revolving Line of Credit, the Company and the Subsidiaries have entered into a Security Agreement (the “Security Agreement”) with SIC VI, under which the Company and the Subsidiaries have granted SIC VI a continuing security interest in all assets of the Company and the Subsidiaries, with the exception of the Company’s interest in DraftDay Gaming Group, Inc.  The Company intends to use the proceeds from the Secured Revolving Line of Credit to fund working capital requirements and for general corporate purposes in accordance with a budget to be agreed upon by SIC VI and the Company.  At March 31, 2016, $88 had been advanced thereunder.

Related Approvals

Because the above transactions were subject to certain rules regarding “affiliate” transactions, the Company's Audit Committee and a majority of the independent members of the Company's Board of Directors approved each of these transactions.

15. Fair Value Measurement

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures.  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  The three levels of fair value hierarchy are described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and considers counter-party credit risk in its assessment of fair value.  Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available. The Company has certain liabilities that are required to be recorded at fair value on a recurring basis in accordance with accounting principles generally accepted in the United States, as described below.

The Company issued 21,364 warrants in connection with the May 10, 2012 PIPE. Each warrant has a sale price of $440 and is exercisable into 1 share of common stock at a price of $640 over a term of three years. Further, the exercise price of the warrants is subject to "down round" protection, whereby any issuance of shares at a price below the current price resets the exercise price equal to a the price of newly issued shares (the "Warrants"). In connection with the PIPE Exchanges on September 16, 2013, the exercise price of the Warrants was reset to $92. The fair value of such warrants has been determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the warrants when issued was $5,281. On September 16, 2013, 6,818 warrants were exchanged in connection with the PIPE Exchanges. The remaining 14,545 warrants were marked to market as of March 31, 2016 and 2015 to a fair value of $10 and $10, respectively. The Company recorded gains/(losses) of $0 and $(5) to other income, net in the Consolidated Statements of Operations for the nine months ended March 31, 2016 and 2015, respectively. The fair value of the warrant is classified as a current liability on the Consolidated Balance Sheet as of March 31, 2016, due to the Company's intention to retire a significant portion of these warrants in its next round of financing. The Company's warrants were classified as a Level 3 input within the fair value hierarchy because they were valued using unobservable inputs and management's judgment due to the absence of quoted market prices and inherent lack of liquidity.

On February 8, 2016, the Company received Perk warrants as part of the consideration in the sale of the Viggle business. The carrying amount of Perk warrants held is marked-to-market on a quarterly basis using the Monte Carlo valuation model, in accordance with ASC 820-10, Fair Value Measurements. The changes to fair value are recorded in the income statement. The fair value of the warrants when issued was $1,023. The warrants were marked to market as of March 31, 2016 to a fair value of $1,091. The Company recorded a gain of $68 to other income, net in the Consolidated Statements of Operations for the nine months ended March 31, 2016. The fair value of the warrant is classified as an other asset on the Consolidated Balance Sheet as of March 31, 2016. The Perk warrants were classified as a Level 3 input within the fair value hierarchy because they were valued using unobservable inputs and management's judgment due to the absence of quoted market prices and inherent lack of liquidity.

Non-financial Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

On a nonrecurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. Measurements based on undiscounted cash flows are considered to be Level 3 inputs. During the fourth quarter of each year, the Company evaluates goodwill and indefinite-lived intangibles for impairment at the reporting unit level. For each acquisition, the Company performed a detailed review to identify intangible assets and a valuation is performed for all such identified assets. The Company used several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies, and/or revenue or EBITDA multiples, among other methods. The amounts allocated to assets acquired and liabilities assumed in the acquisitions were determined using Level 3 inputs. Fair value for property and equipment was based on other observable transactions for similar property and equipment. Accounts receivable represents the best estimate of balances that will ultimately be collected, which is based in part on allowance for doubtful accounts reserve criteria and an evaluation of the specific receivable balances.

Where goodwill has been allocated to a reporting unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the reporting units retained. The relative fair value of each reporting unit is established using discounted expected cash flow methodologies, and/or revenue or EBITDA multiples, or other applicable valuation methods, which are considered to be Level 3 inputs.

The following table presents a reconciliation of assets measured at fair value on a recurring basis using unobservable inputs (level 3):

(in thousands)

Balance at July 1, 2015	$—
Perk warrants	1,023
Unrealized (gains) losses for the period included in other income (expense), net	68
Balance at March 31, 2016	$1,091

The following table presents a reconciliation of liabilities measured at fair value on a recurring basis using unobservable inputs (level 3):

(in thousands)

Balance at July 1, 2015	$10
Additions to Level 3	—
Balance at March 31, 2016	$10

16.  Subsequent Events

Secured Lines of Credit

The Company and its subsidiaries Wetpaint.com, Inc., and Choose Digital, Inc. (the "Subsidiaries") entered into a secured, revolving Line of Credit on March 29, 2016 with SIC VI, pursuant to which the Company can borrow up to $500.  The Company drew $88 on this line on March 29, 2016. Thereafter, the Company drew an additional $412 on this line since April 1, 2016 and through the date of this filing (see Note 9, Loans Payable).

On April 29, 2016, SIC VI entered into an additional secured revolving loan agreement with the Company and the Subsidiaries, pursuant to which the Company can borrow up to $500. Loans under this loan agreement bear interest at the rate of 12% per annum and mature on December 31, 2016, barring any events of default or a change of control of the Company. As of April 1, 2016 and through the date of this filing $500 had been advanced thereunder.

On May 16, 2016, the Company entered into a Secured Line of Credit with Sillerman Investment Company VI, LLC, pursuant to which the Company can borrow up to $500. A total of $355 has been advanced under the Secured Line of Credit.

Because the above transactions were subject to certain rules regarding “affiliate” transactions, the independent members of the Company's Board of Directors approved each of these transactions.

Rant Term Sheet

On April 29, 2016, the Company entered into a Binding Term Sheet (the “Binding Term Sheet”) with Rant, Inc. (“Rant”). In connection with the Binding Term Sheet, the Company agreed to purchase the assets of the Rant business (the “Transaction”).
As consideration for the assets, Rant will receive the following consideration:

•
$5,000 Purchase Money note earning 10% interest and due in 1 year of the closing of the Transaction, convertible at holder’s option into shares of common stock at a price of $0.31 cents a share or, if less,  at the lowest price Robert FX Sillerman may convert any debt or preferred shares into common shares.

•
Shares of Function(x) common stock equal to an amount between 20% and 24% of our total outstanding common stock (the “Share Consideration”). The Share Consideration shall be determined by the mutual agreement of the parties.

Additionally, the Binding Term Sheet provides for the following:

•	$500 of Rant payables will be satisfied at the closing by FNCX using cash.

•
If the Company does not proceed to execution of definitive documents for any reason except (i) a breach by Rant of its obligations under the Binding Term Sheet or (ii) if information regarding Rant’s 2015 revenues, cost of goods sold exclusive of non-cash items) and traffic statistics previously provided to us by Rant is materially incorrect, the Company must pay Rant a $1,000 break-up fee.

The Transaction shall be subject to the preparation of definitive documents. Because the documents are subject to a number of conditions that must be satisfied by each of the parties, there is no assurance that the proposed terms may not be changed or that any transaction may be consummated.
Rant, Inc. is an digital publishing company that was founded in 2010. Rant and its expanding internet property lineup has established itself as a leading innovator in online media consumption. Known for the well-established brand RantSports, Rant, Inc. has since expanded its reach towards the areas of lifestyle, fitness, exercise, entertainment, technology, and celebrities.

Legal Proceedings
On December 22, 2015, Global Interactive Media, Inc. ("Global") served the Company with a lawsuit alleging infringement of certain of Global's patents. The Company entered into a settlement agreement on May 2, 2016, and the matter is now closed.

On March 2, 2016, the Company was served with a Notice of Petition of Non-Payment (the “Notice”) by 902 Associates, its landlord at 902 Broadway, New York. The Notice refers to unpaid rent in the amount of $226 and calls for eviction of the Company from the premises at 902 Broadway. The Company settled with 902 Associates on April 19, 2016 and has agreed to pay 902 Associates $50 a month for the arrears and make all rent payments as they come due.

Pandera Systems, LLC, which formerly provided analytics development services to the Company, filed suit on March 11, 2016 against the Company to demand collection of amounts due for such services. The Company settled this matter on April 12, 2016.

North America Photon Infotech Ltd. (“Photon”), a company based in Mauritius that had provided development services to the Company, filed suit in California on March 28, 2016 to collect approximately $218 owed by the company to Photon. The Company settled this matter on May 12, 2016.

Pandora Media, Inc., (“Pandora”) a prior marketing provider for the Company, filed suit in California on March 29, 2016 to collect approximately $125 owed by the Company to Pandora. The Company is in settlement discussions with Pandora.

On April 25, 2016, Carpathia Hosting, LLC, which formerly provided hosting services to the Company, filed suit in the Eastern District of Virginia to demand collection of $658 due. The Company is in settlement discussions with Carpathia.

Coda Search LLC, a former vendor of the Company, served the Company with a lawsuit on May 9, 2016 to collect $27 owed to it. The Company settled the litigation with Coda Search on May 13, 2016.

NASDAQ Delisting
On November 20, 2015, the Company received written notice from the Listing Qualifications Department (the “Staff”) of NASDAQ indicating that the Company did not maintain a minimum closing bid price of $1.00 per share, as required by NASDAQ Listing Rule 5550(a)(2) (the "Rule"), for the preceding 30 business days. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company was provided with a cure period of 180 calendar days, or until May 18, 2016, to regain compliance with the Rule. The Company did not timely regain compliance and, on May 19, 2016, received written notice from the Staff indicating that the Company’s non-compliance with the Rule could serve as an additional basis for delisting of the Company’s securities from NASDAQ.

As previously disclosed, the Company attended a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), subsequent to which the Panel granted the Company an extension through August 22, 2016 to evidence compliance with the $2.5 million stockholders’ equity requirement and all other applicable requirements for continued listing on The NASDAQ Capital Market. In connection therewith, the Company intends to implement a reverse split of its common stock to remedy the bid price deficiency and has already provided the Panel with its plan to evidence compliance with the Rule.

Preferred Stock Conversion
Sillerman Investment Company III, LLC (“SIC III”), an affiliate of Robert F.X. Sillerman, the Company's Executive Chairman and Chief Executive Officer of the Company, owned 10,000 shares of Series C Preferred Stock. On May 9, 2016 (the “Exchange Date”), the Company and SIC III entered into a Subscription Agreement pursuant to which SIC III subscribed for 22,580,645 shares of the Company’s common stock at a price of $0.31 per share. Accordingly, the aggregate purchase price for such shares was $7,000. The Company and SIC III agreed that SIC III would pay the purchase price for such shares by exchanging 7,000 shares of the Company’s Series C Preferred Stock owned by SIC III for the common shares (the “Exchange”). All conditions of the Subscription Agreement have been satisfied, and therefore 22,580,645 shares of the Company’s common stock were issued to SIC III. Mr. Sillerman and his affiliates now own more than 50% of the outstanding shares of the Company’s common stock.

Amendment to Forbearance Agreement
In connection with the Company's acquisition of Choose Digital, the Company was required to make a contingent payment, which was due within five business days after June 24, 2015, of $4,792. On July 31, 2015, the Company entered into a Forbearance Agreement with AmossyKlein Family Holdings, LLLP, as representative of the former shareholders of Choose Digital Inc. The Forbearance Agreement provided that the Company will make monthly installment payments to the Stockholders, beginning on July 31, 2015 and ending on January 29, 2016. Specifically, the Company agreed to pay $668 on July 31, 2015; $532 on August 31, 2015; $528 on September 30, 2015; $524 on October 31, 2015; $521 on November 30, 2015; $517 on December 31, 2015; and $1,754 on January 29, 2016. The Company agreed to deliver an affidavit of confession of judgment to be held in escrow by AmossyKlein’s counsel in the event the Company did not make such installment payments. The Company made the installment payments through December 2015, but failed to make the payment due on January 29, 2016.

On May 12, 2016. the Company and AmossyKlein entered into an amendment to the Forbearance Agreement to provide for the payment of the remaining $1,754. The Forbearance Agreement now provides that the Company will make a payment of approximately $300 by May 18, 2016, and thereafter, the Company will make monthly payments of $100, plus interest at a rate of 9% per annum, until the remaining amount is paid in full. In addition, the Company agreed to pledge 100,000 shares of common stock it holds in Perk.com, Inc. as collateral for these obligations. Finally, the Company agreed if it consummates a sale of a substantial part of its assets or a public equity offering, the Company will first apply the proceeds to remaining amounts due to AmossyKlein, except for payments to advisors or expenses necessary to close such transactions. The Company also delivered an amended confession of judgment that it had previously delivered to AmossyKlein, which will be held in escrow by AmossyKlein's counsel in the event the Company does not make installment payments as set forth in the amended Forbearance Agreement.
Additional Investment in DraftDay Gaming Group, Inc.

On May 12, 2016, the Company entered into a subscription agreement with DDGG pursuant to which the Company agreed to purchase up to 550 shares of Series A Preferred Stock of DDGG for $1 per share. DDGG also entered into a subscription agreement with Sportech pursuant to which Sportech agreed to purchase up to 450 shares of Series A Preferred Stock of DDGG for $1 per share. In accordance with this agreement, the Company transferred an additional $80 to the DDGG subsidiary since April 1, 2016 and through the date of the filing of these financial statements.
Conversion of MGT Series D Preferred Shares to Common Stock
On April 13, 2016, MGT Sports, Inc. ("MGT") converted all 110 shares of the Company's Series D Preferred Stock into shares of common stock of the Company. Accordingly, the Company issued 366,630 shares of common stock to MGT. Thereafter, there are no shares of the Company's Series D Preferred Stock outstanding.
Conversion of the MGT Note to Common Stock

On June 14, 2016, the Company entered into a second exchange agreement with MGT (the “Second MGT Exchange Agreement”) relating to the $940 remaining due under the MGT Note (see Note 6. Acquisitions). Under the Second MGT Exchange Agreement, the MGT Note shall be exchanged in full for (a) $10,581.03 in cash representing accrued interest and (b) 2,641,837 common shares of Company stock, subject to certain adjustments. Issuance of the shares is conditioned upon approval of the Company’s shareholders and approval of its Listing of Additional Shares application with Nasdaq.

Name Change

The Company changed its corporate name to “Function(x) Inc.” by filing a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company’s common stock began being quoted on the NASDAQ Stock Market under the symbol “FNCX” on June 13, 2016.

Function(x) Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Function(x) Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Function(x) Inc. (the “Company”) as of June 30, 2015 and 2014, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Function(x) Inc. at June 30, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and at June 30, 2015 has a deficiency in working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

New York, NY
September 21, 2015, except for the effects of discontinued operations as described in Note 5: Discontinued Operations and Note 1: Basis of Presentation and Consolidation, change in operating segments as described in Note 4: Segments, and change in name as described in Note 1: Basis of Presentation and Consolidation as to which the date is August 11, 2016

Function(x) Inc.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	June 30, 2015	June 30, 2014

Assets
Current assets:
Cash and cash equivalents	$4,217	$7
Accounts receivable (net of allowance for doubtful accounts of $20 at June 30, 2015 and 2014)	838	844
Prepaid expenses	483	389
Other receivables	661	80
Restricted cash	—	5,000
Current assets of discontinued operations	3,431	3,678
Total current assets	9,630	9,998
Restricted cash	695	700
Property & equipment, net	2,334	2,516
Intangible assets, net	18,683	25,117
Goodwill	26,401	26,986
Other assets	270	307
Non-current assets of discontinued operations	12,216	13,475
Total assets	$70,229	$79,099

Liabilities, convertible redeemable preferred stock and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$5,248	$4,809
Contingent consideration liability	4,792	4,792
Common stock warrant liability	10	15
Deferred revenue	593	911
Current portion of loans payable	1,575	15,000
Current liabilities of discontinued operations	13,278	7,928
Total current liabilities	25,496	33,455
Loans payable, less current portion	22,516	—
Deferred revenue	3,854	4,354
Other long-term liabilities	1,678	1,336
Non-current liabilities of discontinued operations	538	152
Total liabilities	54,082	39,297

Series A Convertible Redeemable Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding -0- shares as of June 30, 2015 and 2014	—	—

Series C Convertible Redeemable Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding of 10,000 and -0- shares as of June 30, 2015 and 2014, respectively	11,815	—

Commitments and contingencies

Stockholders' equity:
Series B Convertible Preferred Stock, $1,000 stated value, authorized 50,000 shares, issued and outstanding -0- shares as of June 30, 2015 and 2014	—	—
Common stock, $0.001 par value: authorized 300,000,000 shares, issued and outstanding 23,383,125 and 15,743,541 shares as of June 30, 2015 and 2014, respectively	23	16
Additional paid-in-capital	383,585	340,163
Treasury stock, 215,164 and 211,414 shares at June 30, 2015 and 2014, respectively	(11,916)	(11,556)
Accumulated deficit	(367,360)	(288,821)
Total stockholders' equity	4,332	39,802
Total liabilities, convertible redeemable preferred stock and stockholders' equity	$70,229	$79,099

See accompanying Notes to Consolidated Financial Statements

Function(x) Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Year Ended June 30, 2015	Year Ended June 30, 2014

Revenues	$5,674	$2,151
Selling, general and administrative expenses	(49,157)	(38,804)
Operating loss	(43,483)	(36,653)

Other income (expense):
Other income, net	6	348
Interest expense, net	(2,050)	(2,805)
Total other expense, net	(2,044)	(2,457)

Net loss before provision for income taxes	(45,527)	(39,110)

Income tax expense	—	(6)

Net loss from continuing operations	(45,527)	(39,116)

Net loss from discontinued operations, net of tax	(33,012)	(29,320)

Net loss	(78,539)	(68,436)

Accretion of Convertible Redeemable Preferred Stock	135	352

Undeclared Series C Convertible Redeemable Preferred Stock Dividend	(468)	—

Net loss attributable to common stockholders	$(78,872)	$(68,084)

Net loss per common share - basic and diluted:
Continuing operations	$(2.74)	$(11.97)
Discontinued operations	$(1.97)	$(9.05)
Net loss per common share attributable to common stockholders - basic and diluted	$(4.71)	$(21.02)

Weighted average common shares outstanding - basic and diluted	16,741,855	3,239,598

See accompanying Notes to Consolidated Financial Statements

	Common Stock	Class B Preferred Stock	Additional Paid-In Capital	Treasury Stock	Due from Executive Officer	Accumulated Deficit	Total
Balance June 30, 2013	$1	$—	$186,567	$—	$(3,561)	$(220,385)	$(37,378)
Net loss						(68,436)	(68,436)
Compensation charge for warrants issued in connection with borrowings on line of credit			3,810				3,810
Preferred stock issued in exchange for $20M 8% Note and common shares		2,793	2,580	(5,736)			(363)
Preferred stock issued in exchange for common shares and warrants		1,204	(13,843)	(1,905)			(14,544)
Rescission of shares in exchange for warrants			3,450	(3,450)			—
Stock compensation expense in connection with issuance of preferred stock in exchange for convertible note, common shares and warrants			6,259				6,259
Extinguishment of embedded derivative within convertible debt			3,854				3,854
Extinguishment of a portion of common stock warrant liability			92				92
Common shares issued for Wetpaint acquisition	1		31,553				31,554
Common shares issued for Dijit acquisition			2,809				2,809
Common shares issued for Choose Digital acquisition	2		8,048				8,050
Exchange of Class A and Class B Preferred Stock for common stock	7	(3,997)	41,628				37,638
Common stock offering	4		31,808				31,812
Common stock issued in connection with anti-dilution provisions for Wetpaint and Dijit acquisitions	1		4,561				4,562
Purchase of common shares from former officer				(465)			(465)
Interest income on note receivable from Executive Officer					(85)		(85)
Payment of note receivable from Officer					3,646		3,646
Interest income on note receivable from shareholders			(1)				(1)
Accretion of Series A Convertible Redeemable Preferred Stock			352				352
Employee stock options-share based compensation			7,014				7,014
Restricted stock-share based compensation			19,622				19,622
Balance June 30, 2014	$16	$—	$340,163	$(11,556)	$—	$(288,821)	$39,802
Net loss						(78,539)	(78,539)
Purchase of common shares from former officer				(360)			(360)
Accretion of Series C Convertible Redeemable Preferred Stock			135				135
Undeclared Series C Preferred Stock Dividend			(468)				(468)
Common stock offerings	6		12,453				12,459
Common stock issued for services			208				208
Common stock issued in settlement of Blue Spike litigation			139				139
Share based compensation in connection with Securities Purchase Agreement			2,657				2,657
Restricted stock - share based compensation	1		24,648				24,649
Employee stock options share based compensation			3,650				3,650
Balance June 30, 2015	$23	$—	$383,585	$(11,916)	$—	$(367,360)	$4,332

Function(x) Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year Ended June 30, 2015	Year Ended June 30, 2014

Operating activities:
Net loss	$(78,539)	$(68,436)
Adjustments to reconcile net loss to net cash used in operating activities:
Restricted stock based compensation	24,649	19,622
Employee stock options - share based compensation	3,650	7,014
Share based compensation in connection with securities purchase agreement	4,140	—
Write-off of certain intangible assets related to Choose Digital	2,086	—
Stock issued for services	208	—
Stock issued in settlement of litigation	139	—
Stock compensation in connection with line of credit borrowing	—	3,810
Compensation charge in connection with issuance of preferred stock in exchange for $20M 8% Note, common shares and warrants	—	6,259
Interest expense related to November 25, 2013 PIPE Exchange	—	1,231
Decrease in fair value of convertible debt embedded derivative	—	(16)
Decrease in fair value of common stock warrants	(5)	(428)
Increase (decrease) in fair value of contingent consideration related to acquisitions	2,222	(2,064)
Accretion of note discount	115	—
Depreciation and amortization	6,040	5,914
Interest income on notes receivable from shareholders and officer	—	(86)
Changes in operating assets and liabilities:
Accounts receivable	(157)	(385)
Other receivables	(581)	156
Prepaid expenses	316	138
Other assets	41	(194)
Deferred revenue	(818)	4,865
Accounts payable and accrued expenses	1,737	(8,179)
Points liability	4,102	(3,009)
Other liabilities	(40)	225
Net cash used in operating activities	(30,695)	(33,563)

Investing activities:
Cash paid for acquisitions, net of cash acquired	—	(1,433)
Purchase of property and equipment	(113)	(225)
Capitalized software costs	(1,051)	(1,124)
Repayment of recapitalization note from executive officer	—	3,646
Net cash (used in) provided by investing activities	(1,164)	864

Financing activities:
Issuance of common stock and warrants for cash	12,459	31,812
Proceeds from loans	35,975	27,500
Repayments on loans	(27,000)	(22,500)
Sale of Class C Convertible Redeemable Preferred Stock	10,000	—
Purchase of common shares from former officer	(360)	(465)
Restricted cash	4,995	—
Term loan agreement security interest	—	(5,000)
Net cash provided by financing activities	36,069	31,347

Net change in cash	4,210	(1,352)

Cash at beginning of period	7	1,359

Cash at end of period	$4,217	$7

Supplemental cash flow information:
Cash paid during the year for interest	$999	$526

Non-Cash investing activities:
Landlord lease incentive build-out allowance	$449	$—

See accompanying Notes to Consolidated Financial Statements

Function(x) Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)

1.  Basis of Presentation and Consolidation

On January 27, 2016, Function(x) Inc. (“Function(x)” and/or the “Company”) changed its name from Viggle Inc. to DraftDay Fantasy Sports, Inc. ("DraftDay"), and changed its ticker symbol from VGGL to DDAY. On June 10, 2016, the Company changed its name from DraftDay Fantasy Sports, Inc. to Function(x) Inc., and changed its ticker symbol from DDAY to FNCX. It now conducts business under the name Function(x) Inc. The Consolidated Financial Statements include the accounts of Function(x) Inc., its wholly-owned subsidiaries.  The Company has nine wholly-owned subsidiaries, Function(x) Inc., Project Oda, Inc., Sports Hero Inc., Loyalize Inc., Viggle Media Inc., VX Acquisition Corp., Nextguide Inc., Wetpaint.com, Inc. ("Wetpaint"), and Choose Digital Inc. ("Choose Digital"), each a Delaware corporation.

On September 8, 2015, the Company and its newly created subsidiary DraftDay Gaming Group, Inc. (“DDGG”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with MGT Capital Investments, Inc. (“MGT Capital”) and MGT Sports, Inc. (“MGT Sports”), pursuant to which the Company acquired all of the assets of the DraftDay.com business (the “DraftDay Business”) from MGT Capital and MGT Sports.

On February 8, 2016, the Company completed the sale of assets related to the Company’s rewards business, including the Viggle App, in accordance with the Asset Purchase Agreement (the "Perk Agreement") with Perk.com, Inc. ("Perk") entered into on December 13, 2015. Management entered into this binding sales agreement following a strategic decision to divest the operations related to the Viggle App and place greater focus on its remaining businesses. The assets, liabilities and operations related to Loyalize Inc., and Nextguide Inc. (as well as the portion of the assets relating to our discontinued rewards business within the Company) have been classified as discontinued operations in the accompanying consolidated financial statements for all periods presented. In accordance with Accounting Standards Codification ("ASC") No. 205, Presentation of Financial Statements, the inter-segment revenues and expenses related to services provided by Choose Digital to the Viggle rewards business (discontinued operations) are presented at cost in the Consolidated Statements of Operations.

In December 2015, as a result of the sale of certain assets to Perk and acquisition of the DraftDay Business, we reorganized the organizational management and oversight of the Company into three segments, see Note 4: Segments. Accordingly, prior period financial information has been recast to conform to the current period presentation. These changes impacted Note 4: Segments and Note 3: Summary of Significant Accounting Policies, with no impact on consolidated net loss or cash flows in any period.

On March 19, 2014, the Company effectuated a 1-for-80 reverse stock split (the “1-for-80 Reverse Split”). Under the terms of the 1-for-80 Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-eightieth of one share of common stock, without any action by the stockholder. Fractional shares were cashed out. All share and per share amounts have been restated to reflect the 1-for-80 Reverse Split.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company's ability to continue to realize its assets and discharge its liabilities in the normal course of business. The Company is unlikely to generate significant revenue or earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity or debt financing to continue development of its business and to generate revenue. Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful and therefore there is substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  Line of Business

The Company's Line of Business

The Company conducts business through two operating segments: Wetpaint and Choose Digital. These operating segments are described below.

Through Wetpaint, the Company reports original news stories and publishes information content covering top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 55 new articles, videos and galleries each day. The Company generates revenues through wetpaint.com by displaying advertisements to wetpaint.com users as they view its content.

Choose Digital is a white-label digital marketplace featuring a recent and wide range of digital content, including music, movies, TV shows, eBooks and audiobooks. The content is sourced from the world’s leading record companies and book publishers and aggregators of movie and TV content. Choose Digital generates revenues when participants in Choose Digital's clients' loyalty programs redeem loyalty credits for digital content provided by Choose Digital. For example, if a participant in a loyalty program redeems credits for a song download provided by Choose Digital, the client loyalty program pays Choose Digital for the download.

On September 8, 2015, the Company's newly created wholly owned subsidiary,  DraftDay Gaming Group, Inc. ("DDGG"), acquired all of the assets of the DraftDay.com business (“DraftDay.com”) from MGT Capital Investments, Inc. and MGT Sports, Inc. Through DraftDay.com, users can draft a fantasy sports team within a salary cap, follow game action and reap rewards.  DraftDay.com will continue to offer high-quality entertainment to consumers as well as to businesses desiring turnkey solutions to new revenue streams. See Note 16, Subsequent Events, for further detail related to this acquisition.

3.  Summary of Significant Accounting Policies

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities purchased with original maturities of 90 days or less to be cash equivalents.  Cash equivalents are stated at cost which approximates market value and primarily consists of money market funds that are readily convertible into cash.  Restricted cash comprises amounts held in deposit that were required as collateral under the lease of office space and security interest held by Deutsche Bank Trust Company Americas in connection with the Company's debt agreement more fully described in Note 9, Loans Payable.

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. The Company's allowance for doubtful accounts is based upon historical loss patterns, the number of days that the billings are past due and an evaluation of the potential risk associated with delinquent accounts. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of its receivables in the determination of its allowance for doubtful accounts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with domestic financial institutions of high credit quality. The Company performs periodic evaluations of the relative credit standing of all of such institutions.
The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company generally does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Actual credit losses during the years ended June 30, 2015 and 2014 were not significant.

Fair Value of Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts and other receivables and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  The carrying amount of loans payable approximates fair value as current borrowing rates for the same, or similar loans, are the same as those that were recently issued to the Company.

Property and Equipment

Property and equipment (consisting primarily of computers, software, furniture and fixtures, and leasehold improvements) is recorded at historical cost and is depreciated using the straight-line method over their estimated useful lives.  The useful life and depreciation method are reviewed periodically to ensure they are consistent with the anticipated pattern of future economic benefits.  Expenditures for maintenance and repairs are charged to operations as incurred, while betterments are capitalized. Gains and losses on disposals are included in the results of operations.  The estimated useful lives of the Company's property and equipment is as follows: computer equipment and software: 3 years; furniture and fixtures: 4 years; and leasehold improvements: the lesser of the lease term or life of the asset.

Business Combinations and Goodwill

Business combinations are accounted for using the acquisition method of accounting. The Company allocates the purchase price of acquired companies to the identifiable assets acquired, liabilities assumed and any non-controlling interest based on their acquisition date estimated fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed.  Any contingent consideration to be transferred to the acquiree is recognized at fair value at the acquisition date.

Determining the fair value of assets acquired and liabilities assumed requires the Company to make significant estimates and assumptions, including assumptions related to future cash flows, discount rates, asset lives and the probability of future cash pay-outs related to contingent consideration. The estimates of fair value are based upon assumptions believed to be reasonable by management, but are inherently uncertain and unpredictable and, therefore, actual results may differ from estimates. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company's reporting units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.Where goodwill has been allocated to a reporting unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the reporting units retained.

As required by Accounting Standards Codification (“ASC”) 350, "Goodwill and Other Intangible Assets", the Company tests goodwill for impairment during the fourth quarter of its fiscal year. Goodwill is not amortized, but instead tested for impairment at the reporting unit level at least annually and more frequently upon occurrence of certain events. As noted above, the Company has two reporting units. The annual goodwill impairment test is a two step process. First, the Company determines if the carrying value of its reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If the Company then determines that goodwill may be impaired, it compares the implied fair value of the goodwill to its carrying amount to determine if there is an impairment loss.

There were no impairments of goodwill during the year ended June 30, 2015 or 2014.

Other Long-Lived Assets

The Company accounts for the impairment of long-lived assets other than goodwill in accordance with ASC 360, “Property, Plant, and Equipment” ("ASC 360"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

At June 30, 2015, the Company determined that certain intangible assets related to the acquisition of Choose Digital (see Note 6, Acquisitions for further detail regarding the Choose Digital acquisition) were impaired. Due to a shift in the Company's business operations and utilization of its resources, during the fourth quarter of fiscal 2015, the Company determined that intangible assets related to customer relationships and trade name no longer had value. Therefore, such assets were written off as of June 30, 2015. The total amount of the write off was $2,086 and is included in selling, general and administrative costs in the accompanying Consolidated Statements of Operations. There were no other impairments of long-lived assets during the year ended June 30, 2015 or 2014.

Capitalized Software

The Company records amortization of acquired software on a straight-line basis over the estimated useful life of the software.

In addition, the Company records and capitalizes internally generated computer software and, appropriately, certain internal costs have been capitalized in the amounts of $1,610 and $1,297 as of June 30, 2015 and June 30, 2014, respectively, in accordance with ASC 350-40 "Internal-use Software".  At the time software is placed into service, the Company records amortization on a straight-line basis over the estimated useful life of the software.

Deferred Rent

The Company currently leases office space for its corporate office, and as part of the lease agreement the landlord provided a rent abatement for the first 10 months of the lease. In 2014, the Company entered into two lease agreements for its satellite offices which provided for tenant improvement work sponsored by the landlords. The abatement and landlord sponsored improvements have been accounted for as a reduction of rental expense over the life of the lease. The Company accounts for rental expense on a straight line basis over the entire term of the lease. Deferred rent is equal to the cumulative timing difference between actual rent payments and recognized rental expense.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, the Company considers a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

Advertising Revenue:  the Company generates advertising revenue primarily from display and video advertising, which is typically sold on a cost-per-thousand impressions, or CPM basis, and completed engagements on a cost per engagement, or CPE basis.  Advertising campaigns typically range from 1 to 12 months, and advertisers generally pay the Company based on a minimum of delivered impressions or the satisfaction of other criteria, such as click-throughs.

Deferred Revenue:  deferred revenue consists principally of both prepaid but unrecognized revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services.  Deferred revenue is recognized as revenue when the services are provided and all other revenue recognition criteria have been met.

Barter Revenue: barter transactions represent the exchange of advertising or programming for advertising, merchandise or services. Barter transactions which exchange advertising for advertising are accounted for in accordance with Emerging Issues Task Force Issue No. 99-17 "Accounting for Advertising Barter Transactions" (ASC Topic 605-20-25). Such transactions are recorded at the fair value of the advertising provided based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counter party in the barter transactions. Barter transactions which exchange advertising or programming for merchandise or services are recorded at the monetary value of the revenue expected to be realized from the ultimate disposition of merchandise or services.

The Company recognized barter revenue and barter expense for the year ended June 30, 2015 of $437 and $437, respectively. The Company recognized barter revenue and barter expense for the year ended June 30, 2014 of $75 and $75, respectively.

License Revenue: in addition to generating revenue from display and video advertising, from time to time the Company may also generate revenue from licensing its proprietary audio recognition software and related loyalty platform. Generally, revenue from such agreements is recognized ratably over the term of the agreement.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation - Stock Compensation" ("ASC 718").  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised of both restricted stock awards (RSUs) and employee stock options.

Marketing

Marketing costs are expensed as incurred.  Marketing expense for the years ended June 30, 2015 and June 30, 2014 was $528 and $223, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, "Income Taxes" ("ASC 740").  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. These estimates include, among others, fair value of financial assets and liabilities, net realizable values on long-lived assets, certain accrued expense accounts, and estimates related to stock-based compensation.

Recently Issued Accounting Pronouncements

On August 27, 2014, the FASB issued Accounting Standards Update No. 2014-15, "Presentation of Financial Statements - Going Concern" ("ASU 2014-15"). The standard provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if “conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.” The ASU applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter (July 1, 2016 for the Company), with early adoption permitted. The Company adopted ASU 2014-05 and it has been disclosed within the consolidated financial statements.

In May 2014, the FASB issued Accounting Standard Update No. 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"). The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017 (July 1, 2018 for the Company). Early adoption is not permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. The Company has not yet selected a transition method nor has it determined the impact of adoption on its consolidated financial statements.

In February 2015, the FASB issued Accounting Standards Update No. 2015-02, "Consolidation (Topic 810) - Amendments to the Consolidation Analysis" (“ASU 2015-02”). ASU 2015-02 improves certain areas of consolidation guidance for reporting organizations (i.e., public, private, and not-for-profit) that are required to evaluate whether to consolidate certain legal entities such as limited partnerships, limited liability corporations, and securitization structures (e.g., collateralized debt/loan obligations). ASU 2015-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company believes the adoption of ASU 2015-02 will not have a material effect on its consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update No. 2015-05, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40)" ("ASU 2015-05"). ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company believes the adoption of ASU 2015-02 will not have a material effect on its consolidated financial statements.

4. Segments

Historically, the Company had one operating segment. However, in connection with the sale of the Viggle rewards business (discontinued operations) to Perk in February 2016, which represents a significant portion of the Company's assets and revenues, the Company's remaining operations were divided into two operating segments. These segments offer different products and services are separately reviewed in internal management reports, and managed separately.

•	Wetpaint: a media channel reporting original news stories and publishing information content covering top television shows, music, celebrities, entertainment news and fashion.

•	Choose Digital: a business-to-business platform for delivering digital content.

The accounting policies followed by the segments are described in Note 3, Summary of Significant Accounting Policies. The operating segments of the Company include the revenues and expenses that management has determined are specifically or primarily identifiable to each segment, as well as direct and indirect costs that are attributable to the operations of each segment. Direct costs are the operational costs that are administered by the Company following the shared services concept. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by the Company, which include, but are not limited to, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance and other professional services and general commercial support functions. Assets and liabilities are not presented as they are reviewed at the consolidated level by management and not accounted for by segment

Central support costs have been allocated to each operating segment based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method (primarily based on net sales or direct payroll costs), depending on the nature of the services received. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if the operating segments had been operated on a stand-alone basis for the periods presented.

Information regarding the results of each reportable segment is included below. Performance is measured based on unit profit after tax, as included in the internal management reports that are reviewed by the Chief Operating Decision Maker, who is the Company's CEO. Business unit profit is used to measure performance as management believes that such information is the most relevant in evaluating the success of each business and determining the going forward strategy for the Company as a whole.

Information about reportable segments:

	For The Year Ended June 30,
	Wetpaint		Choose Digital		Total
In thousands of U.S. dollars	2015	2014	2015	2014	2015	2014
External revenues	$3,454	$1,259	848	22	4,302	1,281
Inter-segment revenues (1)		—	855	—	855	—

Net loss, net of income taxes (2)	$(8,747)	$(6,151)	(6,744)	(395)	(15,491)	(6,546)

Notes:
(1) In September 2014, the Choose Digital business began providing digital content to the Viggle business. These inter-segment revenues are presented at Choose Digital's cost in this schedule and in the consolidated statements of operations.

(2) The net loss figures presented exclude certain corporate expenses detailed in the reconciliation to the consolidated net loss below.

Reconciliation of revenues attributable to reportable segments to consolidated revenues from continuing operations:

In thousands of U.S. dollars	Year Ended June 30, 2015	Year Ended June 30, 2014

Revenues attributable to reportable segments	$5,157	$1,281
Licensing revenues related to SFX licensing agreement	507	159
Other revenues	10	711
Revenues per Consolidated Statements of Operations	$5,674	$2,151

Reconciliation of net loss for reportable segments, net of income taxes to consolidated net loss from continuing operations, net of income taxes:

In thousands of U.S. dollars	Year Ended June 30, 2015	Year Ended June 30, 2014

Net loss for reportable segments, net of income taxes	$(15,491)	$(6,546)
Other (loss) gain, net	(659)	1,087
	(16,150)	(5,459)

Stock compensation related to corporate financing activities (1)	(21,141)	(27,069)
Corporate (expenses) income, net allocated to discontinued operations (2)	(3,262)	(5,847)
Interest expense (3)	(2,050)	(2,805)
Loss (gain) on contingent consideration (4)	(2,222)	2,064
Corporate financing expenses	(702)	—
Consolidated net loss from continuing operations, net of tax	$(45,527)	$(39,116)
Notes:
(1) Stock compensation expense related to RSUs, options and warrants issued in connection with financing activities. Expenses related to financing activities are considered to be corporate expenses and are not allocated to reportable segments.

(2) Certain corporate expenses were allocated to the Viggle segment, however such expenses are not classified as discontinued operations because they are fixed and are not affected by the sales transaction.

(3) Interest expense related to corporate debt instruments is not allocated to reportable segments.
(4) Additional contingent consideration loss (gain) related to Choose Digital (see Note 6, Acquisitions).

Total assets for reportable segments:

	June 30,
	Wetpaint		Choose Digital		Total
In thousands of U.S. dollars	2015	2014	2015	2014	2015	2014
Total assets for reportable segments	$35,272	$37,786	10,587	15,052	45,859	52,838

Reconciliation of assets attributable to reportable segments to consolidated assets of continuing operations:

In thousands of U.S. dollars	June 30, 2015	June 30, 2014

Total assets for reportable segments	$45,859	$52,838
Other assets	8,723	9,108
Total consolidated assets, net of current and non-current assets of discontinued operations	$54,582	$61,946

5. Discontinued Operations

On February 8, 2016, the Company completed the sale of assets related to the Company’s rewards business, including the Viggle App, in accordance with the Perk Agreement entered into on December 31, 2015. Management entered into this binding sales agreement following a strategic decision to divest the operations related to the Viggle App and place greater focus on its remaining businesses. The Company has classified the Viggle assets, liabilities and operations as discontinued operations in the accompanying Consolidated Financial Statements for all periods presented. In accordance with ASC No. 205, Presentation of Financial Statements, the inter-segment revenues and expenses related to services provided by Choose Digital to the Viggle rewards business (discontinued operations) are presented at cost in the Consolidated Statements of Operations.

On December 13, 2015, the Company entered into the Perk Agreement. Perk’s shares are currently traded on the Toronto Stock Exchange. On February 8, 2016, pursuant to the Perk Agreement, the Company completed the sale of the assets related to the Company’s rewards business, including the Viggle App, to Perk. The total consideration received, net of transaction fees, was approximately $5,110, and consisted of the following:

•	1,370,000 shares of Perk common stock, a portion of which was placed in escrow to satisfy any potential indemnification claims;

•	2,000,000 shares of Perk common stock if Perk’s total revenues exceed USD $130,000 for the year ended December 31, 2016 or December 31, 2017;

•
a warrant entitling the Company to purchase 1,000,000 shares of Perk common stock at a strike price of CDN $6.25 per share in the event the volume weighted average price (“VWAP”) of shares of Perk common stock is greater than or equal to CDN $12.50 for 20 consecutive trading days in the two year period following the closing of the transaction;

•	Perk assumed certain liabilities of the Company, consisting of the Viggle points liability.

Results of operations classified as discontinued operations:

In thousands of U.S. dollars	Year Ended June 30, 2015	Year Ended June 30, 2014

Revenues	$19,852	$15,834
Cost of watch points and engagement points	(9,574)	(2,310)
Selling, general and administrative expenses	(43,203)	(42,730)
Loss before income taxes	(32,925)	(29,206)

Other expense:
Other expense, net	—	(28)
Total other expense, net	—	(28)

Net loss before provision for income taxes	(32,925)	(29,234)

Income tax expense	(87)	(86)

Net loss from discontinued operations, net of tax	$(33,012)	$(29,320)

Cash flows used in discontinued operations:

In thousands of U.S. dollars	Year Ended June 30, 2015	Year Ended June 30, 2014
Net cash used in operating activities	$(17,984)	$(19,976)
Net cash used in investing activities	(843)	(905)
Net cash used in discontinued operations	$(18,827)	$(20,881)

Current assets and Non-current assets used in discontinued operations:

In thousands of U.S. dollars	June 30, 2015	June 30, 2014

Current assets:
Accounts receivable, net	$3,281	$3,118
Prepaid expenses	150	560
Current assets of discontinued operations	$3,431	$3,678

Non-current assets:
Property and equipment, net	$114	$97
Intangible assets, net	2,630	3,693
Goodwill	9,432	9,641
Other assets	40	44
Non-current assets of discontinued operations	$12,216	$13,475

Current liabilities and Non-current liabilities used in discontinued operations:

In thousands of U.S. dollars	June 30, 2015	June 30, 2014

Current liabilities:
Accounts payable and accrued expenses	$4,249	$3,001
Reward points payable	9,029	4,927
Current liabilities of discontinued operations	$13,278	$7,928

Non-current liabilities:
Other long-term liabilities	$538	$152
Non-current liabilities of discontinued operations	$538	$152

6.  Acquisitions

Acquisition of Wetpaint

On December 16, 2013, the Company and Viggle Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viggle (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wetpaint, certain stockholders of
Wetpaint and Shareholder Representative Services LLC, a Colorado limited liability company (solely in its capacity as the Stockholders’ Agent) ("the Acquisition"). On December 16, 2013, Merger Sub merged with and into Wetpaint, with Wetpaint continuing as the surviving corporation and the Company's wholly-owned subsidiary. The Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

Wetpaint is a Seattle, Washington-based Internet company, founded in 2005, that publishes the website Wetpaint.com, which focuses on entertainment news, and develops a proprietary technology platform, the Social Distribution System, that is used to provide analytics for its own website as well as other online publishers.

In connection with the Acquisition, all outstanding shares of Wetpaint capital stock were converted into the right to receive an aggregate amount of cash and shares of Viggle common stock (the “Stock Consideration”) payable as described below.  At the completion of the Acquisition, (i) $1,634 in cash (subject to certain adjustments for payment of certain transaction expenses by Viggle and bonus and premium payments to certain Wetpaint employees and stockholders), $22,923 in shares of Viggle common stock (subject to certain adjustments as described below) and $3,860 in restricted stock units were delivered to the holders of Wetpaint Capital Stock in accordance with the allocation set forth in the Merger Agreement, and (ii) $4,771 in shares of Viggle common stock (the “Escrow Shares”) were delivered to an escrow agent to satisfy potential indemnification claims.  There are no known indemnification claims, and the escrow was established to cover claims in the event that any indemnification claims arise or are discovered. The shares will be held in escrow for a period of twelve months after closing to satisfy any indemnification claims that might arise during that twelve month period, and if no claims arise, these shares will be distributed to the former shareholders of Wetpaint.  In addition, in February of 2014, Viggle paid an aggregate amount of approximately $3,367 in cash (subject to certain adjustments for changes in Wetpaint’s net working capital, payment of certain transaction expenses by Viggle and bonus and premium payments to certain Wetpaint employees and stockholders) to the holders of Wetpaint capital stock in accordance with the allocation set forth in the acquisition agreement. The values of shares of Viggle common stock and restricted stock units noted above were based on the average closing market price of the Company's common stock during the 10 days prior to completion of the Acquisition, in accordance with the Acquisition Agreement.

Pursuant to the terms of the Merger Agreement, if the Company completed a recapitalization on or before December 31, 2015, the stock consideration paid in the Acquisition would be adjusted such that (i) if upon giving effect to a recapitalization, the shares constituting such stock consideration collectively represented less than 13.17% of the total outstanding shares of the Company's common stock on a fully diluted basis (subject to certain adjustments set forth in the merger agreement), the Company would issue to our stockholders that are former stockholders of Wetpaint (the “Wetpaint/Viggle Holders”) the additional number of shares of its common stock as is necessary such that the shares constituting the stock consideration, as so adjusted, represented 13.17% of the total outstanding shares of the Company's common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time, and (ii) if upon giving effect to a recapitalization, the shares constituting the stock consideration collectively represented greater than 17.55% of the total outstanding shares of the Company's common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), then the Company will cancel such number of shares of our common stock constituting the stock consideration as is necessary such that the stock consideration , as so adjusted, valued at $6,100, collectively represented 17.55% of the total outstanding shares of the Company's common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time. In connection with the public offering and a recapitalization described below, on April 30, 2014, the Company issued approximately 700,000 shares of common stock and approximately 98,000 restricted stock units to the former shareholders of Wetpaint.

The Acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805, "Business Combinations" ("ASC 805"). Under the acquisition method, the consideration transferred is measured at the acquisition closing date. The assets of Wetpaint have been measured at their estimated fair values.

A summary of the fair value of consideration transferred for the Acquisition and the fair value of the assets and liabilities at the date of acquisition is as follows (amounts in thousands):

Consideration transferred:	Amount
Shares of Viggle common stock and restricted stock units based on closing market price at issuance	$31,554
Cash paid to sellers	1,619
Contingent consideration	6,100
Total consideration transferred	39,273

Final allocation:
Goodwill	23,788
Intangible assets	19,009
Other assets	1,659
Total liabilities, including acquired accrued expenses	(5,183)
$39,273

The results of operations of Wetpaint were combined with the Company's consolidated results from the date of acquisition of December 16, 2013. Such results, including revenue and net loss, are not material to the Consolidated Statements of Operations. The amortization period of intangible assets acquired is as follows: technology-7 years, trademarks-30 years, customer relationships-5 years, and non-compete agreements-3 years. See Note 8, Intangible Assets and Goodwill for further detail related to the intangible assets acquired. The goodwill recorded in connection with this acquisition reflects the strategic fit and revenue and earnings growth potential of this business. Goodwill related to the acquisition is non-deductible for income tax purposes.

Acquisition of Choose Digital

On June 24, 2014, the Company acquired Choose Digital Inc. ("Choose Digital"), a Miami, Florida based, digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. With the acquisition, the Choose Digital platform will power digital media rewards for the Viggle platform, including music, audio books, TV and movies, enabling Viggle members to get free entertainment content just for enjoying their favorite TV shows and music.

In connection with the acquisition, all outstanding shares of Choose Digital capital stock, along with certain promissory notes payable by Choose Digital, were converted into the right to receive in the aggregate (A) approximately 1,963,309 shares of Viggle common stock (the “Stock Consideration”), (B) approximately 205,761 restricted stock units, plus (C) a contingent payment, to be made within five business days after the first anniversary of the closing date, in an aggregate amount up to $4,792, depending on the trading price of Viggle common stock at that time.

This acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805. Under the acquisition method, the consideration transferred is measured at the acquisition closing date. The assets of Choose Digital have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results. The Company has performed an allocation of the purchase price to the underlying net assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess of the purchase price allocated to goodwill.

A summary of the fair value of consideration transferred for this acquisition and the estimated fair value of the assets and liabilities at the date of acquisition is as follows (amounts in thousands):

Consideration transferred:	Amount
Shares of Viggle common stock and restricted stock units based on closing market price at issuance	$8,893
Cash paid at closing	782
Contingent consideration	2,570
Total consideration transferred	12,245

Final allocation:
Goodwill	6,921
Intangible assets	4,660
Other assets	1,033
Total liabilities, including acquired accrued expenses	(369)
$12,245

On June 24, 2015, the Company determined that the maximum amount of contingent consideration of $4,792 should be recorded. As such, the Company adjusted the original estimate of contingent consideration of $2,570 to $4,792. The increase of $2,222 is recorded as an expense and included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations for the year ended June 30, 2015. In addition, at June 30, 2015, due to a shift in business operations and utilization of resources during the fourth quarter of 2015, the Company determined that certain intangible assets related to the acquisition of Choose Digital no longer had value (see Note 3, Summary of Significant Accounting Policies, for further detail).

The results of operations of Choose Digital were combined with the Company's consolidated results from the date of acquisition of June 24, 2014. Such results, including revenue and net loss, are not material to the Consolidated Statements of Operations. See Note 8, Intangible Assets and Goodwill for further details on intangible assets acquired. The goodwill recorded in connection with this acquisition reflects the strategic fit and revenue and earnings growth potential of this business. Goodwill related to the acquisition is non-deductible for income tax purposes.

7.  Property and Equipment

Property and Equipment consists of the following:

Description	June 30, 2015	June 30, 2014

Leasehold Improvements	$2,886	$2,454
Furniture and Fixtures	588	593
Computer Equipment	458	715
Software	5	12
Total	3,937	3,774
Accumulated Depreciation and Amortization	(1,603)	(1,258)
Property and Equipment, net	$2,334	$2,516

Depreciation and amortization charges included in Selling, general and administrative expenses for the years ended June 30, 2015 and 2014 amounted to $656 and $567, respectively.

8.  Intangible Assets and Goodwill

Intangible assets consist of the following:

		June 30, 2015			June 30, 2014

	Amortization		Accumulated	Carrying		Accumulated	Carrying
Description	Period	Amount	Amortization	Value	Amount	Amortization	Value
Wetpaint technology	84 months	$10,600	$(2,336)	$8,264	$10,600	$(820)	$9,780
Wetpaint trademarks	360 months	5,800	(296)	5,504	5,800	(103)	5,697
Wetpaint customer relationships	60 months	2,000	(617)	1,383	2,000	(217)	1,783
Wetpaint non-compete agreements	36 months	609	(313)	296	609	(110)	499
Choose Digital intangible assets	84 months	—	—	—	5,797	(14)	5,783
Choose Digital licenses	60 months	1,740	(355)	1,385	—	—	—
Choose Digital software	60 months	550	(112)	438	—	—	—
Internally generated capitalized software	36 months	1,610	(515)	1,095	1,297	(48)	1,249
Other	various	326	(8)	318	333	(7)	326

Total		$23,235	$(4,552)	$18,683	$26,436	$(1,319)	$25,117

See Note 6, Acquisitions, for a discussion of intangible assets related to the Wetpaint and Choose Digital acquisitions. The change in the gross amount of intangibles related to the Choose Digital acquisition is a result of the finalization of the purchase price valuation during the year ended June 30, 2015.

Amortization of intangible assets included in selling, general and administrative expenses for the years ended June 30, 2015 and 2014 amounted to $3,497 and $1,300, respectively.  Future annual amortization expense expected is as follows:

Years Ending June 30	Amount
2016	$3,414
2017	3,304
2018	2,687
2019	2,339
2020	1,707

The activity in the goodwill balance consists of the following:

Description	Amount
Balance at June 30, 2014	$26,986
Choose Digital final purchase price adjustment	(1,160)
Other	575
Balance at June 30, 2015	$26,401

9. Loans Payable

		Total	Outstanding Balances
Facility Name	Maturity Date	Facility Amount	June 30, 2015	June 30, 2014

Term Loan Agreement ("DB Line")	Retired	$15,000	$—	$15,000
Line of Credit Promissory Note (the "Note")	10/24/17	20,000	19,516	—
Unsecured Demand Loans (the "Loans")	On Demand	1,575	1,575	—
Line of Credit Grid Note (the "Grid Note")	12/31/16	10,000	3,000	—

Total Loans Payable			$24,091	$15,000

Term Loan Agreement

On March 11, 2013, Viggle entered into a Term Loan Agreement (the “DB Line”) with Deutsche Bank Trust Company Americas (“Deutsche Bank”), under which Deutsche Bank agreed to loan the Company up to $10,000.  The Company may, from time to time, request advances (the “Advances”) from the DB Line in amounts of no less than $1,000.

On December 13, 2013, the Company entered into an amendment (the “Amendment”) to the DB Line. Pursuant to the Amendment, the line of credit was increased to $30,000, and the maturity date was extended from December 16, 2013 to April 30, 2014.

The interest rate on the outstanding balance was lowered as a result of the Amendment. Previously, the interest rate on the outstanding balance was, at the Company’s election, a per annum rate equal to the LIBOR Rate plus 4.00% or (ii) the Prime Rate plus 1.75%. Pursuant to the Amendment, the interest rate on the outstanding balance was lowered to a per annum rate, at the Company’s option, of the LIBOR Rate plus 2.50%, or the Prime Rate plus 0.25%. Interest is payable monthly in arrears.

The Company may make prepayments, in whole or in part, under the DB Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date.

On December 13, 2013, the Company made a draw under the DB Line of $16,951, bringing the total draws to $26,951. The proceeds of this draw were used to repay amounts outstanding under the Company's previous Amended and Restated $25,000 Line of Credit. On December 19, 2013, the Company drew the remaining amount available under the DB Line of $3,049. The Company used the proceeds from the final draw on the DB Line to fund working capital requirements and for general corporate purposes.

On February 13, 2014, the Company entered into a further amendment (the "February Amendment") to the DB Line.   Pursuant to the February Amendment, the maturity date of the DB Line was extended to December 31, 2014, and the mandatory prepayment provision was amended to provide that only the first $10,000 in net cash proceeds from an equity offering shall be required to be used to prepay amounts outstanding under the DB Line.

On March 11, 2014, the Company entered into a further amendment (the "March Amendment") to the DB Line. Pursuant to the March Amendment, the line of credit was increased from $30,000 to $35,000, providing the Company with an additional $5,000 for working capital purposes. Concurrent with the March Amendment, on March 11, 2014, the Company entered into a Pledge and Security Agreement with Deutsche Bank pursuant to which it agreed to provide Deutsche Bank a security interest in $5,000 in cash, as well as a pledge to secure the prompt and timely payment of all obligations under the DB Line. The Pledge and Security Agreement will remain in place as long as there are any obligations outstanding under the DB Line. The $5,000 is classified as short term restricted cash in the accompanying Consolidated Balance Sheet as of June 30, 2014.

On April 30, 2014, the Company repaid $10,000 of the DB Line in accordance with the February Amendment discussed above. On June 13, 2014, the Company repaid an additional $10,000 of the DB Line. Each repayment reduced the amount available on the DB Line.

On December 15, 2014, the Company repaid the remaining $15,000 outstanding under the DB Line from the proceeds of the Line of Credit Promissory Note (see description below). After this repayment, the DB Line was retired.

The DB Line did not contain any financial covenants.

Repayment of the DB Line was guaranteed by Mr. Sillerman.  In consideration for the guarantee, Mr. Sillerman's designee,

Sillerman Investment Company II LLC ("SIC II"), which was the lender under the Amended and Restated $25,000 Line of Credit described below, received a warrant for 125,000 shares of common stock of Viggle, which may be exercised at any time within 60 months of the issuance date at $80.00 a share, (subject to adjustment in the event of stock splits and combination, reclassification, merger or consolidation)(the “Guarantee Warrant”). The Guarantee Warrant contains a piggyback registration right with respect to the underlying common shares which may be issued if it is exercised.  The Guarantee Warrant was issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.  The Company recorded compensation expense during the year ended June 30, 2013 of $5,559 related to the Guarantee Warrant issued to SIC II, as Mr. Sillerman's designee.

The Company used the proceeds from the DB Line to fund working capital requirements and for general corporate purposes.

Interest expense on the DB Line for the year ended June 30, 2015 was $185.

Line of Credit Promissory Note

On October 24, 2014, the Company and Sillerman Investment Company III LLC ("SIC III"), a company affiliated with Mr. Sillerman entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") pursuant to which SIC III agreed to purchase certain securities issued by the Company for a total of $30,000. Pursuant to the Securities Purchase Agreement, the Company issued a Line of Credit Promissory Note (the “Note”), which provides for a $20,000 line of credit to the Company (see Note 9, Stockholders' Equity, for a discussion of the remaining $10,000 of the Securities Purchase Agreement). The Company also agreed to issue to SIC III warrants to purchase 1,000,000 shares of the Company’s common stock. The Company issued warrants to purchase 50,000 shares of the Company’s common stock for every $1,000 advanced under the Note. The warrants will be issued in proportion to the amounts the Company draws under the Note. The exercise price of the warrants will be 10% above the closing price of the Company’s shares on the date prior to the issuance of the warrants. Exercise of the warrants was subject to approval of the Company’s stockholders, which occurred on January 13, 2015.

The Note provides a right for the Company to request advances under the Note from time to time. The Note bears interest at a rate of 12% per annum, payable in cash on a quarterly basis. The Note matures on October 24, 2017. On October 24, 2014, SIC III made an initial advance under the Note in the principal amount of $4,500. On December 15, 2014, SIC III made an additional advance in the principal amount of $15,500 pursuant to the terms of the Note (the proceeds of which were used to repay amounts outstanding under the DB Line, as discussed above). As of June 30, 2015, the total outstanding principal amount of the Note was $20,000. The Note provides for a 3% discount, such that the amount advanced by SIC III was 3% less than the associated principal amount of the advances. Therefore, the net amount actually outstanding under the Note at June 30, 2015, was $19,516, which includes accretion of the discount of $116 (the 3% discount of $600 is being accreted to the principal balance over the life of the Note). From and after the occurrence and during the continuance of any event of default under the Note, the interest rate is automatically increased to 17% per annum.

In connection with the first drawdown of $4,500 under the Note, the Company issued SIC III warrants to purchase 225,000 shares of the Company’s common stock. These warrants have an exercise price of $3.51, representing a price equal to 10% above the closing price of the Company’s common stock on the day prior to issuance. In connection with the additional drawdown of $15,500 under the Note, the Company issued SIC III warrants to purchase 775,000 shares of the Company's common stock. These warrants have an exercise price of $3.63, representing a price equal to 10% above the closing price of the Company's common stock on the day prior to issuance. The Warrants are exercisable for a period of five years from issuance. Stock compensation expense related to the issuances of warrants to SIC III was $2,049 during the year ended June 30, 2015.

The Note is not convertible into equity securities of the Company.

The Note also contains certain covenants and restrictions, including, among others, that, for so long as the Note is outstanding, the Company will not, without the consent of the holder of the Note, (i) make any loan or advance in excess of $500 to any officer, director, employee of affiliate of the Company (except advances and similar expenditures : (a) under the terms of employee stock or option plans approved by the Board of Directors, (b) in the ordinary course of business, consistent with past practice or (c) to its subsidiaries), (ii) incur any indebtedness that exceeds $1,000 in the aggregate other than indebtedness outstanding under the Note, (iii) guaranty any indebtedness of any unaffiliated third party, (iv) change the principal business of the Company or exit the Company's current business, provided that the foregoing is subject to the Board's compliance with its fiduciary duties, (v) sell, assign, or license material technology or intellectual property of the Company except (a) in the ordinary course of business, consistent with past practice, (b) sales and assignments thereof in any 12 month period that do not have a fair market value in excess of $500 or (c) in connection with a change of control transaction, (vi) enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company of its assets that have a fair market value in excess of $1,000 or (vii)

liquidate or dissolve the Company or wind up the business of the Company, except in connection with changes of control or merger, acquisition or similar transactions or as approved by the Company’s Board in compliance with their fiduciary duties.

Interest expense on the Note was $1,391 for the year ended June 30, 2015.

Unsecured Demand Loans

During the year ended June 30, 2015, Mr. Sillerman made the following demand loans (the "Loans") to the Company:

Date	Amount

December 19, 2014	$2,000
January 14, 2015	2,000
January 30, 2015	2,000
February 13, 2015	750
February 26, 2015	1,000
March 2, 2015	1,000
March 16, 2015	3,000
April 20, 2015	1,000
May 5, 2015	500
May 14, 2015	325

Total	$13,575

Each of the Loans bear interest at the rate of 12% per annum. Principal and interest due under the Loans shall be due and payable upon demand. The principal amount of the Loans may be prepaid at any time and from time to time, in whole or in part, without premium or penalty. The Company used the proceeds from the Loans to fund working capital requirements and for general corporate purposes.

As discussed in Note 9, Stockholders' Equity, on March 16, 2015, SIC III purchased 7,000 shares of Series C Convertible Preferred Stock pursuant to the Securities Purchase Agreement, for a purchase price of $7,000. The Company used the $7,000 proceeds from the sale of 7,000 shares of Series C Convertible Stock to repay $7,000 in principal amount of the Loans. In addition, the Company used $798 of the proceeds of the Loan on March 16, 2015 to pay all accrued and unpaid interest on the Loans. On June 1, 2015, the Company repaid an additional $5,000 in principal amount of the Loans. Accordingly, after the transactions described herein, the total outstanding principal amount of the Loans at June 30, 2015 is $1,575.

Interest expense on the Loans was $306 for the year ended June 30, 2015.

Line of Credit Grid Note

On June 11, 2015, the Company and SIC IV entered into a Line of Credit Grid Note (the "Grid Note"). The Grid Note provides a right for the Company to request advances under the Grid Note from time to time in an aggregate amount of up to $10,000. The Grid Note bears interest at a rate of 12% per annum, payable in cash on the maturity of the Grid Note. From and after the occurrence and during the continuance of any event of default under the Grid Note, the interest rate is automatically increased to 14% per annum.

The Grid Note is not convertible into equity securities of the Company.

In order for the Company to make requests for advances under the Grid Note, the Company must have an interest coverage ratio equal to or greater than 1, unless SIC IV waives this requirement. The interest coverage ratio is calculated by dividing: (a) the Company’s net income for the measurement period, plus the Company’s interest expense for the measurement period, plus the Company’s tax expense for the measurement period, by (b) the Company’s interest expense for the measurement period, plus the amount of interest expense that would be payable on the amount of the requested draw for the twelve months following the request for the advance. The measurement period is the twelve months ended as of the last day of the last completed fiscal quarter prior to the request for the advance. The Company currently does not have an interest coverage ratio equal to or greater than 1, so advances would require the SIC IV to waive this requirement. In addition, in order to make requests for advances under the Grid Note, there can be no event of default under the Note at the time of the request for an advance, including that there has been no material adverse change in the business plan or prospects of the Company in the reasonable opinion of SIC IV.

On June 11, 2015 and June 24, 2015, the Company made requests for advances under the Grid Note, and SIC IV made advances to the Company in the amounts of $1,000 and $2,000, respectively.

The Grid Note matures on the first to occur of: (a) 12/31/2016 or (b) upon a “Change of Control Transaction.” A “Change of Control Transaction” includes (i) a sale of all or substantially all of the assets of the Company or (ii) the issuance by the Company of common stock that results in any “person” or “group” becoming the “beneficial owner” of a majority of the aggregate ordinary voting power represented by the Company’s issued and outstanding common stock (other than as a result of, or in connection with, any merger, acquisition, consolidation or other business combination in which the Company is the surviving entity following the consummation thereof), excluding transactions with affiliates of the Company.

If an event of default occurs under the Grid Note, SIC IV has the right to require the Company to repay all or any portion of the Grid Note.  An event of default is deemed to have occurred on: (i) the non-payment of any of the amounts due under the Grid Note within five (5) Business Days after the date such payment is due and payable; (ii) dissolution or liquidation, as applicable, of the Company; (iii) various bankruptcy or insolvency events shall have occurred, (iv) the inaccuracy in any material respect of any warranty, representation, statement, report or certificate the Company makes to Lender under the Note hereto; (v) the Company contests, disputes or challenges in any manner, whether in a judicial proceeding or otherwise, the validity or enforceability of any material provision in the Grid Note; or (vi) a material adverse change in the business plan or prospects of the Company in the reasonable opinion of SIC IV.

Interest expense on the Grid Note for the year ended June 30, 2015 was $10.

Related Approvals

Because each of the transactions (other than the DB Line) referred to in the foregoing sections involved Mr. Sillerman, or an affiliate of his, the transactions were subject to certain rules regarding "affiliate" transactions. As such, each was approved by a Special Committee of the Board of Directors and a majority of the independent members of the Board of Directors of the Company.

10. Commitments and Contingencies

Operating Leases

The Company maintains operating leases for its corporate office and several satellite offices. There are no capital leases. Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of each lease term. Total rent expense for continuing operations, net of sublease income, for the Company under operating leases recorded for the years ended June 30, 2015 and 2014 was $764 and $539, respectively. The Company’s future minimum rental commitments under noncancelable operating leases are as follows (amounts are shown net of contractual sublease income):

Years Ending June 30,	Amount
2016	$894
2017	877
2018	887
2019	709
2020	729
Thereafter	1,389
Total	$5,485

Litigation

On August 17, 2012, the Company was served with a patent infringement lawsuit filed on August 13, 2012 by Blue Spike, LLC ("Blue Spike") in the United States District Court for the Eastern District of Texas, Tyler Division (Civil Action No. 6:12-CV-526). The lawsuit claims patent infringement under U.S. Patent numbers 7,346,472, 7,660,700, 7,949,494, and 8,214,715 in connection with the Company's audio recognition technology. Blue Spike has commenced suits against numerous other companies involving the same patent family. The Company settled the lawsuit with Blue Spike on April 22, 2015, and issued 50,000 shares of common stock to Blue Spike in connection with the settlement, and based on a closing price of $2.77 on that date, such shares had a fair value of $139.

On May 4, 2015, the Company was served with a lawsuit initiated by Andy Mule, on behalf of himself and others similarly situated, in the Supreme Court of the State of New York. The lawsuit, which names the Company and each of our directors as defendants, claims a breach of fiduciary duty relating to a proposal by Mr. Sillerman to acquire a portion of Wetpaint from the Company. The lawsuit seeks to enjoin the transaction as well as unspecified damages. The Company believes that the lawsuit is without merit.

The Company is subject to litigation and other claims that arise in the ordinary course of business. While the ultimate result of our outstanding legal matters cannot presently be determined, the Company does not expect that the ultimate disposition will have a material adverse effect on its results of operations or financial condition. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. As such, there can be no assurance that the final outcome will not have a material adverse effect on the Company's financial condition and results of operations.

11. Stockholders’ Equity

Series A Convertible Redeemable Preferred Stock
Prior to September 16, 2013, the Company had authorized a class of series A preferred shares, but none of those shares were issued or outstanding. On September 16, 2013, the Company eliminated the prior class of series A preferred shares and created a new class of Series A Convertible Redeemable Preferred Stock (the “Series A Convertible Redeemable Preferred Stock”). The Company authorized the issuance of up to 100,000 shares of the Series A Convertible Redeemable Preferred Stock. The designation, powers, preferences and rights of the shares of Series A Convertible Redeemable Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series A Convertible Redeemable Preferred Stock had an initial stated value of $1,000 per share (the "Stated Value").

•
The shares of Series A Convertible Redeemable Preferred Stock were entitled to receive quarterly cumulative dividends at a rate equal to 7% per annum of the Stated Value whenever funds are legally available and when and as declared by the Company's board of directors. If the Company declared a dividend or the distribution of its assets, the holders of Series A Convertible Redeemable Preferred Stock were entitled to participate in the distribution to the same extent as if they had converted each share of Series A Convertible Redeemable Preferred Stock held into Company common stock.

•	Each share of Series A Convertible Redeemable Preferred Stock was convertible, at the option of the holders, into shares of Company common stock at a conversion price of $1.15.

•
The Company could redeem any or all of the outstanding Series A Convertible Redeemable Preferred Stock at any time at the then current Stated Value, subject to a redemption premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date. However, no premium was due on the use of up to 33% of proceeds of a public offering of common shares at a price of $80.00 or more per share.

•	The Company was required to redeem the Series A Convertible Redeemable Preferred Stock on the fifth anniversary of its issuance.

•
Upon a change of control of the Company, the holders of Series A Convertible Redeemable Preferred Stock were entitled to a change of control premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date.

•	The shares of Series A Convertible Redeemable Preferred Stock were senior in liquidation preference to the shares of Company common stock.

•	The shares of Series A Convertible Redeemable Preferred Stock had no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series A Convertible Redeemable Preferred Stock was necessary for the Company to: (i) create or issue any Company capital stock (or any securities convertible into any Company capital stock) having rights, preferences or privileges senior to or on parity with the Series A Convertible Redeemable Preferred Stock; or (ii) amend the Series A Convertible Redeemable Preferred Stock.

•	At June 30, 2015 and 2014, there were no shares of Series A Convertible Redeemable Preferred Stock and Series B Convertible Preferred Stock outstanding.
Series B Convertible Preferred Stock
On September 16, 2013, the Company created 50,000 shares of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The designation, powers, preferences and rights of the shares of Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series B Convertible Preferred Stock had an initial stated value of $1,000 per share.

•
The shares of Series B Convertible Preferred Stock were convertible, at the option of the holders, into shares of Company common stock at a conversion price of $1.15. The shares of Series B Convertible Preferred Stock could only be converted from and after the earlier of either of: (x) the first trading day immediately following (i) the closing sale price of the Company's common stock being equal to or greater than $1.67 per share (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to the Company's common stock from and after the initial issuance date) for a period of five consecutive trading days following the initial issuance date and (ii) the average daily trading volume of the Company's common stock (as reported on Bloomberg) on the principal securities exchange or trading market where the Company's common stock is listed or traded during the measuring period equaling or exceeding 25,000 shares of Company's common stock per trading day (the conditions set forth in the immediately preceding clauses (i) and (ii) are referred to herein as the “Trading Price Conditions”) or (y) immediately prior to the consummation of a “fundamental transaction”, regardless of whether the Trading Price Conditions have been satisfied prior to such time. A “fundamental transaction” is defined as (i) a sale of all or substantially all of the assets of the Company, (ii) a sale of at least 90%of the shares of capital stock of the Company or (iii) a merger, consolidation or other business combination as a result of which the holders of capital stock of the Company prior to such merger, consolidation or other business combination (as the case may be) hold in the aggregate less than 50% of the Voting Stock of the surviving entity immediately following the consummation of such merger, consolidation or other business combination (as the case may be), in each case of clauses (i), (ii) and (iii), the Board determined that the aggregate implied value of the Company's capital stock in such transaction was equal to or greater than $125,000.

•	The shares of Series B Convertible Preferred Stock were not redeemable by either the Company or the holders thereof.

•
The shares of Series B Convertible Preferred Stock were on parity in dividends and liquidation preference with the shares of Company common stock, which were payable only if then convertible into common stock.

•	The shares of Series B Convertible Preferred Stock had no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series B Convertible Preferred Stock was necessary for the Company to alter, amend or change any of the terms of the Series B Convertible Preferred Stock.

Series C Convertible Redeemable Preferred Stock

On October 24, 2014, the Company created a new class of Series C Convertible Redeemable Preferred Stock (the “Series C Convertible Redeemable Preferred Stock”). The Company authorized the issuance of up to 100,000 shares of the Series C Convertible Redeemable Preferred Stock. The rights, preferences, privileges and restrictions of the shares of Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series C Convertible Redeemable Preferred Stock have a stated value of $1,000 per share.

•
Each holder of a share of Series C Convertible Redeemable Preferred Stock shall be entitled to receive dividends (“Dividends”) on such share equal to twelve percent (12%) per annum (the “Dividend Rate”) of the Stated Value before any Dividends shall be declared, set apart for or paid upon any junior stock or parity stock. Dividends on a share of Series C Convertible Redeemable Preferred Stock shall accrue daily at the Dividend Rate, commence accruing on the issuance date thereof, compound annually, be computed on the basis of a 360-day year consisting of twelve 30-day months and be convertible into common stock in connection with the conversion of such share of Series C Convertible Redeemable Preferred Stock.

•
Each share of Series C Convertible Redeemable Preferred Stock is convertible, at the option of the holders, on the basis of its stated value and accrued, but unpaid dividends, into shares of Company common stock at a conversion price of $4.00 per common share.

•
The Company may redeem any or all of the outstanding Series C Convertible Redeemable Preferred Stock at any time at the then current Stated Value plus accrued Dividends thereon plus a redemption premium equal to the Stated Value multiplied by 6%. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $5.00 or more per share.

•
The Company is required to redeem each Series C Convertible Redeemable Preferred Stock on the tenth business day immediately following the fifth anniversary of its issuance. However, the Company shall have no obligation to mandatorily redeem any shares of Series C Convertible Redeemable Preferred Stock at any time that (x) the Company does not have surplus under Section 154 of the Delaware General Corporation Law (the “DGCL”) or funds legally available to redeem all shares of Series C Convertible Redeemable Preferred Stock, (y) the Company's capital is impaired under Section 160 of the DGCL or (z) the redemption of any shares of Series C Convertible Redeemable Preferred Stock would result in an impairment of the Company's capital under Section 160 of the DGCL; provided, that if the Company is prohibited from redeeming the shares due to those limitations, the Company will redeem the Shares as soon as possible after such restrictions are no longer applicable.

•
Upon a change of control of the Company, each holder of Series C Convertible Redeemable Preferred Stock shall be entitled to require the Company to redeem from such holder all of such holder's shares of Series C Convertible Redeemable Preferred Stock so long as such holder requests such redemption in writing at least one business day prior to the consummation of such change of control. The redemption amount per share equals the Stated Value thereof plus accrued Dividends plus a change of control premium equal to the stated value multiplied 6%.

•
The shares of Series C Convertible Redeemable Preferred Stock are senior in liquidation preference to all shares of capital stock of the Company unless otherwise consented to by a majority of the holders of shares of Series C Convertible Redeemable Preferred Stock.

•	The shares of Series C Convertible Redeemable Preferred Stock shall have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series C Convertible Redeemable Preferred Stock is necessary for the Company to amend the Series C certificate of designation.

Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement discussed in Note 7, Loans Payable, SIC III acquired a total of 10,000 Shares of Series C Convertible Redeemable Preferred Stock for $10,000 as described below. The Company also agreed to issue to SIC III warrants to purchase a total of 500,000 shares of the Company’s common stock. The Company issued warrants to purchase 50,000 shares of the Company’s common stock for every $1,000 of purchase price paid for the shares. The exercise price of the warrants was 10% above the closing price of the Company’s shares on the date prior to the issuance of the warrants. Exercise of the warrants was subject to approval of the Company’s stockholders, which occurred on January 13, 2015.

On November 25, 2014, SIC III purchased 3,000 shares of Series C Convertible Redeemable Preferred Stock for $3,000. The shares of Series C Convertible Redeemable Preferred Stock were recorded in the accompanying consolidated balance sheet at its fair value as of the date of the purchase of November 25, 2014. In addition, in accordance with the Securities Purchase Agreement, the Company also issued SIC III warrants to purchase 150,000 shares of the Company's common stock at an exercise price of $2.98, which was 10% above the closing price of the Company's shares on the date prior to issuance.

On March 16, 2015, SIC III purchased 7,000 additional shares of Series C Convertible Redeemable Preferred Stock for $7,000. The shares of Series C Convertible Redeemable Preferred Stock were recorded in the accompanying consolidated balance sheet at its fair value as of the date of the purchase of March 16, 2015. In addition, in accordance with the Securities Purchase Agreement, the Company also issued SIC III warrants to purchase 350,000 shares of the Company’s common stock at an exercise price of $1.78, which was 10% above the closing price of the Company's shares on the date prior to issuance.

In connection with the Securities Purchase Agreement, the Company recorded total stock compensation expense based on the fair value of the Series C Convertible Redeemable Preferred Stock and warrants of $2,091 during the year ended June 30, 2015.

In addition, the Series C Convertible Redeemable Preferred Stock is not classified as a component of stockholders' equity in the accompanying consolidated balance sheets. Likewise, the undeclared dividends related to Series C Convertible Redeemable Preferred Stock have been recored as an addition within the Series C Convertible Preferred Stock account in the amount of $468 for the year ended June 30, 2015.

Public Offerings of Common Stock

On April 30, 2014, the Company closed an underwritten public offering of 4,375,000 shares of its common stock at a price of $8.00 per share, resulting in approximately $31,800 of net proceeds. The offering was made pursuant to a registration statement previously filed with the Securities and Exchange Commission which became effective on April 24, 2014.

On May 28, 2015, the Company closed an underwritten public offering of 3,626,179 shares of its common stock at a price of $2.50 per share, resulting in approximately $8,442 of net proceeds. The offering was made pursuant to a registration statement previously filed with the Securities and Exchange Commission which became effective on May 12, 2015.

On June 30, 2015, the Company closed an underwritten public offering of 2,048,780 shares of its common stock at a price of $2.05 per share, resulting in approximately $3,878 of net proceeds. The offering was made pursuant to a registration statement previously filed with the Securities and Exchange Commission which became effective on May 12, 2015.

12. Share-Based Payments

Equity Incentive Plan

The 2011 Executive Incentive Plan (the "Plan") of the Company was approved on February 21, 2011 by the written consent of the holder of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines. The Company reserved 3,750,000 shares of common stock for delivery under the Plan.  Pursuant to the Plan and the employment agreements, between February 15, 2011 and June 30, 2015, the Compensation Committee of the Company's Board of Directors authorized the grants of restricted stock and stock options described below.

Restricted Stock

The per share fair value of RSUs granted with service conditions was determined on the date of grant using the fair market value of the shares on that date and is recognized as an expense over the requisite service period. This information does not include RSUs granted as part of the acquisitions of Wetpaint and Choose Digital described in Note 6: Acquisitions.

Description	Shares	Weighted Average Grant Date Fair Value
Nonvested at June 30, 2014	396,370	$95.57
Granted	1,794,841	3.20
Vested	(1,512,496)	17.10
Forfeited and canceled	(212,458)	3.20
Nonvested at June 30, 2015	466,257	$41.00

Compensation expense related to restricted stock was $19,421 and $17,361 for the years ended June 30, 2015 and 2014, respectively.  As of June 30, 2015, there was $12,967 in unrecognized share-based compensation costs related to restricted stock.

Stock Options

The following table summarizes the Company's stock option activity for year ended June 30, 2015:

Description	Number of Options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at June 30, 2014	989,066	$30.09	9.44	$—
Granted	610,335	2.97	—	—
Exercised	(35,000)	2.33	—	27
Forfeited and canceled	(382,583)	47.75	—	4
Outstanding at June 30, 2015	1,181,818	11.19	8.97	15
Exercisable at June 30, 2015	818,097	$13.59	8.97	$—

The Company accounts for stock options based on the fair market value on the date of grant, with the resulting expense recognized over the requisite service period.  The fair value of each option award is estimated using the Black-Scholes option valuation model.  Expected volatility is based on the historical volatility of the price of the Company's stock.  The risk-free interest rate is based on U.S. Treasury Notes with a term equal to the expected life of the option.  The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates.  Options generally have an expiration  of 10 years and vest over a period of 3 or 4 years.  The fair value of options granted during the years ended June 30, 2015 and 2014 were estimated based on the following weighted average assumptions:

Description	Year Ended June 30, 2015	Year Ended June 30, 2014
Expected volatility	80%	80%
Risk-free interest rate	1.82%	1.92%
Expected dividend yield	—	—
Expected life (in years)	6.50	6.49
Estimated fair value per option granted	$2.11	$3.73

Compensation expense related to stock options of $1,420 and $906 is included in the accompanying Consolidated Statements of Operations in Selling, general and administrative expenses for the years ended June 30, 2015 and 2014, respectively. As of June 30 2015, there was approximately $1,173 of unrecognized stock-based compensation cost related to stock options, which will generally be recognized over a four year period.

13.  Income Taxes

For the years ended June 30, 2015 and 2014, the Company did not record an income tax benefit because it has incurred taxable losses and has no history of generating taxable income and therefore the Company cannot presently anticipate the realization of a tax benefit on its Net Operating Loss ("NOL") carryforward. At June 30, 2015 the Company has an NOL carryforward of $164.5 million, which will begin to expire in 2030. The Company has established a full valuation allowance against its deferred tax assets as of June 30, 2015 and 2014. Income tax expense for the years ended June 30, 2015 and 2014 was $0 and $6, respectively.
A reconciliation of the statutory U.S. federal tax rate and our effective tax rate is as follows:

Description	Year Ended June 30, 2015	Year Ended June 30, 2014
Statutory U.S. federal tax rate	35.00%	35.00%
State and local income taxes - net of federal benefit	10.37%	10.37%
Valuation allowance	(45.37)%	(45.37)%

Effective tax rate	—%	—%

The components of deferred taxes as of June 30, 2015, are as follows:

Deferred tax assets:	(in thousands)
Share based compensation	$86,546
Start-up expenditures	5,236
Other	1,575
Operating loss carryforward	71,616
Total deferred tax assets	164,973
Deferred tax liabilities:
Depreciation and amortization	(6,156)
Valuation allowance	(158,817)
Deferred tax asset, net	$—

The components of deferred taxes as of June 30, 2014, are as follows:

Deferred tax assets:	(in thousands)
Share based compensation	$71,848
Start-up expenditures	5,674
Other	1,574
Operating loss carryforward	40,679
Total deferred tax asset	119,775
Deferred tax liabilities:
Depreciation and amortization	—
Valuation allowance	(119,775)
Deferred tax asset, net	$—

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

14.  Related Party Transactions

Shared Services Agreements

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its then-General Counsel and General Counsel to Circle.  The shared services agreement provides, in general, for sharing of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which were initially estimated to be divided evenly between the companies.  The Company is responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company's Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is the former Chairman, a Board member, and a greater than 10% stockholder of Circle and Mr. Nelson is Executive Vice President and General Counsel of Circle.  For the years ended June 30, 2015 and June 30, 2014, the Company billed Circle $27 and $73, respectively. Such billings primarily relate to support consisting of legal and administrative services. These services are to be reviewed and, if appropriate, approved by Circle's Audit Committee and the Company's Audit Committee. The balance due from Circle as of June 30, 2015 and June 30, 2014 was $113 and $86, respectively.

The Company also entered into a shared services agreement with SFX Entertainment Inc. ("SFX"), pursuant to which it shares costs for services provided by several of the Company's and/or SFX's employees. Such employees will continue to be paid by their current employers, and SFX will reimburse the Company directly for its portion of such salary and benefits and Company will reimburse SFX directly for its portion of such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The agreement provides for the Chief Executive Officer or President of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair. The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances. The Company entered into an amendment (the “Amendment”) to the shared services agreement on January 22, 2015, pursuant to which the Company may provide additional services to SFX, and SFX may provide certain services to the Company. In particular, the shared services agreement provides that, in addition to services already provided, certain employees of the Company may provide human resources, content and programming, and facilities services to SFX, subject to reimbursement based on salary and benefits for the employees providing the services, plus 20% for miscellaneous overhead, based on a reasonable estimate of time spent. In addition, the Amendment provides that SFX may provide certain tax services to the Company, subject to reimbursement based on salary and benefits for the employees providing the services, plus 20% for miscellaneous overhead, based on a reasonable estimate of time spent.

For the years ended June 30, 2015 and 2014, the Company billed SFX $978 and $398, net of amounts billed by SFX to the Company, respectively.  The net balance due from SFX, including amounts related to the Sales Agency Agreement, discussed below, as of June 30, 2015 and June 30, 2014 was $146 and $0, respectively.

Certain Company accounting personnel provided personal accounting services to Mr. Sillerman.  To the extent that such services were rendered, Mr. Sillerman reimbursed the Company.  For the year ended June 30, 2014, the Company billed Mr. Sillerman $7.  The balance due from Mr. Sillerman as of June 30, 2014 was $6. No such services were provided during the year ended June 30, 2015.

Sales Agency Agreement

On January 22, 2015, the Company entered into a sales agency agreement (the “Sales Agreement”) with SFX-94 LLC (“SFX-94”), a subsidiary of SFX, pursuant to which the Company appoints SFX-94 as its exclusive sales agent for the sale of advertising and sponsorships. Pursuant to the Sales Agreement, the Company consented to SFX-94’s hiring of 25 members of the Company’s sales team, and SFX-94 agreed that it will sell advertising and sponsorships on behalf of the Company during the term of the Sales Agreement. SFX-94 also agreed that it will maintain adequate staffing levels, generally consistent with staffing levels currently maintained by the Company, for the Company’s sale of advertising and sponsorships. The Company will pay SFX-94 a 25% commission on sales made by SFX-94. For barter transactions, the Company will reimburse SFX-94 for any out of pocket and direct costs incurred by SFX-94 with respect to such barter sales (rather than the commission set forth above), and third party ad networks will be excluded from the Sales Agreement. For the year ended June 30, 2015, the Company was billed $471 in connection with the Sales Agreement.

The Sales Agreement has a three-year term, and can be terminated by the Company on 90 days’ notice.

Advertising Revenue

During the year ended June 30, 2015, the Company provided certain advertising and related services to SFX and its subsidiaries. The total amount of net revenue was $487 and such amount was due from SFX at June 30, 2015.

Marketing Expense

During the year ended June 30, 2015, SFX, and certain subsidiaries of SFX, provided certain marketing and related services to the Company. The total amount of marketing expense was $490 and such amount was due to SFX at June 30, 2015.

License Agreement

On March 10, 2014, the Company entered into an audio recognition and related loyalty program software license and services agreement with SFX. Pursuant to the terms of the license agreement, SFX paid the Company $5,000 to license its audio recognition software and related loyalty platform for a term of ten years. The amount was deferred and is being amortized over the ten year period. For the years ended June 30, 2015 and 2014, the Company recognized $500 and $146, respectively, of revenue related to this agreement.

Loans Payable and Stockholders' Equity Transactions

See Note 9, Loans Payable, and Note 11, Stockholders' Equity for a description of certain loans and equity transactions with related parties.

Recapitalization Note

In Fiscal 2011, Mr. Sillerman (and his spouse and entities controlled by him), executed a promissory note in accordance with his subscription agreement for the payment of the purchase price of certain shares of common stock, in the amount of $3,242.  The note was an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  Interest income recorded on this note for the year ended June 30, 2014 was $85. The Recapitalization Note was repaid by Mr. Sillerman on February 16, 2014.

Related Approvals

Because the above transactions were subject to certain rules regarding “affiliate” transactions, the Company's Audit Committee and a majority of the independent members of the Company's Board of Directors approved each of these transactions.

15. Fair Value Measurement

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820").  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  The three levels of fair value hierarchy are described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and considers counter-party credit risk in its assessment of fair value.  Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available. The Company has certain liabilities that are required to be recorded at fair value on a recurring basis in accordance with accounting principles generally accepted in the United States, as described below.

The Company issued 21,364 warrants in connection with the May 10, 2012 PIPE. Each warrant has a sale price of $440.00 and is exercisable into 1 share of common stock at a price of $640.00 over a term of three years. Further, the exercise price of the warrants is subject to "down round" protection, whereby any issuance of shares at a price below the current price resets the exercise price equal to a the price of newly issued shares (the "Warrants"). In connection with the PIPE Exchanges described in Note 9,

Stockholders' Equity, the exercise price of the Warrants was reset to $92.00 on September 16, 2013. The fair value of such warrants has been determined utilizing the Binomial Lattice Model in accordance with ASC 820-10. The fair value of the warrants when issued was $5,281 and was $443 as of June 30, 2013. As described in Note 9, Loans Payable, 6,818 warrants were exchanged on September 16, 2013. The remaining 14,545 warrants were marked to market as of June 30, 2015 and 2014 to a fair value of $10 and $15, respectively. The Company recorded gains of $5 and $305 to other income, net in the Consolidated Statements of Operations for the years ended June 30, 2015 and June 30, 2014, respectively. The fair value of the warrant is classified as a current liability on the Consolidated Balance Sheet as of June 30, 2015, due to the Company's intention to retire a significant portion of these warrants in a future round of financing. The Company's warrants were classified as a Level 3 input within the fair value hierarchy because they were valued using unobservable inputs and management's judgment due to the absence of quoted market prices and inherent lack of liquidity.

The Company estimated the fair value of contingent consideration for the acquisition of Choose Digital to be $2,570. On June 24, 2015, the Company determined that the maximum amount of consideration of $4,792 should be recorded as the contingency period had passed. As such, the Company adjusted the original estimate of consideration of $2,570 to a final value of $4,792. The increase of $2,222 is recorded as an expense and included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations for the year ended June 30, 2015. The fair value of the contingent consideration is no longer classified as a Level 3 input and the obligation is presented as contingent consideration liability on the Consolidated Balance Sheet at June 30, 2015.

Non-financial Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

On a nonrecurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. Measurements based on undiscounted cash flows are considered to be Level 3 inputs. During the fourth quarter of each year, the Company evaluates goodwill and indefinite-lived intangibles for impairment at the reporting unit level. For each acquisition, the Company performed a detailed review to identify intangible assets and a valuation is performed for all such identified assets. The Company used several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies, and/or revenue or earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples, among other methods. The amounts allocated to assets acquired and liabilities assumed in the acquisitions were determined using Level 3 inputs. Fair value for property and equipment was based on other observable transactions for similar property and equipment. Accounts receivable represents the best estimate of balances that will ultimately be collected, which is based in part on allowance for doubtful accounts reserve criteria and an evaluation of the specific receivable balances.

Where goodwill has been allocated to a reporting unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the reporting units retained. The relative fair value of each reporting unit is established using discounted expected cash flow methodologies, and/or revenue or EBITDA multiples, or other applicable valuation methods, which are considered to be Level 3 inputs.

The following table presents a reconciliation of items measured at fair value on a recurring basis using unobservable inputs
(Level 3):

Description	Amount
Balance at June 30, 2013	$4,313
Additions to Level 3	9,196
Gains for the period	(2,508)
Extinguishments	(8,416)
Balance at June 30, 2014	2,585

Additions to Level 3	—
Gains for the period	(5)
Extinguishments	(2,570)
Balance at June 30, 2015	$10

16. Subsequent Events

DraftDay.com

On September 8, 2015, the Company and its newly created subsidiary DDGG entered into an Asset Purchase Agreement with MGT Capital and MGT Sports, pursuant to which the Company acquired all of the assets of the DraftDay Business from MGT Capital and MGT Sports.  In exchange for the acquisition of the DraftDay Business, the Company paid MGT Sports the following: (a) 1,269,342 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), (b) a promissory note in the amount of $234, which will be due September 29, 2015, (c) a promissory note in the amount of $1,875 due March 8, 2016, and (d) 2,550,000 shares of common stock of DDGG.  In addition, in exchange for providing certain transitional services, DDGG will issue to MGT Sports a warrant to purchase 1,500,000 shares of DDGG common stock at an exercise price of $0.40 per share.

In addition, in exchange for the release of various liens and encumbrances, the Company also agreed to issue to third parties: (a) 84,633 shares of its Common Stock, (b) a promissory note in the amount of $15,625 due September 29, 2015 and (c) a promissory note in the amount of $125 due March 8, 2016, and DDGG issued: (i) 150,000 shares of its common stock and (ii) a warrant to purchase 350,000 shares of DDGG common stock at $0.40 per share.

Accordingly, the Company issued a total of 1,353,975 shares of Common Stock in connection with the acquisition of the DraftDay Business.

The Company contributed the assets of the DraftDay Business to DDGG, such that the Company now owns a total of 11,250,000 shares of DDGG common stock.

The Asset Purchase Agreement contains customary representations, warranties and covenants of MGT Capital and MGT Sports. In addition, on September 8, 2015, DDGG entered into an agreement with Sportech Racing, LLC (“Sportech”) pursuant to which Sportech agreed to provide certain management services to DDGG in exchange for 9,000,000 shares of DDGG common stock.
As a result of the transactions described above, the Company owns a total of 11,250,000 shares of DDGG common stock, Sportech Inc., an affiliate of Sportech, owns 9,000,000 shares of DDGG common stock, MGT Sports owns 2,550,000 shares of DDGG common stock and an additional third party owns 150,000 shares of DDGG common stock.  In addition, MGT Sports holds a warrant to purchase 1,500,000 shares of DDGG common stock at an exercise price of $0.40 and an additional third party holds a warrant to purchase 350,000 shares of DDGG common stock at $0.40 per share.   On September 8, 2015, the various stockholders of DDGG entered into a Stockholders Agreement (the “Stockholders Agreement”).  The Stockholders Agreement provides that all stockholders will vote their shares of DDGG common stock for a Board comprised of three members, two of which will be designated by the Company and one of which will be designated by Sportech.  Mr. Sillerman will serve as the Chairman of DDGG. The Stockholders Agreement also provides customary rights of first refusal for the various stockholders, as well as customary co-sale, drag along and preemptive rights.

As a result of the transactions described herein, the Company has issued promissory notes in the aggregate principal amount of $250 due September 29, 2015 and in the aggregate principal amount of $2,000 due September 8, 2015.  All such notes bear interest at a rate of 5% per annum.

Sales Agency Agreement

On January 22, 2015, the Company entered into a sales agency agreement (the “Sales Agreement”) with SFX-94 LLC (“SFX-94”), a subsidiary of SFX Entertainment, Inc., pursuant to which the Company appointed SFX-94 as its exclusive sales agent for the sale of advertising and sponsorships. Pursuant to the Sales Agreement, the Company consented to SFX-94’s hiring of 25 members of the Company’s sales team, and SFX-94 agreed that it would sell advertising and sponsorships on behalf of Wetpaint during the term of the Sales Agreement. The parties have agreed to terminate the Sales Agreement effective as of September 22, 2015, and the Company plans to hire eight members of the SFX-94 sales team as of that date.

Forbearance Agreement

In connection with the Company's acquisition of Choose Digital, the Company was required to make a contingent payment, which was due within five business days after June 24, 2015, of $4,792. Such amount was accrued in the accompanying Consolidated Balance Sheets as of June 30, 2015. On July 31, 2015, the Company entered into a Forbearance Agreement with AmossyKlein Family Holdings, LLLP ("AmossyKlein"), as representative of the former shareholders of Choose Digital Inc. (the “Stockholders”). The Forbearance Agreement provides that the Company will make monthly installment payments to the Stockholders, beginning on July 31, 2015 and ending on January 29, 2016. Specifically, the Company agreed to pay $668 on July 31, 2015; $532 on August 31, 2015; $528 on September 30, 2015;$524 on October 31, 2015; $521 on November 30, 2015; $517 on December 31, 2015; and $1,754 on January 29, 2016. The scheduled payments include $252 of interest. The Company agreed to deliver an affidavit of confession of judgment to be held in escrow by AmossyKlein’s counsel in the event the Company does not make such installment payments.

Line of Credit Draws
As discussed in Note 7, Loans Payable, on June 11, 2015, SIC IV agreed to provide a Line of Credit Grid Note to the Company of up to $10,000 (the “Grid Note”). On September 15, 2015, the Company borrowed an additional $1,000 under the Grid Note. On August 31, 2015, the Company borrowed an additional $2,000 under the Grid Note. On July 31, 2015, the Company borrowed an additional $1,000 under the Grid Note. The Company previously made one repayment of $1,425 under the Grid Note. As of the filing of this Form 10-K, the balance of the Grid Note is $5,575.

Amendments to Articles of Incorporation
On January 27, 2016, the Company changed its corporate name to “DraftDay Fantasy Sports, Inc.”  The Company amended Article First of its Amended and Restated Certificate of Incorporation, as amended, to change the Company’s name to DraftDay Fantasy Sports, Inc. by filing a Certificate of Amendment with the Secretary of State of the State of Delaware. The Company’s common stock began being quoted on the NASDAQ Stock Market under the symbol “DDAY” on January 28, 2016.

On June 10, 2016, the Company changed its corporate name to “Function(x) Inc.” by filing a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company’s common stock began being quoted on the NASDAQ Stock Market under the symbol “FNCX” on June 13, 2016.

Perk.com Transaction

On February 8, 2016, the Company completed the sale of assets related to the Company’s rewards business, including the Viggle App, in accordance with the Perk Agreement with Perk entered into on December 13, 2015. Management entered into this binding sales agreement following a strategic decision to divest the operations related to the Viggle App and place greater focus on its remaining businesses. The terms of the transactions are described below.

Asset Purchase Agreement

On December 13, 2015, we entered into an Asset Purchase Agreement with Perk. Perk’s shares are currently traded on the Toronto Stock Exchange. In connection with the Perk Agreement, we agreed to sell to Perk certain assets relating to the Viggle rewards business, including the Viggle App. We retained our interest in DraftDay Gaming Group, Inc., Wetpaint, Choose Digital, and the assets relating to its MyGuy game.

Purchase Price and Adjustments

As consideration for the assets sold, we received the following consideration:

•
1,500,000 shares of Perk common shares free and clear of all liens, less the number of shares of Perk common shares applied to the repayment of principal and interest of the credit facility described below (the “Initial Perk Shares”);

•
2,000,000 shares of Perk common shares if Perk’s combined revenue, as calculated pursuant to the Asset Purchase Agreement, is at least USD $130,000 for the calendar year commencing on January 1, 2016 or January 1, 2017 (the “Earn-Out”);

•
A warrant (“Warrant 1”) entitling us to purchase 1,000,000 shares of Perk common shares at a strike price of CDN $6.25 per share in the event the volume weighted average price (“VWAP”) of shares of Perk common shares is greater than or equal to CDN $12.50 per share for 20 consecutive trading days in the two year period following the closing of the Acquisition;

•
A warrant (“Warrant 2”, and together with Warrant 1, the “Warrants”) entitling us to purchase 1,000,000 shares of Perk common shares at a strike price of CDN $6.25 per share in the event that the VWAP of Perk common shares is greater than or equal to CDN $18.75 per share for 20 consecutive trading days in the two year period following the closing of the Acquisition; and

•	Perk also assumed certain liabilities of ours, including points liability.

At the time we entered into the Perk Agreement, Perk provided us with a $1,000 secured line of credit, which we fully drew down. We had the option of repaying amounts outstanding under that line of credit by reducing the number of Initial Perk Shares by 130,000. We exercised this option, so we received 1,370,000 shares of Perk common stock at closing, and the amounts outstanding under the Line of Credit were deemed paid in full.

Escrow

At the closing, 37.5% (562,600) of the Initial Perk Shares were issued and delivered to an escrow agent to be used exclusively for the purpose of securing our indemnification obligations under the Perk Agreement. The escrow agent will hold such shares for one year from the closing in accordance with the terms of an escrow agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the securities being offered.

Expense	Amount

Registration Fees	$2,174
Legal Fees	50,000
Accounting Fees	75,000
Miscellaneous Fees and Expenses	10,000

Total	$137,174

Item 14. Indemnification of Directors and Officers
Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of a Delaware corporate law or obtained an improper personal benefit.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the Delaware General Corporation Law, our bylaws and certificate of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of us, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of us; provided that, (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of us, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful. Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to us, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
We do not believe that such indemnification affects the capacity of such person acting as our officer, director or control person.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Issuance to SIC and SIC II to Restructure Debt and Equity Securities
On September 16, 2013, the Company, Sillerman Investment Company LLC (“SIC”) and Sillerman Investment Company II LLC (“SIC II”) entered into a series of transactions to restructure certain of the Company's outstanding debt and equity securities. The transactions are designed to reduce the Company's outstanding debt and aid the Company in future capital raising efforts. There was no underwriter involved in any of these transactions. As a consequence of these transactions, the Company issued a total of 33,320 shares of its Series A Convertible Redeemable Preferred Stock to SIC, 21,364.2 shares of its Series B Convertible Preferred Stock to SIC, and warrants to purchase 5,000,000 shares of the Company's common stock at $0.69 per share to SIC II. The Company received no cash proceeds from these transactions. These transactions are more particularly described in Note 6, “Loans Payable” and Note 8, “Stockholders' Equity (Deficit)” to the Consolidated Financial Statements of the Company for the quarter ended September 30, 2013 included in this Quarterly Report on Form 10-Q. In addition, all of the securities issued in the following transactions were issued in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.
LOC Investors Exchange Agreement I
On November 25, 2013, as part of a PIPE Exchange, the Company and the LOC Investors entered into exchange agreements pursuant to which the LOC Investors agreed to exchange: (a) a total of 191,000 shares of the Company's Common Stock and (b) warrants to purchase 191,000 shares of the Company's common stock that they had received in the PIPE Transactions for: (i) a total of 955 shares of Series A Convertible Preferred Stock and (ii) a total of 439.3 shares of Series B Convertible Preferred Stock. As a condition of such exchange, the LOC Investors committed to fund a total of $955 under the New $25 Million Line of Credit, and the Company drew on those commitments on November 25, 2013. The debt to the LOC Investors is subordinate to the Company's Term Loan Agreement with Deutsche Bank Trust Company Americas. As part of such draw, the Company also issued to the LOC Investors warrants to purchase 955,000 shares of the Company’s Common Stock at $1 per share. These warrants are exercisable for 5 years. The Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the warrants issued to the LOC Investors were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.
On December 16, 2013, the Company, and Viggle Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viggle (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wetpaint.com, Inc., a Delaware corporation (“Wetpaint”), certain stockholders of Wetpaint (solely with respect to Articles 1, 5 and 6 and Subsection 11.1) and Shareholder Representative Services LLC, a Colorado limited liability company (solely in its capacity as the Stockholders’ Agent), pursuant to which Wetpaint became a wholly-owned subsidiary of the Company. In connection with this transaction, the Company issued 43,273,691 shares of the Company's Common Stock to the former shareholders of Wetpaint. The Common Stock was issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.
LOC Investors Exchange Agreement II
On November 25, 2013, as part of a PIPE Exchange, the Company and the LOC Investors entered into exchange agreements pursuant to which the LOC Investors agreed to exchange: (a) a total of 2,388 shares of the Company's Common Stock and (b) warrants to purchase 2,388 shares of the Company's common stock that they had received in the PIPE Transactions for: (i) a total of 955 shares of Series A Convertible Preferred Stock and (ii) a total of 439.3 shares of Series B Convertible Preferred Stock. As a condition of such exchange, the LOC Investors committed to fund a total of $955 under the New $25 Million Line of Credit, and the Company drew on those commitments on November 25, 2013. The debt to the LOC Investors is subordinate to the Company's Term Loan Agreement with Deutsche Bank Trust Company Americas. As part of such draw, the Company also issued to the LOC Investors warrants to purchase 11,938 shares of the Company’s Common Stock at $80 per share. These warrants are exercisable for 5 years. The Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the warrants issued to the LOC Investors were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.
On December 16, 2013, the Company, and Viggle Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viggle (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wetpaint.com, Inc., a Delaware corporation (“Wetpaint”), certain stockholders of Wetpaint (solely with respect to Articles 1, 5 and 6 and Subsection 11.1) and Shareholder Representative Services LLC, a Colorado limited liability company (solely in its capacity as the Stockholders’ Agent), pursuant to which Wetpaint became a wholly-owned subsidiary of the Company. In connection with this transaction, the Company issued 540,921 shares of the Company's Common Stock to the former shareholders of Wetpaint. The Common Stock was issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.

SIC IV Subscription Agreement

As reported on the Company’s Current Report on Form 8-K filed on December 7, 2015, on December 3, 2015, the Company and SIC IV entered into a Subscription Agreement pursuant to which SIC IV subscribed for 8,750,000 shares of the Company’s common stock at a price of $0.47 per share. Accordingly, the aggregate purchase price for such shares was $4,112,000. The form of Subscription Agreement was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 7, 2015.

MGT Sports Exchange Agreement

As previously reported on the Company’s Current Report on Form 8-K filed on March 30, 2016, the Company entered into an exchange agreement with MGT Sports, Inc. (“MGT Sports”), pursuant to which the Company issued 2,748,353 shares of its common stock and 110 shares of its Series D Preferred Stock in exchange for a reduction of $934 in principal amount of a promissory note the Company owed to MGT. The shares of Series D Preferred Stock were convertible into 366,630 shares of the Company's common stock, and MGT converted all 110 shares on April 13, 2016, so that there are no shares of Series D Preferred Stock that remain outstanding, and MGT was issued an additional 366,630 shares of common stock.
All such shares issued to MGT were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.
On April 25, 2016, the Company also entered into an exchange agreement with Kuusamo Capital Ltd. (“Kuusamo”), pursuant to which the Company issued 207,887 shares of its common stock to Kuusamo in exchange for a reduction of $71 in principal amount of a promissory note the Company owed to Kuusamo.
All such shares issued to Kuusamo were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.
Sillerman Advisor Private Offering
On May 27, 2016, Reaz Islam, an advisor to Robert F.X. Sillerman, the Company’s Executive Chairman and Chief Executive Officer, purchased 666,667 shares of the Company’s common stock at a total purchase price of $200 pursuant to the Subscription Agreement for the private offering.
Private Placement
As described elsewhere in this prospectus, on July 12, 2016, the Company closed a private placement of $4,444,460 principal amount of Convertible Debentures (the “Debentures”) and Common Stock Purchase Warrants (the “Warrants”). The Debentures and Warrants were issued pursuant to a Securities Purchase Agreement, dated July 12, 2016, (the “Purchase Agreement”) between the Company and certain accredited investors within the meaning of the Securities Act of 1933, as amended (the “Purchasers”). As a part of the Private Placement, the Company issued Warrants to the Purchasers. The Purchasers have received warrants providing them with the right to purchase up to an aggregate of 7,092,957 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. In addition, the Company issued to Aegis Capital Corporation, the placement agent in connection with the Private Placement, warrants providing them with the right to purchase up to an aggregate of 1,063,944 shares of the Company’s common stock at an initial exercise price of $0.3264 per share. The warrants issued to Aegis Capital Corporation contain substantially the same terms as the warrants issued to the Purchasers. Upon the closing of the private placement, the Company received gross proceeds of $4.0 million before placement agent fees and other expenses associated with the transaction.
The issuance and sale of the securities issued in connection with the Financing has not been registered under the Securities Act. The Securities were sold in reliance upon exemptions from registration under Rule 506 of Regulation D under the Securities Act. Such securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. In determining that the issuance of the securities in the Financing qualified for an exemption under Rule 506 under the Securities Act, we relied on the following facts: the securities were offered to two institutional investors and we did not use general solicitation or advertising to market the securities; each of the investors represented that it was an accredited investor as defined in the rules and regulations under the Securities Act and that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; and the securities issued were restricted securities.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

The documents set forth below are filed herewith or incorporated herein by reference to the location indicated.

Exhibit Number	Description
3.10	Certificate of Incorporation (1)
3.20	By-Laws (2)
4.30	Form of Warrant (3)
5.10	Opinion of Reed Smith LLP regarding the legality of the shares being issued+
10.10	Function(x) 2011 Executive Incentive Plan. (4)
10.20	Employment Agreement, dated February 16, 2011, between Function(x) Inc. and Robert F.X. Sillerman (5)
10.30	Shared Services and Reimbursement Agreement, dated February 15, 2011, between Circle Entertainment Inc. and Function(x) Inc. (6)
10.40	Promissory Note, dated February 8, 2011, between Robert F.X. Sillerman and Function(x) Inc. (7)
10.50	Asset Purchase Agreement, dated September 29, 2011, among Mobile Messaging Solutions (MMS), Inc., Watchpoints, Inc. and Function(x) Inc. (8)
10.60	Form of Unit Subscription Agreement for the Registrant's private placement in August of 2012 (9)
10.70	MMS Registration Rights Agreement (10)
10.80	Line of Credit Agreement dated December 23, 2011 between Function(x) Inc. and TIPPT Media Inc. (11)
10.90	Stockholders Agreement dated December 23, 2011 among Function(x) Inc., TIPPT Media Inc. and the other stockholders named therein. (12)
10.10	Loyalize Asset Purchase Agreement dated December 31, 2011 among Function(x) Inc., FN(x) I Holding Corporation and Trusted Opinion Inc. (13)
10.11	Amended and Restated Promotional Services Agreement, dated as of December 21, 2011, by and among TIPPT Media Inc., The 100 Mile Group, LLC and Jesse Itzler (14)
10.12	Form of Line of Credit Grid Promissory Note (15)
10.13	Form of Unit Subscription Agreement with respect to the registrant's private placement in May of 2012 (16)
10.14	Form of Warrant issued in the registrant's private placement in May of 2012 (17)
10.15	Limited Recourse Promissory Note issued by Tippt LLC in favor of the registrant, dated as of May 14, 2012 (18)
10.16	Amended and Restated Promissory Note issued by Tippt Media Inc. in favor of the registrant, dated as of May 14, 2012 (19)
10.17	Amended and Restated Stockholders Agreement, by and among Tippt Media, Inc., the registrant and the other stockholders of Tippt Media, Inc. (20)
10.18	Form of Line of Credit Grid Promissory Note dated as of June 29, 2012, issued by the registrant in favor of Sillerman Investment Company LLC (21)
10.19	Consulting Agreement between Viggle Inc. and Benjamin Chen, dated as of September 12, 2011 (23)
10.20	Amended and Restated Line of Credit Agreement, dated October 25, 2012, between Viggle Inc. and Sillerman Investment Company LLC (25)
10.21	Agreement and Plan of Merger, dated as of November 16, 2012 (26)
10.22	Amended and Restated Line of Credit Grid Promissory Note, dated as of December 3, 2012, between Viggle Inc. and Sillerman Investment Company LLC (27)
10.23	Amended and Restated Line of Credit Grid Promissory Note, dated as of December 12, 2012, between Viggle Inc. and Sillerman Investment Company LLC (28)
10.24	Amended and Restated Line of Credit Grid Promissory Note, dated as of January 4, 2012, between Viggle Inc. and Sillerman Investment Company LLC (29)

10.25	Line of Credit Grid Promissory Note, dated as of February 11, 2013, between Viggle Inc. and Sillerman Investment Company II, LLC (30)
10.26	Term Loan Agreement, dated as of March 11, 2013, between Viggle Inc. and Deutsche Bank Trust Company Americas (31)
10.27	Guarantee Warrant (32)
10.28	$25,000,000 Line of Credit Note, dated as of March 11, 2013, between Viggle Inc. and Sillerman Investment Company II LLC (33)
10.29	Exchange Agreement, dated as of March 11, 2013, between Viggle Inc. and Sillerman Investment Company LLC (34)
10.30	8% Note, dated as of March 11, 2013, between Viggle Inc. and Sillerman Investment Company LLC (35)
10.31	Security Agreement for the $25,000,000 Line of Credit Note, dated as of March 11, 2013 (36)
10.32	Security Agreement for the 8% Note, dated as of March 11, 2013 (37)
10.33	Subordination Agreement dated as of March 11, 2013 (38)
10.34	Rescission Agreement dated as of September 16, 2013(39)
10.35	Waiver, dated as of September 16, 2013 (39)
10.36	Certificate of Elimination (39)
10.37	Certificate of Designations of the Series A Convertible Preferred Stock (39)
10.38	Certificate of Designations of the Series B Convertible Preferred Stock (39)
10.39	Exchange Agreement, dated as of September 16, 2013 (39)
10.40	Warrant (39)
10.41	PIPE Exchange Agreement (39)
10.42	Form of Subordination Agreement (40)
10.43	Form of Exchange Agreement for LOC Investors (41)
10.44	Form of Commitment Letter under New $25,000,000 Line of Credit (42)
10.45
Agreement and Plan of Merger, dated as of December 16, 2013, by and among Viggle Inc., Viggle Merger Sub Inc., wetpaint.com, Inc., certain stockholders of wetpaint.com, Inc. (solely with respect to Articles 1, 5 and 6 and Subsection 11.1) and the Shareholder Representative Services LLC (solely in its capacity as the Stockholders' Agent) (43)

10.46	Promissory Note, dated as of December 11, 2013, issued by Viggle Inc. to Sillerman Investment Company II LLC (44)
10.47	Second Amendment, dated as of December 13, 2013, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns (45)
10.48	Amended and Restated Viggle Inc. 2011 Executive Incentive Plan (46)
10.49	Revolving Loan Agreement (47)
10.50	Stockholders Agreement, dated as of January 29, 2014, by and among the registrant, Nancy Lee, as representative and former stockholders of Dijit Media, Inc. (48)
10.51	Amended Form of Warrant for May 2012 PIPE Transaction (49)
10.52	Third Amendment, dated as of February 13, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns (50)
10.53	Form of Certificate of Amendment to Articles of Incorporation (51)
10.54	Fourth Amendment, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns (52)
10.55	Pledge and Security Agreement, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns (53)
10.56	Software License and Services Agreement, dated as of March 10, 2014, by and between Viggle Inc. and SFX Entertainment, Inc. (54)
10.57	Amendment to Articles of Incorporation of Viggle Inc. (55)
10.58	Amendment to the Employment Agreement of Robert F.X. Sillerman (56)
10.59	Form of Amendment to the Employment Agreements of Gregory Consiglio, John Small and Kevin Arrix (57)
10.60	Form of Exchange Agreement with Holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (58)

10.61
Agreement and Plan of Merger, dated as of June 24, 2014, by and among Viggle Inc.,Viggle Merger Sub III Inc., Choose Digital Inc., certain stockholders of Choose Digital Inc., and (solely with respect to Articles 1, 5 and 6 and Subsection 10.1) Amossyklein Family Holdings, LLLP (solely in its capacity as the Stockholders’Agent) (59)

10.62	Subscription Agreement dated December 3, 2016 between Sillerman Investment Company IV, LLC and Viggle Inc. (60)
10.63	Asset Purchase Agreement dated December 13, 2015 between Viggle Inc. and Perk.com, Inc. (61)
10.64	Credit Agreement dated December 13, 2015 between Viggle Inc. and Perk.com, Inc. (62)
10.65	Secured Revolving Promissory Note dated January 27, 2016 between Viggle Inc., wetpaint.com, Inc. and Choose Digital, Inc. and Sillerman Investment Company VI, LLC (63)
10.66	Security Agreement, effective as of December 31, 2015, between Viggle Inc., wetpaint.com, Inc., and Choose Digital, Inc. and Sillerman Investment Company III, LLC (64)
10.67	Security Agreement, effective as of December 31, 2015, between Viggle Inc., wetpaint.com, Inc., and Choose Digital, Inc. and Sillerman Investment Company IV, LLC (65)
10.68	Exchange Agreement by and between the Company and MGT Sports, Inc., dated as of March 24, 2016 (66)
10.69	Revolving Secured Promissory Note, dated as of March 29, 2016, in favor of Sillerman Investment Company VI, LLC (67)
10.70	Security Agreement, dated as of March 29, 2016, by and between the registrant, its subsidiaries Choose Digital, Inc. and Wetpaint.com, Inc., and Sillerman Investment Company VI, LLC (68)
10.71	Binding Term Sheet, dated as of April 29, 2016, by and between the registrant and Rant, Inc. relating to the purchase of the assets of Rant, Inc. by the registrant (69)
10.72	Binding Term Sheet, dated as of April 29, 2016, by and between the registrant and Rant, Inc. relating to a loan from Rant, Inc. to the registrant (70)
10.73	Revolving Secured Promissory Note, dated as of April 29, 2016, in favor of Sillerman Investment Company VI, LLC (71)
10.74	Security Agreement, dated as of April 29, 2016, by and between the registrant, its subsidiaries Choose Digital, Inc. and Wetpaint.com, Inc., and Sillerman Investment Company VI, LLC (72)
10.75	Subscription Agreement, dated as of May 9, 2016, by and between the registrant and Sillerman Investment Company III LLC (73)
10.76	Amendment No. 1 to the Forbearance Agreement, dated as of May 12, 2016 by and between the registrant and AmossyKlein Family Holdings, LLP (filed herewith)
10.77	Form of Secured Revolving Promissory Note, dated May 16, 2016, between Viggle Inc. and Sillerman Investment Company VI (75)
10.78	Form of Security Agreement, dated May 16, 2016, among Viggle Inc. and its subsidiaries and Sillerman Investment Company VI (76)
10.79	Amendment to the Amended and Restated Certificate of Incorporation (77)
10.80	MGT Exchange Agreement, dated June 8, 2016, among DraftDay Fantasy Sports, Inc., MGT Sports, Inc., MGT Sports Inc.'s parent entity and MGT Capital Investments, Inc. (78)
10.81	Form of Secured Revolving Promissory Note, dated June 27, 2016, among Function(x) Inc., its subsidiaries, and Sillerman Investment Company VI (79)
10.82	Form of Security Agreement, dated June 27, 2016, among Function(x) Inc., its subsidiaries, and Sillerman Investment Company VI (80)
10.83	Employment Agreement, dated July 5, 2016, between Function(x) Inc. and Michelle Lanken (81)
10.84	Asset Purchase Agreement, dated July 12, 2016, among Function(x) Inc., RACX Inc., and Rant Inc. (82)
10.85	Certificate of Designation of Series E Preferred Stock (83)
10.86	Secured Convertible Note, between Function(x) Inc. and Rant Inc. (84)
10.87	Note Purchase Agreement, dated July 8, 2016, between Function(x) Inc. and Rant, Inc. (85)
10.88	Rant Security Agreement, dated July 8, 2016, among Function(x) Inc., its subsidiaries, and Rant, Inc. (86)
10.89	Subordination Agreement, dated July 8, 2016 (87)
10.90	Intercreditor Agreement, dated July 8, 2016 (88)
10.91	Purchase Agreement, dated July 8, 2016, between Function(x) Inc. and certain accredited investors (89)

10.92	Security Agreement, dated July 2016, between Function(x) Inc. and its subsidiaries in favor of the Secured Parties (as defined therein) (90)
10.93	Registration Rights Agreement, dated July 2016, between Function(x) Inc. and the Investor (defined therein) (91)
10.94	Debenture, dated July 12, 2016 (92)
10.95	Warrant, dated July 12, 2016 (93)
10.96	Lock-Up Agreements, dated July 8, 2016 (94)
10.97	Exchange Agreement, dated July 8, 2016, among Function(x) Inc. and certain Sillerman affiliates (95)
10.98	Rant, Inc. Financial Statements for years ended December 31, 2014 ad December 31, 2015 (96)
10.990	Pro Forma Capitalization of Function(x) Inc. (97)
10.100	Press Release, issued June 8, 2016 relating to acquisition of Rant, Inc. (98)
10.101	Amendment to Securities Purchase Agreement and Consent to Modify Debentures, dated July 20, 2016, among Function(x) Inc. and Purchasers (defined therein) (99)
10.102	Amendment to Subordination Agreement, dated July 20, 2016, among Function(x) Inc., the Subordinated Creditors and the Senior Creditors (both defined therein) (100)
10.103	Amendment to Exchange Agreement, dated July 18, 2016, among Function(x) Inc. and certain Sillerman affiliates (101)
10.104	Employment Agreement, dated August 1, 2016, between Function(x) Inc. and Birame Sock (103)
14.1	Code of Business Conduct and Ethics (74)
21.1	List of Subsidiaries (102)
23.1	Consent of BDO USA LLP*
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)+

*	Filed herewith.
+	To be filed by amendment.

(1)
Incorporated by reference to Exhibit D to the registrant's Proxy Statement on Schedule 14D filed on August 16, 1994. Amendments thereto are incorporated by reference to the Registrant's Current Report on Form 8-K filed on February 16, 2011 and to the Registrant's Current Report on Form 8-K filed on June 7, 2012. Series D Certificate of Designation is incorporated by reference to Exhibit 3.1 to the registrant's 8-K filed on March 30, 2016.

(2)	Incorporated by reference to the registrant's Exhibit E to Proxy Statement on Schedule 14A filed on August 16, 1994
(3)	Incorporated by reference to the registrant's registration statement on Form S-1 filed on May 25, 2011
(4)	Incorporated by reference to the registrant's Current Report on Form 8-K filed on February 22, 2011
(5)	Incorporated by reference to Exhibit 10.3 to the registrant's Current Report on Form 8-K filed on February 16, 2011
(6)	Incorporated by reference to Exhibit 10.7 to the registrant's registration statement on Form S-1/A filed on October 7, 2011
(7)	Incorporated by reference to Exhibit 10.8 to the registrant's registration statement on Form S-1/A filed on October 7, 2011
(8)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on October 3, 2011
(9)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on August 26, 2011
(10)	Incorporated by reference to Exhibit 10.13 to the registrant's Registration Statement on Form S-1/A filed on November 23, 2011
(11)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on December 29, 2011.
(12)	Incorporated by reference to Exhibit 10.2 to the registrant's Current report on Form 8-K filed on December 29, 2011.

(13)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on January 4, 2012
(14)	Incorporated by reference to Exhibit 10.18 to the registrant's registration statement on Form S-1/A filed on April 5, 2012
(15)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on April 9, 2012
(16)	Incorporated by reference to Exhibit 10.1 to the registrant's Quarterly Report on Form 8-K filed on May 15, 2012
(17)	Incorporated by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 8-K filed on May 15, 2012
(18)	Incorporated by reference to Exhibit 10.3 to the registrant's Quarterly Report on Form 8-K filed on May 15, 2012
(19)	Incorporated by reference to Exhibit 10.4 to the registrant's Quarterly Report on Form 8-K filed on May 15, 2012
(20)	Incorporated by reference to Exhibit 10.5 to the registrant's Quarterly Report on Form 8-K filed on May 15, 2012
(21)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on July 6, 2012
(22)	Incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed on September 14, 2012
(23)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on November 5, 2012
(24)	Incorporated by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K filed on November 19, 2012
(25)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on December 7, 2012
(26)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on December 17, 2012
(27)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on January 11, 2013
(28)	Incorporated by reference to Exhibit 10.35 to the registrant's Quarterly Report on Form 10-Q filed February 14, 2013
(29)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on March 15, 2013
(30)	Incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed on March 15, 2013
(31)	Incorporated by reference to Exhibit 10.3 of the registrant's Current Report on Form 8-K filed on March 15, 2013
(32)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K/A filed on March 19, 2013
(33)	Incorporated by reference to Exhibit 10.5 of the registrant's Current Report on Form 8-K filed on March 15, 2013
(34)	Incorporated by reference to Exhibit 10.6 of the registrant's Current Report on Form 8-K filed on March 15, 2013
(35)	Incorporated by reference to Exhibit 10.7 of the registrant's Current Report on Form 8-K filed on March 15, 2013
(36)	Incorporated by reference to Exhibit 10.8 of the registrant's Current Report on Form 8-K filed on March 15, 2013
(37)	Incorporated by reference to the Exhibits 10.36, 10.37, 10.38, 10.39, 10.40, 10.41, 10.42 and 10.43 of the registrant's Annual Report on Form 10-K filed on September 17, 2013
(38)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on December 2, 2013
(39)	Incorporated by reference to Exhibit 10.2 of the registrant's Current Report on Form 8-K filed on December 2, 2013
(40)	Incorporated by reference to Exhibit 10.3 of the registrant's Current Report on Form 8-K filed on December 2, 2013
(41)	Incorporated by reference to Exhibit 2.1 of the registrant's Current Report on Form 8-K filed on December 16, 2013

(42)	Incorporated by reference to Exhibit 2.2 of the registrant's Current Report on Form 8-K filed on December 16, 2013
(43)	Incorporated by reference to Exhibit 2.3 of the registrant's Current Report on Form 8-K filed on December 16, 2013
(46)	Incorporated by reference to the registrant's Preliminary Information Statement on Schedule 14C filed on January 10, 2014
(44)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on February 6, 2014
(46)	Incorporated by reference to Exhibit 1.1 to the Schedule 13D/A filed on February 10, 2014
(47)	Incorporated by reference to Exhibit 10.1 of the registrant's Quarterly Report on Form 10-Q filed on February 10, 2014
(48)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on February 20, 2014
(49)	Incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K filed on March 10, 2014
(50)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on March 14, 2014
(51)	Incorporated by reference to Exhibit 10.2 of the registrant's Current Report on Form 8-K filed on March 14, 2014
(52)	Incorporated by reference to Exhibit 10.3 of the registrant's Current Report on Form 8-K filed on March 14, 2014
(53)	Incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K filed on March 18, 2014
(54)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on March 18, 2014
(55)	Incorporated by reference to Exhibit 10.2 of the registrant's Current Report on Form 8-K filed on March 18, 2014
(56)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on March 24, 2014
(57)	Incorporated by reference to Exhibit 2.1 of the registrant's Current Report on Form 8-K filed on June 25, 2014
(58)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on December 7, 2014
(59)	Incorporated by reference to Exhibit 2.1 of the registrant's Current Report on Form 8-K filed on December 14, 2015
(60)	Incorporated by reference to Exhibit 2.2 of the registrant's Current Report on Form 8-K filed on December 14, 2015
(61)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed on February 2, 2016
(62)	Incorporated by reference to Exhibit 10.68 to the registrant's Quarterly Report on Form 10-Q filed on March 4, 2016
(63)	Incorporated by reference to Exhibit 10.69 to the registrant's Quarterly Report on Form 10-Q filed on March 4, 2016
(64)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on March 30, 2016
(65)	Incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed on March 30, 2016
(66)	Incorporated by reference to Exhibit 10.3 to the registrant's Current Report on Form 8-K filed on March 30, 2016
(67)	Incorporated by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K filed on April 29, 2016
(68)	Incorporated by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K filed on April 29, 2016
(69)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on May 3, 2016
(70)	Incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed on May 3, 2016

(71)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on May 13, 2016
(72)	Incorporated by reference to Exhibit 14.1 to the registrant's Information Statement on Form S-1/A filed on October 7, 2011
(73)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on May 13, 2016
(74)	Incorporated by reference to Exhibit 14.1 to the registrant's Information Statement on Form S-1/A filed on October 7, 2011
(75)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed May 20, 2016
(76)	Incorporated by reference to Exhibit 10.2 of the registrant's Current Report on Form 8-K filed May 20, 2016
(77)	Incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K filed June 10, 2016
(78)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed June 17, 2016
(79)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed June 30, 2016
(80)	Incorporated by reference to Exhibit 10.2 of the registrant's Current Report on Form 8-K filed June 30, 2016
(81)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed July 6, 2016
(82)	Incorporated by reference to Exhibit 2.1 of the registrant's Current Report on Form 8-K filed July 13, 2016
(83)	Incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K filed July 13, 2016
(84)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed July 13, 2016
(85)	Incorporated by reference to Exhibit 10.2 of the registrant's Current Report on Form 8-K filed July 13, 2016
(86)	Incorporated by reference to Exhibit 10.3 of the registrant's Current Report on Form 8-K filed July 13, 2016
(87)	Incorporated by reference to Exhibit 10.4 of the registrant's Current Report on Form 8-K filed July 13, 2016
(88)	Incorporated by reference to Exhibit 10.5 of the registrant's Current Report on Form 8-K filed July 13, 2016
(89)	Incorporated by reference to Exhibit 10.6 of the registrant's Current Report on Form 8-K filed July 13, 2016
(90)	Incorporated by reference to Exhibit 10.7 of the registrant's Current Report on Form 8-K filed July 13, 2016
(91)	Incorporated by reference to Exhibit 10.8 of the registrant's Current Report on Form 8-K filed July 13, 2016
(92)	Incorporated by reference to Exhibit 10.9 of the registrant's Current Report on Form 8-K filed July 13, 2016
(93)	Incorporated by reference to Exhibit 10.10 of the registrant's Current Report on Form 8-K filed July 13, 2016
(94)	Incorporated by reference to Exhibit 10.11 of the registrant's Current Report on Form 8-K filed July 13, 2016
(95)	Incorporated by reference to Exhibit 10.12 of the registrant's Current Report on Form 8-K filed July 13, 2016
(96)	Incorporated by reference to Exhibit 10.13 of the registrant's Current Report on Form 8-K filed July 13, 2016
(97)	Incorporated by reference to Exhibit 10.14 of the registrant's Current Report on Form 8-K filed July 13, 2016
(98)	Incorporated by reference to Exhibit 99.1 of the registrant's Current Report on Form 8-K filed July 13, 2016
(99)	Incorporated by reference to Exhibit 2.1 of the registrant's Current Report on Form 8-K filed July 27, 2016

(100)	Incorporated by reference to Exhibit 2.2 of the registrant's Current Report on Form 8-K filed July 27, 2016
(101)	Incorporated by reference to Exhibit 2.3 of the registrant's Current Report on Form 8-K filed July 27, 2016
(102)	Incorporated by reference to Exhibit 21.1 of the registrant's Form 10-K for the fiscal year ended June 30, 2015
(103)	Incorporated by reference to Exhibit 10.1 of the registrant's Current Report on Form 8-K filed August 4, 2016

*	Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on August 11, 2016.

FUNCTION(X) INC.

	By:	/s/ Robert F.X. Sillerman
Date: August 11, 2016		Robert F.X. Sillerman
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F.X. Sillerman and Mitchell J. Nelson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert F.X. Sillerman	Executive Chairman and Chief Executive Officer	August 11, 2016
Robert F.X. Sillerman	(Principal Executive Officer)

/s/ Michelle Lanken	Chief Financial Officer	August 11, 2016
Michelle Lanken

/s/ Birame Sock	President and Chief Operating Officer	August 11, 2016
Birame Sock

/s/ Mitchell J. Nelson	Director, Executive Vice President and	August 11, 2016
Mitchell J. Nelson	Secretary

/s/ Michael Meyer	Director	August 11, 2016
Michael Meyer

/s/ Peter Horan	Director	August 11, 2016
Peter Horan